Exhibit 10.3

Execution Version

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of December 24, 2025, by and among ASHTEAD HOLDINGS, LLC, a Delaware limited liability company (“AHL”), SUNBELT RENTALS, INC., a North Carolina corporation (“Sunbelt”), SUNBELT RENTALS LIMITED, a private limited company incorporated under the laws of England and Wales (“SRL”), SUNBELT RENTALS OF CANADA INC., a corporation amalgamated under the laws of British Columbia (“Sunbelt Canada”), and WILLIAM F. WHITE INTERNATIONAL INC., a corporation amalgamated under the laws of British Columbia (“WFW”), as Borrowers (AHL, Sunbelt, SRL, Sunbelt Canada and WFW, together with their respective successors, being referred to collectively as “Borrowers”, and individually as a “Borrower”), ASHTEAD GROUP PUBLIC LIMITED COMPANY, as a Guarantor and as Borrower Representative (the “Parent”; and in its capacity as Borrower Representative, “Borrower Representative”), certain other Subsidiaries of Borrower Representative, as Guarantors, the Lenders (as defined below) signatory hereto, BANK OF AMERICA, N.A., as Collateral Agent, and BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (together with its successors in such capacity, “Administrative Agent”), as an Applicable Settlement Lender, as a Bank for purposes of issuing Letters of Credit pursuant to the Loan Agreement, and as the Canadian Bank.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Borrower Representative, the financial institutions party thereto as “Lenders” (the “Lenders”), Administrative Agent and the other agents party thereto are parties to that certain Loan and Security Agreement, dated as of August 31, 2006, as amended by that certain First Amendment to Loan and Security Agreement, dated as of May 1, 2008, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of November 23, 2009, as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of March 28, 2011, as further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of August 22, 2013, as further amended by that certain Fifth Amendment to Loan and Security Agreement, dated as of July 27, 2015, as further amended by that certain Sixth Amendment to Loan and Security Agreement, dated as of December 22, 2016, as further amended by that certain Seventh Amendment to Loan and Security Agreement, dated as of July 28, 2017, as further amended by that certain Eighth Amendment to Loan and Security Agreement, dated as of May 25, 2018, as further amended by that certain Ninth Amendment to Loan and Security Agreement, dated as of December 19, 2018, as further amended by that certain Tenth Amendment to Loan and Security Agreement, dated as of April 3, 2020, as further amended by that certain Eleventh Amendment to Loan and Security Agreement, dated as of April 24, 2020, as further amended by that certain Twelfth Amendment to Loan and Security Agreement, dated as of August 20, 2021, as further amended by that certain Thirteenth Amendment to Loan and Security Agreement, dated as of March 3, 2023, as further amended by that certain Fourteenth Amendment to Loan and Security Agreement, dated as of June 18, 2024, and as further amended by that certain Fifteenth Amendment to Loan and Security Agreement, dated as of November 13, 2024 (as may be further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”); and

WHEREAS, the Borrowers have requested that certain terms and conditions of the Loan Agreement be amended, in accordance with the provisions of Section 12.9 of the Existing Loan Agreement (as amended hereby), and the Lenders and Administrative Agent have agreed to the requested amendments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restated Loan Agreement (as defined below), and further agree as follows:

Section 1. Amendment and Restatement of the Existing Loan Agreement. Effective as of the Sixteenth Amendment Effective Date (as defined below):

(a)

the Existing Loan Agreement is hereby amended and restated in its entirety in the form of the Loan and Security Agreement set forth as Exhibit A attached hereto (the Existing Loan Agreement, as so amended and restated, being referred to as the “Restated Loan Agreement”); and

(b)

all schedules and exhibits to the Existing Loan Agreement, in the forms thereof immediately prior to the Sixteenth Amendment Effective Date, will continue to be schedules and exhibits to the Restated Loan Agreement.

Section 2. Representations and Warranties. Parent and each Borrower represents and warrants as follows:

(a) The execution, delivery and performance by each Obligor of this Amendment are within such Person’s powers, have been duly authorized by all necessary action, and do not (i) require any consent or approval of any of the holders of the Equity Interests of any Obligor except for such consents and approvals which have been obtained and remain in full force and effect; (ii) contravene the Organization Documents of any Obligor; (iii) violate, or cause any Obligor to be in default under, any provision of any material Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Obligor; (iv) result in a breach of or constitute a default under any Material Contracts by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Obligor;

(b) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery or performance by any Obligor of this Amendment and each other Loan Document contemplated hereby to which it is or is to be a party, except authorizations or approvals that have been obtained and notices or filings that have been made;

(c) This Amendment and each other document required hereunder to be delivered by Parent, any Borrower or any of their Subsidiaries has been duly executed and delivered by each such Person party thereto, and constitutes the legal, valid and binding obligation of each such Person, enforceable against such Person in accordance with the respective terms of such document, except, in each case, as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether enforcement is being sought in equity or at law);

(d) The representations and warranties contained in Section VIII of the Restated Loan Agreement and in each of the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date hereof as though made on and as of such date; provided, however, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date;

(e) Immediately after giving effect hereto, no event has occurred and is continuing which constitutes a Default or Event of Default or would constitute a Default or Event of Default but for the requirement that notice be given or time elapse or both; and

(f) Since April 30, 2024, there has not occurred any event which has resulted in a Material Adverse Effect, nor any change, event or condition that would reasonably be expected to have a Material Adverse Effect, on Parent and its Subsidiaries, taken as a whole.

Section 3. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall be effective as of the date first set forth above (the “Sixteenth Amendment Effective Date”) when Administrative Agent shall have received, in form and substance satisfactory to it, each of the following:

(a) this Amendment, duly executed by the Parent, the Borrowers, the other Guarantors identified on the signature pages hereto, and Administrative Agent and Lender Addenda, in the form attached hereto, duly executed by the Required Lenders;

(b) a fully executed Reaffirmation Agreement, duly executed and delivered by each Obligor and Administrative Agent;

(c) at least three (3) days prior to the Sixteenth Amendment Effective Date, documentation and other information reasonably requested by any Lender at least three (3) days prior to the Sixteenth Amendment Effective Date in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;

(d) at least three (3) days prior to the Sixteenth Amendment Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests at least five (5) days prior to the Sixteenth Amendment Effective Date, a Beneficial Ownership Certification in relation to such Borrower;

(e) receipt by Administrative Agent of all fees due and payable in connection with this Amendment, including, without limitation, upfront fees payable to the Lenders;

(f) reimbursement and payment of all of Administrative Agent’s costs and expenses incurred in connection with this Amendment to the extent invoiced as of such date; and

(g) the delivery of such other documents, instruments, and information as Administrative Agent may reasonably request.

Section 4. Reference to and Effect on the Loan Agreement. Upon the effectiveness of this Amendment as set forth in Section 3 hereof, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby.

Section 5. Costs, Expenses and Taxes. The Borrowers agree, jointly and severally, to pay on demand all reasonable, out-of-pocket costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for Administrative Agent with respect thereto).

Section 6. No Other Amendments. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or the Lenders under the Loan Agreement, or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments set forth herein, the text of all other Loan Documents shall remain unchanged and in full force and effect and the Borrowers hereby ratify and confirm their respective obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or a course of dealing with Administrative Agent at variance with the Loan Agreement such as to require further notice by Administrative Agent to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. The Borrowers acknowledge and expressly agree that the Agents and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents (in each case as amended hereby).

Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of a signature page hereto by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8. Delivery of Lender Addenda. Each Lender executing this Amendment shall do so by delivering to Administrative Agent a Lender Addendum, substantially in the form of Exhibit B attached hereto, duly executed by such Lender.

Section 9. Electronic Signatures. Section 14.30 of the Restated Loan Agreement is hereby incorporated herein, mutatis mutandis.

Section 10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 11. Final Agreement. This Amendment represents the final agreement between the Borrower Representative, the Borrowers, the Guarantors, Administrative Agent and the Lenders as to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous oral agreements of the parties. The Amendment shall constitute a Loan Document for all purposes.

Section 12. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Amendment shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

ASHTEAD HOLDINGS, LLC

By:
Name: Ken Postal
Title: Authorized Signatory

SUNBELT RENTALS, INC.

By:
Name: Ken Postal
Title: Authorized Signatory

SUNBELT RENTALS OF CANADA INC.

By:
Name: Ken Postal
Title: Authorized Signatory

SUNBELT RENTALS LIMITED

By:
Name: Ken Postal
Title: Authorized Signatory

WILLIAM F. WHITE INTERNATIONAL INC.

By:
Name: Ken Postal
Title: Authorized Signatory

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

BORROWERS REPRESENTATIVE/GUARANTORS:

ASHTEAD GROUP PUBLIC LIMITED COMPANY

By:
Name: Ken Postal
Title: Authorized Signatory

ASHTEAD HOLDINGS LIMITED

By:
Name: Ken Postal
Title: Authorized Signatory

ASHTEAD CAPITAL, INC.

By:
Name: Ken Postal
Title: Authorized Signatory

SUNBELT RENTALS SCAFFOLD SERVICES, INC.

By:
Name: Ken Postal
Title: Authorized Signatory

ASHTEAD US HOLDINGS, INC.

By:
Name: Ken Postal
Title: Authorized Signatory

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

SUNBELT RENTALS SCAFFOLD SERVICES, LLC

By:
Name: Ken Postal
Title: Authorized Signatory

SUNBELT RENTALS INDUSTRIAL SERVICES, LLC

By:
Name: Ken Postal
Title: Authorized Signatory

SUNBELT RENTALS OF CANADA HOLDINGS INC.

By:
Name: Ken Postal
Title: Authorized Signatory

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AGENTS:	BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, an Applicable Settlement Lender and a Bank

By:
Name: Douglas Cowan
Title: Senior Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Bank

By:
Name:
Title:

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AGENTS:	BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, an Applicable Settlement Lender and a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Bank

By:
Name: Tanu Malik
Title: Vice President

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

EXHIBIT A

RESTATED LOAN AGREEMENT

SEE ATTACHED

EXHIBIT A to SIXTEENTH AMENDMENT

LOAN AND SECURITY AGREEMENT

Dated: August 31, 2006

as amended and restated as of December 24, 2025

and effective as of the Sixteenth Amendment Effective Date

ASHTEAD HOLDINGS, LLC, SUNBELT RENTALS LIMITED, SUNBELT RENTALS, INC.,

SUNBELT RENTALS OF CANADA INC. and

WILLIAM F. WHITE INTERNATIONAL INC., as Borrowers,

and

THE FINANCIAL INSTITUTIONS

PARTY HERETO FROM TIME TO TIME, as Lenders,

and

ASHTEAD GROUP PUBLIC LIMITED COMPANY,

as Borrower Representative and a Guarantor,

and

BANK OF AMERICA, N.A., as Administrative Agent,

and

BANK OF AMERICA, N.A.,

as Collateral Agent,

and

BOFA SECURITIES, INC.,

HSBC BANK USA, N.A.,

HSBC UK BANK PLC,

NATIONAL WESTMINSTER BANK PLC,

WELLS FARGO BANK, N.A.,

TRUIST SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

LLOYDS BANK PLC,

SUMITOMO MITSUI BANKING CORPORATION,

TD BANK, N.A.,

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Book Managers,

and

BOFA SECURITIES, INC.,

HSBC BANK USA, N.A.,

HSBC UK BANK PLC,

NATIONAL WESTMINSTER BANK PLC,

WELLS FARGO BANK, N.A.,

TRUIST BANK,

JPMORGAN CHASE BANK, N.A.,

LLOYDS BANK PLC,

SUMITOMO MITSUI BANKING CORPORATION,

TD BANK, N.A.,

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and

BARCLAYS BANK PLC,

as Co-Syndication Agents,

and

LLOYDS BANK PLC,

as UK Agent

ii

TABLE OF CONTENTS

SECTION I.	CREDIT FACILITY	2

1.1	Revolver Commitment	2
1.2	[Intentionally Omitted]	5
1.3	LC Facility	5
1.4	Financial Assistance	11
1.5	Additional Increase of Revolver Commitment; Term Loans	11
1.6	Loan Modifications	14
1.7	Refinancing Amendments	18
1.8	Benchmark Replacement	23

SECTION II.	INTEREST, FEES AND CHARGES	26

2.1	Interest	26
2.2	Fees	33
2.3	Computation of Interest and Fees	34
2.4	Bank Charges	34
2.5	Illegality	35
2.6	Increased Costs	36
2.7	Capital Adequacy	38
2.8	Funding Losses	39
2.9	Pounds Sterling Revolver Loans; Intra-Lender Issues	41
2.10	Maximum Interest	45
2.11	Judgment Currency	46
2.12	Mitigation	46
2.13	Canadian Revolver Loans; Intra-Lender Issues	47
2.14	Canadian Lenders	51
2.15	Interest Act (Canada)	52

SECTION III.	LOAN ADMINISTRATION	52

3.1	Manner of Borrowing and Funding of Revolver Loans and Settlement Loans	52
3.2	Defaulting Lender	58
3.3	Special Provisions Governing Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans and Term CORRA Loans	58
3.4	Borrower Representative; Group Reorganization	59
3.5	All Loans to Constitute One Obligation	62

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SECTION IV.	PAYMENTS	62

4.1	General Repayment Provisions	62
4.2	Repayment of Revolver Loans	62
4.3	[Intentionally Omitted]	64
4.4	[Intentionally Omitted]	64
4.5	Payment of Other Obligations; Indemnification Payments	64
4.6	Marshaling; Payments Set Aside	65
4.7	Administrative Agent’s Allocation of Payments and Collections	65
4.8	Application of Payments and Collections	67
4.9	Loan Accounts; the Register; Account Stated	67
4.10	Gross Up for Indemnified Taxes	68
4.11	Withholding Tax Exemption	69
4.12	Tax Indemnity	76
4.13	Stamp Taxes	77
4.14	UK VAT	77
4.15	Tax Credit	78
4.16	Nature and Extent of Each Borrower’s Liability	78

SECTION V.	ORIGINAL INITIAL REVOLVER TERM AND TERMINATION OF REVOLVER COMMITMENT	80

5.1	Term of Revolver Commitment	80
5.2	Termination	80

SECTION VI.	COLLATERAL SECURITY	82

6.1	Grant of Security Interest	82
6.2	Lien on Deposit Accounts	83
6.3	[Reserved]	84
6.4	Other Collateral	84
6.5	Lien Perfection; Further Assurances	84
6.6	UK Security Documents	84
6.7	Canadian Security Documents	85

SECTION VII.	COLLATERAL ADMINISTRATION	85

7.1	General Provisions.	85
7.2	Administration of Accounts	88
7.3	Administration of Inventory (Including Rental Equipment)	91
7.4	Administration of Equipment	92

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7.5	Other Collateral Administration	92
7.6	Borrowing Base Certificates	93

SECTION VIII.	REPRESENTATIONS AND WARRANTIES	93

8.1	General Representations and Warranties	93
8.2	Reaffirmation of Representations and Warranties	99
8.3	Survival of Representations and Warranties	99

SECTION IX.	COVENANTS AND CONTINUING AGREEMENTS	99

9.1	Affirmative Covenants	99
9.2	Negative Covenants	108
9.3	Financial Covenant	124

SECTION X.	CONDITIONS PRECEDENT	125

10.1	Conditions Precedent to Restatement of Existing Loan Agreement	125
10.2	Conditions Precedent to All Credit Extensions	125
10.3	Inapplicability of Conditions	125
10.4	Limited Waiver of Conditions Precedent	126

SECTION XI.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	126

11.1	Events of Default	126
11.2	Acceleration of the Obligations; Termination of Revolver Commitment	129
11.3	Other Remedies	130
11.4	Setoff	132
11.5	Remedies Cumulative; No Waiver	132

SECTION XII.	AGENTS	133

12.1	Appointment, Authority and Duties of Agents	133
12.2	Agreements Regarding Collateral	136
12.3	Reliance By Agents	137
12.4	Action Upon Default	137
12.5	Ratable Sharing	138
12.6	Indemnification of Agents	138
12.7	Limitation on Responsibilities of Agents	139
12.8	Successor Agents and Co-Agents	141
12.9	Consents, Amendments and Waivers	142
12.10	Due Diligence and Non-Reliance	144
12.11	Representations and Warranties of Lenders	145

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12.12	The Required Lenders; the Supermajority Lenders	145
12.13	Several Obligations	145
12.14	Agents in their Individual Capacity	145
12.15	Third Party Beneficiaries	145
12.16	Notice of Transfer	146
12.17	Replacement of Certain Lenders	146
12.18	Remittance of Payments and Collections	147
12.19	Joint Book Managers, Joint Lead Arrangers and Co-Syndication Agents	147
12.20	Quebec Matters	147

SECTION XIII.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	148

13.1	Successors and Assigns	148
13.2	Assignments and Participations	148
13.3	Tax Treatment	151

SECTION XIV.	MISCELLANEOUS	152

14.1	Power of Attorney	152
14.2	General Indemnity	153
14.3	Survival of All Indemnities	153
14.4	Modification of Agreement	154
14.5	Severability	154
14.6	Cumulative Effect; Conflict of Terms	154
14.7	Execution in Counterparts	154
14.8	Consent	154
14.9	Notices	154
14.10	Performance of Borrowers’ Obligations	156
14.11	Credit Inquiries	156
14.12	Time of Essence	156
14.13	Indulgences Not Waivers	156
14.14	Entire Agreement; Appendix A, Exhibits and Schedules	156
14.15	Interpretation	156
14.16	Obligations of Lenders Several	157
14.17	Treatment of Certain Information; Confidentiality	157
14.18	Governing Law; Consent to Forum	157

-iv-

14.19	Waivers by Borrowers	158
14.20	Advertising and Publicity	159
14.21	Delivery of Lender Addenda	159
14.22	Patriot Act Notice	159
14.23	No Partnership	159
14.24	Canadian Anti-Money Laundering Legislation.	160
14.25	Business Days	160
14.26	Creditor-Debtor Relationship	160
14.27	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	160
14.28	Certain ERISA Matters	161
14.29	Acknowledgement Regarding Any Supported QFCs	162
14.30	Electronic Signatures	163

-v-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Notice of Conversion/Continuation
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	Form of Lender Agreement
Exhibit M	Form of Notice of Requested Commitment Increase or Term Loan

Schedule 1.3.1	Existing Letters of Credit
Schedule 7.1.1	Collateral Locations
Schedule 7.1.2	Borrowers’ Insurance
Schedule 8.1.4	Capital Structure
Schedule 8.1.5	Obligors’ Corporate Names
Schedule 8.1.6	Obligors’ Business Locations
Schedule 8.1.15	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.19	Litigation
Schedule 8.1.22	Pension Plans
Schedule 8.1.24	Labor Contracts
Schedule 9.2.3	Existing Debt
Schedule 9.2.5	Permitted Liens
Schedule A-1	Revolver Commitments
Schedule A-2	Applicable Designees
Schedule C-1	Commercial Tort Claims
Schedule CA-1	Participating Canadian Lenders
Schedule D-1	Dormant Subsidiaries
Schedule E-3	Deposit Accounts
Schedule G-1	Guarantors
Schedule L-1	LKE Joint Accounts
Schedule P-1	Participating Pounds Sterling Lenders

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made on August 31, 2006, as amended and restated as of December 24, 2025 and effective as of the Sixteenth Amendment Effective Date (as defined below), by and among ASHTEAD HOLDINGS, LLC (“AHL”), a Delaware limited liability company, with its chief executive office or principal place of business at 1799 Innovation Point, Fort Mill, South Carolina 29715; SUNBELT RENTALS, INC. (“Sunbelt”), a North Carolina corporation with its chief executive office or principal place of business at 1799 Innovation Point, Fort Mill, South Carolina 29715; SUNBELT RENTALS LIMITED (“SRL”), a company registered in England and Wales with registered number 00444569 whose registered office is at 100 Cheapside, London EC2V 6DT; SUNBELT RENTALS OF CANADA INC. (“Sunbelt Canada”), a corporation amalgamated under the laws of British Columbia, with its chief executive office or principal place of business at 93 North Bend Street, Coquitlam BC V3K-6N1, Canada; and WILLIAM F. WHITE INTERNATIONAL INC., a corporation amalgamated under the laws of British Columbia, with its chief executive office or principal place of business at 800 Islington Avenue, Toronto, ON M8Z 6A1, Canada (“WFW”) (together with their respective successors, being referred to collectively as “Borrowers”, and individually as a “Borrower”); ASHTEAD GROUP PUBLIC LIMITED COMPANY, a company registered in England and Wales with registered number 01807982 whose registered office is at 100 Cheapside, London EC2V 6DT (“Existing Parent”), as a Guarantor and as Borrower Representative; the various financial institutions listed on the signature pages hereof and their respective successors and permitted assigns which become “Lenders” as provided herein; BANK OF AMERICA, N.A., with an office at 3455 Peachtree Road NE, Atlanta, Georgia 30326, in its capacity as collateral agent for the Lenders pursuant to Section 12 hereof (together with its successors in such capacity, “Collateral Agent”); and BANK OF AMERICA, N.A., with an office at 3455 Peachtree Road NE, Atlanta, Georgia 30326, in its capacity as administrative agent for the Lenders pursuant to Section 12 hereof (together with its successors in such capacity, “Administrative Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.

Recitals:

WHEREAS, each Borrower has requested that Lenders make available an initial revolving credit facility to Borrowers, each of which shall be used by Borrowers for the purposes set forth in Section 1.1.3 hereof;

WHEREAS, in order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lenders will, at the request of any Borrower, make loans to all Borrowers under the revolving credit facilities and in accordance with the provisions hereinafter set forth;

WHEREAS, Borrowers’ business is a mutual and collective enterprise and Borrowers believe that the consolidation of the revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers; and

WHEREAS, Lenders’ willingness to extend credit to Borrowers and to administer each Borrower’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders, Agents, Borrower Representative, and Borrowers hereby agree as follows:

SECTION I. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective Pro Rata shares of the Revolver Commitment available to Borrowers, in an aggregate amount up to $4,750,000,000, as such amount may be increased pursuant to Section 1.5 hereof, as follows:

1.1 Revolver Commitment.

1.1.1 Revolver Loans. Each Initial Revolver Lender agrees, severally to the extent of its Initial Revolver Commitment and not jointly with the other Initial Revolver Lenders, upon the terms and subject to the conditions set forth herein, to make Initial Revolver Loans to Borrowers on any Business Day during the period from the Sixteenth Amendment Effective Date through the Business Day before the last day of the Original Initial Revolver Term not to exceed in aggregate principal amount outstanding at any time such Initial Revolver Lender’s Initial Revolver Commitment at such time, which Initial Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Initial Revolver Lenders shall have no obligation to Borrowers whatsoever to make any Initial Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans and Pending Revolver Loans then outstanding exceeds, or would exceed after the funding of such Pending Revolver Loan, the Aggregate Borrowing Base; provided, further, that Initial Revolver Lenders shall have no obligation to UK Borrowers whatsoever to make any Initial Revolver Loan to UK Borrowers if at the time of the proposed funding thereof the aggregate principal amount of all of the Initial Revolver Loans, Settlement Loans, LC Outstandings and Pending Initial Revolver Loans to UK Borrowers then outstanding exceeds, or would exceed after the funding of such Pending Initial Revolver Loan, the UK Borrowing Base; provided, further, that Initial Revolver Lenders shall have no obligation to US Borrowers whatsoever to make any Initial Revolver Loan to US Borrowers if at the time of the proposed funding thereof the aggregate principal amount of all of the Initial Revolver Loans, Settlement Loans, LC Outstandings and Pending Revolver Loans to US Borrowers then outstanding exceeds, or would exceed after the funding of such Pending Initial

Revolver Loan, the US Borrowing Base; provided, further, that the Initial Revolver Lenders shall have no obligation to Canadian Borrowers whatsoever to make any Initial Revolver Loan to Canadian Borrowers if at the time of the proposed funding thereof the aggregate principal amount of all of the Initial Revolver Loans, Settlement Loans, LC Outstandings and Pending Initial Revolver Loans to Canadian Borrowers then outstanding exceeds, or would exceed after the funding of such Initial Revolver Loan, the lesser of (i) the Canadian Borrowing Base or (ii) the Canadian Sublimit; and provided, further, that the Initial Revolver Lenders (other than any German Settlement Lender) shall have no obligation to any German Borrower whatsoever to make any Initial Revolver Loan to any German Borrower other than as specifically provided under Section 3.1.3 with respect to the settlement of German Settlement Loans. Each Borrowing of Initial Revolver Loans shall be funded by Initial Revolver Lenders on a Pro Rata basis in accordance with their respective Initial Revolver Commitments (except for each Applicable Settlement Lender with respect to Settlement Loans). The Initial Revolver Loans shall bear interest as set forth in Section 2.1 hereof. Except as set forth in Section 3.1.1, each Initial Revolver Loan may, at the option of Borrowers, be denominated in Dollars, Pounds Sterling or Canadian Dollars; provided, however, the aggregate amount of Initial Revolver Loans that may be denominated in Pounds Sterling shall not exceed the Equivalent Amount of $1,000,000,000; provided, further, the aggregate amount of Initial Revolver Loans that may be denominated in Canadian Dollars shall not exceed the Equivalent Amount of $1,000,000,000. Each Initial Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans, Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans; provided, the aggregate amount of Initial Revolver Loans that consist of Daily Simple SOFR Loans at any one time shall not exceed $500,000,000. For the avoidance of doubt, (i) the Borrowers shall only have the right to request (a) Initial Revolver Loans in Pounds Sterling that accrue interest at SONIA and (b) Initial Revolver Loans in Canadian Dollars that accrue interest at the Term CORRA Rate or Canadian Prime Rate and (ii) only the US Borrowers may borrow Daily Simple SOFR Loans, and Daily Simple SOFR Loans must be Dollar Loans. All Settlement Loans shall be made in accordance in Section 3.1.3. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Aggregate Borrowing Base at such time (an “Out-Of-Formula Condition”), any such Initial Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents.

1.1.2 Agent Advances.

(i) Subject to the limitations set forth below, Administrative Agent is authorized by Borrowers (in the case of clause (a) below) and the Lenders, from time to time in Administrative Agent’s sole discretion, (a) after the occurrence and during the continuance of an Event of Default, to make Initial Revolver Loans on behalf of the Initial Revolver Lenders which Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 2.2.4,

Section 2.4 and Section 4.5.1 hereof, and (b) regardless of whether a Default or an Event of Default exists, at the request of Borrower Representative, to make Initial Revolver Loans on behalf of the Initial Revolver Lenders that cause an Out-Of-Formula Condition to exist or to continue and be increased, if and for so long as such Out-Of-Formula Condition does not continue for a period of more than 30 consecutive days, following which no Out-Of-Formula Condition exists for at least 15 consecutive days before another Out-Of-Formula Condition exists (any of such advances pursuant to clauses (a) and (b) are herein referred to as “Agent Advances”); provided, that (x) such Agent Advances shall not cause the aggregate outstanding Revolver Loans, the Reported Settlement Loans and LC Outstandings to exceed the Revolver Commitments then in effect, (y)the Required Lenders may at any time revoke Administrative Agent’s authorization to make Agent Advances, and (z) the aggregate amount of Agent Advances, together with any Out-Of-Formula Condition that may be in existence prior to making such Agent Advances, shall not exceed $25,000,000 (provided, however, Administrative Agent shall have no liability to the extent, after the making of Agent Advances, an Out-Of-Formula Condition is discovered which causes the above-referenced $25,000,000 limit to be exceeded, and the Initial Revolver Lenders shall still be required to fund their Pro Rata share of such Agent Advances). Any revocation of the right to make Agent Advances by the Initial Required Lenders must be in writing and shall become effective prospectively upon Administrative Agent’s receipt thereof. In no event shall Borrowers or any other Obligor have any right to require that any Agent Advance be made.

(ii) All Agent Advances shall be secured by Administrative Agent’s Liens in and to the Collateral and shall constitute Base Rate Loans that are Dollar Loans and shall be Obligations hereunder.

1.1.3 Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrowers solely to pay any of the Obligations, and to make expenditures for other lawful purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or Applicable Law.

1.1.4 Voluntary Reduction of Revolver Commitments. Borrowers shall have the right to permanently reduce the amount of the Revolver Commitments at any time and from time to time upon written notice from Borrower Representative to Administrative Agent of such reduction, which notice shall specify the amount of such reduction, and shall be irrevocable once given; provided, however, that such notice may state that such Revolver Commitment reduction is conditioned upon the occurrence or nonoccurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by Borrower Representative by written notice to Administrative Agent on or prior to the specified effective date if such condition is not satisfied. Except as otherwise provided in Section 1.6 in connection with a Loan Modification Offer, all such reductions of the Initial Revolver Commitment shall be on a Pro Rata basis based on each Initial Revolver Lender’s percentage of the then outstanding Initial Revolver Commitment. Administrative Agent shall promptly transmit such notice to each Lender. The effective date of any voluntary reduction of the Revolver Commitments shall be specified in such notice and shall be no less than 3 Business Days after such notice is timely received by Administrative Agent. If, on the effective date of any such reduction in the Revolver Commitments and after giving effect thereto, an Out-Of-Formula Condition exists, then the provisions of Section 4.2.1(iii) hereof shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrowers. If the Initial Revolver Commitment is reduced to zero, then such reduction shall be deemed a termination of the Initial Revolver Commitment by Borrowers pursuant to Section 5.2.2 hereof. Any Revolver Commitment once reduced may not be reinstated without the written consent of the applicable Lenders affected thereby in accordance with Section 12.9.1(iv)(a).

1.2 [Intentionally Omitted].

1.3 LC Facility.

1.3.1 Procurement of Letters of Credit. During the period from the date hereof to (but excluding) the 5th day prior to the last day of the Original Initial Revolver Term and provided no Default or Event of Default exists, Administrative Agent agrees to establish the LC Facility pursuant to which Administrative Agent shall procure from any Bank one or more Letters of Credit on Borrower Representative’s request therefor from time to time, subject to the following terms and conditions:

(i) Each Borrower acknowledges that the obligation to issue any Letter of Credit hereunder is conditioned upon the receipt by the Bank issuing such Letter of Credit of (a) an LC Application with respect to the requested Letter of Credit and (b) such other instruments and agreements as such Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit; provided, that in the case of any conflict between any of the documents referred to in clauses (a) and (b) above and this Agreement, the terms hereof shall control. Administrative Agent shall have no obligation to join with any Borrower in executing an LC Application unless (x) Administrative Agent receives an LC Request from Borrower Representative at least 3 Business Days prior to the proposed issuance date (or such later date and time as Administrative Agent and such Bank issuing such Letter of Credit may agree in a particular instance in their sole discretion), (y) Administrative Agent receives a notification from the applicable Bank (unless the applicable Bank is Administrative Agent) of its receipt of an LC Application from any Borrower and that such Bank intends to issue the requested Letter of Credit upon the satisfaction of the conditions set forth herein, and (z) each of the LC Conditions is satisfied on the date of Administrative Agent’s receipt of the LC Request. In no event shall Administrative Agent or any other Revolver Lender have any liability or obligation to any or all Borrowers or any Subsidiary for any failure or refusal by any Bank to issue, for any Bank’s delay in issuing, or for any error of any Bank in issuing any Letter of Credit. On the Ninth Amendment Effective Date, each outstanding letter of credit described on Schedule 1.3.1 hereof (collectively, the “Existing Letters of Credit”) shall be deemed, for all purposes as of the Ninth Amendment Effective Date and without further action by any Person to have been issued hereunder.

(ii) Borrowers shall comply with all of the terms and conditions imposed on Borrowers by any Bank, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto; provided that in the event of any conflict between the terms and conditions hereof and the terms in such LC Application or such other agreement, the terms and conditions contained in this Agreement shall control. Borrowers jointly and severally agree to reimburse each Bank for any draw under any Letter of Credit issued by it on the earlier of (a) the first Business Day following the date on which such Bank notifies Borrower Representative in writing that such draw was made or (b) the date on which Borrowers shall be deemed to have requested Initial Revolver Loans for the reimbursement of such draw pursuant to Section 3.1.1(ii) hereof (which shall result in a decrease in a corresponding amount in the available amount of the applicable outstanding Letter of Credit as of such date), and to pay such Bank the amount of all other liabilities and obligations due and payable to such Bank under or in connection with any Letter of Credit in accordance with Section 4.5.1, in each case irrespective of any claim, setoff, defense or other right that any or all Borrowers may have at any time against such Bank or any other Person. If any Bank shall pay any amount under any Letter of Credit, then Borrowers shall be jointly and severally obligated to pay to Administrative Agent, for the benefit of such Bank, on the earlier of (1) the first Business Day following the date on which Administrative Agent notifies Borrower Representative in writing that payment was made by such Bank under such Letter of Credit or (2) the date on which Borrowers shall be deemed to have requested Initial Revolver Loans for the reimbursement of such payment pursuant to Section 3.1.1(ii) hereof (which shall result in a decrease in a corresponding amount in the available amount of the applicable outstanding Letter of Credit as of such date) (such earlier date, the “Reimbursement Date”), an amount so equal to the amount paid by such Bank under such Letter of Credit in Dollars, Pounds Sterling or Canadian Dollars, as applicable, together with interest from and after the Reimbursement Date until payment in full is made by Borrowers at the Default Rate for Initial Revolver Loans constituting Base Rate Loans, SONIA Loans or Canadian Prime Rate Loans, as applicable. Until Administrative Agent has received payment from Borrowers in accordance with the foregoing provisions of this clause (ii), Administrative Agent, in addition to all of its other rights and remedies under this Agreement, shall be fully subrogated to (x) the rights and remedies of any Bank as issuer of the Letter of Credit under any agreement with one or more of the Borrowers relating to the issuance of such Letter of Credit, and (y) the right and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not a Borrower submits any Notice of Borrowing to Administrative Agent, pursuant to Section 3.1.1(ii) or Section 3.1.3, Borrowers shall be deemed (without regard to the other terms and conditions of Section 3 hereof including, without limitation, the notice requirements thereof) to have requested from Initial Revolver Lenders or the Applicable Settlement Lender, as applicable, (A) a Borrowing of Base Rate Loans with respect to Letters of Credit denominated in Dollars, (B) a Borrowing of a Settlement Loan at the interest rate set forth in Section 3.1.3(i) with respect to Letters of Credit denominated in Pounds Sterling or (C) a Borrowing of a Settlement Loan at the interest rate set forth in Section 3.1.3(i) with respect to Letters of Credit denominated in

Canadian Dollars, in an amount necessary to pay to Administrative Agent or any Bank all amounts due to Administrative Agent or any Bank with respect to any Letter of Credit draw (a “Reimbursement Borrowing”), and each Initial Revolver Lender agrees to fund its Pro Rata share of such Reimbursement Borrowing in accordance with Section 3.1.2 hereof whether or not (I) any Default or Event of Default has occurred or exists, (II) the Initial Revolver Commitment has been terminated, (III) the funding of the Reimbursement Borrowing deemed requested by Borrowers would result in, or increase the amount of, any Out-Of-Formula Condition, (IV) the terms and conditions set forth in Section 3 hereof are not satisfied or (V) any of the conditions set forth in Section 10 hereof are not satisfied. Each Reimbursement Borrowing shall be applied to satisfy the related amounts due any Bank or Administrative Agent in connection with any Letter of Credit and, upon such application, Borrowers’ obligations under this clause (ii) shall be satisfied in full with respect to any drawing under such Letter of Credit that resulted in such Reimbursement Borrowing.

(iii) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrowers to reimburse any Bank for any payment made by any Bank under any Letter of Credit shall be absolute, unconditional, irrevocable and joint and several and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which any or all Borrowers may have at any time against a beneficiary of any Letter of Credit, or improper honor by any Bank of any draw request under a Letter of Credit except by reason of such Bank’s gross negligence or willful misconduct. If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and a Borrower contends that, as a consequence of such noncompliance it has no obligation to reimburse such Bank for any payment made with respect thereto, Borrowers shall nevertheless be obligated to reimburse Administrative Agent for any payment made with respect to such Letter of Credit, but without waiving any claim a Borrower may have against such Bank in connection therewith. All disputes regarding any Letter of Credit shall be resolved by Borrowers directly with the applicable Bank.

(iv) No Letter of Credit shall be extended, or amended to increase the available amount thereof, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued. Additionally, each Bank (other than Bank of America) agrees that it shall not amend, increase, extend or otherwise modify any Letter of Credit issued by such Bank unless it gives prior written notice of such action to Administrative Agent.

(v) Each Borrower hereby authorizes and directs each Bank to deliver to Administrative Agent all instruments, documents and other writings and Property received by such Bank pursuant to or in connection with any Letter of Credit.

1.3.2 Participations.

(i) Immediately upon the issuance by any Bank of any Letter of Credit, each Initial Revolver Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Bank, without recourse or warranty, an undivided interest and participation equal to the Pro Rata share of such Initial Revolver Lender (a “Participating Lender”) in all LC Outstandings arising in connection with such Letter of Credit and any security therefor or guaranty pertaining thereto, but in no event greater than an amount which, when added to such Initial Revolver Lender’s Pro Rata share of all Initial Revolver Loans and LC Outstandings then outstanding, exceeds such Initial Revolver Lender’s Initial Revolver Commitment.

(ii) If any Bank makes any payment under a Letter of Credit and Borrowers do not repay or cause to be repaid the amount of such payment on the Reimbursement Date, Administrative Agent shall promptly notify each Participating Lender of such payment and each Participating Lender shall promptly (and in any event within 1 Business Day after its receipt of notice from Administrative Agent) and unconditionally pay to Administrative Agent, for the account of the applicable issuing Bank, in immediately available funds, the amount of such Participating Lender’s Pro Rata share of such payment, which such payment shall be in Dollars, with respect to Letters of Credit denominated in Dollars, Pounds Sterling, with respect to Letters of Credit denominated in Pounds Sterling, and Canadian Dollars, with respect to Letters of Credit denominated in Canadian Dollars. If a Participating Lender does not make its Pro Rata share of the amount of such payment available to Administrative Agent, on a timely basis as herein provided, such Participating Lender agrees to pay to Administrative Agent, for the account of the applicable issuing Bank’s account, forthwith on demand, such amount together with interest thereon at the Federal Funds Rate until paid. The failure of any Participating Lender to make available to Administrative Agent such Participating Lender’s Pro Rata share of the LC Outstandings shall not relieve any other Participating Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata share of the LC Outstandings, but no Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Administrative Agent its Pro Rata share of the LC Outstandings on the date such payment is to be made.

(iii) Whenever Administrative Agent receives a payment on account of the LC Outstandings, including any interest thereon, as to which Administrative Agent has previously received payments from any Initial Revolver Lender for the account of the applicable issuing Bank, Administrative Agent shall promptly pay to each Participating Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Participating Lender’s Pro Rata share thereof.

(iv) The obligation of each Participating Lender to make payments to Administrative Agent for the account of the applicable issuing Bank in connection with such Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever (other than for the applicable issuing Bank’s gross negligence or willful misconduct), and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not any or all Borrowers may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; the existence of any Default or Event of Default; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; the existence of any setoff or defense any Obligor may have with respect to any of the Obligations; or the termination of the Initial Revolver Commitment.

(v) Neither Administrative Agent nor any Bank nor any of their respective officers, directors, employees or agents shall be liable to any Participating Lender for any action taken or omitted to be taken under or in connection with any of the LC Documents except as a result of actual gross negligence or willful misconduct on the part of Administrative Agent or such Bank. Neither Administrative Agent nor any Bank assumes any responsibility for any failure or delay in performance or breach by any or all Borrowers or any other Person of any of its obligations under any of the LC Documents. Neither Administrative Agent nor any Bank makes to Participating Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, the LC Documents, or any Obligor. Neither Administrative Agent nor any Bank shall be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any of the Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Borrower or any other Obligor or any Account Debtor. In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, Administrative Agent and each Bank shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Administrative Agent or such Bank, as applicable, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Administrative Agent and any Bank may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Administrative Agent and any Bank may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected by Administrative Agent or such Bank, as applicable, with reasonable care. Neither Administrative Agent nor any Bank shall have any liability to any Participating Lender by reason of Administrative Agent’s or such Bank’s, as applicable, refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.

(vi) Upon the request of any Participating Lender, Administrative Agent shall furnish to such Participating Lender copies (to the extent then available to Administrative Agent) of each outstanding Letter of Credit and related LC Application and all other documentation pertaining to such Letter of Credit as may be in the possession of Administrative Agent and reasonably requested from time to time by such Participating Lender.

1.3.3 Cash Collateral Account. If any LC Outstandings, whether or not then due or payable, shall for any reason be outstanding (i) at any time when an Event of Default has occurred and is continuing, (ii) after giving effect to payments made by Borrowers pursuant to Section 4.2.1(iii) and without regard to any Agent Advances that result in the occurrence of an Out-Of-Formula Condition, on any date that Availability is less than zero (without giving effect to the last sentence of the definition of Availability), or (iii) on or at any time after the Commitment Termination Date, then Borrowers shall, on Administrative Agent’s request (on behalf of any or all Banks), forthwith deposit with Administrative Agent, in cash, an amount equal to 103% of the aggregate amount of LC Outstandings; provided, however, such amount shall not be less than the total amount of anticipated fees and expenses through the expiration date of such Letter of Credit. If Borrowers fail to make such deposit on the first Business Day following Administrative Agent’s demand therefor, Initial Revolver Lenders may (and shall upon direction of the Required Lenders) advance such amount as Initial Revolver Loans (whether or not an Out-Of-Formula Condition is created thereby). Such cash (together with any interest accrued thereon) shall be held by Administrative Agent in the Cash Collateral Accounts and shall be invested by Administrative Agent in Cash Equivalents having a maturity of not longer than one week. Each US Borrower and each Canadian Borrower hereby pledges to Administrative Agent and grants to Administrative Agent a security interest in all Cash Collateral held in the Cash Collateral Accounts from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable. The parties hereby acknowledge and agree that, prior to the Sixteenth Amendment Effective Date, the UK Obligors executed and delivered the UK Security Documents pursuant to which the UK Borrowers pledged to Administrative Agent and granted to Administrative Agent a security interest in all Cash Collateral held in the Cash Collateral Accounts from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Accounts, Administrative Agent may apply Cash Collateral then held in the Cash Collateral Accounts to the payment of any amounts, in such order as Administrative Agent may elect, as shall be due and payable by Borrowers to Administrative Agent or any Initial Revolver Lender with respect to the LC Outstandings that may be then outstanding. Neither any Borrower nor any other Person claiming by, through or under or on behalf of any Borrower shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Accounts, including any accrued interest, provided that (i) when none of the conditions listed in clauses (i) through (iii) in the first sentence of this Section 1.3.3 remain in effect or (ii) upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Outstandings, any Cash Collateral remaining in the Cash Collateral Accounts shall be returned to the applicable Borrowers unless an Event of Default then exists (in which event Administrative Agent may apply such Cash Collateral to the payment of any other Obligations then due and payable with any surplus to be turned over to the applicable Borrowers).

1.3.4 Indemnifications.

(i) In addition to any other indemnity which any or all Borrowers may have to Administrative Agent or any Lender under any of the other Loan Documents and without limiting such other indemnification provisions (but without duplication thereof), each Borrower hereby agrees to indemnify and defend each of the Agent Indemnitees and Lender Indemnitees and to hold each of the Agent Indemnitees and Lender Indemnitees harmless from and against any and all Claims which any of the Agent Indemnitees or any of the Lender Indemnitees may (other than, as to the Claims of any Agent Indemnitee or Lender Indemnitee, any Claim that is the result of the gross negligence or willful misconduct of such Agent Indemnitee or Lender Indemnitee or its respective directors, officers or employees as determined by a court of competent jurisdiction in a final, non-appealable judgment) incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit or (b) any suit, investigation or proceeding as to which Administrative Agent or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or the payment or failure to pay thereunder. Paragraph (i) of this Section 1.3.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(ii) Each Participating Lender agrees to indemnify and defend each of the Bank Indemnitees (to the extent the Bank Indemnitees are not reimbursed by Borrowers or any other Obligor, but without limiting the indemnification obligations of Borrowers under this Agreement), on a Pro Rata basis, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Bank Indemnitees in any way related to or arising out of Bank’s administration or enforcement of its rights or remedies under any of the LC Documents or any of the transactions contemplated thereby (including costs and expenses which Borrowers are obligated to pay under Section 14.2 hereof), provided that no Participating Lender shall be liable to any of the Bank Indemnitees for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Bank Indemnitees.

1.4 Financial Assistance. None of the proceeds of any Loan under this Agreement may be used in any way that constitutes unlawful financial assistance within the meaning of Section 678 and Section 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Obligor.

1.5 Additional Increase of Revolver Commitment; Term Loans.

1.5.1 Increase of Initial Revolver Commitment; Term Loans.

(i) At any time after the Sixteenth Amendment Effective Date, the Borrower Representative, on behalf of the Borrowers, may request the right to (a) effectuate one or more increases in the Initial Revolver Commitment (any such increase, a

“Commitment Increase”) and/or (b) obtain one or more term loans (any such term loan, a “Term Loan”), in an aggregate amount of up to the greater of (A) $1,500,000,000 and (B) Suppressed Availability as of such time of determination, for all such Commitment Increases and Term Loans under this Section 1.5.1(i) (the “Commitment Increase/Term Loan Cap”) by delivering a Notice of Requested Commitment Increase or Term Loan to Administrative Agent substantially in the form of Exhibit M hereto (a “Notice of Requested Commitment Increase or Term Loan”), provided that, in each case: (1) the combined Commitment Increase and the Term Loan made at any time may not be less than $50,000,000 in the aggregate, (2) the proposed Commitment Increase or Term Loan shall have been consented to in writing by Administrative Agent, each existing Lender (if any) who is increasing its Initial Revolver Commitment or making such Term Loan and/or any other bank or financial institution acceptable to the Borrower Representative and Administrative Agent (such approval not to be unreasonably conditioned, withheld or delayed) that has agreed to become a Lender in respect of all or a portion of the Commitment Increase or the Term Loan (a “New Lender”); and (3) the proposed Commitment Increase or Term Loan, together with any prior Commitment Increase or Term Loan made under this Section 1.5.1(i), after the Sixteenth Amendment Effective Date, shall not exceed the Commitment Increase/Term Loan Cap. The Notice of Requested Commitment Increase or Term Loan shall specify: (A) the amount of the requested Commitment Increase or Term Loan, and (B) the requested date of the Commitment Increase or the making of the Term Loan (which shall be at least 5 days from the date of delivery of the Notice of Requested Commitment Increase or Term Loan or such shorter period acceptable to the Borrower Representative and Administrative Agent), as applicable. Each Notice of Requested Commitment Increase or Term Loan shall be binding on all Borrowers. Upon the effective date of any such Commitment Increase or Term Loan, Borrower Representative shall deliver to Administrative Agent a certificate of a Senior Officer of Borrower Representative certifying (1) that all Loans made pursuant to the requested Commitment Increase or Term Loan will (x) be “Senior Debt” (or substantially equivalent term) under and as defined in the Existing Note Documents (so long as the Existing Notes remain outstanding) and any other similar debt documents and (y) be senior liens (however defined) under any intercreditor arrangement entered into in connection with any other secured debt documents and (2) that no Event of Default then exists or would be caused thereby. Upon the effective date of any Commitment Increase or Term Loan, Administrative Agent shall have received amendments to this Agreement and the other Loan Documents, Lender Agreements for each Lender or New Lender committing to such Commitment Increase or Term Loan, and, if requested by Administrative Agent, opinion letters, promissory notes, title insurance endorsements and such other agreements, documents and instruments reasonably requested by and reasonably satisfactory to Administrative Agent in its reasonable discretion evidencing and setting forth the conditions of the Commitment Increase or Term Loan. Any such Commitment Increase shall be on the same terms applicable to the existing Initial Revolver Commitment except that such additional Initial Revolver Commitment(s) may (A) have a later maturity date than the existing Revolver Commitment(s) and (B) provide for a different Applicable Margin and different fees than those applicable to the existing Initial Revolver

Commitments; provided, however, that any Commitment Increase or Term Loan may provide for the payment of upfront or other fees to the Lenders and New Lenders providing such Commitment Increase or Term Loan. Any Commitment Increase or Term Loan may be denominated in Dollars, Pounds Sterling, Canadian Dollars or with the consent of Administrative Agent and to the extent that every Lender and New Lender providing such Commitment Increase or Term Loan is able to make Loans in another agreed currency, such other currency. Any Revolver Loan made pursuant to a Commitment Increase shall be guaranteed by the Guarantors and rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolver Commitment and any Term Loans in effect prior to the Commitment Increase. Any Term Loan shall (A) be guaranteed by the Guarantors and rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolver Commitment and any Term Loans in effect prior to the making of such new Term Loan, (B) be part of, and count against, the Aggregate Borrowing Base, (C) not have a final maturity that is earlier than the last day of the Original Initial Revolver Term, (D) not amortize at a rate greater than 1% per annum, (E) be treated substantially the same as (and in any event no more favorably than) the Loans for purposes of prepayments and (F) be entitled to payment of fees and interest in the amounts, at the rates and at the times agreed to by Borrower Representative and the Lenders providing such Term Loan.

(ii) Administrative Agent shall deliver a copy of each Notice of Requested Commitment Increase or Term Loan to each Lender, or, if specified by the Borrower Representative, only to such Lenders or other Persons as may be so specified. No Lender (or any successor thereto) shall have any obligation to increase its Revolver Commitment or its other obligations under this Agreement or the other Loan Documents or to make any portion of any Term Loan, and any decision by a Lender to increase its Revolver Commitment or make any portion of any Term Loan shall be made in its sole discretion independently from any other Lender. If Administrative Agent receives commitments from Lenders or New Lenders equal to or in excess of $50,000,000, Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower Representative, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Lender in its notice to Administrative Agent) the shares of the Commitment Increase or Term Loan of the Lenders or New Lenders willing to fund such Commitment Increase or Term Loan so that the total committed Commitment Increase or Term Loan equals the requested Commitment Increase or Term Loan. Administrative Agent shall notify each Lender or New Lender whether its Commitment Increase or Term Loan commitment has been accepted and, if so, the amount of its Commitment Increase or Term Loan, and such Lender shall thereafter execute and deliver a Lender Agreement with respect to its respective Commitment Increase or Term Loan.

(iii) Notwithstanding anything to the contrary contained herein, each Commitment Increase or Term Loan meeting the conditions set forth in Section 1.5.1(i) above shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Initial Revolver Commitments or make a portion of such Term Loan in connection with such proposed Commitment Increase or Term Loan and shall not constitute an amendment, modification or waiver subject to Section 14.4 and shall be effective as of the later of ( a) the date specified in the Borrower Representative’s Notice of Requested Commitment Increase or Term Loan and (b) the date upon which the foregoing conditions shall have been satisfied or waived by Administrative Agent and the Lenders which have agreed to increase their Initial Revolver Commitments or make a portion of such Term Loan, or by the requisite Lenders in accordance with Section 12.9 in the case of a waiver of an Event of Default, as applicable.

1.5.2 Effect of Commitment increase. After giving effect to any Commitment Increase, the outstanding Initial Revolver Loans may not be held pro rata in accordance with the new Initial Revolver Commitments. In order to remedy the foregoing, on the effective date of the applicable Commitment Increase, the Initial Revolver Lenders (including, without limitation, any New Lenders) shall make advances among themselves so that after giving effect thereto the Initial Revolver Loans will be held by the Initial Revolver Lenders (including, without limitation, any New Lenders), on a pro rata basis in accordance with the Applicable Percentage hereunder (after giving effect to the applicable Commitment Increase). Each Initial Revolver Lender agrees to wire immediately available funds to Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing. Notwithstanding the provisions of Section 13, the advances so made by each Initial Revolver Lender whose Applicable Percentage has increased shall be deemed to be a purchase of a corresponding amount of the Initial Revolver Loans of the Initial Revolver Lender or Initial Revolver Lenders whose Applicable Percentage have decreased and shall not be considered an assignment for purposes of Section 13.

1.5.3 Implementation of Commitment Increase and/or Term Loan. Borrowers and each participating Lender and New Lender shall execute and deliver to Administrative Agent an incremental amendment (a “Permitted Incremental Amendment”) and such other documentation as Administrative Agent shall reasonably specify to evidence the Commitment Increase and/or Term Loan provided for in this Section 1.5. Such Permitted Incremental Amendment may provide for any or all of the following: (i) the addition of the Commitment Increase to the Initial Revolver Commitment provided for in this Agreement, (ii) the addition of the Term Loan to the credit facilities provided for in this Agreement, (iii) technical amendments to the definition of “Pro Rata,” “Required Lenders” and such other terms in order to reflect the different Classes of Loans provided for in this Agreement, as modified by the Permitted Incremental Amendment, (iv) Term Loan amortization payments at a rate no greater than 1% per annum, (v) amendments to provide for mandatory prepayments to be made on a pro rata basis across different Classes of Loans and (vi) such other technical amendments reasonably necessary to give effect to such Commitment Increase and/or Term Loan.

1.6 Loan Modifications.

1.6.1 Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 1.6, the Borrower Representative may offer to all Lenders of one or more

Classes of Loans and/or Revolver Commitment (each Class and/or Revolver Commitment subject to such a Loan Modification Offer (as defined below), an “Affected Class”) to make one or more Permitted Amendments (as defined in Section 1.6.7) pursuant to a written offer (each, a “Loan Modification Offer”), in each case, on a Pro Rata basis (based on the aggregate outstanding principal amount of the respective outstanding Loans and unfunded Revolver Commitments) and on the same terms to each such Lender; provided, however, the Borrower Representative shall only be permitted to make a Loan Modification Offer once during each six month period. Subject to Sections 1.6.2 and 1.6.3, the Loan Modification Offer shall become effective and binding upon each Lender that accepts the Loan Modification Offer with respect to all or any portion of such Lender’s Loans and/or Revolver Commitment (such Lenders, the “Accepting Lenders”) in accordance with its terms regardless of whether or not other Lenders accept the Loan Modification Offer. In connection with the Loan Modification Offer, each Lender, acting in its sole and individual discretion, wishing to participate in the Loan Modification Offer with respect to all or any portion of such Lender’s Loans and/or Revolver Commitment shall, prior to the date (the “Modification Notice Date”) that is ten (10) Business Days after delivery of such notice by Administrative Agent to such Lender (or such shorter period as Administrative Agent and Borrower Representative shall mutually agree), provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent. Any Lender that does not respond to the Loan Modification Offer by the Modification Notice Date shall be deemed to have rejected such Loan Modification Offer. Administrative Agent shall promptly notify the Borrower Representative of each Lender’s determination under this Section. The election of any Lender to agree to the Loan Modification Offer shall not obligate any other Lender to so agree. After giving effect to the Loan Modification Offer, the Revolver Commitment so modified shall cease to be a part of the Class it was a part of immediately prior to the Loan Modification Offer and shall be a new Class hereunder.

1.6.2 The Borrower Representative shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Loan Modification Offer with, and add as “Lenders” under this Agreement in place thereof, one or more replacement Lenders as provided in Section 12.9.3; provided, that each of such replacement Lenders shall enter into an Assignment and Acceptance Agreement pursuant to which such replacement Lender shall, effective as of the closing date of the Loan Modification Agreement (as defined in Section 1.6.5), undertake the Revolver Commitment of such replaced Lender (and, if any such replacement Lender is already a Lender, its Revolver Commitment shall be in addition to such Lender’s Revolver Commitment hereunder on such date).

1.6.3 The Loan Modification Agreement shall be subject to the following: (i) no Default or Event of Default shall have occurred and be continuing at the time any offering document in respect of the Loan Modification Offer is delivered to the Lenders and at the time of closing of the Loan Modification Agreement; (ii) except as to interest rates, commitment fees, and final maturity, the Revolver Commitment of any Lender extended pursuant to the Loan Modification Agreement (the “Extended Commitment”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with the same terms as the original Revolver Commitments (and related outstandings); provided, that at no time shall there be more than three (3) Classes of Extended Commitments outstanding; provided further, subject to the provisions of Sections 1.1.2 and 1.3 to the extent dealing with Agent Advances and Letters of Credit which mature or expire after the last day of the Original Initial Revolver Term, all Agent Advances and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Initial Revolver Commitments and/or Extended Commitments with respect to Initial Revolver Commitments (and except as provided in Sections 1.1.2 and 1.3, without giving effect to changes thereto during the Original Initial Revolver Term with respect to Agent Advances and Letters of Credit theretofore incurred or issued) and all borrowings under the Revolver Commitment and repayments thereunder shall be made on a Pro Rata basis (except for (x) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (y) repayments required at the end of the Original Initial Revolver Term, as applicable, of any Revolver Commitment); (iii) if the aggregate principal amount of the Revolver Commitment in respect of which Lenders shall have accepted the Loan Modification Offer shall exceed the maximum aggregate principal amount of Revolver Commitments offered to be extended by the Lenders pursuant to the Loan Modification Offer, then the Revolver Commitment of such Lenders shall be extended on a Pro Rata basis up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Loan Modification Offer; (iv) all documentation in respect of the Loan Modification Agreement shall be consistent with the foregoing, and all written communications by the Borrower Representative generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent; and (v) the Loan Modification Agreement shall not become effective unless, on the proposed effective date of the Loan Modification Agreement, (x) each Obligor shall deliver to Administrative Agent a certificate of each Obligor certified by the Secretary, Assistant Secretary, or other appropriate officer of such Obligor dated the applicable date of the Loan Modification Agreement and attaching the resolutions adopted by such Obligor approving or consenting to such Loan Modification Agreement and (y) the conditions set forth in Section 10.2 shall be satisfied (with all references in such Section to any credit extension being deemed to be references to the Loan Modification Agreement on the applicable closing date of the Loan Modification Agreement) and Administrative Agent shall have received a certificate to that effect dated the applicable date of the Loan Modification Agreement and executed by an officer of the Borrower Representative.

1.6.4 With respect to the Loan Modification Agreement consummated by the Borrowers pursuant to this Section 1.6, (i) the Loan Modification Agreement shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.1, (ii) if the amount extended is less than the maximum amount of the Letters of Credit set forth in Section 1.3, the maximum amount of the Letters of Credit shall be reduced upon the date that is five (5) Business Days prior to the end of the Original Initial Revolver Term (to the extent needed so that maximum amount of the Letters of Credit does not exceed the aggregate Initial Revolver Commitments which would be in effect after the Original Initial Revolver Term), and, if applicable, the Borrowers shall provide cash collateral for obligations under any issued Letters of Credit in an amount equal to 103% of the greatest amount for which such Letter of Credit may be drawn; provided, however, such amount shall not be less than the total amount of anticipated fees and expenses through the expiration date of such Letter of Credit and (iii) if the amount extended is less than the maximum amount of Agent Advances, the maximum amount of Agent Advances shall be reduced upon the date that is five (5) Business Days prior to the end of the Original Initial Revolver Term (to the extent needed so that the maximum amount of the Agent Advances does not exceed the aggregate Initial Revolver Commitments which would be in effect after the Original Initial Revolver Term), and, if applicable, the Borrowers shall prepay any outstanding Agent Advances. Administrative Agent and the Lenders hereby consent to the Loan Modification Agreement and the other transactions contemplated by this Section 1.6 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Commitments on the terms as may be set forth in the Loan Modification Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit the Loan Modification Agreement or any other transaction contemplated by this Section 1.6, provided that such consent shall not be deemed to be an acceptance of the Loan Modification Offer.

1.6.5 The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, a “Loan Modification Agreement”) with Borrowers as may be necessary in order establish new Classes of Loans in respect of the Revolver Commitment so extended and such technical amendments as may be necessary in connection with the establishment of such new Classes of Loans, in each case on terms consistent with this Section 1.6.

1.6.6 In connection with the Loan Modification Agreement, the Borrower Representative shall provide Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, Administrative Agent, in each case to accomplish the purposes of this Section 1.6.

1.6.7 “Permitted Amendments” shall be any or all of the following: (i) an extension of the final maturity date of the applicable Loans and/or Revolver Commitments of the Accepting Lenders, (ii) a reduction, elimination or other deferral of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) a change in the Applicable Margin with respect to the applicable Loans of the Accepting Lenders and/or fees payable with respect to the applicable Loans and/or Revolver Commitments of the Accepting Lenders and/or the payment of additional fees to the Accepting Lenders, (iv) a change in such additional terms and conditions of this Agreement solely applicable to the Accepting Lenders following the Original Initial Revolver Term in effect immediately prior to the effectiveness of the applicable Loan Modification Agreement and (v) such other amendments as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrowers, to effect the foregoing (including, without limitation, such amendments as may be necessary to provide for the repayment of Loans or the termination of Revolver Commitments of non-Accepting Lenders on the maturity date with respect thereto). After giving effect to any Permitted Amendment or Loan Modification Agreement, all Loans shall continue to rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolver Commitments and any Term Loans in effect prior to such Permitted Amendment or Loan Modification Agreement, as applicable.

1.7 Refinancing Amendments.

1.7.1 The Borrower Representative may, at any time or from time to time after the Sixteenth Amendment Effective Date, by notice to Administrative Agent (a “Refinancing Loan Request”), request (i) the establishment of one or more new classes of term loans under this Agreement (any such new Class, “Refinancing Term Commitments”) or (ii) the establishment of one or more new classes of revolving commitments under this Agreement (any such new class, “Refinancing Revolver Commitments” and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower Representative, any one or more then-existing class or classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders holding such proposed Refinanced Debt.

1.7.2 Any Refinancing Term Loans made pursuant to Refinancing Term Commitments or any Refinancing Revolver Commitments made on a Refinancing Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolver Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Closing Date on which any Refinancing Term Commitments of any class are effected, subject to the satisfaction of the terms and conditions in this Section 1.7, (i) each Refinancing Term Lender of such class shall make a term loan, severally, but not jointly or jointly and severally with the other Refinancing Term Lenders, to the applicable Borrowers (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Closing Date on which any Refinancing Revolver Commitments of any class are effected, subject to the satisfaction of the terms and conditions in this Section 1.7, (i) each Refinancing Revolver Lender of such Class shall make its Refinancing Revolver Commitment available to the applicable Borrowers (when borrowed, a “Refinancing Revolver Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolver Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolver Commitment of such Class and the Refinancing Revolver Loans of such Class made pursuant thereto.

1.7.3 Each Refinancing Loan Request from the Borrower Representative pursuant to this Section 1.7 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolver Commitments and identify the proposed Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolver Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrowers have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any other bank or financial institution acceptable to the Borrower Representative and, to the extent such consent would be required under Section 13.2 for an assignment of Loans or Revolver

Commitments, as applicable, to such bank or financial institution, Administrative Agent (such consent not to be unreasonably withheld) that has agreed to become a Lender in respect of all or a portion of such Refinancing Commitment or Refinancing Term Loan (each such additional Lender providing such Refinancing Commitment or Refinancing Term Loan, a “Refinancing Revolver Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”).

1.7.4 The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) a reaffirmation of the representations and warranties in all material respects by Parent and each Borrower pursuant to Section 8.2;

(ii) no Default or Event of Default shall have occurred and be continuing, or would result from such Refinancing Amendment;

(iii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 and not in an increment of $1,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of term loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolver Commitments); and

(iv) the principal amount (or accreted value, if applicable) of such Refinancing Amendment Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including make-whole premiums, prepayment premiums, tender premiums and amounts required to be paid in connection with defeasance and satisfaction and discharge), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees), commissions and expenses).

1.7.5 The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolver Loans and Refinancing Revolver Commitments, as the case may be, of any Class shall be as agreed between the Borrowers, the applicable Refinancing Lenders providing such Refinancing Commitments and Administrative Agent (in the case of Administrative Agent, only with respect to terms and provisions not otherwise specified in this Section 1.7 that adversely affect the rights or obligations of Administrative Agent), and except as otherwise set forth herein, to the extent not substantially identical to any Class of term loans or Revolver Commitments, as applicable, each existing on the Refinancing Closing Date, shall be consistent with clauses (i) or (ii) below, as applicable, and otherwise shall be (taken as a whole) not materially more favorable (as reasonably determined by the Borrower Representative and conclusively evidenced by a certificate of the Company) to the

Refinancing Lenders than those applicable to such Class (taken as a whole) being refinanced (except for (1) covenants or other provisions applicable only to periods after the maturity date (as of the applicable Refinancing Closing Date) of such Class being refinanced, (2) pricing, fees, rate floors, optional prepayment, redemption terms, amortization or maturity and (3) subject to the immediately succeeding proviso, a Previously Absent Financial Maintenance Covenant); provided that, notwithstanding anything to the contrary herein, if any such terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolver Loans and Refinancing Revolver Commitments, as the case may be, contains a Previously Absent Financial Maintenance Covenant, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each other Loan or Commitment (provided, however, that if (I) the applicable Refinanced Debt includes a revolving tranche and a Refinancing Revolver Commitment is to be provided (whether or not the documentation therefor includes any other facilities) and (II) the applicable Previously Absent Financial Maintenance Covenant is a financial maintenance covenant solely for the benefit of Revolver Loans thereunder, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any term loans hereunder). In any event:

(i) the Refinancing Term Loans:

(a) as of the Refinancing Closing Date, shall not have a final scheduled maturity date earlier than the maturity date of the Refinanced Debt,

(b) shall have a weighted average life to maturity not shorter than the remaining weighted average life to maturity of the Refinanced Debt on the date of incurrence of such Refinancing Loans (except by virtue of amortization or prepayment of the Refinanced Debt prior to the time of such incurrence),

(c) shall have an applicable margin and, subject to clauses 1.7.5(i)(a) and 1.7.5(i)(b) above, amortization determined by the applicable Borrowers and the applicable Refinancing Term Lenders,

(d) shall not be subject to any guarantee by any person other than an Obligor and shall not include any borrower other than the applicable Borrowers hereunder,

(e) in the case of any Refinancing Term Loans secured on a pari passu basis with any then-existing term loans hereunder, may provide for the ability to participate on a pro rata basis, or on a less than pro rata basis (but not on a greater than pro rata basis), in any voluntary or mandatory prepayments of such term loans hereunder, as specified in the applicable Refinancing Amendment, and

(f) (I) shall rank pari passu in right of payment with the Obligations under the then existing Loans, (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets of the Borrowers or any Restricted Subsidiary not constituting Collateral) and shall rank pari passu or junior in right of security with the

Obligations or (y) unsecured and (III) to the extent so secured, shall count against the applicable Borrowing Base as provided herein; and

(ii) the Refinancing Revolver Commitments and Refinancing Revolver Loans:

(a) (I) shall rank pari passu in right of payment with the Obligations, (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets of any Borrower or any Guarantor not constituting Collateral) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured and (III) to the extent so secured, shall count against the applicable Borrowing Base as provided herein,

(b) shall not have a final scheduled maturity date earlier than, or mandatory scheduled commitment reductions prior to, the maturity date with respect to the Refinanced Debt,

(c) shall provide that the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolver Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolver Commitments and repayments to cure Out-of-Formula Conditions, (C) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (e) below) and (D) repayments from the proceeds of Collateral if the Refinancing Revolver Loans are unsecured or are secured by the Collateral on a basis junior in right or priority with other Obligations) of Loans with respect to Refinancing Revolver Commitments after the associated Refinancing Closing Date shall be made on a pro rata basis with all other applicable Revolver Commitments,

(d) to the extent dealing with Letters of Credit which mature or expire after the Commitment Termination Date (either pursuant to Section 1.3 or Section 1.7.6) when there exists Refinancing Revolver Commitments with a later maturity date, all Letters of Credit shall be participated on a pro rata basis by all applicable Lenders with relevant Initial Revolver Commitments in accordance with their applicable Pro Rata Share existing on the Refinancing Closing Date,

(e) in the case of any Refinancing Revolver Commitments secured on a pari passu basis with the Revolver Commitments, shall provide that the permanent repayment of Revolver Loans with respect to, and termination or reduction of, Refinancing Revolver Commitments after the associated Refinancing Closing Date shall be made on a pro rata basis, or on a less than (but not greater than, except that Refinancing Revolver Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Revolver Commitments, other than the Revolver Commitments in effect on the Sixteenth Amendment Effective Date or that have otherwise agreed to such pro rata treatment) pro rata basis, with all other Revolver Commitments, except that the applicable Borrowers shall be permitted to permanently repay and terminate

Commitments in respect of any such Class of Revolver Loans on a greater than pro rata basis as compared to any other Class of Revolver Loans with a later maturity date than such Class or in connection with any refinancing thereof permitted by this Agreement,

(f) shall provide that assignments and participations of Refinancing Revolver Commitments and Refinancing Revolver Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolver Loans existing on the Refinancing Closing Date,

(g) shall provide that any Refinancing Revolver Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolver Commitments prior to the Refinancing Closing Date; provided at no time shall there be Revolver Commitments hereunder (including Refinancing Revolver Commitments and any original Revolver Commitments) which have more than three (3) different maturity dates unless otherwise agreed to by Administrative Agent,

(h) shall have an Applicable Margin determined by the applicable Borrowers and the applicable Refinancing Revolver Lenders, and

(i) shall not be subject to any guarantee by any person other than an Obligor and shall not include any borrower other than a Borrower hereunder.

1.7.6 Commitments in respect of Refinancing Term Loans and Refinancing Revolver Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, each Refinancing Lender providing such Commitments and Administrative Agent. The Refinancing Amendment may, without the consent of any other Obligor, agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the applicable Borrowers, to effect the provisions of this Section 1.7, including, if applicable, amendments as deemed necessary by Administrative Agent in its reasonable judgment to effect (i) any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security and (ii) that any Previously Absent Financial Maintenance Covenant does not benefit any term loan hereunder. The applicable Borrowers will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolver Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt. In the event any Refinancing Revolver Commitments extend beyond the Commitment Termination Date, any applicable Refinancing Amendment may provide that the maturity date for Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued so long as the Bank issuing such Letter of Credit has consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

1.7.7 Upon any Refinancing Closing Date on which Refinancing Revolver Commitments are effected through the establishment of a new Class of revolving commitments pursuant to this Section 1.7, (i) if, on such date, there are any applicable Revolver Loans outstanding, such Revolver Loans shall be prepaid from the proceeds of new Refinancing Revolver Loans under such new Class of Refinancing Revolver Commitments in such amounts as shall be necessary in order that, after giving effect to such Loans and all such related prepayments, all applicable Revolver Loans will be held by all applicable Lenders under the applicable Revolver Commitments (including Lenders providing such Refinancing Revolver Commitments) ratably in accordance with their applicable Revolver Commitments (after giving effect to the establishment of such Refinancing Revolver Commitments), (ii) in the case of an Initial Revolver Commitment, there shall be an automatic adjustment to the participations hereunder in applicable Letters of Credit held by each applicable Lender under the applicable Initial Revolver Commitments so that each such Lender shares ratably in such participations in accordance with their applicable Initial Revolver Commitments (after giving effect to the establishment of such Refinancing Revolver Commitments), (iii) each Refinancing Revolver Commitment shall be deemed for all purposes a Revolver Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolver Loan and (iv) each Refinancing Revolver Lender shall become a Lender with respect to the Refinancing Revolver Commitments and all matters relating thereto.

1.8 Benchmark Replacement.

1.8.1 Replacement of Term SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(a) If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (I) no Successor Rate has been determined in accordance with Section 1.8.1(b), and the circumstances under clause (1) of Section 1.8.1(b) or the Scheduled Unavailability Date has occurred (as applicable), or (II) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (B) the Administrative Agent or Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Borrowers and Lenders. Thereafter, (1) the obligation of Lenders to make or maintain Term SOFR Loans or convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by Required Lenders described above, until the Administrative Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (x) Borrowers may revoke any pending request for a

Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (y) any outstanding affected Term SOFR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.

(b) Notwithstanding anything to the contrary in any Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower Representative) that Borrowers or Required Lenders (as applicable) have determined, that:

(1) adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(2) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, a “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to any Loan Document (a “Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

(c) Notwithstanding anything to the contrary herein, (1) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (2) if the events or circumstances of the type described in clauses (1) or (2) in Section 1.8.1(b) above have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and Borrower Representative may amend this Agreement and the other Loan Documents solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such benchmarks. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to the Administrative Agent written notice that Required Lenders object to the amendment.

(d) The Administrative Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for the Administrative Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.

1.8.2 Conforming Changes. In connection with the implementation and administration of a Successor Rate, Administrative Agent will have the right, in consultation with Borrower Representative, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

1.8.3 Notice. Administrative Agent will promptly notify Borrower Representative and Lenders of the implementation of any Successor Rate and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

1.8.4 Term Tenors. At any time (including in connection with the implementation of a Successor Rate), (a) if the then-current Benchmark is a term rate (including Term SOFR), Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including any Successor Rate) settings; and (b)

Administrative Agent may reinstate any such previously removed tenor for Benchmark (including a Successor Rate) settings.

SECTION II. INTEREST, FEES AND CHARGES

2.1 Interest.

2.1.1 Rates of Interest. Borrowers jointly and severally agree to pay interest in respect of all principal amounts outstanding of the Revolver Loans (other than Settlement Loans) from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for Revolver Loans made or outstanding as Base Rate Loans and denominated in Dollars, the Applicable Margin plus the relevant Base Rate in effect from time to time;

(ii) for Revolver Loans made or outstanding as Term SOFR Loans and denominated in Dollars, the Applicable Margin plus the relevant Term SOFR for the applicable Interest Period selected by a Borrower in conformity with this Agreement;

(iii) for Revolver Loans made or outstanding as Daily Simple SOFR Loans and denominated in Dollars, the Applicable Margin plus Daily Simple SOFR in effect from time to time;

(iv) for Revolver Loans made or outstanding as Canadian Prime Rate Loans and denominated in Canadian Dollars, the Applicable Margin plus the relevant Canadian Prime Rate in effect from time to time;

(v) for Revolver Loans made or outstanding as Term CORRA Loans and denominated in Canadian Dollars, the Applicable Margin plus the relevant Term CORRA Rate for the applicable Term CORRA Interest Period; or

(vi) for Revolver Loans made or outstanding denominated in Pounds Sterling, the Applicable Margin plus SONIA in effect from time to time plus the SONIA Credit Adjustment Spread.

Upon determining the Term SOFR for any Interest Period or the Term CORRA Rate for any Term CORRA Interest Period, as applicable, requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone and, if so requested by Borrowers, confirm the same in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Loans (or portions thereof) bearing interest based upon the Base Rate or the Canadian Prime Rate, as applicable, shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate or the Canadian Prime Rate, as applicable, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate or the Canadian Prime Rate, as applicable, becomes effective. Interest on each Loan shall accrue from and including the date on which such Loan is made, converted to a Loan of another Type or continued as a Term SOFR Loan or Term CORRA Loan, as applicable, to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day’s interest shall be paid on such Loan.

2.1.2 Conversions and Continuations.

(i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (a) to continue all or any part of a Term SOFR Loan or Term CORRA Loan by selecting a new Interest Period or Term CORRA Interest Period, as applicable, therefor, to commence on the last day of the immediately preceding Interest Period or Term CORRA Interest Period, as applicable, or (b) to convert all or any part of a Loan of one Type into a Loan of another Type; provided, however, that no outstanding Loans may be converted into or continued as Term SOFR Loans or Term CORRA Loans at any time when any Default or Event of Default exists and Administrative Agent, at the request of the Required Lenders, so notifies Borrower Representative; provided further, Borrowers shall not, at any time, be permitted to convert a Loan that is a Pounds Sterling Loan into a Base Rate Loan, Daily Simple SOFR Loan or a Term SOFR Loan. Any conversion of a Term SOFR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such Term SOFR Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolver Loans must be allocated among Revolver Lenders, on a Pro Rata basis, and the Interest Period or Term CORRA Interest Period, as applicable, for Loans converted into or continued as Term SOFR Loans or Term CORRA Loans, as applicable, shall be coterminous for each Lender with a Revolver Commitment for a Loan of the Type being so converted or continued.

(ii) Whenever Borrowers desire to convert or continue Loans under Section 2.1.2(i), the Borrower Representative shall give Administrative Agent written notice by facsimile transmission, electronic mail or otherwise (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit A (a “Notice of Conversion/Continuation”), signed by an authorized officer of the Borrower Representative on or before 12:00 noon (New York time) on the requested conversion date, in the case of a conversion into Base Rate Loans, and at least 3 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans. Promptly after receipt of a Notice of Conversion/ Continuation, Administrative Agent shall notify each affected Lender in writing of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as Term SOFR Loans or Term CORRA Loans (and, if so, the duration of the Interest Period or Term CORRA Interest Period, as applicable, to be applicable thereto) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any Term SOFR Loans or any Term CORRA Interest Period in respect of any Term CORRA Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed, as applicable, to have elected (a) to convert such Term SOFR Loans that are Dollar Loans to Base Rate Loans or (b) to continue such Term CORRA Loans as Term CORRA Loans with a Term CORRA Interest Period of 1 month.

2.1.3 Interest Periods.

(i) In connection with the making or continuation of, or conversion into, each Borrowing of Term SOFR Loans, Borrowers shall select an interest period (each an “Interest Period”) to be applicable to such Term SOFR Loan, which interest period shall commence on the date such Term SOFR Loan is made, continued or converted and shall end on a numerically corresponding day in the first, third or sixth month after the date such Term SOFR Loan was made, continued or converted; provided, however, that:

(a) the initial Interest Period for a Term SOFR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of Term SOFR Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(c) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month;

(d) [reserved]; and

(e) no Interest Period shall extend beyond the last day of the Original Initial Revolver Term with respect to Term SOFR Loans made or continued prior to such date.

(ii) In connection with the making or continuation of, or conversion into, each Borrowing of Term CORRA Loans, Borrowers shall select an interest period (each a “Term CORRA Interest Period”) to be applicable to such Term CORRA Loan, which interest period shall commence on the date such Term CORRA Loan is made, continued or converted and shall end on a numerically corresponding day in the first or third month thereafter; provided, however, that:

(a) the initial Term CORRA Interest Period for any Borrowing of a Term CORRA Loan shall commence on the date of such Borrowing and each Term CORRA Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Term CORRA Interest Period expires;

(b) if any Term CORRA Interest Period relating to a Borrowing of a Term CORRA Loan begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Term CORRA Interest Period, such Term CORRA Interest Period shall end on the last Business Day of the calendar month at the end of such Term CORRA Interest Period;

(c) if any Term CORRA Interest Period would otherwise expire on a day that is not a Business Day, such Term CORRA Interest Period shall expire on the next succeeding Business Day, provided that if any Term CORRA Interest Period in respect of a Term CORRA Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Term CORRA Interest Period shall expire on the next preceding Business Day; and

(d) no Term CORRA Interest Period shall extend beyond the last day of the Original Initial Revolver Term with respect to Term CORRA Loans made or continued prior to such date.

2.1.4 Interest Rate Not Ascertainable; Successor Rates.

(i) Interest Rate Not Ascertainable. Subject to Section 1.8, if Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining SONIA, Term SOFR for any Interest Period, Daily Simple SOFR, or the Term CORRA Rate for any Term CORRA Interest Period, by reason of any changes arising after the Sixteenth Amendment Effective Date affecting the London interbank market, the Pounds Sterling interbank market, the Canadian interbank market or any Lender’s or Bank’s position in such markets, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Term SOFR, Daily Simple SOFR, SONIA or Term CORRA Rate, as applicable, then, and in any such event, Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to a Borrower of such determination, together with a reasonable basis for such determination in writing. Administrative Agent hereby agrees to promptly notify Borrower Representative when the circumstances giving rise to the suspension described herein no longer exist. Until Administrative Agent so notifies Borrower Representative, the obligation of Lenders to make SONIA Loans, Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans, as applicable, shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or Term CORRA Interest Period or within five (5) Business Days with respect to SONIA Loans or Daily Simple SOFR Loans, as applicable, or at such earlier time as may be required by Applicable Law, (i) with respect to Term SOFR Loans or Daily Simple SOFR Loans denominated in Dollars, bear the same interest as Base Rate Loans, (ii) with respect to SONIA Loans denominated in Pounds Sterling, be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof), (iii) with respect to Term CORRA Loans made to the Canadian Borrowers, be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof) or, at the option of the Canadian Borrowers, converted to Loans to the Canadian Borrowers bearing interest at the Canadian Prime Rate, and (iv) with respect to Term CORRA Loans made to Borrowers other than the Canadian Borrowers, be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof).

(ii) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement, or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined, that:

(x) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(y) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(z) syndicated loans currently being executed and agented in the United States, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency; or if the events or circumstances of the type described in Section 2.1.4(ii)(x), (ii)(y) or (ii)(z) above have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 2.1.4(ii) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(a) The Administrative Agent will promptly (in one or more notices) notify the Borrower Representative and each Lender of the implementation of any Successor Rate.

(b) Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(c) Notwithstanding anything else in this Agreement, if at any time any Successor Rate as so determined would otherwise be less than zero (0.00%), the Successor Rate will be deemed to be zero (0.00%) for the purposes of this Agreement and the other Loan Documents.

(d) In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

(e) The following terms used in this Section 2.1.4(ii) shall have the meanings set forth below.

Alternative Currency: each of the following currencies: Pounds Sterling and Canadian Dollars.

Applicable Authority: with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any governmental authority having jurisdiction over the Administrative Agent or such administrator.

Conforming Changes: with respect to the use, administration of or any conventions associated with SONIA or Term CORRA Rate or any proposed Successor Rate for any Alternative Currency, any conforming changes to the definitions of “SONIA”, “Term CORRA Rate” or “Term CORRA Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

Relevant Rate: with respect to any Loan denominated in (a) Pounds Sterling, SONIA, and (b) Canadian Dollars, Term CORRA Rate.

2.1.5 Default Rate of Interest. When an Event of Default under Section 11.1.1 exists, Borrowers shall pay interest (before as well as after entry of judgment thereon, to the extent permitted by Applicable Law) and the LC Facility Fee at a rate per annum equal to the Default Rate on any overdue Obligations. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower. Each Borrower acknowledges that the cost and expense to Administrative Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lender for such added cost and expense.

2.2 Fees. In consideration of Lender’s establishment of the Revolver Commitment in favor of Borrowers, Collateral Agent’s agreement to serve as collateral agent hereunder, and Administrative Agent’s agreement to serve as administrative agent hereunder, Borrowers jointly and severally agree to pay the following fees:

2.2.1 Fee Letter Fees. Borrowers shall pay to Administrative Agent such fees required by the Fee Letter on the dates set forth therein.

2.2.2 Unused Line Fees. Borrowers shall be jointly and severally obligated to pay to Administrative Agent for the Pro Rata benefit of Initial Revolver Lenders a fee equal to the Applicable Margin (or, with respect to any Accepting Lenders, such margin provided for in any applicable Permitted Amendment) then in effect times the amount by which the Average Initial Revolver Loan Balance for any applicable period (or portion thereof that the Initial Revolver Commitments are in effect) is less than the aggregate amount of the Initial Revolver Commitments, such fee to be paid on the first day of each calendar quarter for the immediately preceding calendar quarter; but if the Initial Revolver Commitments are terminated on a day other than the first day of a calendar quarter then any such accrued and unpaid fee payable for the portion of the calendar quarter, as applicable, in which termination shall occur shall be paid on the effective date of such termination. Notwithstanding the foregoing, to the extent provided in any Permitted Amendment or Refinancing Amendment, the rate at which the fees accrue may differ among the Revolver Lenders, and in such case, such fee shall be payable to the applicable Revolver Lenders on a ratable basis based on the amount of such fee owing to the Revolver Lenders.

2.2.3 LC Fees.

(i) Borrowers shall be jointly and severally obligated to pay all fees at any time payable to each Bank for each Letter of Credit issued by it, including a fronting fee equal to 0.125% per annum (or such lesser percentage as may be agreed upon between Borrowers and the applicable Bank) of the aggregate undrawn available amount of each Letter of Credit, which fee shall be due and payable on the first day of each calendar quarter for the immediately preceding calendar quarter (or at such other times as may be agreed to between Borrower Representative and such Bank). In addition, Borrowers shall be jointly and severally obligated to pay any customary costs and expenses incurred by any Bank or Administrative Agent in connection with arranging for the issuance or guaranty of Letters of Credit.

(ii) Borrowers shall also be jointly and severally obligated to pay to Administrative Agent, for the Pro Rata benefit of Initial Revolver Lenders for each standby or documentary Letter of Credit, a fee (the “LC Facility Fee”) equal to the Applicable Margin per annum with respect to LC Facility Fees times the aggregate undrawn available amount of such Letter of Credit, which fee shall be due and payable on the first day of each calendar quarter, for the immediately preceding calendar quarter. Notwithstanding the foregoing, to the extent provided in any Permitted Amendment or Refinancing Amendment, the rate at which the LC Facility Fee accrues may differ among the Initial Revolver Lenders, and in such case, such LC Facility Fee shall be payable to the Initial Revolver Lenders on a ratable basis based on the amount of such LC Facility Fee owing to the Initial Revolver Lenders.

2.2.4 Field Exams and Appraisal Fees. US Borrowers shall reimburse Collateral Agent for all reasonable costs, fees and expenses incurred by Collateral Agent in connection with all field exams and appraisals of any Obligor’s books and records made pursuant to Section 9.1.1. US Borrowers shall reimburse Collateral Agent for all reasonable costs and expenses incurred by Collateral Agent in connection with appraisals of any Collateral made pursuant to Section 9.1.1 and shall pay to Collateral Agent its customary per-diem fees (which fees are $1,100 per day per employee as of the Closing Date but may be increased from time to time by Collateral Agent in its reasonable discretion) for each day that an employee or agent of Collateral Agent shall be engaged in an examination or review of any Obligor’s books and records. Notwithstanding the foregoing, so long as no Event of Default then exists, US Borrowers shall not be required to reimburse Collateral Agent for the costs of field exams (including costs incurred pursuant to Section 7.3.1) performed by employees of Collateral Agent (or their agents) in an amount in excess of $300,000 during the first Fiscal Year after the Closing Date, which amount may increase by no more than 7.5% per annum each Fiscal Year thereafter. All amounts chargeable to US Borrowers under this Section 2.2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable to Collateral Agent pursuant to Section 4.5.1 hereof.

2.2.5 General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement and the Fee Letter on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in Section 2.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

2.3 Computation of Interest and Fees. Interest on Loans denominated in Pounds Sterling, interest on Base Rate Loans, interest on Canadian Prime Rate Loans, interest on Term CORRA Loans, interest on Settlement Loans and the LC Facility Fee on Letters of Credit denominated in Pounds Sterling or Canadian Dollars shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 365 or 366 days, as applicable. Interest on Term SOFR Loans and Daily Simple SOFR Loans denominated in Dollars and the LC Facility Fee on Letters of Credit denominated in Dollars and all other fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all Payment Items and other forms of payment received by Administrative Agent shall be deemed applied by Administrative Agent in accordance with Section 4.7 hereof on account of the Obligations (subject to final payment of such items) on the Business Day that Administrative Agent receives such items in immediately available funds in the applicable Payment Account, and Administrative Agent shall be deemed to have received such Payment Item on the date specified in Section 4.1 hereof.

2.4 Bank Charges. After the occurrence and during the continuation of an Event of Default, US Borrowers, jointly and severally, shall pay to Administrative Agent, pursuant to Section 4.5.1, any and all fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution (including any wire transfer and other fees paid by Administrative Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of Borrower by Administrative Agent or any Lender of proceeds of Loans made by Lenders to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any Payment Item received or delivered to Administrative Agent or any Lender on account of the Obligations.

2.5 Illegality. Subject to Section 1.8 and Section 2.1.4, but notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) after the Sixteenth Amendment Effective Date, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a Term SOFR Loan, Daily Simple SOFR Loan, SONIA Loan or Term CORRA Loan or to give effect to its obligations as contemplated hereby with respect to a Term SOFR Loan, Daily Simple SOFR Loan, SONIA Loan or Term CORRA Loan or (ii) at any time such Lender determines that the making or continuance of any Term SOFR Loan, Daily Simple SOFR Loan, SONIA Loan or Term CORRA Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the Canadian interbank market, as applicable, or the position of such Lender in such market, then such Lender shall give after such determination Administrative Agent and any Borrower notice thereof and may thereafter (a) declare that Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for (1) a Term SOFR Loan denominated in Dollars shall be deemed a request for a Base Rate Loan, (2) a Daily Simple SOFR Loan denominated in Dollars shall be deemed a request for a Base Rate Loan, (3) a SONIA Loan denominated in Pounds Sterling shall be deemed a request for a Settlement Loan from the Applicable Settlement Lender denominated in Pounds Sterling or (4) a Term CORRA Loan shall be deemed a request of a request for a Canadian Prime Rate Loan from the Applicable Settlement Lender denominated in Canadian Dollars unless such Lender’s declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (b) require that all outstanding (1) Term SOFR Loans denominated in Dollars made by such Lender be converted to Base Rate Loans, (2) Daily Simple SOFR Loans denominated in Dollars made by such Lender be converted to Base Rate Loans, (3) SONIA Loans denominated in Pounds Sterling made by such Lender be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof), (4) Term CORRA Loan made to the Canadian Borrowers made by such Lender be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof) or, at the option of the Canadian Borrowers, converted to Loans bearing interest at the Canadian Prime Rate or (5) with respect to Term CORRA Loans made to Borrowers other than the Canadian Borrowers, be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof), under the circumstances of clauses (i) or (ii) of this Section 2.5 insofar as such Lender determines the continuance of Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans to be impracticable, in which event all such Term SOFR Loans denominated in Dollars shall be converted automatically to Base Rate

Loans, all such Daily Simple SOFR Loans denominated in Dollars shall be converted automatically to Base Rate Loans, all such SONIA Loans denominated in Pounds Sterling shall be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof) and all such Term CORRA Loans shall be repaid in full (including from the proceeds of a Borrowing in such currencies and at such rates that are available at such time in accordance with the terms hereof).

2.6 Increased Costs.

2.6.1 If, by reason of (a) the introduction after the Sixteenth Amendment Effective Date of or any change (including by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance with any new or with any modified, reinterpreted or amended guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law but if it does not have the force of law, being of a type with which the parties would customarily comply):

(i) any Lender shall be subject after the date hereof, to any Tax, duty or other charge with respect to any Term SOFR Loan, Daily Simple SOFR Loan, SONIA Loan or Term CORRA Loan or its obligation to make Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans, or a change shall result in the basis of taxation of payment to any Lender of the principal of or interest on its Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans or its obligation to make Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans (except for (x) Taxes on the overall net income or gross receipts of such Lender, franchise Taxes or branch profits Taxes, in each case imposed (i) by the jurisdiction in which such Lender’s principal executive office is located or (ii) as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) or (y) any withholding Tax imposed pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or such Lender changes its lending office, except in each case to the extent that, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office); or

(ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans or its obligation to make Term SOFR Loans, Daily Simple SOFR Loans or SONIA Loans shall be imposed on such Lender or the London interbank market or its obligation to make Term CORRA Loans shall be imposed on such Lender or the Canadian interbank market;

and as a result thereof there shall be any increase in the cost (in the case of the immediately preceding clause (ii), other than Taxes) (“Increased Costs”) to such Lender of agreeing to make or making, funding or maintaining Term SOFR Loans (except to the extent already included in the determination of the applicable Term SOFR for Term SOFR Loans), Daily Simple SOFR Loans (except to the extent already included in the determination of the applicable Daily Simple SOFR for Daily Simple SOFR Loans) or Term CORRA Loans (except to the extent already included in the determination of the applicable Term CORRA Rate for Term CORRA Loans), or there shall be a reduction in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give Borrower Representative written notice of such increased costs (together with a reasonably detailed calculation thereof) and Borrowers, jointly and severally, shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, pursuant to Section 4.5.1 hereof, an additional amount sufficient to indemnify such Lender against such increased costs. A certificate as to the amount of such increased cost (together with a reasonably detailed calculation thereof), submitted to Borrowers by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

2.6.2 Section 2.6.1 does not apply to the extent of any Increased Costs that:

(i) is compensated for by Section 4.10, Section 4.12, Section 4.13 or Section 4.14 (or would have been compensated for under Section 4.10, Section 4.12, Section 4.13 or Section 4.14 but was not so compensated because any of the exclusions therein applied);

(ii) is attributable to the willful breach by the applicable Lender or its Affiliates of any law or regulation; or

(iii) is attributable to any Bank Levy.

If any Lender shall advise Administrative Agent at any time that, because of the circumstances described hereinabove in this Section 2.6 or any other circumstances arising after the Sixteenth Amendment Effective Date affecting such Lender or the United States, United Kingdom or Canadian interbank market or such Lender’s or Bank’s position in such market, Term SOFR, Daily Simple SOFR or the Term CORRA Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans, then, and in any such event:

(1) Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrowers and Lenders of such event;

(2) Borrowers’ right to request and such Lender’s obligation to make Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans, as applicable, shall be immediately suspended and Borrowers’ right to continue a Term SOFR Loan or a Term CORRA Loan, as applicable, as such beyond the then applicable Interest Period or Term CORRA Interest Period, as applicable, shall also be suspended, until each condition giving rise to such suspension no longer exists; and

(3) such Lender shall make a Base Rate Loan as part of the requested Borrowing of Term SOFR Loans or Daily Simple SOFR Loans, as applicable, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

2.6.3 For purposes of this Section 2.6, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

2.7 Capital Adequacy. If any Lender determines that after the Sixteenth Amendment Effective Date (i) the adoption of any Applicable Law regarding capital or liquidity requirements for banks or bank holding companies or the subsidiaries thereof, (ii) any change in the interpretation or administration of any such Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (iii) compliance by such Lender or its holding company with any request or directive of any such Governmental Authority, central bank or comparable agency regarding capital adequacy or liquidity requirements issued on or after the Sixteenth Amendment Effective Date (whether or not having the force of law but if it does not have the force of law, being of a type with which the parties would customarily comply), has the effect of reducing the return on such Lender’s capital to a level below that which such Lender could have achieved (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy or liquidity requirements immediately before such adoption, change or compliance and assuming that such Lender’s capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of such Lender’s commitment to make the Loans pursuant hereto by any amount deemed by such Lender to be material:

(i) Administrative Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender’s determination of such occurrence, give notice thereof to any Borrower and Lenders; and

(ii) Borrowers, jointly and severally, shall pay to Administrative Agent, for the account of such Lender, as an additional fee from time to time, pursuant to Section 4.5.1, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction.

A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender’s determination of such amount), and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this Section 2.7 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Section 2.6 and this Section 2.7, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, and (iii) the Regulation (EU) No 575/2013 of the European Parliament and of the Counsel, of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to have gone into effect and been adopted after the Sixteenth Amendment Effective Date, regardless of the date enacted, adopted or issued.

Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.6 or this Section 2.7 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 2.6 or this Section 2.7 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower Representative of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to Section 2.6 or this Section 2.7 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (and such Lender so certifies to the Borrowers).

2.8 Funding Losses lf for any reason (other than due to a default by a Lender or as a result of a Lender’s refusal to honor a request for a Term SOFR Loan or a Term CORRA Loan due to circumstances described in Section 2.5 or 2.6 hereof) a Borrowing of, or conversion to or continuation of, Term SOFR Loans or Term CORRA Loans, as applicable, does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 2.1.2 hereof) of any of its Term SOFR Loans or Term CORRA Loans, as applicable, occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay Term SOFR Loans or Term CORRA Loans, as applicable, when required by the terms of this Agreement, then Borrowers shall jointly and severally pay to Administrative Agent, for the ratable benefit of the affected Lenders, pursuant to Section 4.5.1 hereof, an amount (if a positive number) computed pursuant to the following formula:

L =	(R- T) x P x D
365

where

L =	amount payable

R =	interest rate applicable to the Term SOFR Loan or Term CORRA Loans, as applicable, unborrowed or prepaid.

T =

(i) with respect to Term SOFR Loans, effective interest rate per annum at which any readily marketable bond or other obligations of the United States or the United Kingdom, as applicable, selected at Administrative Agent’s sole discretion, maturing on or nearest the last day of the then applicable or requested Interest Period for such Term SOFR Loan and in approximately the same amount as such Term SOFR Loan can be purchased by Administrative Agent on the day of such payment of principal or failure to borrow; or (ii) with respect to Term CORRA Loans, effective interest rate per annum at which any readily marketable bond or other obligations of Canada selected at Administrative Agent’s sole discretion, maturing on or nearest the last day of the then applicable or requested Term CORRA Interest Period for such Term CORRA Loan and in approximately the same amount as such Term CORRA Loan, can be purchased by Administrative Agent on the day of such payment of principal or failure to borrow.

P =	the amount of principal paid or the amount of the Term SOFR Loan or Term CORRA Loan, as applicable, requested or to have been continued or converted.

D =

the number of days remaining in the Interest Period or Term CORRA Interest Period, as applicable, as of the date of such prepayment or the number of days in the requested Interest Period or Term CORRA Interest Period, as applicable.

Borrowers, jointly and severally, shall pay such amount set forth above upon presentation by Administrative Agent of a statement setting forth the amount and Administrative Agent’s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 2.8, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

2.9 Pounds Sterling Revolver Loans; Intra-Lender Issues.

2.9.1 (i) Pounds Sterling Participations. Notwithstanding anything to the contrary contained herein, all Pounds Sterling Revolver Loans shall be made solely by the Initial Revolver Lenders (other than the Participating Pounds Lenders), on a pro rata basis in accordance with the Applicable Percentage hereunder. For the avoidance of doubt, each Initial Revolver Lender (other than the Participating Pounds Lenders) shall be required to fund its Pro Rata share of all Pounds Sterling Revolver Loans in Pounds Sterling. Each Initial Revolver Lender that is a Participating Pounds Lender, shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from Bank of America, and Bank of America shall sell and be deemed to sell to each such Participating Pounds Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Pounds Sterling Participation”) in each Pounds Sterling Revolver Loan funded by Bank of America in an amount equal to such Participating Pounds Lender’s Pro Rata share of the Borrowing that includes such Pounds Sterling Revolver Loan. Such purchase and sale of a Pounds Sterling Participation shall be deemed to occur automatically upon the making of a Pounds Sterling Revolver Loan by Bank of America, without any further notice to any Participating Pounds Lender. The purchase price payable by each Participating Pounds Lender to Bank of America for each Pounds Sterling Participation purchased by it from Bank of America shall be equal to 100% of the principal amount of such Pounds Sterling Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Pounds Sterling Revolver Loan and (ii) such Participating Pounds Lender’s Pro Rata share), and such purchase price shall be payable by each Participating Pounds Lender to Bank of America in accordance with the settlement procedure set forth in Section 2.9.2 below. Bank of America and Administrative Agent shall record on their books the amount of the Pounds Sterling Revolver Loans made by Bank of America and each Participating Pounds Lender’s Pounds Sterling Participation and Funded Pounds Sterling Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Pounds Lender pursuant to this Section 2.9.

2.9.2 Settlement Procedures for Pounds Sterling Revolver Loan Participations. Each Participating Pounds Lender’s Pounds Sterling Participation in the Pounds Sterling Revolver Loans (other than Agent Advances) shall be in an amount equal to its Pro Rata share of all such Pounds Sterling Revolver Loans. However, in order to facilitate the administration of the Pounds Sterling Revolver Loans made by Bank of America and the Pounds Sterling Participations, settlement among Bank of America and the Participating Pounds Lenders with regard to the Participating Pounds Lenders’ Pounds Sterling Participations shall take place in accordance with the following provisions:

(i) Bank of America and the Participating Pounds Lenders shall settle (a “Pounds Sterling Participation Settlement”) by payments in respect of the Pounds Sterling Participations as follows: So long as any Pounds Sterling Revolver Loans are outstanding, Pounds Sterling Participation Settlements shall be effected through Administrative Agent on such Business Days as Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Pounds Lender requesting such Pounds Sterling Participation Settlement (each such date on which a Pounds Sterling Participation Settlement occurs herein called a “Pounds Sterling Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York time) at least one Business Day prior to the requested Pounds Sterling Participation Settlement Date; provided, that Administrative Agent shall have the option but not the obligation to specify a Pounds Sterling Participation Settlement Date and, in any event, shall not specify a Pounds Sterling Participation Settlement Date prior to the occurrence of an Event of Default; provided, further, that if (x) such Event of Default is waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Section 11.2 and (z) Administrative Agent has actual knowledge of such cure or waiver, all prior to Administrative Agent’s giving notice to the Participating Pounds Lenders of the first Pounds Sterling Participation Settlement Date under this Agreement, then Administrative Agent shall not give notice to the Participating Pounds Lenders of a Pounds Sterling Participation Settlement Date based upon such cured or waived Event of Default. If on any Pounds Sterling Participation Settlement Date the total principal amount of the Pounds Sterling Revolver Loans made or deemed made by Bank of America during the period ending on (but excluding) such Pounds Sterling Participation Settlement Date and commencing on (and including) the immediately preceding Pounds Sterling Participation Settlement Date (or the Closing Date in the case of the period ending on the first Pounds Sterling Participation Settlement Date) (each such period herein called a “Pounds Sterling Participation Settlement Period”) is greater than the principal amount of Pounds Sterling Revolver Loans repaid during such Pounds Sterling Participation Settlement Period to Bank of America, each Participating Pounds Lender shall pay to Bank of America (through Administrative Agent), no later than 2:00 p.m. (New York time) on such Pounds Sterling Participation Settlement Date, an amount equal to such Participating Pounds Lender’s ratable share of the amount of such excess. If in any Pounds Sterling Participation Settlement Period the outstanding principal amount of the Pounds Sterling Revolver Loans repaid to Bank of America in such period exceeds the total principal amount of the Pounds Sterling Revolver Loans made or deemed made by Bank of America during such period, Bank of America shall pay to each Participating Pounds Lender (through Administrative Agent) on such Pounds Sterling Participation Settlement Date an amount equal to such Participating Pounds Lender’s ratable share of such excess. Pounds Sterling Participation Settlements in respect of Pounds Sterling Revolver Loans shall be made in Pounds Sterling (or the Equivalent Amount in Dollars) on the Pounds Sterling Participation Settlement Date for such Pounds Sterling Revolver Loans.

(ii) If any Participating Pounds Lender fails to pay to Bank of America on any Pounds Sterling Participation Settlement Date the full amount required to be paid by such Participating Pounds Lender to Bank of America on such Pounds Sterling Participation Settlement Date in respect of such Participating Pounds Lender’s Pounds Sterling Participation (such Participating Pounds Lender’s “Pounds Sterling

Participation Settlement Amount”) with Bank of America, Bank of America shall be entitled to recover such unpaid amount from such Participating Pounds Lender, together with interest thereon (in the same respective currency or currencies as the relevant Pounds Sterling Revolver Loans) at the UK Base Rate with respect to Loans denominated in Pounds Sterling. Without limiting Bank of America’s rights to recover from any Participating Pounds Lender any unpaid Pounds Sterling Participation Settlement Amount payable by such Participating Pounds Lender to Bank of America, Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Pounds Lender an amount equal to such Participating Pounds Lender’s unpaid Pounds Sterling Participation Settlement Amount owing to Bank of America and apply such withheld amount to the payment of any unpaid Pounds Sterling Participation Settlement Amount owing by such Participating Pounds Lender to Bank of America.

(iii) If Bank of America is required to make any payment to (x) Administrative Agent with respect to any Letter of Credit denominated in Pounds Sterling (or its participation therein), or (y) Bank of America in its capacity as a Bank pursuant to Section 1.3.4(ii) hereof, in each case other than as a Pounds Sterling Revolver Loan being made to the UK Borrowers, each Participating Pounds Lender shall, upon request of Bank of America, pay to Bank of America an amount equal to such Participating Pounds Lender’s ratable share of such payment.

(iv) Following the first Pounds Sterling Participation Settlement Date, Administrative Agent shall effect a Pounds Sterling Participation Settlement on each subsequent Pounds Sterling Participation Settlement Date or within 1 Business Day thereafter.

2.9.3 Obligations Irrevocable. The obligations of each Participating Pounds Lender to purchase from Bank of America a participation in each Pounds Sterling Revolver Loan made by Bank of America and to make payments to Bank of America with respect to such participation and to make payments to Bank of America with respect to Letters of Credit denominated in Pounds Sterling, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Initial Revolver Loans, against any Borrower or any Guarantor;

(ii) the existence of any claim, setoff, defense or other right which any Borrower or any Guarantor may have at any time in respect of any Pounds Sterling Revolver Loans or Letters of Credit denominated in Pounds Sterling;

(iii) any application or misapplication of any proceeds of any Pounds Sterling Revolver Loans;

(iv) the surrender or impairment of any security for any Pounds Sterling Revolver Loans;

(v) the occurrence of any Default or Event of Default;

(vi) the commencement or pendency of any events specified in Section 11.1.7 hereof, in respect of Parent or any Subsidiary thereof, any other Guarantor or any other Person; or

(vii) the failure to satisfy the applicable conditions precedent set forth in Section 10 hereof or the occurrence of any of the circumstances set forth in Section 1.3.2(iv) hereof.

2.9.4 Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower or any other Obligor received by Administrative Agent with respect to any Pounds Sterling Revolver Loan made by Bank of America is thereafter set aside, avoided or recovered from Administrative Agent in connection with any Insolvency Proceeding or due to any mistake of law or fact, each Participating Pounds Lender shall, upon demand by Administrative Agent, pay to Bank of America (through Administrative Agent) such Participating Pounds Lender’s Pro Rata share of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by Bank of America or Administrative Agent upon the amount required to be repaid by it.

2.9.5 Indemnification by Lenders. Each Participating Pounds Lender agrees to indemnify Bank of America (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Bank of America in any way relating to or arising out of any Pounds Sterling Revolver Loans or any participations by Bank of America in any Letters of Credit denominated in Pounds Sterling or any action taken or omitted by Bank of America in connection therewith; provided that no Participating Pounds Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of Bank of America. Without limiting the foregoing, each Participating Pounds Lender agrees to reimburse Bank of America promptly upon demand for such Participating Pounds Lender’s ratable share of any costs or expenses payable by the Borrowers to Bank of America in respect of the Pounds Sterling Revolver Loans to the extent that Bank of America is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 2.9.5 shall survive payment in full of all Pounds Sterling Revolver Loans.

2.9.6 Pounds Sterling Revolver Loan Participation Fee. In consideration for each Participating Pounds Lender’s participation in the Pounds Sterling Revolver Loans made by Bank of America, Bank of America agrees to pay to Administrative Agent for the account of each Participating Pounds Lender, as and when Bank of America receives payment of interest on its Pounds Sterling Revolver Loans, a fee (the “Pounds Sterling Participation Fee”) at a rate per annum equal to the Applicable Margin on such Pounds Sterling Revolver Loans minus with respect to each Participating Pounds Lender, 0.75% on the Unfunded Pounds Sterling Participation of such Participating Pounds Lender in such Pounds Sterling Revolver Loans of Bank of America. The Pounds Sterling Participation Fee in respect of any Unfunded Pounds Sterling Participation in a Pounds Sterling Revolver Loan shall be payable to Administrative Agent in Pounds Sterling when interest on such Pounds Sterling Revolver Loan is received by Bank of America. If Bank of America does not receive payment in full of such interest, the Pounds Sterling Participation Fee in respect of the Unfunded Pounds Sterling Participation in such Pounds Sterling Revolver Loans shall be reduced proportionately. Any amounts payable under this Section 2.9.6 by Administrative Agent to the Participating Pounds Lenders shall be paid in Pounds Sterling.

2.10 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Administrative Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Administrative Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by any or all Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle any Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (for purposes of this Section, such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and Administrative Agent and Lenders do not intend to collect any unearned Interest in the event of any such acceleration. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2.1.1 of this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Administrative Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) no Borrower shall seek or pursue any other remedy, legal or equitable, against Administrative Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether any Excess has been contracted for, charged or received by Administrative Agent or any Lender, all Interest at any time contracted for, charged or received from any or all Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers, Administrative Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 2.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein) other than the UK Security Documents. All such Loan Documents and communications relating to any Interest owed by any or all Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2.10.

2.11 Judgment Currency.

2.11.1 If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so under Applicable Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the Original Currency with the Other Currency at 11:00 a.m. (New York time) on the second Business Day preceding that on which final judgment is given.

2.11.2 The obligation of an Obligor in respect of any sum due in the Original Currency from it to any Lender or any Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or such Agent (as the case may be) in the Original Currency, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or such Agent (as the case may be) in the Original Currency, such Lender or such Agent (as the case may be) agrees to remit to such Obligor such excess.

2.12 Mitigation. Each Lender agrees that, with reasonable promptness after such Lender becomes aware that such Lender is entitled to receive payments under Sections 2.5, 2.6 or 2.7 hereof, or is or has become subject to United States, Canada or United Kingdom withholding taxes payable by any Borrower in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Lender or any applicable legal or regulatory restriction (i) use all reasonable efforts to make, fund or maintain the Revolver Commitment of such Lender or the

Loans of such Lender through another lending office of such Lender, or (ii) take such other reasonable measures, if, as a result thereof, the circumstances that would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Revolver Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolver Commitment or Loans or the interests of such Lender. Furthermore, no Lender shall be entitled to receive payments under Sections 2.5, 2.6 or 2.7 hereof for periods occurring prior to the 180th day before the giving of written demand for payment of such amounts by Administrative Agent or such Lender is made in accordance with Section 4.5.1 hereof.

2.13 Canadian Revolver Loans; Intra-Lender Issues.

2.13.1 (i) Canadian Revolver Loan Participations. Notwithstanding anything to the contrary contained herein, all Canadian Revolver Loans shall be made solely by the Canadian Lenders on a pro rata basis in accordance with the Applicable Percentage hereunder. Each Initial Revolver Lender that is a Participating Canadian Lender shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from Bank of America (each reference to Bank of America in this Section 2.13 shall be deemed to include the Canadian Bank), and Bank of America shall sell and be deemed to sell to each such Participating Canadian Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Canadian Participation”) in each Canadian Revolver Loan funded by Bank of America in an amount equal to such Participating Canadian Lender’s Pro Rata share of the Borrowing that includes such Canadian Revolver Loan. Such purchase and sale of a Canadian Participation shall be deemed to occur automatically upon the making of a Canadian Revolver Loan by Bank of America, without any further notice to any Participating Canadian Lender. The purchase price payable by each Participating Canadian Lender to Bank of America for each Canadian Participation purchased by it from Bank of America shall be equal to 100% of the principal amount of such Canadian Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Canadian Revolver Loan and (ii) such Participating Canadian Lender’s Pro Rata share), and such purchase price shall be payable by each Participating Canadian Lender to Bank of America in accordance with the settlement procedure set forth in Section 2.13.2 below. Bank of America and Administrative Agent shall record on their books the amount of the Canadian Revolver Loans made by Bank of America and each Participating Canadian Lender’s Canadian Participation and Funded Canadian Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Canadian Lender pursuant to this Section 2.13.

2.13.2 Settlement Procedures for Canadian Revolver Loan Participations. Each Participating Canadian Lender’s Canadian Participation in the Canadian Revolver Loans shall be in an amount equal to its Pro Rata share of all such Canadian Revolver Loans. However, in order to facilitate the administration of the Canadian Revolver Loans made by Bank of America and the Canadian Participations, settlement among Bank of America and the Participating

Canadian Lenders with regard to the Participating Canadian Lenders’ Canadian Participations shall take place in accordance with the following provisions:

(i) Bank of America and the Participating Canadian Lenders shall settle (a “Canadian Participation Settlement”) by payments in respect of the Canadian Participations as follows: So long as any Canadian Revolver Loans are outstanding, Canadian Participation Settlements shall be effected through Administrative Agent on such Business Days as Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Canadian Lender requesting such Canadian Participation Settlement (each such date on which a Canadian Participation Settlement occurs herein called a “Canadian Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York time) at least one Business Day prior to the requested Canadian Participation Settlement Date; provided, that Administrative Agent shall have the option but not the obligation to specify a Canadian Participation Settlement Date and, in any event, shall not specify a Canadian Participation Settlement Date prior to the occurrence of an Event of Default; provided, further, that if (x) such Event of Default is waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Section 11.2 and (z) Administrative Agent has actual knowledge of such cure or waiver, all prior to Administrative Agent’s giving notice to the Participating Canadian Lenders of the first Canadian Participation Settlement Date under this Agreement, then Administrative Agent shall not give notice to the Participating Canadian Lenders of a Canadian Participation Settlement Date based upon such cured or waived Event of Default. If on any Canadian Participation Settlement Date the total principal amount of the Canadian Revolver Loans made or deemed made by Bank of America during the period ending on (but excluding) such Canadian Participation Settlement Date and commencing on (and including) the immediately preceding Canadian Participation Settlement Date (or the Canadian Borrower Joinder Date in the case of the period ending on the first Canadian Participation Settlement Date) (each such period herein called a “Canadian Participation Settlement Period”) is greater than the principal amount of Canadian Revolver Loans repaid during such Canadian Participation Settlement Period to Bank of America, each Participating Canadian Lender shall pay to Bank of America (through Administrative Agent), no later than 2:00 p.m. (New York time) on such Canadian Participation Settlement Date, an amount equal to such Participating Canadian Lender’s ratable share of the amount of such excess. If in any Canadian Participation Settlement Period the outstanding principal amount of the Canadian Revolver Loans repaid to Bank of America in such period exceeds the total principal amount of the Canadian Revolver Loans made or deemed made by Bank of America during such period, Bank of America shall pay to each Participating Canadian Lender (through Administrative Agent) on such Canadian Participation Settlement Date an amount equal to such Participating Canadian Lender’s ratable share of such excess. Canadian Participation Settlements in respect of Canadian Revolver Loans shall be made in Dollars on the Canadian Participation Settlement Date for such Canadian Revolver Loans.

(ii) If any Participating Canadian Lender fails to pay to Bank of America on any Canadian Participation Settlement Date the full amount required to be paid by such Participating Canadian Lender to Bank of America on such Canadian Participation Settlement Date in respect of such Participating Canadian Lender’s Canadian Participation (such Participating Canadian Lender’s “Canadian Participation Settlement Amount”) with Bank of America, Bank of America shall be entitled to recover such unpaid amount from such Participating Canadian Lender, together with interest thereon (in the same respective currency or currencies as the relevant Canadian Revolver Loans) at the Base Rate with respect to Loans made to any Canadian Borrower. Without limiting Bank of America’s rights to recover from any Participating Canadian Lender any unpaid Canadian Participation Settlement Amount payable by such Participating Canadian Lender to Bank of America, Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Canadian Lender an amount equal to such Participating Canadian Lender’s unpaid Canadian Participation Settlement Amount owing to Bank of America and apply such withheld amount to the payment of any unpaid Canadian Participation Settlement Amount owing by such Participating Canadian Lender to Bank of America.

(iii) If Bank of America is required to make any payment to (x) Administrative Agent with respect to any Letter of Credit issued on behalf of any Canadian Obligor (or its participation therein), or (y) Bank of America in its capacity as a Bank pursuant to Section 1.3.4(ii) hereof with respect to obligations of any Canadian Obligor, in each case, other than as a Canadian Revolver Loan being made to the Canadian Borrowers, each Participating Canadian Lender shall, upon request of Bank of America, pay to Bank of America an amount equal to such Participating Canadian Lender’s ratable share of such payment.

(iv) Following the first Canadian Participation Settlement Date, Administrative Agent shall effect a Canadian Participation Settlement on each subsequent Canadian Participation Settlement Date or within 1 Business Day thereafter.

2.13.3 Obligations Irrevocable. The obligations of each Participating Canadian Lender to purchase from Bank of America a participation in each Canadian Revolver Loan made by Bank of America and to make payments to Bank of America with respect to such participation and to make payments to Bank of America with respect to Letters of Credit issued on behalf of any Canadian Obligor, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Canadian Revolver Loans, against any Borrower or any Guarantor;

(ii) the existence of any claim, setoff, defense or other right which any Borrower or any Guarantor may have at any time in respect of any Canadian Revolver Loans or Letters of Credit issued on behalf of any Canadian Obligor;

(iii) any application or misapplication of any proceeds of any Canadian Revolver Loans;

(iv) the surrender or impairment of any security for any Canadian Revolver Loans;

(v) the occurrence of any Default or Event of Default;

(vi) the commencement or pendency of any events specified in Section 11.1.7 hereof, in respect of Parent or any Subsidiary thereof, any other Guarantor or any other Person; or

(vii) the failure to satisfy the applicable conditions precedent set forth in Section 10 hereof or the occurrence of any of the circumstances set forth in Section 1.3.2(iv) hereof.

2.13.4 Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower or any other Obligor received by Administrative Agent with respect to any Canadian Revolver Loan made by Bank of America is thereafter set aside, avoided or recovered from Administrative Agent in connection with any Insolvency Proceeding or due to any mistake of law or fact, each Participating Canadian Lender shall, upon demand by Administrative Agent, pay to Bank of America (through Administrative Agent) such Participating Canadian Lender’s Pro Rata share of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by Bank of America or Administrative Agent upon the amount required to be repaid by it.

2.13.5 Indemnification by Lenders. Each Participating Canadian Lender agrees to indemnify Bank of America (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Bank of America in any way relating to or arising out of any Canadian Revolver Loans or any participations by Bank of America in any Letters of Credit issued on behalf of any Canadian Obligor or any action taken or omitted by Bank of America in connection therewith; provided that no Participating Canadian Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of Bank of America. Without limiting the foregoing, each Participating Canadian Lender agrees to reimburse Bank of America promptly upon demand for such Participating Canadian Lender’s ratable share of any costs or expenses payable by the Borrowers to Bank of America in respect of the Canadian Revolver Loans to the extent that Bank of America is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 2.13.5 shall survive payment in full of all Canadian Revolver Loans.

2.13.6 Canadian Revolver Loans Participation Fee. In consideration for each Participating Canadian Lender’s participation in the Canadian Revolver Loans made by Bank of America, Bank of

America agrees to pay to Administrative Agent for the account of each Participating Canadian Lender, as and when Bank of America receives payment of interest on its Canadian Revolver Loans, a fee (the “Canadian Participation Fee”) at a rate per annum equal to the Applicable Margin on Term SOFR Loans minus with respect to each Participating Canadian Lender, 0.75% on the Unfunded Canadian Participation of such Participating Canadian Lender in such Canadian Revolver Loans of Bank of America. The Canadian Participation Fee in respect of any Unfunded Canadian Participation in a Canadian Revolver Loan shall be payable to Administrative Agent in Dollars when interest on such Canadian Revolver Loan is received by Bank of America. If Bank of America does not receive payment in full of such interest, the Canadian Participation Fee in respect of the Unfunded Canadian Participation in such Canadian Revolver Loans shall be reduced proportionately. Any amounts payable under this Section 2.13.6 by Administrative Agent to the Participating Canadian Lenders shall be paid in Dollars.

2.14 Canadian Lenders.

2.14.1 Each Canadian Lender shall at all times be a Canadian Qualified Lender or, at its option, such Canadian Lender shall designate an Affiliate or branch of such Lender which is a Canadian Qualified Lender (which branch or Affiliate shall be a signatory to this Agreement, or shall become a party hereto by signing a joinder agreement in form and substance reasonably satisfactory to Administrative Agent) to act as a Canadian Lender hereunder, in which case the Affiliate or branch so designated as a Canadian Lender hereunder shall be required to be satisfactory to (and approved by) Administrative Agent and shall at all times hold the Commitment (and all extensions of credit pursuant thereto) of the respective Canadian Lender. To the extent legally entitled to do so, Administrative Agent and each Canadian Lender shall, upon written request by any Canadian Borrower, deliver to such Canadian Borrower or the applicable taxing authority, any form or certificate required in order that any payment by a Canadian Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on account of, any Taxes, provided that (x) in determining the reasonableness of such a request such Person shall be entitled to consider the cost (to the extent unreimbursed by such Canadian Borrower) which would be imposed on such Person of complying with such request, and (y) nothing in this Section 2.14.1 shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations). Except for the Lenders listed on Schedule CA-1, each Lender is a Canadian Qualified Lender and shall be a Canadian Lender for all purposes of this Agreement. On or prior to any Canadian Borrower Joinder Date (and as may be necessary at any time thereafter), each Canadian Lender shall provide any necessary updates to Schedule A-2 with respect to Applicable Designees, together with any necessary joinder agreements from any Applicable Designees in connection with Loans to be made to the Canadian Borrowers.

2.14.2 A Canadian Lender may change its Affiliate or branch acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to Administrative Agent (with the consent of Administrative Agent), where the relevant assignee represents and warrants that it is an Affiliate or branch of the relevant Canadian Lender and represents and warrants to Administrative Agent and to Borrower Representative that it is a Canadian Qualified Lender and will act directly as a Canadian Lender with respect to the Commitment of the relevant Canadian Lender.

2.14.3 In connection with any assignment pursuant to Section 13.2 of all or any part of the Commitment of any Canadian Lender the Assignment and Acceptance shall contain the representation and warranties specified in the Assignment and Acceptance including that it is a Canadian Qualified Lender.

2.15 Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION III. LOAN ADMINISTRATION

3.1 Manner of Borrowing and Funding of Revolver Loans and Settlement Loans. Borrowings under the Revolver Commitment established pursuant to Section 1.1 hereof shall be made and funded as follows:

3.1.1 Notice of Borrowing.

(i) Whenever Borrowers desire to make a Borrowing under Section 1.1.1 of this Agreement (other than a Borrowing pursuant to clause (ii) below, or Section 2.1.2 or Section 1.3.1(ii) hereof, or a Borrowing of Settlement Loans pursuant to Section 3.1.3), Borrower Representative shall give Administrative Agent prior written notice by facsimile transmission, electronic mail or otherwise (or telephonic notice promptly confirmed in writing) of such Borrowing request (a “Notice of Borrowing”), which shall be in the form of Exhibit B annexed hereto (or in any other form acceptable to Administrative Agent) and signed by an authorized officer of the Borrower Representative. Such Notice of Borrowing shall be given by Borrower Representative no later than 12:00 noon (New York time) at the office of Administrative Agent designated by Administrative Agent from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 3 Business Days prior to the requested funding date of such Borrowing, in the case of Term SOFR Loans, Daily Simple SOFR Loans, Term CORRA Loans and SONIA Loans. Notices received after 12:00 noon (New York time) shall be deemed received on the next Business Day. The Revolver Loans made by each Revolver Lender on the Closing Date shall be made as Base Rate Loans (unless otherwise agreed to by Administrative Agent) and thereafter may be made or continued as or converted into Base Rate Loans, Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans, as applicable. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans, Term SOFR Loans, Daily Simple SOFR

Loans, SONIA Loans or Term CORRA Loans, (d) whether such Loans are to be denominated in Dollars, Pounds Sterling or Canadian Dollars, (e) in the case of Term SOFR Loans, the duration of the Interest Period to be applicable thereto, and in the case of Term CORRA Loans, the duration of the Term CORRA Interest Period to be applicable thereto, (f) [reserved] and (g) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed. Borrowers may not request any Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans if a Default or Event of Default exists.

(ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents with respect to the Obligations (which, for purposes of this Section 3.1.1(ii), shall exclude any Obligations arising under Commodity Contracts, Interest Rate Contracts, Currency Contracts or Cash Management Agreements) (whether as principal, accrued interest, fees or other charges including the repayment of any LC Outstandings or the making of any Settlement Loan or Agent Advance) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Initial Revolver Loans on the date of such Agent Advance or on the due date of such other Obligations, in any event in the aggregate amount required to pay such Obligations, and the proceeds of such Initial Revolver Loans shall be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans or, in the case of Pounds Sterling Loans, as SONIA Loans. Neither Administrative Agent nor any Initial Revolver Lender shall have any obligation to Borrowers to honor any deemed request for an Initial Revolver Loan after the Commitment Termination Date and neither Administrative Agent nor any Initial Revolver Lender shall have any obligation to Borrowers to honor any deemed request for an Initial Revolver Loan when an Out-Of-Formula Condition exists or would result therefrom or when any condition precedent set forth in Section 10.2 hereof is not satisfied, but, in each case, may do so in their discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Initial Revolver Loan is funded after the Commitment Termination Date.

(iii) As an accommodation to Borrowers, Administrative Agent and Revolver Lenders may permit telephonic requests for Borrowings and facsimile and electronic transmittal of instructions, authorizations, agreements or reports to any Agent by Borrower Representative; provided, however, that Borrower Representative shall confirm each such telephonic request for a Borrowing of Term SOFR Loans or Daily Simple SOFR Loans, as applicable, by delivery of the required Notice of Borrowing to Administrative Agent by facsimile transmission, electronic mail or otherwise promptly, but in no event later than 5:00 p.m. (New York time) on the same day. Neither Administrative Agent nor any Revolver Lender shall have any liability (other than for its own gross negligence or willful misconduct) to Borrowers for any loss or damage suffered by such Borrowers as a result of Administrative Agent’s or any Revolver Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agents or Revolver Lenders by Borrower Representative and neither Administrative Agent nor any Revolver Lender shall have any duty to verify the origin of any such communication or the identity or authority of the Person sending it.

3.1.2 Fundings by Revolver Lenders. Subject to its receipt of notice from Administrative Agent of a Notice of Borrowing as provided in Section 3.1.1(i) (except in the case of a deemed request by a Borrower for a Revolver Loan as provided in Sections 1.3.1(ii), 3.1.1(ii) or 3.1.3(iii) hereof, in which event no Notice of Borrowing need be submitted), each Revolver Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested by Borrower Representative and that the applicable Borrower is entitled to receive under this Agreement. Administrative Agent shall endeavor to notify Revolver Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to Sections 1.3.1(ii) or 3.1.1(ii) hereof) by 1:00 p.m. (New York time) on the proposed funding date (in the case of Base Rate Loans) or by 4:00 p.m. (New York time) at least 3 Business Days before the proposed funding date (in the case of Term SOFR Loans, SONIA Loans, Daily Simple SOFR Loans or Term CORRA Loans). Except as otherwise set forth in Section 2.9 hereof, each Revolver Lender shall deposit with Administrative Agent from such Revolver Lender’s Applicable Lending Office an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by Borrower Representative at Administrative Agent’s designated bank in immediately available funds not later than 3:00 p.m. (New York time), or by 12:00 noon (London time) with respect to SONIA Loans that are Pounds Sterling Loans, on the date of funding of such Borrowing, unless, with respect to only Base Rate Loans Administrative Agent’s notice to Revolver Lenders is received after 1:00 p.m. (New York time) on the proposed funding date of a Base Rate Loan in which event Revolver Lenders shall deposit with Administrative Agent from Revolver Lenders’ respective Applicable Lending Offices their respective Pro Rata shares of the requested Borrowing of Base Rate Loans on or before 11:00 a.m. (New York time) of the next Business Day. Subject to its receipt of such amounts from Revolver Lenders, Administrative Agent shall make the proceeds of the Revolver Loans received by it available to the applicable Borrower by disbursing such proceeds in accordance with the disbursement instructions set forth in the applicable Notice of Borrowing. Neither Administrative Agent nor any Revolver Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Administrative Agent in accordance with wiring instructions provided to Administrative Agent. Unless Administrative Agent shall have been notified in writing by a Revolver Lender prior to the proposed time of funding that such Revolver Lender does not intend to deposit with Administrative Agent an amount equal to such Revolver Lender’s Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to Section 1.3.1(ii), 3.1.1(ii) or 3.1.3(ii) hereof), Administrative Agent may assume that such Revolver Lender has deposited or promptly will deposit its share with Administrative Agent and Administrative Agent may in its discretion disburse a corresponding amount to the applicable Borrower on the applicable funding date. If a Revolver Lender’s Pro Rata share of such Borrowing is not in fact deposited with Administrative Agent, then, if Administrative Agent has disbursed to the applicable Borrower an amount corresponding to such share, then such Revolver Lender agrees to pay, and in addition

Borrowers jointly and severally agree to repay, to Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Administrative Agent to or for the benefit of such Borrower until the date such amount is paid or repaid to Administrative Agent, (i) in the case of Borrowers, at the interest rate applicable to such Borrowing and (ii) in the case of such Revolver Lender, at the Federal Funds Rate (with respect to Dollar Loans), SONIA (with respect to Pounds Sterling Loans) or the Canadian Prime Rate (with respect to Canadian Dollar Loans). If such Revolver Lender repays to Administrative Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Revolver Lender and Borrowers shall have repaid such corresponding amount, Administrative Agent shall promptly return to Borrowers such corresponding amount in immediately available funds. A notice from Administrative Agent submitted to any Revolver Lender with respect to amounts owing under this Section 3.1.2 shall be conclusive, absent manifest error.

3.1.3 Settlement Loans.

(i) Subject to the terms and conditions hereinafter set forth (including the conditions in Article 10), each Applicable Settlement Lender, in its individual capacity, shall make overnight loans (“Settlement Loans”) in Dollars, Canadian Dollars, Pounds Sterling or Euros, as applicable, to one or more of the Borrowers from time to time on any Business Day during the period from the Closing Date through the earlier of (a) the Business Day before the last day of the Original Initial Revolver Term or (b) the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding (1) $250,000,000 (of which up to the Equivalent Amount of $250,000,000 may be funded in Canadian Dollars) (the “US/Canadian Settlement Loan Sublimit”), (2) £35,000,000 (of which up to the Equivalent Amount of £15,000,000 may be funded in Euros) (the “UK/Euro Settlement Loan Sublimit”) and (3) after the German Borrower Joinder Date, the German Settlement Sublimit solely with respect to Settlement Loans to the German Borrowers. As it is understood that the purpose for the Settlement Loans is to fund Borrowers’ operating accounts, the making of the Settlement Loans and the repayments to the Applicable Settlement Lender may be made on a sweep basis requiring no formal notification from Borrower Representative or any Borrower or as may be requested by Borrower Representative. Each Applicable Settlement Lender may at its discretion, upon 3 Business Days’ written notice to Borrower Representative, choose to require written notification of Settlement Loans from Borrower Representative, but is not required to do so. Each Settlement Loan (A) shall bear interest at the Base Rate for Settlement Loans denominated in Dollars or Euros, and may be made to any Borrower, (B) shall be a SONIA Loan, for Settlement Loans denominated in Pounds Sterling, and may be made to any Borrower, (C) shall be a Canadian Prime Rate Loan, for Settlement Loans denominated in Canadian Dollars to the extent made to the Canadian Borrowers or (D) shall accrue interest at such rate as may be agreed to between the Applicable Settlement Lender and Borrower Representative, and such interest shall be due and payable in arrears monthly or as otherwise may be required by the Applicable Settlement Lender, and on the Commitment Termination Date. Within the limits of the US/Canadian Settlement Loan

Sublimit, the UK/Euro Settlement Loan Sublimit and the German Settlement Loan Sublimit, Borrowers may borrow under this Section 3.1.3(i), prepay the Settlement Loans and reborrow under this Section 3.1.3(i). For the avoidance of doubt, no German Borrower shall be permitted to request any Loan hereunder other than a Settlement Loan, which such German Settlement Loans (i) shall not be in any currency other than Euros, (ii) shall be made solely by the German Settlement Lender and (iii) shall not exceed, in the aggregate, the German Settlement Sublimit.

(ii) Unless the Applicable Settlement Lender is Administrative Agent, each Applicable Settlement Lender shall report to Administrative Agent on a daily basis the aggregate outstanding principal amounts of all Settlement Loans made by such Applicable Settlement Lender.

(iii) At any time any Applicable Settlement Lender makes a Reported Settlement Loan, each Initial Revolver Lender (other than such Applicable Settlement Lender) shall be deemed, without further action by any Person, to have purchased from such Applicable Settlement Lender an unfunded participation in any such Reported Settlement Loan in an amount equal to such Initial Revolver Lender’s Pro Rata share of such Reported Settlement Loan and shall be obligated to fund such participation as an Initial Revolver Loan at such time and in the manner provided below. Each such Initial Revolver Lender’s obligation to participate in, purchase and fund such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Initial Revolver Lender or any other Person may have against such Applicable Settlement Lender or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default or the termination of the Initial Revolver Commitments; (c) any adverse change in the condition (financial or otherwise) of Parent, its Subsidiaries or any other Person; (d) any breach of this Agreement by any Borrower or any other Initial Revolver Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Borrower hereby consents to each such sale and assignment. Each Initial Revolver Lender agrees to fund its Pro Rata share (x) of an outstanding Reported Settlement Loan that is (1) a Dollar Loan (in Dollars) or (2) a Canadian Dollar Loan (in Canadian Dollars), on the Business Day on which demand therefor is made by the Applicable Settlement Lender (a “Dollar/Canadian Settlement Date”), provided that such demand is made not later than 9:00 a.m. (New York time) on such Business Day, (y) of an outstanding Reported Settlement Loan that is (1) a Pounds Sterling Loan (in Pounds Sterling or in the Equivalent Amount in Dollars) or (2) a Euro Loan (in the Equivalent Amount in Dollars or Pounds Sterling), 3 Business Days after the Business Day on which demand therefor is made by the Applicable Settlement Lender (a “Pounds Sterling/Euro Settlement Date”; together with a Dollar/Canadian Settlement Date, a “Settlement Date”) provided that such demand is made not later than 4:00 p.m. (New York time) on such Business Day or (z) on the first Business Day succeeding the applicable Settlement Date set forth in clauses (x) and (y) if such demand from the Applicable Settlement Lender is not timely made pursuant to such clauses. Upon any such assignment by the Applicable Settlement Lender to any other Initial Revolver Lender of a participation in a Reported Settlement Loan, the Applicable Settlement Lender represents and warrants to such other Initial Revolver Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Reported Settlement Loan, the Loan Documents or the Borrowers. If and to the extent that any Initial Revolver Lender shall not have so made the amount of such participation in such Reported Settlement Loan available to Administrative Agent on or prior to any Settlement Date, such Initial Revolver Lender agrees to pay Administrative Agent forthwith on demand such amount, and further agrees that any interest accruing with respect to such participation in Reported Settlement Loans prior to such Initial Revolver Lender funding such participation shall be for the benefit of such Applicable Settlement Lender until such Initial Revolver Lender funds such participation. If such Initial Revolver Lender shall pay to Administrative Agent such amount for the account of the Applicable Settlement Lender on any Business Day, such amount so paid in respect of principal shall constitute a Base Rate Revolver Loan denominated in Dollars or a SONIA Loan denominated in Pounds Sterling, as the case may be, made by such Initial Revolver Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Reported Settlement Loan made by the Applicable Settlement Lender shall be reduced by such amount on such Business Day. Notwithstanding anything to the contrary contained herein, the obligation of any Initial Revolver Lender to fund its participation in any Settlement Loan shall be satisfied by the making by such Initial Revolver Lender of a Base Rate Loan denominated in Dollars, a SONIA Loan denominated in Pounds Sterling or a Canadian Prime Rate Loan denominated in Canadian Dollars, as applicable, and shall constitute such Loan and accrue interest from and after the date of such funding at the interest rate applicable thereto (including the Applicable Margin), and with respect to funding any participation in any Settlement Loan denominated in Euro, such Settlement Loan shall be converted into a Base Rate Loan in the Equivalent Amount denominated in Dollars and thereafter bear interest as a Base Rate Loan.

3.1.4 Disbursement Authorization. Each Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolver Loan requested by Borrower Representative, or deemed to be requested pursuant to Sections 1.3.1(ii), 3.1.1(ii) or 3.1.3(iii) hereof, as follows: (i) the proceeds of each Revolver Loan requested under Section 3.1.1(i) shall be disbursed by Administrative Agent in accordance with the terms of the written disbursement letter (in form and substance reasonably satisfactory to Administrative Agent) from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account (a “Designated Account”) as may be agreed upon by Borrower Representative and Administrative Agent from time to time or elsewhere if pursuant to a written direction from Borrower Representative; and (ii) the proceeds of each Revolver Loan requested (or deemed to be requested) under Sections 1.3.1(ii), 3.1.1(ii) or 3.1.3(iii) hereof shall be disbursed by Administrative Agent by way of direct payment of the relevant interest or other Obligation. Any Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers.

3.2 Defaulting Lender. If any Lender (a) shall, at any time, fail to make any payment to Administrative Agent or any Applicable Settlement Lender that is required hereunder or (b) has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action, Administrative Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender’s defaulted obligations hereunder, at such time, and in such order, as Administrative Agent may elect in its sole discretion. Borrowers shall have no obligation to pay any fees pursuant to Section 2.2 to or on behalf of any Lender that, at the time such fee is due, has failed to fund its Pro Rata share of any Borrowing of Revolver Loans pursuant to Section 1.1.1 pending such defaulting Lender’s cure of such default; provided, however, with respect to any Letter of Credit fronting fees due to such defaulting Lender, Borrowers shall be required to pay such defaulting Lender’s portion of such fees to Administrative Agent to be held by Administrative Agent and applied to any other amounts that may be due and payable by such defaulting Lender pursuant to the terms of this Agreement with respect to outstanding Letters of Credit. With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate (with respect to funds payable in Dollars), SONIA (with respect to funds payable in Pounds Sterling) or the Canadian Prime Rate (with respect to funds payable in Canadian Dollars). The failure of any Lender to fund its portion of any Revolver Loan shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Revolver Loan to be made by such Lender on the date of any Borrowing. Solely as among the Lenders and solely for purposes of voting or consenting to matters with respect to any of the Loan Documents, Collateral or any Obligations and determining a defaulting Lender’s Pro Rata share of payments and proceeds of Collateral pending such defaulting Lender’s cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero (0).

3.3 Special Provisions Governing Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans and Term CORRA Loans.

3.3.1 Number of Term SOFR Loans, Daily Simple SOFR Loans and Term CORRA Loans. In no event may the number of Term SOFR Loans outstanding at any time to any Lender exceed 15, Daily Simple SOFR Loans outstanding at any time to any Lender exceed 15 and Term CORRA Loans outstanding at any time to any Lender exceed 5.

3.3.2 Minimum Amounts. Each Borrowing of Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans, as applicable, pursuant to Section 3.1.1(i), and each continuation of or conversion to Term SOFR Loans, Daily Simple SOFR Loans or Term CORRA Loans, as applicable pursuant to Section 2.1.2 hereof, shall be (i) with respect to Dollar Loans, in a minimum amount of $5,000,000 and integral multiples of $1,000,000 (or such lesser amount acceptable to Administrative Agent) in excess of that amount, and (ii) with respect to Canadian Dollar Loans, in a minimum amount of Cdn$5,000,000 and integral multiples of Cdn$1,000,000 in excess of that amount. Each Borrowing of SONIA Loans pursuant to Section 3.1.1(i) that is a Pounds Sterling Loan shall be in a minimum amount of £3,000,000 and integral multiples of £500,000 in excess of that amount.

3.3.3 Offshore Lending Office. Each Lender’s initial Offshore Lending Office, to the extent such Lender has an Offshore Lending Office, is set forth on Schedule 1 to the Lender Addendum delivered by such Lender. Each Lender shall have the right at any time and from time to time to designate in writing to Administrative Agent and Borrower Representative a different office of itself or of any Affiliate as such Lender’s Offshore Lending Office, and to transfer any outstanding Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans, as applicable, to such Offshore Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer. Increased costs or expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

3.3.4 Funding of Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans and Term CORRA Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans and Term CORRA Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans and Term CORRA Loans, as applicable; provided, however, that such Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrowers to repay such Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans and Term CORRA Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. The calculation of all amounts payable to Lender under Section 2 hereof shall be made as if each Lender had actually funded or committed to fund its Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans, as applicable, through the purchase of an underlying deposit in an amount equal to the amount of such Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans and having a maturity comparable to the relevant Interest Period for such Term SOFR Loans or the relevant Term CORRA Interest Period for such Term CORRA Loans; provided, however, each Lender may fund its Term SOFR Loans or Daily Simple SOFR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under Sections 2.5, 2.6 and 2.8 hereof.

3.4 Borrower Representative; Group Reorganization.

3.4.1 Each Borrower hereby irrevocably appoints Borrower Representative and Borrower Representative agrees to act under this Agreement, as the agent and representative of itself and each Borrower for all purposes under this Agreement, including requesting Borrowings, requesting any Commitment Increase, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan, a Term SOFR Loan, a Daily Simple SOFR Loan, a SONIA

Loan, a Canadian Prime Rate Loan or a Term CORRA Loan and be made as a Dollar Loan, a Canadian Dollar Loan, a Euro Loan or a Pounds Sterling Loan, as applicable, and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent or Collateral Agent. For the avoidance of doubt, Administrative Agent, Borrower Representative and each Lender acknowledge and agree that any Loan requested by any Borrower in Euros shall be a Settlement Loan. Administrative Agent, Borrower Representative and each Lender hereby further agree that, notwithstanding anything to the contrary contained in this Agreement, all Settlement Loans shall bear interest at a rate as agreed to between the Applicable Settlement Lender and Borrower Representative, and not as a Base Rate Loan or a SONIA Loan until the participation of any Initial Revolver Lender therein is funded in accordance with Section 3.1.3(iii). Each Agent and each Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, Notice of Requested Commitment Increase or Term Loan, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by the Borrower Representative, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers”, and no Agent and no Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion/Continuation, Notice of Requested Commitment Increase or Term Loan, instruction, report, information, Borrowing Base Certificate or other notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected, provided that the provisions of this Section 3.4.1 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by a “Borrower” hereunder. Administrative Agent may maintain a single Loan Account in the name of Parent, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower’s liability for the Obligations.

3.4.2 Existing Parent and its Subsidiaries may consummate a series of transactions, contemporaneously or over a period of time, but in any event within one hundred eighty (180) days following the Sixteenth Amendment Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion) (such transactions, collectively, the “Group Reorganization”) by which (a) a new Delaware corporation is formed to become the new direct or indirect parent entity of the Borrowers (“New Parent”), and holders of shares in Existing Parent will receive shares of New Parent in consideration of the cancellation of the shares of Existing Parent, (b) a new Canadian entity is formed (“New Canada Holdco”) by Holdings to become the direct parent of Sunbelt Canada, (c) Holdings will form one or more intermediate holding companies (the “New Intermediate Holdcos”) to become the direct and/or indirect parent(s) of New Canada Holdco and (d) Holdings will contribute all of its Subsidiaries (other than the New Intermediate Holdcos, New Canada Holdco and Sunbelt Canada) to US Holdco and distribute all of the Equity Interests of US Holdco to Existing Parent, which will distribute all of the Equity Interests in US Holdco to New Parent. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, (i) Existing Parent may, by written notice to Administrative Agent delivered at any time during the period during which the Group Reorganization transactions are occurring, designate New Parent as a successor “Parent” and

“Borrower Representative” hereunder, so long as (x) at least three (3) days prior to delivering such notice, Borrower Representative shall have delivered to Administrative Agent such information regarding New Parent as Administrative Agent or any Lender may reasonably have requested prior to such date (including, without limitation, any know-your-customer or Patriot Act information reasonably requested by Administrative Agent or any Lender), and (y) at the time such notice is delivered, New Parent shall have executed and delivered to Administrative Agent a Joinder Agreement with respect to its obligations as the Borrower Representative, a supplement to the Guaranty and the Guarantor Security Agreement or other comparable Security Documents reasonably acceptable to Administrative Agent and become a party to the Pledge Agreement or other applicable Security Document, if not already a party thereto as a pledgor, in a manner reasonably satisfactory to Administrative Agent, together, to the extent requested by Administrative Agent, with such opinions of legal counsel in form and substance reasonably satisfactory to Administrative Agent; it being understood and agreed that if the foregoing conditions under clauses (x) and (y) are satisfied, New Parent will succeed to, and be substituted for, “Parent” and “Borrower Representative” for all purposes under this Agreement and the other Loan Documents from and after the date on which such conditions are satisfied, (ii) all Liens granted by Existing Parent and Holdings over any Collateral granted by such entities shall be released automatically upon delivery by such entities of written notice to Administrative Agent at any time during the period during which the Group Reorganization transactions are occurring, and the Lenders hereby irrevocably authorize release of such Liens, so long as, at the time such notice is delivered to Administrative Agent, neither Existing Parent nor Holdings shall directly own any Equity Interests of any Subsidiary other than (x) with respect to Existing Parent, the Equity Interests of Holdings and (y) with respect to Holdings, the Equity Interests of New Canada Holdco or a New Intermediate Holdco, (iii) no New Intermediate Holdco shall be required to become an Obligor or shall otherwise be required to grant any Guaranty or any Lien on any of its assets to secure any of the Obligations, so long as such New Intermediate Holdco does not directly own any Equity Interests of any Subsidiary or other material assets (except to the extent such Equity Interests or other material assets are promptly contributed, distributed or otherwise conveyed, directly or indirectly, to Parent or another Subsidiary) other than the Equity Interests of another New Intermediate Holdco or New Canada Holdco; provided that if any New Intermediate Holdco shall either (1) fail to satisfy the requirements set forth in this Section 3.4.2 and such failure shall continue for more than 30 days or (2) grant any Liens on its Equity Interests, assets or properties to secure Debt for borrowed money, then such New Intermediate Holdco shall be required to satisfy the requirements of Section 9.1.7 and Section 9.1.8, and (iv) New Parent shall not be required to grant a Lien over any Voting Stock in Existing Parent in excess of 65% of the total Voting Stock thereof. Notwithstanding the foregoing, Parent or any Subsidiary may contribute, distribute or convey funds to any New Intermediate Holdco, and any New Intermediate Holdco may use such funds, to pay Taxes and other customary obligations (including shared services or management fees) in the ordinary course of business (and to contest any such Taxes or other obligations). In connection with the foregoing, Administrative Agent agrees to, and each Lender hereby irrevocably authorizes Administrative Agent to, promptly deliver, at any Obligor’s request and at the Obligors’ expense, such documentation and take such other action as is reasonably requested to evidence any release or limitation of Administrative Agent’s Liens as set forth in the previous sentence.

3.5 All Loans to Constitute One Obligation. In accordance with Section 4.16.1 hereof, the Loans shall constitute one general Obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Administrative Agent’s Lien upon all of the Collateral; provided, however, that each Agent and each Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to such Agent or such Lender.

SECTION IV. PAYMENTS

4.1 General Repayment Provisions. Subject to Sections 4.10 and 4.11 of this Agreement, all payments (including all prepayments) of principal of and interest on the Loans, LC Outstandings and other Obligations that are payable to any Agent or any Lender shall be made to Administrative Agent in either Pounds Sterling (with respect to Loans and LC Outstandings denominated in Pounds Sterling), Canadian Dollars (with respect to Loans and LC Outstandings denominated in Canadian Dollars), Euros (with respect to Settlement Loans denominated in Euros) or in Dollars (with respect to all other Obligations) without any offset or counterclaim and free and clear of (and without deduction for) any Indemnified Taxes, and in immediately available funds received by Administrative Agent prior to the close of business on the due date; provided however, that (i) all payments in Dollars or Canadian Dollars received after 3:00 p.m. (New York time) on any Business Day and (ii) all payments in Pounds Sterling or Euros received after 12:00 noon (London time) on any Business Day, in each event shall be deemed to have been received on the next succeeding Business Day solely for the purposes of the calculation and accrual of interest and fees pursuant to the provisions of this Agreement. If any payment hereunder shall be due on a day that is not a Business Day, the date for such payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments received by Administrative Agent shall be distributed by Administrative Agent in accordance with Section 4.7 hereof, subject to the rights of offset that Administrative Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Administrative Agent from such Lender under any of the Loan Documents. If such payment by Borrowers is in respect of principal, interest, fees or any other Obligation then payable hereunder in a particular currency, Administrative Agent shall distribute such payments in accordance with Section 4.7 hereof to the applicable Lenders for the account of their respective Applicable Lending Offices for payments in such currency.

4.2 Repayment of Revolver Loans.

4.2.1 Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans (or the Obligations with respect to subsection (iv) hereof) shall be repaid as follows:

(i) The entire unpaid principal balance of Initial Revolver Loans shall be paid, jointly and severally, by Borrowers to Administrative Agent, for the Pro Rata benefit of Initial Revolver Lenders, on the Commitment Termination Date. Agent Advances shall be paid, jointly and severally, by Borrowers to Administrative Agent, for the sole benefit of Administrative Agent, (1) so long as no Event of Default has occurred or is continuing (other than an Event of Default resulting from an Out-Of-Formula Condition created by an Agent Advance) upon 3 Business Days’ written demand by Administrative Agent and (2) at all other times, upon Administrative Agent’s demand for payment.

(ii) In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a Term SOFR Loan prior to the last day of the Interest Period applicable thereto or a Term CORRA Loan prior to the last day of the Term CORRA Interest Period applicable thereto unless Borrowers pay to Administrative Agent, for the Pro Rata benefit of Revolver Lenders, concurrently with any prepayment of a Term SOFR Loan or Term CORRA Loan, as applicable, any amount due to Administrative Agent and Revolver Lenders under Section 2.8 hereof as a consequence of such prepayment.

(iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-Of-Formula Condition shall exist (other than an Out-Of-Formula Condition created solely as a result of an Agent Advance), Borrowers shall, on the earlier to occur of Administrative Agent’s demand or the first Business Day after any Borrower has obtained knowledge of such Out-Of-Formula Condition, repay, jointly and severally, the outstanding Revolver Loans that are Base Rate Loans and/or SONIA Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans and SONIA Loans is not sufficient to eliminate such Out-Of-Formula Condition, then Borrowers shall immediately either (a) deposit with Administrative Agent, for the Pro Rata benefit of Revolver Lenders, for application to any outstanding Revolver Loans bearing interest as Term SOFR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-Of-Formula Condition, to be held by Administrative Agent pending disbursement of same to Revolver Lenders, but subject to Administrative Agent’s Lien thereon and rights of offset with respect thereto, or (b) pay the Revolver Loans outstanding as Term SOFR Loans or Term CORRA Loans to the extent necessary to eliminate such Out-Of-Formula Condition and also pay to Administrative Agent for the Pro Rata benefit of Revolver Lenders any and all amounts required by Section 2.8 hereof to be paid by reason of the prepayment of a Term SOFR Loan prior to the last day of the Interest Period applicable thereto or a Term CORRA Loan prior to the last day of the Term CORRA Interest Period applicable thereto.

(iv) The Obligations shall be paid, jointly and severally, by Borrowers to Administrative Agent, for the benefit of Lenders (or, in the case of Agent Advances, for the sole benefit of Administrative Agent), upon each receipt by Administrative Agent, any Lender, any Borrower or the LKE Qualified Intermediary of any LKE Proceeds, to the extent of such proceeds which, so long as no Default or Event of Default shall have occurred and be continuing, shall be applied in accordance with Section 4.7.1.

4.2.2 Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable (i) with respect to any Revolver Loan that is a Base Rate Loan, a Canadian Prime Rate Loan, a Daily Simple SOFR Loan or a SONIA Loan, on the first day of each calendar quarter (for the immediately preceding calendar quarter), computed through the last calendar day of the preceding calendar quarter; and (ii) subject to Section 1.8, with respect to any Revolver Loan that is a Term SOFR Loan or a Term CORRA Loan, on the last day of the applicable Interest Period for such Term SOFR Loan or applicable Term CORRA Interest Period for such Term CORRA Loan and on each 3-month anniversary of any Term SOFR Loan with an Interest Period in excess of 3 months. Accrued interest on any Initial Revolver Loans shall also be paid by Borrowers on the Commitment Termination Date.

4.3 [Intentionally Omitted].

4.4 [Intentionally Omitted].

4.5 Payment of Other Obligations; Indemnification Payments.

4.5.1 Borrowers shall pay or repay the balance of the Obligations requiring the payment of money, including the LC Outstandings and Extraordinary Expenses (which Extraordinary Expenses shall be payable by US Borrowers) incurred by Administrative Agent or any Lender, to Administrative Agent, for allocation among Administrative Agent, Collateral Agent, any Bank, any Applicable Settlement Lender and Lenders, as provided in the Loan Documents and on the due dates specified therein, or, if no date of payment is otherwise specified in the Loan Documents (including the payment of Extraordinary Expenses and other payments pursuant to Sections 2.2.4, 2.4, 2.6, 2.7, 2.8, 4.5.2, 9.1.1, 12.1.3 or 14.10 hereof), such amounts shall be due and payable 10 Business Days following the date of issuance by Administrative Agent (or Collateral Agent, any Lender or any other applicable payee) of a reasonably detailed invoice and request for payment thereof to Borrower Representative.

4.5.2 If at any time at the written request of any Borrower, Administrative Agent shall agree to indemnify any Person (including any Bank) against losses or damages that such Person may suffer or incur in its dealings or transactions with any or all of Borrowers, or shall guarantee any liability or obligation of any or all of Borrowers to such Person, or otherwise shall provide assurances of any Borrower’s payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Administrative Agent with respect to Cash Management Agreements, Commodity Contracts, Interest Rate Contracts, Currency Contracts, or Letters of Credit, then the Contingent Obligation of Administrative Agent with respect to any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by Administrative Agent in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrowers shall repay, pursuant to Section 4.5.1, any amount so paid or any liability incurred by Administrative Agent in connection with any such indemnity, guaranty or assurance, except that repayment with respect to any Letter of Credit shall be due on the Reimbursement Date as provided in Section 1.3.1(ii) hereof. Nothing herein shall be construed to impose upon Administrative Agent any obligation to provide any such indemnity, guaranty or assurance except to the extent provided in Section 1.3 hereof. The foregoing agreement of Borrowers shall apply only to such indemnity, guaranty or assurance that is requested in writing by Borrower Representative, and shall be in addition to (but without duplication of) any provision of the Loan Documents regarding reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by Administrative Agent.

4.6 Marshaling; Payments Set Aside. None of Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Obligor or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment or payments to Administrative Agent or Lenders or any of such Persons receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Administrative Agent or Lenders, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 4.6 shall survive any termination of the Revolver Commitment and payment in full of the Obligations.

4.7 Administrative Agent’s Allocation of Payments and Collections.

4.7.1 Allocation of Payments. All monies shall be applied to the Obligations as provided elsewhere in this Agreement, or if not specified in this Agreement, to the Obligations as specified by the Borrower Representative, in each case, at a time when no Event of Default is existing. During the existence of an Event of Default, payments shall be applied as set forth below , whether such monies represent voluntary payments by one or more Obligors or are received pursuant to demand for payment or realized from any disposition of Collateral, and shall be allocated among Agents and such of the Lenders and their Affiliates as are entitled thereto (and if amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category based upon each Lender’s share of such Obligations): (i) first, to Administrative Agent to pay principal and accrued interest on any portion of the Revolver Loans which Administrative Agent may have advanced on behalf of any Lender and for which Administrative Agent has not been reimbursed by such Lender or Borrower; (ii) second, to Administrative Agent and each Applicable Settlement Lender to pay the accrued interest on any portion of the Agent Advances and Reported Settlement Loans outstanding, to be shared with Initial Revolver Lenders that have acquired a participating interest in such Reported Settlement Loans or Agent Advances, as applicable; (iii) third, to Administrative Agent and each Applicable Settlement Lender to pay the principal of Agent Advances and Reported Settlement Loans, as applicable; (iv) fourth, to Administrative Agent, on behalf of Agents, to pay the amount of Extraordinary Expenses owing to Agents and amounts owing to Administrative Agent pursuant to Section 14.10 hereof that have not been reimbursed to Agents by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (v) fifth, to Administrative Agent, on behalf of Agents, to pay any Indemnified Amount owing to

Agents that has not been paid to Agents by Obligors or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (vi) sixth, to Administrative Agent and Collateral Agent to pay any fees due and payable to Administrative Agent and Collateral Agent under the Loan Documents (excluding any fees payable in connection with any Cash Management Agreement, Commodity Contract, Currency Contract or Interest Rate Contract), respectively; (vii) seventh, to Lenders for any Indemnified Amount that they have paid to Administrative Agent and any Extraordinary Expenses that they have reimbursed to Administrative Agent, to the extent that Lenders have not been reimbursed by Obligors therefor; (viii) eighth, to Administrative Agent to pay principal and interest with respect to LC Outstandings (or to the extent any of the LC Outstandings are contingent, deposited in the Cash Collateral Accounts to provide security for the payment of the LC Outstandings), which payment shall be shared with the Participating Lenders in accordance with Section 1.3.2(iii) hereof; (ix) ninth, to Lenders in payment of the unpaid and accrued interest in respect of the Loans then outstanding; (x) tenth, to Agents, Lenders and their Affiliates in payment of (a) the unpaid principal of the Loans then outstanding and (b) any Obligations arising under Specified Hedging Contracts in an amount equal to the reserves established by Administrative Agent upon receipt of notice of the Reported Obligations (as defined below); provided, that, if any Lender (or its Affiliates) other than Bank of America (or its Affiliates) provides Specified Hedging Contracts to an Obligor, such Lender or Contract Affiliate shall report to Administrative Agent the Current Exposure of the Obligors to such Lender or Contract Affiliate under such Specified Hedging Contracts (and any increase in such Current Exposure since the last report) (collectively, the “Reported Obligations”) no less frequently than monthly and within 2 Business Days after receiving a request from Administrative Agent and Administrative Agent may rely on the calculation of Current Exposure in such report without independent review or calculation and shall be authorized to implement reserves in such amount; and (xi) eleventh, to the payment of any other Obligation due to Agents, any Lender or any of their Affiliates by any Obligor (including any Obligations arising under Cash Management Agreements, any Obligations arising under any Commodity Contract, Interest Rate Contract or Currency Contract to the extent not paid under clause (x) of this Section or any Obligations payable under Section 4.5.2); provided that, if any Lender (or its Affiliates) other than Bank of America (or its Affiliates) provides Cash Management Agreements to an Obligor, such Lender or Contract Affiliate shall report to Administrative Agent the current exposure of the Obligors to such Lender or Contract Affiliate under such Cash Management Agreements (and any increase in such exposure since the last report) no less frequently than monthly and within 2 Business Days after receiving a request from Administrative Agent. The allocations set forth in this Section 4.7 are solely to determine the rights and priorities of Agents and Lenders as among themselves and may be changed by Agents and Lenders with notice to, and, if no Event of Default exists, the consent of, Borrower Representative. Notwithstanding the foregoing, amounts received from any Obligor that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.

4.7.2 Erroneous Allocation. Administrative Agent shall not be liable for any allocation or distribution of payments made by it in good faith and in the absence of gross negligence and, if any such allocation or distribution which is made in good faith and in the absence of gross negligence is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

4.8 Application of Payments and Collections. Except to the extent that the manner of application to the Obligations of payments or proceeds of Collateral is expressly governed by other provisions of this Agreement, each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Administrative Agent or any Lender from or on behalf of such Borrower, and each Borrower does hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Administrative Agent or its agent against the Obligations, in such manner as Administrative Agent may deem advisable, notwithstanding any entry by Administrative Agent upon any of its books and records, in each case, when an Event of Default has occurred and is continuing. If, as the result of Administrative Agent’s collection of proceeds of Accounts and other Collateral as authorized by Section 7.2.6, a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Lenders may, at their option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

4.9 Loan Accounts; the Register; Account Stated.

4.9.1 Loan Accounts. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a “Loan Account”) evidencing the Debt of Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder. Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing hereunder to such Lender.

4.9.2 The Register. Administrative Agent shall maintain a register (the “Register”) which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type (including each continuation or conversion thereof) and currency of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iv) the amount of any sum received by Administrative Agent from Borrowers or any other Obligor and each Lender’s share thereof. Solely for the purposes of this Section 4.9.2, Administrative Agent shall act as agent for the Borrowers in maintaining the Register. The Register shall be available for inspection by Parent, any Obligor or any Lender (who shall only be entitled to see records relating to its Obligations) at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent.

4.9.3 Entries Binding. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Administrative Agent in writing within 30 days after such Person’s receipt of such copy or such Person’s inspection of the Register or Loan Account of its intention to dispute the information contained therein.

4.10 Gross Up for Indemnified Taxes.

(i) If Obligors shall be required by Applicable Law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents (a “Tax Deduction”), (i)the sum payable to any Agent or such Lender shall be increased as may be necessary so that, after making all required Tax Deductions, such Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such Tax Deductions been made, (ii) Obligors shall make such Tax Deductions, (iii) Obligors shall pay the full amount of any such Tax Deductions to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) as soon as practicable after any payment of such Tax Deductions to the relevant taxation authority or other authority in accordance with Applicable Law, Borrowers shall deliver to Administrative Agent a copy of a receipt issued by such relevant taxation authority or other authority in accordance with Applicable Law evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent. The obligation to increase payments as set forth in this Section 4.10 shall be equally applicable to any payments required to be made by any other Obligor under the Loan Documents.

(ii) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including by the payment of additional amounts pursuant to this Section 4.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (ii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (ii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (ii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.11 Withholding Tax Exemption.

4.11.1 United States. No increased payments by Borrowers to any Agent or any Lender with respect to a Tax Deduction shall be required pursuant to Section 4.10 of this Agreement unless the applicable Lender has complied with the requirements of this Section 4.11.1.

(i) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrowers and Administrative Agent on or prior to the Closing Date (in the case of each Lender who signed a Lender Addendum on the Closing Date) or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or Administrative Agent (each in the reasonable exercise of its discretion), two properly completed and duly executed originals of United States Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is not subject to United States federal backup withholding tax.

(ii) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrowers and Administrative Agent on or prior to the Closing Date (in the case of each Lender who signed a Lender Addendum on the Closing Date) or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or Administrative Agent (each in the reasonable exercise of its discretion), either of the following:

(a) if such Lender is not (1) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (2) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code), or (3) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code, a statement, signed under penalty of perjury, to the effect that such Lender is eligible for a complete exemption from withholding of United States federal income tax under the “portfolio interest” exemption and two properly completed and duly executed originals of United States Internal Revenue Service Form W-8BEN, W-8 BEN-E (or any successor form);

(b) two properly completed and duly executed originals of United States Internal Revenue Service Form W-8BEN, W-8 BEN-E or Form W-8ECI, certifying in either case that such Lender is entitled to receive any payment under this Agreement or any of the other Loan Documents without deduction or withholding of any United States federal income tax, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrowers to establish that such Lender is not subject to any such deduction or withholding of United States federal income tax; or

(c) to the extent such Lender is not the beneficial owner, two properly executed originals of United States Internal Revenue Service Form W-8IMY, accompanied by two copies of United States Internal Revenue Service Form W-8ECI, Form W-8BEN, Form W-8BEN-E, or Form W-9 and/or other certification documents from each beneficial owner, as applicable.

(iii) If one or more payments made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such other time or times as reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and as may be necessary for Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the deduction or withholding required to be made from each payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

4.11.2 Each Lender that so delivers the documents required under either paragraphs (i) or (ii) above (each such form, statement, certificate or document shall be referred to herein as an “Exemption Certificate”) shall further undertake to deliver to Borrowers and Administrative Agent such an Exemption Certificate on or before the date that such Exemption Certificate expires, becomes obsolete or after the occurrence of any event requiring a change in the Exemption Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowers or Administrative Agent, in each case, certifying that such Lender is entitled to receive any payment under this Agreement or any other Loan Documents without deduction or withholding of any United States federal income tax, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required under this Section 4.11.2 that renders all such Exemption Certificates inapplicable or that would prevent such Lender from duly completing and delivering any such Exemption Certificate with respect to it and such Lender advises

Borrowers and Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

4.11.3 United Kingdom.

(i) No increased payment by Borrowers to any Lender with respect to a Tax Deduction shall be required pursuant to Section 4.10 of this Agreement if, on the date on which the payment falls due:

(a) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or concession of any relevant taxing authority;

(b) (1) the relevant Lender is a Qualifying Lender solely under any of the clauses (i) through (iii) of the definition of Qualifying Lender; and

(2) HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and such Lender has received from Obligors a certified copy of such Direction; and

(3) the payment could have been made to such Lender without any Tax Deduction in the absence of that Direction;

(c) the relevant Lender is a Qualifying Lender solely under one of the clauses (i) through (iii) of the definition of Qualifying Lender and has not, other than by reason of any change after the Sixteenth Amendment Effective Date in (or in the interpretation, administration or application of) any Applicable Law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Obligors; or

(d) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 4.11.3(ii) or Section 4.11.3(vii) below, as applicable.

(ii) In the event the SL Scheme is not available pursuant to Section 4.11.3(xi) below, and at the request of the relevant Obligor, a Treaty Lender and each Obligor that makes a payment to which such Treaty Lender is entitled shall cooperate in completing, as soon as reasonably practicable after the relevant time, any procedural formalities necessary for such Obligor to obtain authorization to make that payment without a Tax Deduction (including, for the avoidance of doubt, the completion and submission to the relevant Borrower or to the HM Revenue & Customs (as applicable) of such properly completed and executed forms and documentation prescribed by Applicable Law as may reasonably be requested by the relevant Borrower). For the purposes of this Section 4.11(3)(ii), “relevant time” means, as applicable, the entry into of this Agreement, the time at which a Lender becomes a Lender or designates a new lending office or the time at which the relevant Borrower reasonably requests that the Lender complete a procedural formality.

(iii) Nothing in Section 4.11.3(v) shall require a Treaty Lender to:

(1) register under the HMRC DT Treaty Passport scheme;

(2) apply the HMRC DT Treaty Passport scheme to any advance made pursuant to this Agreement if such Treaty Lender has so registered; or

(3) file Treaty forms if such Treaty Lender has included an indication to the effect that such Treaty Lender wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.11.3 (iv) below or paragraph (1) of Section 4.11.3 (xii) and the Obligor making that payment has not complied with its obligations under Section 4.11.3(v) below or paragraph (2) of Section 4.11.3 (xii).

(iv) A Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall provide an indication in writing to that effect (for the benefit of Administrative Agent and without liability to any Obligor) by providing its scheme reference number and its jurisdiction of tax residence to Administrative Agent and the Borrower Representative.

(v) Where a Lender provides the indication described in Section 4.11.3(iv) above:

(1) each Obligor shall, to the extent that such Lender is a Lender under the Facility made available to that Obligor, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the later of (i) the date on which the Lender became a party to this Agreement; or (ii) the date on which a Treaty Lender provided such an indication pursuant to Section 4.11.3(iv) above and shall promptly provide the Lender with a copy of that filing; and

(2) each Additional Borrower shall, to the extent that such Lender is a Lender under the Facility made available to that Additional Borrower, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

(vi) If, where the SL Scheme is not available pursuant to Section 4.11.3(xi) below, an Obligor has filed a duly completed form DTTP2 in respect of such Lender but:

(1) that DTTP2 filing has been rejected by HM Revenue & Customs;

(2) HM Revenue & Customs has not given the Obligor authority to make payments to that Lender without a Tax Deduction within 45 days of the date of the DTTP2 filing; or

(3) HM Revenue & Customs has given the Obligor authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired;

and in each case, the Obligor has notified that Lender in writing, that Lender and the Obligor shall cooperate in completing any additional procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction.

(vii) If a Lender has not included an indication to the effect that such Lender wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.11.3(iv) above or paragraph (1) of Section 4.11.3 (xii), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender.

(viii) A UK Non-Bank Lender that becomes a party hereto as of the Closing Date shall be deemed to have given a Tax Confirmation to Borrowers by entering into this Agreement.

(ix) Each UK Non-Bank Lender shall promptly notify Borrowers and Administrative Agent if there is any change in the position from that set out in the applicable Tax Confirmation.

(x) Each relevant Lender shall, within 20 days of becoming a party to which any Obligor is required to make payment under this Agreement, notify the Obligor in writing whether or not it is a Qualifying Lender with respect to payments of interest and, if it is a Qualifying Lender with respect to payments of interest, within which clause(s) of the definition of “Qualifying Lender” it falls and notify the Obligor as soon as possible in writing should it subsequently become aware that such notification has ceased to be correct.

(xi) SL Scheme: For the avoidance of doubt, this Section 4.11.3(xi) shall apply only and to the extent that the SL Scheme is available to Treaty Lenders.

(a) Each Treaty Lender:

(1) irrevocably appoints Administrative Agent to act as syndicate manager under, and authorizes Administrative Agent to operate, and take any action necessary or desirable under, the SL Scheme in connection with the Loans;

(2) shall cooperate with Administrative Agent in completing any procedural formalities necessary under the SL Scheme, and shall promptly supply to Administrative Agent such information as Administrative Agent may request in connection with the operation of the SL Scheme;

(3) without limiting the liability of any Obligor under this Agreement, shall, within 5 Business Days of demand, indemnify Administrative Agent for any liability or loss incurred by Administrative Agent as a result of Administrative Agent’s acting as syndicate manager under the SL Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from Administrative Agent’s gross negligence or willful misconduct); and

(4) shall, within 5 Business Days of demand, indemnify each Obligor for any Tax that such Obligor becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under clause (2) above which results in a provisional authority issued by the HM Revenue & Customs under the SL Scheme being withdrawn.

(b) Each Borrower acknowledges that it is fully aware of its contingent obligations under the SL Scheme and shall:

(1) promptly supply to Administrative Agent such information as Administrative Agent may request in connection with the operation of the SL Scheme; and

(2) act in accordance with any provisional notice issued by the HM Revenue & Customs under the SL Scheme.

(c) Administrative Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the SL Scheme in connection with any Loan to those Obligors specified in such provisional authority.

(d) Borrowers, Lenders and Agents acknowledge that Administrative Agent:

(1) is entitled to rely completely upon information provided to it in connection with clauses (a) or (b) above;

(2) is not obliged to undertake any inquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, Obligor providing such information; and

(3) shall have no liability to any person for the accuracy of any information it submits in connection with Section 4.11.3(xi)(a)(1) above.

(e) In this Clause “SL Scheme” means the Syndicated Loan scheme as described in HM Revenue & Customs Guidelines dated October 2021 and administered by HM Revenue & Customs’ Large Business – DTT Team.

(xii) In respect of HMRC DT Treaty Passport scheme confirmation:

(1) where a New Lender or an existing Lender making a Commitment Increase, Term Loan pursuant to Section 1.5.1 or a Refinancing Loan pursuant to Section 1.7 (an “Increase Lender”) is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and wishes that scheme to apply to this Agreement, such Lender shall include an indication to that effect (for the benefit of Administrative Agent and without liability to any Obligor) in the Assignment and Acceptance or Permitted Incremental Amendment which such Lender executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance or Permitted Incremental Amendment.

(2) where a New Lender or Increase Lender includes the indication described in paragraph (1) above in the relevant Assignment and Acceptance or Permitted Incremental Amendment:

(i) each Borrower which is a Party as a Borrower as at the effective date of the Assignment and Acceptance or Permitted Incremental Amendment or the date on which the increase in Commitments takes effect shall, to the extent that that New Lender or Increase Lender becomes a Lender under the Facility which is made available to that Borrower, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of such date and shall promptly provide the Lender with a copy of that filing; and

(ii) each Additional Borrower which becomes an Additional Borrower shall, to the extent that a New Lender or Increase Lender is a Lender under the Facility which is made available to that Additional Borrower, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

4.11.4 Canada. No increased payments by Borrowers to any Agent or any Lender with respect to a Tax Deduction shall be required pursuant to Section 4.10 of this

Agreement unless such Agent or such Lender, as applicable, has complied with the requirements of this Section 4.11.4.

(i) The Agents, the Lenders, any assignee and/or a participant of an interest under this Agreement shall promptly, at the reasonable request of Borrower Representative, execute and deliver to Borrower Representative executed originals of CRA Forms NR301, NR302, and NR303, as applicable, (or any successor or replacement forms), including any supporting worksheets or other specified documentation.

(ii) The Agents, the Lenders, any assignee and/or a participant of an interest under this Agreement shall promptly, at the request of Borrower Representative, deliver to Borrower Representative (in such number of copies as shall reasonably be requested by Borrower Representative), executed originals of any other documentation required under Applicable Law as a basis for claiming exemption from, or a reduction in, Canadian Taxes, duly completed, together with such supplementary documentation as may be required by Applicable Law to permit Canadian Borrowers to determine any withholdings or deductions required to be made.

(iii) If any form or certification previously delivered pursuant to this Section 4.11.4 expires or becomes obsolete or inaccurate in any respect, the Agents, the Lenders, an assignee or a participant of an interest under this Agreement, as applicable, shall update such form or certification and promptly deliver it to Borrower Representative.

4.11.5 Obligation to Mitigate. Any Agent or Lender (a “Tax Indemnitee”) claiming any increased payments pursuant to Section 4.10 of this Agreement as a result of a Tax Deduction shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or any other office from which such Tax Indemnitee makes or maintains any extension of credit under this Agreement or any other Loan Documents, if the making of such a change would avoid the need for or reduce the amount of any such increased payment amount that may thereafter accrue and would not, in the sole judgment of such Tax Indemnitee, be otherwise disadvantageous to such Tax Indemnitee in any material respect. In addition, each Tax Indemnitee shall take all actions reasonably requested by the Borrower Representative in writing that are without material risk and cost to such Tax Indemnitee and consistent with the Applicable Law and its internal policies and that would not, in the sole judgment of such Tax Indemnitee, be otherwise disadvantageous to such Tax Indemnitee in any material respect, in order to (i) maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (ii) minimize any increased payment amounts payable by the Borrowers under Section 4.10 and 4.12 of this Agreement; provided, however, that in each case any cost relating to such action requested by the Borrower Representative shall be borne by the Borrowers.

4.12 Tax Indemnity.

4.12.1 If any Taxes shall be payable by any Agent or any Lender on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers jointly and severally will pay (or will promptly reimburse such Agent or Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold such Agent or Lender harmless from and against all liability in connection therewith.

4.12.1 above shall not apply:

(i) with respect to any Tax assessed on a Lender (a) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes, or (b) under the law of the jurisdiction in which that Lender’s lending office or other branch or permanent establishment is located in respect of amounts received or receivable in that jurisdiction, in each case if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii) to the extent a loss, liability or cost (a) is compensated for by an increased payment under Section 4.10, Section 4.13 or Section 4.14 or (b) would have been compensated for by an increased payment under Section 4.10, Section 4.13 or Section 4.14 but was not so compensated solely because one of the exclusions therein applied.

4.13 Stamp Taxes. An Obligor shall pay and indemnify each Lender against any cost, loss or liability that a Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document, other than any stamp duty, registration and other similar Taxes payable in respect of a Lender’s assignment, transfer, novation, sub-participation, alienation or other disposal of any of its rights and obligations under a Loan Document (except where an assignment is made at the request of any Borrower or when such assignment, transfer, novation, sub-participation, alienation or disposal is taken in connection with any act of enforcement by the Lender).

4.14 UK VAT.

(i) All amounts payable under this Agreement or any of the Loan Documents by any Obligor to any Agent or Lender shall be deemed to be exclusive of VAT. If any VAT is chargeable on any supply made by any Agent or Lender to any Obligor in connection with this Agreement or any of the Loan Documents, that Obligor shall, subject to receipt of a valid VAT invoice, pay to such Agent or Lender (in addition to and at the same time as paying the amount for such supply) an amount equal to the amount of the VAT.

(ii) Where this Agreement or any Loan Document requires any Obligor to reimburse an Agent or Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify such Agent or Lender against all VAT incurred by it in respect of such costs and expenses to the extent that such Agent or Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of the VAT.

4.15 Tax Credit. If an Obligor makes a payment pursuant to clause 4.12, 4.13 or 4.14 (a “Tax Payment”) and the relevant Lender determines that a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required (the “Relevant Tax Credit”), that Lender shall use reasonable efforts to co-operate with the relevant Obligor to obtain the Relevant Tax Credit from the relevant Tax authority so long as such efforts would not, in the reasonable determination of such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the relevant Obligor or be otherwise disadvantageous to such Lender, and if that Lender has obtained and utilized that Relevant Tax Credit, the Lender shall pay an amount to the Obligor which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the relevant Obligor or any other Person.

4.16 Nature and Extent of Each Borrower’s Liability.

4.16.1 Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, all of the Loans and other Obligations (with respect to the Canadian Obligors and the UK Obligors, excluding the fees, payments, interest, expenses and Extraordinary Expenses that are owed by the US Borrowers), regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Administrative Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

4.16.2 Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to the Loans and other Obligations (with respect to the Canadian Obligors and the UK Obligors, excluding the fees, expenses and Extraordinary Expenses that are owed by the US Borrowers) shall, to the fullest extent permitted by Applicable Law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Obligor evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Obligor and delivered to Administrative Agent or any Lender, (iv) the failure by Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) Administrative Agent’s or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or any other Applicable Law, or by any receiver, interim receiver, trustee, monitor or administrator of any other Borrower under the powers given by the Insolvency Act 1986 or any other Applicable Law, (vii) the release or compromise, in whole or in part, of the liability of any other Obligor for the payment of any of the Obligations, (viii) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, (ix) the disallowance of all or any portion of Administrative Agent’s or any Lender’s claims against any other Obligor for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or under any provision of the Insolvency Act 1986 or any other Applicable Law, or the consent by Administrative Agent to the disposal by any other Obligor in administration of any asset subject to the UK Security Documents other than by reason of any order, or (x) any other circumstance that might constitute a legal or equitable discharge or defense of any other Obligor. After the occurrence and during the continuance of any Event of Default, Administrative Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require Administrative Agent under Applicable Law to pursue or exhaust its remedies against any Collateral or other Obligor before pursuing another Obligor. Each Borrower consents and agrees that Administrative Agent shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

4.16.3 Contribution. Each Borrower is unconditionally obligated to repay the Obligations (with respect to the Canadian Obligors and the UK Obligors, excluding the fees, expenses and Extraordinary Expenses that are owed by the US Borrowers) in accordance with this Agreement as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage (as defined below) of the Borrower from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

4.16.4 Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 4.16.3 hereof) and indemnity, that it may have from or against any other Borrower, and any successor or assign of any other Borrower, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all of the Obligations provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Borrowers in the ordinary course of business.

SECTION V. ORIGINAL INITIAL REVOLVER TERM AND TERMINATION OF REVOLVER COMMITMENT

5.1 Term of Revolver Commitment. Subject to each Lender’s right to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon the failure to satisfy each condition set forth in Section 10.2 or upon termination of the Revolver Commitment as provided in Section 5.2 hereof, the Initial Revolver Commitment shall be in effect from the Sixteenth Amendment Effective Date until the close of business on November 13, 2029, except as set forth in any applicable Permitted Amendment or Refinancing Amendment (the “Original Initial Revolver Term”).

5.2 Termination.

5.2.1 Termination by Administrative Agent. Administrative Agent may, with the consent of the Required Lenders (and upon the direction of the Required Lenders, shall) terminate, any Revolver Commitment upon or after the occurrence and during the continuance of an Event of Default as provided in Section 11.2 hereof.

5.2.2 Termination by Borrowers. Upon at least 5 Business Days’ prior written notice to Administrative Agent, Borrower Representative may, at its option, terminate any Revolver Commitment; provided, however, no such termination by Borrower Representative shall be effective until all of the Obligations have been paid in full. Any notice of termination given by Borrower Representative shall be irrevocable unless (i) Administrative Agent otherwise agrees in writing, or (ii) such notice of termination was given in connection with a refinancing of the Loans or the occurrence or nonoccurrence of any other event specified therein and Borrower Representative delivers a revocation notification to Administrative Agent on or prior to the applicable specified termination date. Borrower Representative may elect to terminate a Revolver Commitment in its entirety only; provided that nothing contained herein shall affect Borrowers’ right to reduce any Revolver Commitments as provided in Section 1.1.4 or to reduce to zero any Revolver Commitments of any separate Class established pursuant to Section 1.5, Section 1.6 and Section 1.7.

5.2.3 Effect of Termination. On the effective date of termination of all Revolver Commitments by Administrative Agent or by Borrowers, all of the Obligations (other than contingent indemnification obligations for which no claim has been made and other than Obligations with respect to Cash Management Agreements, Commodity Contracts, Interest Rate Contracts or Currency Contracts, which shall be governed by the agreements or instruments governing such Obligations) shall be immediately due and payable and Lenders shall have no obligation to make any Loans and Administrative Agent shall have no obligation to procure any Letters of Credit. All undertakings, agreements, covenants, warranties and representations of each Borrower contained in the Loan Documents shall survive any such termination and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have Paid in Full the Obligations to Administrative Agent and Lenders. Upon the Payment in Full of the Obligations, the Liens securing any of the Obligations shall be automatically terminated and all rights to the Collateral shall revert to the Obligors, and Administrative Agent shall, upon the request and at the expense of the Obligors, confirm the release of all of its Liens and security interests hereunder and under any other Loan Documents and shall execute and deliver all UCC and/or PPSA termination statements and/or other documents and take such other action reasonably requested by any of the Obligors evidencing or relating to such release and termination (including, without limitation, returning any Collateral in its possession), all at the expense of Obligors. Notwithstanding the Payment in Full of the Obligations, Administrative Agent shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage Administrative Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Administrative Agent shall have received either (i) a written agreement, executed by Borrowers, indemnifying Administrative Agent and Lenders from any such loss or damage; or (ii) such monetary reserves for such period of time as Administrative Agent, in its reasonable discretion, may deem necessary to protect Administrative Agent from any such loss or damage. The provisions of Sections 2.6, 2.7, 4.5.2, 4.10, 4.11, 4.12, 4.13, 4.14 and this Section 5.2.3 and all obligations of Borrowers to indemnify any Agent or any Lender pursuant to this Agreement or any of the other Loan Documents shall in all events survive any termination of the Revolver Commitments.

SECTION VI. COLLATERAL SECURITY

6.1 Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, each US Borrower hereby grants to Administrative Agent a continuing security interest in all of the following personal property of such US Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) All Accounts;

(ii) All Inventory;

(iii) All Equipment;

(iv) All Negotiable Collateral, including without limitation any promissory notes evidencing intercompany Debt;

(v) All Chattel Paper;

(vi) All General Intangibles; (vii) All Deposit Accounts;

(viii) All Supporting Obligations;

(ix) All Commercial Tort Claims, including without limitation, those set forth on Schedule C-1;

(x) All Investment Property (but excluding any portion thereof that constitutes Modified Margin Stock unless otherwise expressly provided in any US Security Document);

(xi) All monies now or at any time or times hereafter in the possession or under the control of an Agent or a Lender or a bailee or Affiliate of an Agent or a Lender, including any Cash Collateral in the Cash Collateral Accounts;

(xii) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xi) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the property described in (i) through (xi) above and claims against any Person for loss of, damage to or destruction of any of the property described in (i) through (xi) above; and

(xiii) All books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of such US Borrower pertaining to any of (i) through (xii) above.

Notwithstanding the foregoing, the Collateral shall not include (a) any Dormant Subsidiary, (b) Real Estate or any interest therein, (c) any Voting Stock in any non-U.S. Subsidiary of a US Borrower in excess of 65% of the total Voting Stock thereof, (d) any lease, license, contract, property right or agreement to which any US Borrower is a party, any of its rights or interests thereunder or any property that is the subject thereof (which property is adequately described for purposes of Section 9-108 of the UCC) if and for so long as the grant of the security interest hereunder shall constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such US Borrower therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9- 406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity), provided, however, that such security interest shall attach immediately (x) at such time as the condition causing such abandonment, invalidation, unenforceability, breach or termination shall be remedied or avoided and (y) to the extent severable, to any portion of such lease, license, contract, property right or agreement that does not result in any of the consequences specified in clauses (i) or (ii) above, (e) any LKE Accounts or LKE Proceeds (but for the avoidance of doubt, “Collateral” shall expressly include any LKE QI Receivables and Borrowers’ right, title and interest in the LKE Master Exchange Agreement) or (f) any Securitization Assets.

6.2 Lien on Deposit Accounts. Each US Borrower hereby authorizes and directs each such bank or other depository party to a control agreement with respect to a Deposit Account to pay or deliver to Administrative Agent (i) on a daily basis with respect to any LKE Joint Account that is not an LKE Joint Excluded Deposit Account, (ii) as frequently as practical in the good faith judgment of Borrowers (which may be less frequently than daily but shall not in any event be less frequently than monthly) with respect to any LKE Joint Excluded Deposit Account, or (iii) upon its written demand therefor made at any time upon the occurrence of a Triggering Event (and until such time as Administrative Agent issues, or is required to issue, a Triggering Event Termination Notice) with respect to any other Deposit Account, and without further notice to such US Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by such US Borrower with such depository for application to the Obligations then outstanding in accordance with Section 4.2.1. Each US Borrower hereby irrevocably appoints Administrative Agent to act as such US Borrower’s attorney-in-fact (i) with respect to any LKE Joint Account and (ii) upon the occurrence of a Triggering Event (and until such time as Administrative Agent issues, or is required to issue, a Triggering Event Termination Notice) with respect to any other Deposit Account, in each case to collect any and all such balances to the extent any such payment is not made to Administrative Agent by such bank or other depository as required hereunder, or after demand thereof is made by Administrative Agent, as the case may be. The rights given Administrative Agent in this Section 6.2 shall be cumulative with and in addition to Administrative Agent’s other rights and remedies in regard to the foregoing Property as proceeds of Collateral (other than LKE Proceeds). As of the Ninth Amendment Effective Date, Schedule E-3 sets forth a listing of all Deposit Accounts maintained by the Obligors, including the account holder, the name of each depository bank and the complete account number therefore. Each Obligor represents and warrants that, as of Ninth Amendment Effective Date, it has not entered into any control agreement (other than Deposit Account Control Agreements) with respect to any Deposit Account listed on Schedule E-3 for which it is the account holder (or a joint account holder) and hereby agrees that it will not enter into any other control agreement with respect to any such Deposit Account other than a Deposit Account Control Agreement with Administrative Agent, in its capacity as secured party thereunder. Furthermore, notwithstanding any agreement with Bank of America, as depository bank, governing Deposit Accounts maintained at Bank of America, each Obligor agrees that, so long as such accounts remain open, it will not, without the prior written consent of Administrative Agent, amend or discontinue the orders in effect on the date hereof to transfer funds daily (the “ZBA Instructions”) from the Deposit Accounts maintained with Bank of America to one of the Dominion Accounts maintained with Bank of America; provided, however, upon prior notice to Administrative Agent, such Obligor may amend any such ZBA Instructions solely to the extent required to designate a different Dominion Account maintained with Bank of America into which the funds are transferred.

6.3 [Reserved].

6.4 Other Collateral. In addition to the items of Property referred to in Section 6.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the US Security Documents as security for any of the Obligations.

6.5 Lien Perfection; Further Assurances. Promptly after Administrative Agent’s request therefor, US Borrowers shall execute or cause to be executed and deliver to Administrative Agent such instruments, assignments, title certificates or other documents (the “Additional Documents”) as are necessary under the UCC or other Applicable Law to perfect (or continue the perfection of) Administrative Agent’s Lien upon the Collateral (provided that Administrative Agent’s Lien (i) on Excluded Deposit Accounts and LKE Joint Accounts need not be perfected, (ii) on any Vehicle located in the United States not included in the Aggregate Borrowing Base need not be perfected and (iii) on Collateral with respect to which Administrative Agent and the Borrower Representative have reasonably agreed that the cost of perfecting a security interest therein is excessive in relation to the benefit of the security to be afforded thereby need not be perfected), and shall take such other action as may be requested by Administrative Agent to perfect (or continue the perfection of) Administrative Agent’s Lien. Each US Borrower hereby authorizes Administrative Agent to file financing statements that indicate the collateral (i) as all assets of such US Borrower or words of similar effect (other than property specifically excluded from Collateral as set forth in Section 6.1), or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 6.1, on such US Borrower’s behalf. Each US Borrower also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any UCC financing statements or amendments thereto if filed prior to the Closing Date. No US Borrower shall terminate, amend or file a correction statement with respect to any UCC financing statement filed pursuant to this Section 6.5 without Administrative Agent’s prior written consent.

6.6 UK Security Documents. The parties hereby acknowledge and agree that the UK Obligors have executed and delivered the UK Security Documents, each in form and substance satisfactory to Agents and Lenders, which granted Administrative Agent Liens upon their Collateral securing the Obligations.

6.7 Canadian Security Documents. The parties hereby acknowledge and agree that the Canadian Borrowers have executed and delivered the Canadian Security Documents, each in form and substance satisfactory to Agents and Lenders, which granted Administrative Agent Liens upon their Collateral securing the Obligations.

SECTION VII. COLLATERAL ADMINISTRATION

7.1 General Provisions.

7.1.1 Location of Collateral. Except as provided in this Section 7.1.1, all tangible items of personal property Collateral included in the Aggregate Borrowing Base, other than (i) Inventory (including, without limitation, Rental Equipment) in transit, (ii) Rental Equipment being rented to third parties by Obligors in the ordinary course of business, (iii) Inventory (including, without limitation, Rental Equipment) or Equipment in the possession of a third party for the purpose of repair, maintenance, remanufacture or sale in the ordinary course of business, (iv) Rental Equipment located on the job site of a customer either prior to or after the rental period thereof in the ordinary course of business, (v) any other Collateral located in Canada, the United States or the United Kingdom with an aggregate appraised value of less than $25,000,000, (vi) Vehicles and (vii) any Collateral in the possession of Administrative Agent or its designee, shall at all times be kept in Canada, the United States or United Kingdom by Obligors at one or more of the business locations of Obligors set forth in Schedule 7.1.1 hereto (as updated from time to time) and shall not be moved therefrom, without the prior written approval of Administrative Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Obligors may (a) make sales or other dispositions of any Collateral to the extent authorized by Section 9.2.8 hereof, (b) temporarily move Inventory or Equipment in connection with the provision of services for Obligors’ customers in the ordinary course of business, (c) move Collateral or any record relating to any Collateral to a location in Canada located in a province in which Administrative Agent’s Lien is perfected (for the Canadian Obligors), the United States (for the US Obligors) or the United Kingdom (for the UK Obligors) other than those shown on Schedule 7.1.1 hereto (as updated from time to time) so long as Borrowers reflect such location on an updated Schedule 7.1.1 delivered with the first quarterly financial statements delivered after the date of such move (it being understood that any update to such Schedule 7.1.1 shall not be deemed to be an amendment or modification hereto for purposes of Section 12.9.1 hereof); and (d) allow Vehicles that constitute employee cars to be driven outside of Canada, the United States or United Kingdom from time to time.

7.1.2 Insurance.

(i) Policies. Schedule 7.1.2 describes all insurance of Borrowers in effect on the Ninth Amendment Effective Date.

(ii) Coverage. Without limiting any of the other obligations or liabilities of Borrowers under this Agreement, Borrowers shall, during the term of this Agreement, carry and maintain, with financially sound and reputable insurance companies, in such amounts (including self-insurance consistent with the standards set forth herein), with such deductibles and covering such risks as are customarily carried by companies engaged in the rental equipment industry and owning similar properties in localities where the applicable Borrower operates and otherwise satisfy the requirements set forth in this Section 7.1.2.

(a) All Risk Property Insurance. Borrowers shall maintain all risk property insurance covering against physical loss or damage to Borrower’s assets, as are customary in the rental equipment (which, for the avoidance of doubt, includes not insuring Rental Equipment that is in the possession of a customer) industry and at a minimum covering risks covered by such policies in effect as of the Closing Date. Coverage shall be written on a net book value basis. Where applicable, such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty.

(b) Commercial General Liability Insurance. Borrowers shall maintain commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law. Policy limit requirements may be satisfied by any combination of primary and excess/umbrella insurance.

(c) Workers’ Compensation/Employer’s Liability. Borrowers shall maintain workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of Borrowers while at work or in the scope of such employee’s employment with Borrowers and employer’s liability in an amount not less than $1,000,000. Policy limit requirements for employer’s liability may be satisfied by any combination of primary and excess/umbrella insurance. Such coverage shall not contain any occupational disease exclusions.

(d) Automobile Liability. Borrowers shall maintain automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000. Policy limit requirements may be satisfied by any combination of primary and excess/umbrella insurance.

(e) Excess/Umbrella Liability. Borrowers shall maintain excess or umbrella liability insurance in an amount not less than $25,000,000 written on an occurrence basis providing coverage limits in excess of the insurance limits required under subsections (ii)(b), (ii)(c) (employer’s liability only) and (ii)(d). Such insurance shall follow the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.

(iii) Endorsements. As permitted under Applicable Law, Borrowers shall cause all insurance policies carried and maintained in accordance with this Section 7.1.2 to be endorsed as follows:

(a) Administrative Agent shall be listed as lender loss payee with respect to the property insurance policies described in subsection (ii)(a). Administrative Agent shall be listed as additional insured with respect to liability insurance policies described in subsections (ii)(b), (ii)(d) and (ii)(e) and, to the extent allowed by law, (ii)(c). It shall be understood that any obligation imposed upon Borrowers, including but not limited to the obligation to pay premiums, shall be the sole obligation of Borrowers and not that of Administrative Agent and the Lenders.

(b) With respect to property insurance policies described in subsections (ii)(a), the interests of Administrative Agent and the Lenders shall not be invalidated by any action or inaction of Borrowers, or any other Person, and shall insure Administrative Agent and the Lenders regardless of any breach violation by Borrowers or any other Person, of any warranties, declarations or conditions of such policies.

(c) Inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(d) Borrowers’ insurers, under all such coverages and policies as shall be required hereunder, shall waive all rights of subrogation against Administrative Agent and the Lenders, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise.

(e) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Administrative Agent and the Lenders.

(f) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by Borrowers or carrier that affect the interests of Administrative Agent and the Lenders, such cancellation or change shall not be effective as to Administrative Agent and the Lenders until 30 days, except for non-payment of premium which shall be 10 days, after receipt by Administrative Agent of written notice sent by registered mail from such insurer.

(iv) Settlement. If any Borrower fails to provide and pay for any insurance required hereunder, Administrative Agent may, at its option, but shall not be required to, procure the same and charge each Borrower therefor. For so long as no Event of Default exists, each Borrower shall have the right to settle, adjust and compromise any claims with respect to any insurance maintained by each Borrower, provided that all proceeds thereof are applied in the manner specified in this Agreement, and Administrative Agent agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims, and Administrative Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

(v) Certifications. On the Closing Date, and at each policy renewal, but not less than annually, Borrowers shall provide to Administrative Agent approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in subsection (ii) above for such insurance required under this Section 7.1.2.

7.1.3 Protection of Collateral. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers’ sole risk.

7.1.4 Defense of Title to Collateral. Each Borrower shall at all times use commercially reasonable efforts to defend its title to the Collateral and Administrative Agent’s Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.

7.2 Administration of Accounts.

7.2.1 Records and Schedules of Accounts. Each Borrower shall keep records of its Accounts that are accurate and complete in all material respects and all payments and collections thereon and shall submit to Administrative Agent on such periodic basis as any Agent shall reasonably request (which, absent the existence of an Event of Default, shall not be more frequently than the Borrowing Base Certificate is then required to be delivered pursuant to Section 7.6) a collections report (“Collections Report”) for such period, in form reasonably satisfactory to Administrative Agent. Borrowers shall also provide to Administrative Agent on or before the date that the Borrowing Base Certificate is then required to be delivered pursuant to Section 7.6, an aged trial balance of all Accounts (other than Accounts that are subject to any Qualified Securitization Transaction) existing as of the last day of the preceding Fiscal Quarter or calendar month, as applicable, specifying the aggregate amount owed by each Account Debtor to each Borrower. Upon Collateral Agent’s reasonable request therefor, Borrower shall deliver to Collateral Agent copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled (or to any subset thereof as requested by Collateral Agent) and such other matters and information relating to the status of then existing Accounts as Collateral Agent shall reasonably request.

7.2.2 [Intentionally Omitted].

7.2.3 Taxes. If an Account (other than Accounts that are subject to any Qualified Securitization Transaction) of any Borrower includes a charge for any Taxes payable to any governmental taxing authority which charge has not been paid when due, Administrative Agent is authorized (upon prior notice to Borrower Representative), in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any taxes that may be due by any or all Borrowers.

7.2.4 Account Verification. Agents shall have the right at any time to require any Borrower to verify the validity and amount of its outstanding Accounts (other than Accounts that are subject to any Qualified Securitization Transaction) by written accounts receivable circularization conducted in the name of such Borrower by the staff of any Agent or otherwise in the name of such Borrower by staff of any Agent by telephone, telegraph or otherwise; provided that, unless an Event of Default has occurred and is continuing, such verification shall be limited to telephone calls made by a representative of a Borrower, upon reasonable prior notice from an Agent, in the presence of a representative of an Agent to an applicable Account Debtor or a Person otherwise obligated on such Accounts, as the case may be. During the existence of an Event of Default, Agents shall have the right to directly contact Account Debtors to verify the validity and amount of Accounts (other than Accounts that are subject to any Qualified Securitization Transaction) of any Borrower, upon prior notice to Borrower Representative. Borrowers shall cooperate fully with Agents in an effort to facilitate and promptly conclude any such verification process.

7.2.5 Maintenance of Dominion Accounts.

(i) Borrowers shall maintain one or more Dominion Accounts pursuant to a lockbox (with respect to the collection of amounts owed by Account Debtors in the United States and/or Canada) or other arrangement acceptable to Administrative Agent and, in the case of each such Dominion Account and lockbox arrangement, with such bank as may be selected by Borrowers and be acceptable to Administrative Agent. Borrowers shall issue to each such lockbox bank an irrevocable letter of instruction, in form and substance satisfactory to Administrative Agent in its sole discretion, directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account (other than cash proceeds from Account Debtors with respect to Accounts that are subject to any Qualified Securitization Transaction); provided that, notwithstanding the foregoing, Borrowers may also receive Payment Items from Account Debtors so long as such Borrower complies with Section 7.2.6 hereof. Furthermore, Account Debtors located in the United Kingdom shall be permitted to make payment to Borrowers via direct debit or via the Bankers’ Automated Clearing System (or “BACS”)

or via the Clearing House Automated Payment System (or “CHAPS”) transfer directly into a Dominion Account.

(ii) Borrowers shall enter into (and, to the extent any Borrower is entitled to do so under the LKE Master Exchange Agreement, Borrowers shall compel the LKE Qualified Intermediary to enter into) agreements, in form satisfactory to Administrative Agent, with each bank at which a Dominion Account is maintained. All such agreements shall provide (i) with respect to any Dominion Account that is a LKE Joint Account, instructions from the applicable Borrower and the LKE Qualified Intermediary (which may be provided in separate instruction letters) directing such bank to immediately transfer to the applicable Payment Account, on a daily basis, all monies deposited in such Dominion Account to be applied by Administrative Agent in accordance with Section 4.7.1 and (ii) with respect to any Dominion Account that is not a LKE Joint Account, that (A) prior to the occurrence of a Triggering Event and after issuance by Administrative Agent of a Triggering Event Termination Notice, such bank shall remit all funds deposited into such Dominion Account pursuant to the instructions of Borrowers and (B) upon the occurrence of a Triggering Event until the issuance by Administrative Agent of a Triggering Event Termination Notice, such bank shall immediately, and without further consent of or notice to Borrowers, transfer to the applicable Payment Account all monies deposited to such Dominion Account until delivery of further notice by Administrative Agent. If a Triggering Event occurs, Administrative Agent shall provide written notice to each bank (a “Triggering Event Termination Notice”) to re-direct all balances in each Dominion Account (other than LKE Joint Accounts) to the applicable Borrower in the event (i) that no Specified Event of Default exists, in the case of a Triggering Event described in clause (i) of the definition thereof, or (ii) in the case of a Triggering Event described in clause (ii) of the definition thereof, Borrowers maintain a Specified Availability of(A) more than the greater of(x) the product of(a) 10%, multiplied by (b) the Commitments as of any date of determination and (y) $150,000,000, in each case, for any 20-consecutive day period or (B) the product of (x) 17.5%, multiplied by (y) the Commitments as of any date of determination for any 5 consecutive day period. All funds deposited in each Dominion Account (other than LKE Proceeds) shall be subject to Administrative Agent’s Lien. Borrowers shall obtain the agreement (in favor of and in form and content satisfactory to Administrative Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited to such Dominion Account, except offset rights in respect of charges and returned checks incurred in the administration of such Dominion Account. Neither Administrative Agent nor Lenders assume any responsibility to any or all Borrowers for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(iii) Notwithstanding anything to the contrary contained herein, so long as any Qualified Securitization Transaction is in effect, all cash proceeds from Account Debtors with respect to Accounts subject to a Qualified Securitization Transaction shall be deposited into a Securitization Deposit Account in accordance with the applicable

Securitization Intercreditor Agreement and the documents related to such Qualified Securitization Transaction. For the avoidance of doubt, until the applicable Qualified Securitization Transaction is no longer in effect, the Borrowers shall not be required to take or omit to take any action pursuant to this Section 7.2 that would violate any provision of the applicable Securitization Intercreditor Agreement.

7.2.6 Collection of Accounts and Proceeds of Collateral. All receipts constituting Securitization Assets held in lockboxes shall be remitted in accordance with the terms of the documents related to the applicable Qualified Securitization Transaction and the Securitization Intercreditor Agreement. To expedite collection, Borrowers shall endeavor in the first instance to make collection of Borrowers’ Accounts (other than Accounts that are subject to a Qualified Securitization Transaction) for Administrative Agent and Lenders. All Payment Items (other than Payment Items constituting Securitization Assets) received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Administrative Agent’s benefit and shall immediately deposit same in kind in a Dominion Account. During the existence of an Event of Default, Administrative Agent shall have the right to notify Account Debtors of each Borrower that Accounts (other than Accounts that are subject to a Qualified Securitization Transaction) have been assigned to Administrative Agent and to collect such Accounts directly in its own name and to charge to Borrowers the collection costs and expenses, incurred by Administrative Agent or Lenders, including reasonable attorneys’ fees.

7.3 Administration of Inventory (Including Rental Equipment).

7.3.1 Records and Reports of Inventory. Each Borrower shall keep records of its Inventory that are accurate and complete in all material respects and shall furnish Agents inventory reports respecting such Inventory in form and detail reasonably satisfactory to Agents and Lenders at such times as Agents may reasonably request, but so long as no Event of Default exists, no more frequently than once each month. Each Borrower shall, at Borrowers’ expense, conduct a physical inventory of its serialized Rental Equipment no less frequently than annually or shall have in place a cycle counting (or perpetual verification) program designed to verify the physical existence of Inventory in a manner that results in the verification of substantially the entire amount of the Inventory over the course of a year and, at the request of either Agent, shall provide to Agents a report based on each such physical inventory or program, as applicable, together with such supporting information as Administrative Agent shall reasonably request. Collateral Agent may participate in and observe any such physical inventory or cycle counting, which participation shall be at US Borrowers’ expense regardless of whether an Event of Default then exists; provided however, that if no Event of Default then exists, US Borrowers’ reimbursement obligations pursuant to this Section 7.3.1 shall be deemed an expense in connection with a field exam and included in the maximum amount of expenses for field exams performed by employees of Collateral Agent set forth in Section 2.2.4 hereof.

7.3.2 [Intentionally Omitted].

7.3.3 Borrowing Base Certificates. Borrowers shall promptly, and in any event within 3 Business Days, provide Agents with a revised Borrowing Base Certificate (showing revisions to the current Borrowing Base Certificate resulting from the events described below) in the event Borrowers’ Availability decreases by more than 50%, due to currency fluctuations or otherwise, from the Availability set forth on the previously delivered Borrowing Base Certificate.

7.4 Administration of Equipment.

7.4.1 Records and Schedules of Equipment. Each Borrower shall keep records of its Equipment that are accurate and complete in all material respects.

7.4.2 Condition of Equipment. All material Equipment is in good operating condition and repair (reasonable wear and tear excepted), and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the material Equipment shall be maintained and preserved, reasonable wear and tear excepted, except to the extent the failure to make such replacements and repairs could not reasonably be expected to have a Material Adverse Effect.

7.5	Other Collateral Administration.

7.5.1 Instruments. Each Borrower covenants and agrees with Administrative Agent that from and after the Closing Date through the Commitment Termination Date, in the event that any Collateral, including proceeds, is evidenced by or consists of an Instrument (other than Instruments evidencing intercompany Debt that is subordinated to the Obligations) with a value in excess of $5,000,000, and if and to the extent that perfection or priority of Administrative Agent’s security interest with respect to such Instrument is dependent on or enhanced by possession, the applicable Borrower, upon the request of Administrative Agent, shall endorse and deliver physical possession of such Instrument to Administrative Agent.

7.5.2 Commercial Tort Claims. Borrowers shall promptly notify Administrative Agent in writing in the event any Borrower shall have, receive or otherwise obtain a Commercial Tort Claim, as plaintiff or otherwise in its favor, in excess of $5,000,000 after the Closing Date against any third party and, upon the request of Administrative Agent, shall promptly amend Schedule C-1, authorize the filing of additional UCC financing statements or amendments to existing UCC financing statements, and do such other acts or things deemed necessary or desirable by Administrative Agent to grant Administrative Agent a first priority, perfected security interest in any such Commercial Tort Claim, including, without limitation executing an assignment of such Commercial Tort Claim. Any update to such Schedule C-1 shall be effective upon receipt thereof by Administrative Agent and shall not be deemed to be an amendment or modification for purposes of Section 12.9.1 hereof.

7.5.3 Negotiable Collateral and Chattel Paper. Obligors shall not deliver to any Person other than Administrative Agent, or permit any Person to obtain “control” (as defined in the UCC) over, or a Lien on, any Obligor’s Negotiable Collateral or Chattel Paper (including electronic chattel paper) or otherwise mark with a legend that any such Negotiable Collateral or other instruments are subject to the security interest of any Person other than Administrative Agent; provided that nothing herein shall prevent any customer of an Obligor from having an original copy of such customer’s rental agreement.

7.6 Borrowing Base Certificates. On or before the 25th day following the last day of each Fiscal Quarter (or, if any of the Excess Availability Condition, the Suppressed Availability Condition or the Ratings Condition is not satisfied at any time during such Fiscal Quarter, then on or before the 25th day following the last day of each calendar month during such Fiscal Quarter ending after the failure of any such condition to be satisfied during such Fiscal Quarter), Borrower Representative shall deliver to Administrative Agent, which Administrative Agent will deliver to Lenders pursuant to Section 12.1.5 hereof, a Borrowing Base Certificate prepared as of the close of business on the last calendar day of such Fiscal Quarter (or, if applicable, such calendar month, and at such other times as may be required by Section 7.3.3 hereof setting forth the US Borrowing Base, the UK Borrowing Base and the Canadian Borrowing Base. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer of Borrower Representative, on behalf of all Borrowers, to Administrative Agent and Collateral Agent, provided that Administrative Agent and Collateral Agent shall have the right to review and adjust, in the exercise of their reasonable credit judgment and in consultation with Borrower Representative, any such calculation to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve; provided that no such adjustment to the calculation of Availability shall be effective until any Agent delivers written notice thereof pursuant to Section 14.9 to Borrower Representative, together with reasonably detailed calculations thereof. Borrower Representative, in preparing the Borrowing Base Certificate, shall rely on the results of the appraisals most recently notified to it by Collateral Agent as the latest applicable appraisal and shall not reflect the results of any new appraisal in the Borrowing Base Certificate until such time as it shall have been notified in writing by Collateral Agent that the results of such new appraisal are to be applied in the Borrowing Base Certificate.

SECTION VIII. REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. To induce Agents and Lenders to enter into this Agreement and to make available the Revolver Commitment, Parent and each Borrower warrants and represents to Agents and Lenders that:

8.1.1 Organization and Qualification. Each Obligor is an entity duly organized, validly existing and, with respect to the US Obligors and Canadian Obligors, in good standing under the laws of the jurisdiction of its organization or incorporation (other than, in the case of Obligors that are not Borrowers, in such jurisdiction in which the failure of any such Obligor to be so qualified would not reasonably be expected to have a Material Adverse Effect). Each Obligor is duly qualified and is authorized to do business and is in good standing as a foreign entity in each state or jurisdiction in which the failure of any such Obligor to be so qualified would have a Material Adverse Effect.

8.1.2 Power and Authority. Each Obligor is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party, and to enter into the Transactions to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents and the documents relating to the Transactions have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Obligor or any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, and (b) filings necessary to perfect Liens pursuant to the Security Documents; (ii) contravene the Organization Documents of any Obligor; (iii) violate, or cause any Obligor to be in default under, any provision of any material Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Obligor, in any respect that could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any Material Contracts by which it or its Properties may be bound or affected in any respect that could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Obligor.

8.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Obligor signatory thereto enforceable against them in accordance with the respective terms of such Loan Documents, except, in each case, as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether enforcement is being sought in equity or at law).

8.1.4 Capital Structure. As of the Ninth Amendment Effective Date, Schedule 8.1.4 hereto states (i) the correct name of each Subsidiary of Parent, its jurisdiction of incorporation or organization and the percentage of its Equity Interests having voting powers owned by each Person, (ii) the number of authorized, if applicable, and issued Equity Interests (and treasury shares) of each Obligor and each of its Subsidiaries, and (iii) a complete and accurate organization chart, showing the ownership structure of Parent and its Subsidiaries on the Ninth Amendment Effective Date. Each Obligor has good title to all of the shares it purports to own of the Equity Interests of each of its Restricted Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable to the extent such concepts are applicable to such type of Equity Interest. As of the Ninth Amendment Effective Date, and except as set forth on Schedule 8.1.4 hereto, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney (other than those set forth in the Loan Documents) relating to, shares of the Equity Interests of any Obligor. Except as set forth on Schedule 8.1.4 hereto, as of the Ninth Amendment Effective Date, there are no outstanding agreements or instruments binding upon the holders of any Obligor’s Equity Interests relating to the ownership of its Equity Interests.

8.1.5 Corporate Names. During the 5-year period preceding the Ninth Amendment Effective Date, no Obligor has been known as or used any corporate, fictitious or trade names except those listed on Schedule 8.1.5 hereto. As of the Ninth Amendment Effective Date, except as set forth on Schedule 8.1.5, no Obligor has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the 5-year period preceding the Ninth Amendment Effective Date. As of the Sixteenth Amendment Effective Date, the information included in the Beneficial Ownership Certification provided on or prior to the Sixteenth Amendment Effective Date to any Lender in connection with the Sixteenth Amendment, if applicable, is true and correct in all respects.

8.1.6 Business Locations. As of the Ninth Amendment Effective Date, the chief executive office, registered office, principal place of business, centre of main interests and other places of business of each Obligor are as listed on Schedule 8.1.6 hereto. During the 5-year period preceding the Ninth Amendment Effective Date, no US Obligor has had an office, place of business, or chief executive office in the United States other than as listed on Schedule 8.1.6. Except as shown on Schedule 8.1.6 on the Ninth Amendment Effective Date and as otherwise permitted in Section 7.1.1 hereof, no Inventory or Equipment of any Obligor is stored with any single bailee, warehouseman or similar Person, nor consigned to any Person, other than in connection with the shipment, rental, inspection, repair or transfer of Inventory in the ordinary course of business and as otherwise permitted in Section 7.1.1 hereof.

8.1.7 Title to Collateral; Liens. Except with respect to the fact that the LKE Joint Accounts are jointly owned by Sunbelt Rentals, Inc. and the LKE Qualified Intermediary pursuant to the terms and conditions of the LKE Master Exchange Agreement, each Obligor is the legal and beneficial owner of its Property and has good title to all of the Collateral that constitutes owned personal property, including all owned personal property reflected in the financial statements referred to in Section 8.1.9 hereof or delivered pursuant to Section 9.1.3 hereof, in each case free and clear of all Liens except Permitted Liens. The Liens granted to Administrative Agent pursuant to this Agreement and the other Security Documents on the Collateral (other than (i) Excluded Deposit Accounts and LKE Joint Accounts, and (ii) Vehicles located in the United States not included in the Aggregate Borrowing Base) are first priority Liens, subject only to Permitted Liens and any applicable registrations and filings that are within the control of Administrative Agent or its advisors. For the avoidance of doubt, no provision in this Agreement shall be construed so as to create any security interests required to be registered under the Companies Act 1985.

8.1.8 Borrowing Base Certificates. The latest Borrowing Base Certificate furnished to Administrative Agent presents accurately and fairly in all material respects each Borrowing Base and the calculation thereof as at the date thereof.

8.1.9 Financial Statements. The Consolidated balance sheet of Parent and its Subsidiaries as of April 30, 2024, and the related profit and loss account and cash flow statement for the period ended on such date, have been prepared in accordance with GAAP, and show a true and fair view in all material respects of the Consolidated financial positions of Parent and its

Subsidiaries at such date and the results of their operations for such period. Since April 30, 2024, there has been no material adverse change in the condition, financial or otherwise, of Parent and its Subsidiaries, taken as a whole.

8.1.10 Full Disclosure. This Agreement and each other written statement delivered in connection herewith (including all financial statements delivered pursuant to Sections 8.1.9 and 9.1.3 hereof, but excluding that certain Legal Due Diligence Executive Summary (Preliminary Draft), dated June 10, 2006, prepared by Skadden, Arps, Slate, Meagher & Flom LLP, and as referenced therein, Parker, Poe, Adams & Bernstein LLP, together with any amendments or modifications thereto, or other supplemental due diligence reports prepared by Skadden, Arps, Slate, Meagher & Flom LLP and/or Parker, Poe, Adams & Bernstein LLP) do not or will not, when delivered, contain any untrue statement of a material fact or omit as of the date delivered, any material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made; provided, that with respect to Projections and other forward looking information, Parent and Borrowers represent and warrant only that such information was prepared in good faith based upon assumptions and estimates developed by management of such Persons in good faith and believed by management of such Persons to be reasonable at the time made (it being understood that no assurance has been given or will be given that the Projections and other projections and forward looking information have been or will be achieved).

8.1.11 Solvent Financial Condition. Parent and its Subsidiaries (on a consolidated basis) are now Solvent and, after giving effect to the Transactions and the Loans to be made hereunder, the Letters of Credit to be issued in connection herewith and the consummation of the other transactions described in the Loan Documents, Parent and its Subsidiaries (on a consolidated basis) will be Solvent.

8.1.12 [Intentionally Omitted].

8.1.13 Taxes. Each Obligor has filed all federal and material state, provincial and local tax returns it is required by law to file and has paid, or made provision for the payment of, all material Taxes shown thereon, except to the extent being Properly Contested or such failure to file or pay such Taxes, in the aggregate, would not have a Material Adverse Effect.

8.1.14 [Intentionally Omitted].

8.1.15 Intellectual Property. (i) Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others, other than a conflict that could not reasonably be expected to have a Material Adverse Effect; (ii) there is no objection to, or pending (or to the best of any Borrower’s knowledge, threatened) Intellectual Property Claim with respect to any Obligor’s right to use any such Intellectual Property and neither Parent nor any Borrower is aware of any grounds for challenge or objection thereto, in each case, that could reasonably be expected to have a Material Adverse Effect; and, (iii) as of the Ninth Amendment Effective Date, except for software licenses used in the ordinary course of business and as may be disclosed on Schedule

8.1.15, no Obligor pays any royalty or other compensation to any Person for the right to use any Intellectual Property. As of the Ninth Amendment Effective Date, all patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 8.1.15 hereto, to the extent they are registered under any Applicable Law.

8.1.16 Governmental Approvals. Each Obligor has all material Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it (except to the extent that failure to obtain any such Governmental Approval could not reasonably be expected to have a Material Adverse Effect).

8.1.17 Compliance with Laws. Each Obligor has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Laws (except to the extent that any such noncompliance with Applicable Law could not reasonably be expected to have a Material Adverse Effect) and there have been no citations, notices or orders of noncompliance issued to any Obligor under any such law, rule or regulation, which citations, notices or orders of noncompliance could reasonably be expected to have a Material Adverse Effect.

8.1.18 [Intentionally Omitted].

8.1.19 Litigation. Except as set forth on Schedule 8.1.19 hereto, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of Parent or any Borrower, threatened, in each case, on the Ninth Amendment Effective Date, against or affecting any Obligor, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of the Subsidiaries, (i) which relates to any of the Loan Documents or any of the transactions contemplated thereby, (ii) which relates to any of the Transactions as of the Ninth Amendment Effective Date or (iii) which could reasonably be expected to have a Material Adverse Effect.

8.1.20 No Defaults; Material Contracts. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default. No Obligor is in default, and to the best knowledge of Parent or any Borrower, no event has occurred and no condition exists which constitutes or, which with the passage of time or the giving of notice or both would constitute a material default, under any Material Contract if such event or condition could reasonably be expected to give rise to a Material Adverse Effect; provided that the foregoing representation shall not apply to any Material Contract evidencing Debt of an Obligor.

8.1.21 [Intentionally Omitted].

8.1.22 Pension Plans. Except as disclosed on Schedule 8.1.22 hereto, no Obligor has any Plan or Canadian Pension Plan on the Ninth Amendment Effective Date. Each Obligor is in substantial compliance with the material requirements of ERISA, the PBA and the regulations promulgated thereunder with respect to each Plan and Canadian Pension Plan, except as such non-compliance would not reasonably be expected to result in a Material Adverse Effect. No fact or situation that could reasonably be expected to give rise to a Material Adverse Effect exists in connection with any Plan or Canadian Pension Plan. No Obligor has any withdrawal liability in connection with a Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect. No Pension Event exists with respect to any Obligor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

8.1.23 [Intentionally Omitted].

8.1.24 Labor Relations. Except as described on Schedule 8.1.24 hereto, no Obligor is a party to any collective bargaining agreement on the Ninth Amendment Effective Date. On the Ninth Amendment Effective Date, to the best of Parent’s or any Borrower’s knowledge, there are no material grievances, disputes or controversies with any union or any other organization of any Obligor’s employees, or any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization that could reasonably be expected to have a Material Adverse Effect.

8.1.25 Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.1.26 Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

8.1.27 Anti-Terrorism Laws. Neither Parent nor any Borrower knows, or reasonably should know of, any violation of any Anti-Terrorism Law by any Obligor or its Affiliates and no Obligor, nor any Affiliate of an Obligor, knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.1.28 Sanctions. Each Obligor and each Restricted Subsidiary is not, nor, to the Parent’s and Borrowers’ knowledge, is any of them owned (meaning, for purposes of this Section 8.1.28, 50% or greater ownership interest) or controlled by any Person that is: (i) a Sanctioned Person, or (ii) located, organized or resident in a Sanctioned Country.

8.1.29 [Intentionally Omitted].

8.1.30 Designated Senior Debt. The Obligations constitute (i) “Senior Debt” as defined in the 2027 Note Indenture relating to the 2027 Notes (so long as the 2027 Notes remain outstanding), (ii) “Senior Debt” as defined in the 2028 Note Indenture relating to the 2028 Notes (so long as the 2028 Notes remain outstanding) and (iii) “Senior Debt” as defined in the 2029 Note Indenture relating to the 2029 Notes (so long as the 2029 Notes remain outstanding).

8.2 Reaffirmation of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be reaffirmed in all material respects by Parent and each Borrower on each day that Borrowers request or are deemed to have requested a Loan or Letter of Credit hereunder, except for changes in the nature of a Borrower’s, Parent’s or if applicable, any of their respective Subsidiaries’ businesses or operations that may occur after the date hereof in the ordinary course of business so long as Administrative Agent has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

8.3 Survival of Representations and Warranties. All representations and warranties of Parent and Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION IX. COVENANTS AND CONTINUING AGREEMENTS

9.1 Affirmative Covenants. Until Payment in Full of the Obligations, Parent, on behalf of itself and each of its Restricted Subsidiaries, and each Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall and shall cause each Restricted Subsidiary to:

9.1.1 Visits and Inspections. Permit representatives of Administrative Agent or Collateral Agent, during normal business hours and (except when an Event of Default exists) upon reasonable prior notice to a Borrower, to visit and inspect the Properties of such Obligor that constitute Collateral, inspect, audit and make extracts from each Obligor’s books and records, and discuss with its officers, its employees and its independent accountants, such Obligor’s business, financial condition, business prospects and results of operations; provided Administrative Agent and Collateral Agent shall coordinate such visits and inspections and share information with each other so as not to be duplicative, and during the existence of any Event of Default any Lender may accompany such Agent at such Lender’s own cost and expense, and; provided further that, Borrower Representative shall be given the opportunity to attend such meeting with any Obligors’ independent accountants; provided, further, absent the occurrence of any Event of Default, Collateral Agent may only conduct (i) appraisals of the Borrowers’ Rental Equipment and Vehicles 1 time in any 12 month period and (ii) field exams and reviews of Borrowers’ books and records up to 1 time in any 12 month period; provided, however, if (A) Borrowers’ Specified Availability is less than the product of (a) 25%, multiplied by (b) the Commitments for 20 consecutive Business Days during any 12 month period, Collateral Agent may, at US Borrowers’ expense, conduct a second appraisal of Borrowers’ Rental Equipment and Vehicles, a second field exam and a second review of the Borrowers’ books and records in such 12 month period; provided, further, if Parent or any of its Restricted Subsidiaries enter into an Equipment Securitization Transaction (1) at a time when Suppressed Availability is less than zero or (2) that would result in Suppressed Availability being less than zero, then, in each case, the Borrowers shall, at the Collateral Agent’s request, be responsible for the expense of one additional appraisal of Borrowers’ Rental Equipment during such 12 month period; provided, further, that any such appraisals, field exams and reviews of Borrowers’ books and records for any 12 month period may be deferred by the Administrative Agent (in its reasonable discretion) to a later date so long as (x) either (i) the Total Net Leverage Ratio as of the last day of the Fiscal Quarter ended immediately prior to such date for which financial statements are available is less than or equal to 2.00 to 1.00 or (ii) Suppressed Availability is greater than 75% of the aggregate amount of the Revolver Commitments on such date and (y) the “corporate family rating” (or comparable designation) for Parent and its Subsidiaries issued by at least two of Moody’s, S&P and Fitch is an Investment Grade Rating as of the date of such deferral. Furthermore, at Borrower Representative’s request, Collateral Agent may conduct further field exams, appraisals, audits and valuations of the Collateral in its reasonable discretion at US Borrowers’ expense; provided, further, that following the Sixteenth Amendment Effective Date, the Collateral Agent shall conduct at least one such appraisal, field exam and review of Borrowers’ books and records during the remaining term of this Agreement. Neither Administrative Agent, Collateral Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

9.1.2 Notices. Notify Administrative Agent in writing, promptly after any Obligor’s obtaining knowledge thereof (and Administrative Agent shall notify each Lender in accordance with Section 12.1.5 hereof), (i) of the commencement of any litigation affecting any Obligor or any of its Properties, whether or not the claims asserted in such litigation are considered by Borrowers to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding would reasonably be expected to have a Material Adverse Effect; (ii) of any labor dispute to which any Obligor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound, in each case, to the extent that any of the foregoing would reasonably be expected to have a Material Adverse Effect; (iii) of any material default by any Obligor under or termination of any Material Contract as a result of a default by any Obligor; (iv) of the existence of any Default or Event of Default; (v) [Intentionally Omitted]; (vi) of any judgment against any Obligor in an amount exceeding $250,000,000 (net of any insurance proceeds payable with respect to such judgment); (vii) of any Intellectual Property Claim which would reasonably be expected to have a Material Adverse Effect; (viii) of any violation or asserted violation by any Borrower of any Applicable Law (including ERISA, PBA, OSHA, FLSA or any Environmental Laws) which would reasonably be expected to have a Material Adverse Effect; (ix) of any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor which could result in liability (net of any third-party indemnification in favor of any Obligor, to the extent such third party has acknowledged liability and has demonstrated the ability to pay such indemnification claim) of Obligors in an amount in excess of $250,000,000; (x) of the discharge of Borrowers’ independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity; and (xi) of any event of default or termination event (or any similar term) under any Qualified Securitization Transaction.

9.1.3 Financial and Other Reporting. Keep adequate records and books of account with respect to its business activities in which entries are made in a manner so as to permit preparation of financial statements in accordance with GAAP reflecting all its financial transactions required to be recorded by GAAP; and cause to be prepared and to be furnished to Administrative Agent, which Administrative Agent will deliver to Lenders pursuant to Section 12.1.5 hereof, the following (all financial statements to be prepared in accordance with GAAP):

(i) within 100 days after the close of each Fiscal Year, audited balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Year and the related statements of profit and loss and cash flow, on a Consolidated basis, together with an unqualified auditors report thereon (it being understood that a matter of emphasis paragraph does not constitute a qualification) in accordance with Applicable Law by a firm of independent certified public accountants of recognized national standing selected by Parent (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year, and together with such annual financial statements, schedules of consolidating financial information used to prepare such annual balance sheets and related statements of profit and loss and, if any Unrestricted Subsidiaries are in existence at such time, an unaudited schedule prepared by Borrowers to reconcile such financial statements to the consolidated financial statements of Parent and its Restricted Subsidiaries;

(ii) within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets of Parent and its Restricted Subsidiaries as of the end of such Fiscal Quarter and the related unaudited statements of profit and loss and cash flow, on a Consolidated basis, for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed setting forth in each case in comparative form, the corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Parent as prepared in accordance with GAAP and giving a true and fair view in all material respects of the Consolidated net assets and profits and losses of Parent and its Restricted Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, and together with such quarterly financial statements, schedules of consolidating financial information used to prepare such quarterly balance sheets and related statements of profit and loss and, if any Unrestricted Subsidiaries are in existence at such time, to reconcile such financial statements to the consolidated financial statements of Parent and Subsidiaries prepared pursuant to clause (i) in this Section 9.1.3; provided that such reporting shall be submitted to Administrative Agent concurrently with the release of Parent’s quarterly financial report to the London Stock Exchange but by no later than 45 days following the end of such Fiscal Quarter;

(iii) together with the quarterly financial statements provided pursuant to Section 9.1.3(ii) for each such report as of the end of each of the first three Fiscal Quarters of a Fiscal Year, and together with the annual financial statements provided pursuant to Section 9.1.3(i) for the fourth Fiscal Quarter of each Fiscal Year, during a Springing Covenant Period, a statement confirming the calculation of Parent’s performance of its financial covenant set forth in Section 9.3 hereof, in the form of a Compliance Certificate executed by a Senior Officer of Borrower Representative;

(iv) within 30 days after the close of each Fiscal Year, the consolidated projections of Parent and its Subsidiaries for the forthcoming 3 Fiscal Years, year by year, and for the forthcoming Fiscal Year, quarter by quarter;

(v) each Borrowing Base Certificate to the extent required by Section 7.6 hereof;

(vi) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made generally available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Borrower files with the SEC or any Governmental Authority in the United States or the United Kingdom which may be substituted therefor, or any national securities exchange;

(vii) at each insurance policy renewal, but not less than annually, the insurance certifications required by Section 7.1.2(v); and

(viii) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Upon Administrative Agent’s reasonable request after the sending or filing thereof, Borrowers shall also provide to Administrative Agent copies of any annual report to be filed in accordance with ERISA, the PBA or other Applicable Law in connection with (i) each Plan and (ii) each Canadian Pension Plan that is a defined benefit plan, and such other data and information financial and otherwise as Administrative Agent, from time to time, may reasonably request bearing upon or related to the Collateral or any Obligor’s financial condition or results of operations.

9.1.4 Taxes. Pay and discharge all material Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that (i) such Taxes are being Properly Contested or (ii) such failure to pay or discharge any such material Tax would not reasonably be expected to have a Material Adverse Effect.

9.1.5 Compliance with Laws; Maintenance of License. Comply with all Applicable Law, including ERISA, the PBA, all Environmental Laws, FLSA, and OSHA, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Cause each of its Restricted Subsidiaries to, upon learning of any actual non-compliance, promptly undertake reasonable efforts, if any, to achieve compliance, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.

9.1.6 Intellectual Property. Within 90 days after each Fiscal Year, if any Obligor applies for or otherwise acquires any ownership interest in any registered material Intellectual Property during such Fiscal Year, deliver to Administrative Agent in form and substance reasonably acceptable to Administrative Agent and in recordable form, all documents necessary for Administrative Agent to perfect its Lien on such Intellectual Property.

9.1.7 Pledged Shares. At the request of Administrative Agent, with respect to any Obligor, pledge or charge to Administrative Agent all of their respective Equity Interests of each of their respective Material Subsidiaries (other than the Equity Interests of (w) any Securitization Entity, (x) from and after the date of delivery of the notice referred to in Section 3.4.2(ii), Holdings, (y) any New Intermediate Holdco (so long as such New Intermediate Holdco satisfies the restrictions on direct ownership of any Equity Interests of any Subsidiary or other material assets set forth in Section 3.4.2) or (z) New Canada Holdco) from time to time pursuant to a Pledge Agreement, the Canadian Security Documents or the UK Security Documents or other relevant agreement in form and substance reasonably acceptable to Administrative Agent. Notwithstanding anything to the contrary contained herein (other than Section 9.2.17(iii)), no Material Subsidiary shall be required to pledge or charge the Equity Interests which it owns, or to execute any document or perform any actions otherwise required by this Section 9.1.7, to the extent and for so long as the pledging or charging of the Equity Interests it owns (or the perfection of such security interest purportedly created pursuant to such a pledge or charge) could (a) result in any breach of general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, capital maintenance rules, unlawful distributions (or carrying the risk of being reclassified as unlawful distributions), retention of title claims or similar principles or the laws or regulations (or analogous restrictions) of any applicable jurisdiction, (b) result in any risk to the directors or officers of that Material Subsidiary or company whose Equity Interests are intended to be pledged or charged (each a “Charged Company”) of contravention of their fiduciary duties and/or of civil or criminal liability, (c) result in costs (including the cost of maintaining capital for regulatory purposes and/or income tax cost, registration taxes payable on the creation, enforcement or for the continuance of any Collateral or guarantee, stamp duties, out-of-pocket expenses, notarial fees, certification fees, notification fees and other fees and expenses directly incurred by the relevant Material Subsidiary, the relevant Charged Companies or any of their direct or indirect owners, subsidiaries or Affiliates) disproportionate to the benefit of such Collateral to the beneficiary of such Collateral, (d) impose an undue administration burden on, or material inconvenience to the business and the ordinary course of operations of, the provider of the Collateral, taking into account the benefit obtained by the beneficiary of the Collateral, (e) require any action outside of the United States, the United Kingdom or Canada to perfect the security interest on such Equity Interests or (f) require that (i) more than 65% of the Voting Stock in or of any Subsidiary of a US Obligor that (x) is incorporated under the laws of a jurisdiction other than the United States, (y) has no material assets other than the equity interests or intercompany debt of one or more Foreign Subsidiaries, and/or (z) is classified as a disregarded entity for U.S. federal income tax purposes and directly or indirectly owns no material assets other than the equity interests or intercompany debt of a “controlled foreign corporation” within the meaning of Section 957 of the Code (each such Subsidiary, a “non-U.S. Subsidiary”) to be pledged or similarly hypothecated to guarantee or support any of the Obligations, (ii) any non-U.S. Subsidiary (other than a Canadian Obligor, if any) of a US Obligor to guarantee or support any Obligation of any US Obligor and (iii) any security or similar interest to be granted in the assets of any non-U.S. Subsidiary (other than a Canadian Obligor, if any) of a US Obligor, which security or similar interest guarantees or supports any Obligation of the US Obligors (clauses (a) to (f) above, the “Security and Guarantee Limitation Principles”), notwithstanding all Obligors and their Restricted Subsidiaries having taken all actions reasonably requested by Administrative Agent to overcome the difficulties in clauses (a) through (d) above. For the avoidance of doubt, promptly following the consummation of the Group Reorganization, (i) New Parent shall pledge to Administrative Agent (x) 65% of the Voting Stock of Existing Parent and (y) 100% of the Equity Interests of US Holdco, (ii) New Canada Holdco shall pledge to Administrative Agent 100% of the Equity Interests of Sunbelt Canada and (iii) US Holdco shall pledge to Administrative Agent, subject to the Security and Guarantee Limitation Principles, 100% of the Equity Interests of each Material Subsidiary contributed to it in accordance with Section 3.4.2. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.1.7 shall be void ab initio. In addition, notwithstanding anything to the contrary contained herein, no UK Public Acquisition Target or any Subsidiary thereof shall be required to pledge or charge to Administrative Agent the Equity Interests of its Material Subsidiaries until the earlier of (i) 90 days immediately following the Acquisition of such UK Public Acquisition Target or (ii) three (3) Business Days after the date on which such pledge or charge can be granted without violating Chapter 2 of Part 18 of the Companies Act 2006 (or any similar law under the laws of the United Kingdom regarding providing financial assistance).

9.1.8 Future and Material Subsidiaries. Promptly notify Administrative Agent upon any Person becoming a Restricted Subsidiary that is a Material Subsidiary, any Immaterial Subsidiary becoming a Material Subsidiary, or, to the extent any action under clause (ii) below is required by such Obligor, an Obligor directly acquiring additional Equity Interests in any existing Material Subsidiary (other than, in each case, (x) a Securitization Entity or (y) any New Intermediate Holdco (so long as such New Intermediate Holdco satisfies the restrictions on direct ownership of any Equity Interests of any Subsidiary or other material assets set forth in Section 3.4.2)), and (to the extent such new Material Subsidiary does not become a Borrower hereunder pursuant to Section 9.1.9),

(i) (a) each such Material Subsidiary organized in the United States, the United Kingdom or Canada shall execute and deliver to Administrative Agent a supplement to the Guaranty and the Guarantor Security Agreement, a debenture or other comparable Security Documents reasonably acceptable to Administrative Agent and (b) to the extent such Material Subsidiary is required to pledge Equity Interests in a Material Subsidiary pursuant to Section 9.1.7 hereof, become a party to the Pledge Agreement or other applicable Security Document, if not already a party thereto as a pledgor, in a manner reasonably satisfactory to Administrative Agent; and

(ii) any Obligor that is the direct parent of such Material Subsidiary shall, pursuant to a Pledge Agreement or other applicable Security Document, pledge to Administrative Agent all of its Equity Interests in such Material Subsidiary owned directly by such Obligor, along with undated stock powers for all certificates evidencing such Equity Interests, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by Administrative Agent in accordance with the UCC or any other similar Applicable Law);

together, in each case, to the extent requested by Administrative Agent, with such opinions of legal counsel in form and substance reasonably satisfactory to Administrative Agent. Notwithstanding anything to the contrary contained herein (other than Section 9.2.17(iii)), (i) from and after the date of delivery of the notice referred to in Section 3.4.2(ii), so long as neither Existing Parent nor Holdings owns directly any Equity Interests other than (x) with respect to Existing Parent, the Equity Interests of Holdings and (y) with respect to Holdings, the Equity Interests of New Canada Holdco or a New Intermediate Holdco, neither Existing Parent nor Holdings shall be required to grant any Liens over any Equity Interests owned by Existing Parent or Holdings or other assets or property of Existing Parent or Holdings and (ii) no Material Subsidiary shall be required to pledge or charge the Equity Interests which it owns, or to execute any document, grant any Guaranty or perform any actions otherwise required by this Section 9.1.8, to the extent and for so long as any such pledge or charge, or the execution of any document, grant of any Guaranty or performance of any actions otherwise required by this Section 9.1.8 could give rise to a breach of the Security and Guarantee Limitation Principles notwithstanding all Obligors and their Restricted Subsidiaries have taken all actions reasonably requested by Administrative Agent to overcome the difficulties in clauses (a) through (d) of Section 9.1.7 above. In addition, notwithstanding anything to the contrary contained herein, no UK Public Acquisition Target or any Subsidiary thereof shall be required to pledge or charge the Equity Interests which it owns, or to execute any document or perform any actions otherwise required by this Section 9.1.8 until the earlier of (i) 90 days immediately following the Acquisition of such UK Public Acquisition Target or (ii) three (3) Business Days after the date on which such guaranty, pledge or charge or other action can be granted or taken without violating Chapter 2 of Part 18 of the Companies Act 2006 (or any similar law under the laws of the United Kingdom regarding providing financial assistance).

9.1.9 Additional Borrowers. Upon Borrower Representative’s request, cause any Restricted Subsidiary of which Parent or any of its Restricted Subsidiaries owns (directly or indirectly) not less than 75% (or such lesser percentage as may be agreed to by Administrative Agent in its discretion) of the issued and outstanding Equity Interests, that is organized in the United States, Canada, the United Kingdom or Germany and that is in the same line of business as Obligors to become a party to this Agreement as a Borrower by, at Obligors’ expense, (i) causing such Subsidiary to execute a Joinder Agreement in substantially the same form as Exhibit J hereto, and (ii) delivering such other documentation as the Agents may reasonably request in connection with the foregoing (all in form and substance reasonably satisfactory to Administrative Agent), including appropriate UCC-1 or PPSA financing statements (and lien searches), Security Documents, landlord waivers, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel reasonably satisfactory to Administrative Agent, together with a certificate executed by a Senior Officer of Borrower Representative certifying that no Event of Default then exists or would result from the joinder of such Subsidiary as a Borrower hereunder, and such other documentation and information, including, without limitation, any know-your-customer or Patriot Act information, to the extent reasonably requested by Administrative Agent or any Lender; provided, that a German Borrower shall not be required to deliver any document that grants a Lien on the assets of such German Borrower. With respect to any addition of a German Borrower, in addition to the requirements set forth above, Administrative Agent shall have received from the Borrowers a duly executed German Amendment. Notwithstanding the foregoing, in no event shall any assets of such new Borrower be included in the calculation of the US Borrowing Base, Canadian Borrowing Base or the UK Borrowing Base, as applicable, until Agents shall have completed field examinations and audits of such assets, and shall have received appraisals from a third party appraiser reasonably acceptable to Agents, the results of each of which are reasonably acceptable to Agents in their sole discretion; provided, however, from the date that such Restricted Subsidiary becomes a Borrower (other than a German Borrower) pursuant to this Section until the date of the next scheduled appraisal and field exam pursuant to Section 2.2.4, the assets of such new Borrower (other than a German Borrower) may be included in the calculation of the US Borrowing Base, the Canadian Borrower Base or the UK Borrowing Base, as applicable, in an aggregate amount not to exceed the product of (i) 10.0%, multiplied by (ii) the Commitments as of such date of determination, in the aggregate for all such Borrowers that have not yet had appraisals and field examinations completed as required under this Agreement; provided, further, that no assets of a German Borrower shall be included in the calculation of the US Borrowing Base, the Canadian Borrowing Base or the UK Borrowing Base.

9.1.10 Designation of Subsidiaries. A Senior Officer of Borrower Representative may at any time designate any Subsidiary as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Parent and its Restricted Subsidiaries shall, after giving pro forma effect to such designation, satisfy the conditions in Section 9.2.2(xiv) for making Investments in Unrestricted Subsidiaries and be in compliance, on a pro forma basis after giving effect to such designation, with the financial covenant set forth in Section 9.3 (and, as a condition precedent to the effectiveness of any such designation, Borrower Representative shall deliver to Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) at the time of such designation, (x) the aggregate total assets of all Unrestricted Subsidiaries that are organized in the United States, the United Kingdom or Canada shall not exceed 5% of the total assets of Parent and its Subsidiaries as at such date and (y) the aggregate total revenues of all Unrestricted Subsidiaries that are organized in the United States, the United Kingdom or Canada shall not exceed 5% of the total revenues of Parent and its Subsidiaries for the four (4) consecutive Fiscal Quarter period most recently ended for which financial statements are available and (iv) if such designation involves Unrestricted Subsidiaries having total assets included in the Aggregate Borrowing Base at the time of such designation exceeding 5% of the total assets of Parent and its Subsidiaries that are then included in the calculation of the Borrowing Base Formula Amount, Administrative Agent shall have received an updated Borrowing Base Certificate giving effect to such designation on a pro forma basis. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrowers or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s assets and the Investment resulting from such designation must otherwise be in compliance with Section 9.2.2. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

9.1.11 Qualified Securitization Transactions. Borrower Representative shall cause to be delivered to Administrative Agent copies of the primary documentation governing any Qualified Securitization Transaction and all material amendments, modifications or other changes thereto, or consents to any departure from the terms and provisions thereof. At any time that an Event of Default has occurred and is continuing, Borrower Representative shall, within five (5) Business Days following written notice by Administrative Agent to do so, cause further sales or other transfers of rental fleet equipment pursuant to any Equipment Securitization Transaction to cease and to otherwise cause new rental fleet equipment to be excluded from any Equipment Securitization Transaction.

9.1.12 Canadian Pension Plans. Borrower Representative shall cause to the extent required by Applicable Law each of its and its Subsidiaries’ Canadian Pension Plans to be duly registered and administered in all respects in compliance with the PBA and all Applicable Laws (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto. Each Obligor shall ensure that it and its Subsidiaries: (a) pay all amounts required to be paid by it or them in respect of such Canadian Pension Plan when due; (b) has no Lien on any of its or their Property that arises or exists in respect of any Canadian Pension Plan other than a Permitted Lien; (c) do not engage in a prohibited transaction or breach the PBA or any Applicable Laws with respect to any Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Effect in respect of such Canadian Pension Plan; (d) do not permit to occur or continue any Pension Event; and (e) without the prior written consent of Administrative Agent, do not enter into or become liable under any Canadian Pension Plan that provides benefits on a defined benefit basis.

9.1.13 Anti-Money Laundering Laws and Sanctions. No part of the proceeds of the Loans or Letters of Credit will be used by any Obligor or any of its Subsidiaries, directly or, to such Obligor’s or Subsidiary’s knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act or any other applicable anti-money laundering or anti-corruption law, (b) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any other manner that would result in a material violation of any Sanctions Laws by any Person in violation of Sanctions (including any Person participating in the Loans and Letters of Credit, whether as an underwriter, advisor, investor or otherwise).

9.1.14 Maintenance of Property. Maintain all of its material property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair or, in the case of Rental Equipment and Inventory, in saleable, useable or rentable condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be excepted to have a Material Adverse Effect.

9.2 Negative Covenants. Until Payment in Full of the Obligations, Parent (on behalf of itself and each of its Restricted Subsidiaries) and each Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall not and shall not permit any of its Restricted Subsidiaries to:

9.2.1 Fundamental Changes. Merge, reorganize, consolidate or amalgamate with any Person (including pursuant to a Delaware LLC Division), except that, so long as no Default then exists hereunder or would be caused thereby and Administrative Agent receives written notice of any such merger, consolidation or amalgamation, within 30 days (or such longer period as may be acceptable to Administrative Agent) of the effectiveness thereof if such merger, consolidation or amalgamation involves an Obligor, (i) Parent or any Restricted Subsidiary of Parent may merge into, consolidate or amalgamate with any other Restricted Subsidiary of Parent or any other Person, but only if (a) the Person surviving such merger, consolidation or amalgamation, or the Person formed by or continuing following such consolidation or amalgamation, shall be Parent or a Restricted Subsidiary of Parent, and (b) if an Obligor is a party to such merger, amalgamation or consolidation and the surviving or continuing Person of any such merger, consolidation, or amalgamation is not an Obligor, the surviving or continuing Person formed by, or continuing from, such merger, amalgamation, or consolidation, as the case may be, shall assume, in a manner reasonably satisfactory to Administrative Agent, the obligations of such Obligor under the Loan Documents to which such Obligor was a party, and Administrative Agent shall receive the documents required to be delivered pursuant to Section 6.5, Section 9.1.8 or Section 9.1.9 hereof; (ii) any Subsidiary that is not a Restricted Subsidiary may merge into or consolidate or amalgamate with any other Subsidiary so long as if an Obligor is a party to such merger, amalgamation or consolidation and the surviving or continuing Person of any such merger, consolidation, or amalgamation is not an Obligor, the surviving or continuing Person formed by such merger, amalgamation, or consolidation, as the case may be, shall assume, in a manner reasonably satisfactory to Administrative Agent, the obligations of such Obligor under the Loan Documents to which such Obligor was a party, and Administrative Agent receives the documents required to be delivered pursuant to Section 6.5, Section 9.1.8 or Section 9.1.9 hereof, (iii) any Restricted Subsidiary may merge into, consolidate or amalgamate with any other Restricted Subsidiary of Parent or any other Person in connection with a Permitted Acquisition and (iv) any Restricted Subsidiary may consummate a Delaware LLC Division (or comparable division under other Applicable Law) if, immediately upon or contemporaneously with the consummation of such Delaware LLC Division or comparable division, the assets of such dividing Restricted Subsidiary are held by one or more Restricted Subsidiaries at such time or, with respect to assets not so held by one or more Restricted Subsidiaries, such Delaware LLC Division or comparable division, in the aggregate, would otherwise result in a disposition permitted by Section 9.2.8 (other than clause (v) thereof); provided that if the dividing Restricted Subsidiary is an Obligor, then any successor entity shall become an Obligor to the extent required by and in accordance with Section 9.1.8. Parent shall not, and shall not permit any Restricted Subsidiary to, liquidate, wind up its affairs or dissolve itself or otherwise wind up its business, except (i) any Restricted Subsidiary that is not a Borrower may liquidate or dissolve or wind up its affairs or business if all of its assets are transferred to Parent, a Borrower or another Restricted Subsidiary and/or sold or otherwise transferred in a transaction permitted by Section 9.2.8 hereof and the net proceeds thereof are delivered to an Obligor or another Restricted Subsidiary, and (ii) any Immaterial Subsidiary may liquidate or dissolve or wind up its affairs or business if all of its assets are transferred to another Immaterial Subsidiary, Parent, a Borrower or another Restricted Subsidiary and/or sold or otherwise transferred in a transaction permitted by Section 9.2.8 hereof and, unless transferred to an Immaterial Subsidiary, the net proceeds thereof are delivered to an Obligor or a Restricted Subsidiary. Nothing in this Section 9.2.1 shall prohibit a merger, reorganization, consolidation or amalgamation that is solely for the purpose of selecting an alternate jurisdiction or form of organization, and if a Borrower shall have given notice within 30 days after such merger, reorganization, consolidation or amalgamation to Administrative Agent and shall have taken such actions as Administrative Agent may reasonably request to assume all Obligations and maintain the perfection and priority of any Liens of Administrative Agent that would otherwise be adversely affected thereby. No Obligor shall, nor permit any Subsidiary to, change its name, FEIN, Organizational I.D. Number, Tax Reference or Employer PAYE Reference, change any Canadian Obligor’s domicile or location of chief executive office or change any UK Obligor’s centre of main interests unless, in each such case, a Borrower shall have given notice within 30 days after such change to Administrative Agent and shall have taken such action as Administrative Agent may reasonably request to maintain the perfection and priority of any Liens of Administrative Agent that would otherwise be adversely affected thereby.

9.2.2 Investments. Make any Investments other than (i) loans or other advances to an officer or employee of a Borrower or a Subsidiary for salary, travel advances, relocation advances, advances against commissions, or in connection with their acquisition of any Equity Interests of Parent pursuant to an employee stock option plan in compliance with Applicable Law, in each case in the ordinary course of business; (ii) loans, Distributions, and capital contributions to, and guaranties of obligations of, Immaterial Subsidiaries not in excess of 1% of Parent’s Consolidated Tangible Assets in the aggregate per Fiscal Year determined as of the last day of the most recently completed Fiscal Year for which financial statements are available (unless any such entity has become an Obligor or a Borrower hereunder pursuant to Sections 9.1.8 or 9.1.9 hereof, respectively); (iii) Investments constituting Capital Expenditures; (iv) Investments constituting Current Assets arising from the sale or rental of Goods or the rendition of services in the ordinary course of business of a Borrower or any if its Subsidiaries; (v) Investments in less than all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, or in any joint venture or similar arrangement; provided that the aggregate amount of Investments made under this clause (v) (as reduced by any return of capital in respect of any such Investment), taken together with the aggregate amount of Debt incurred by any non-Obligor Restricted Subsidiary to an Obligor pursuant to Section 9.2.3(vi), shall not exceed the greater of (x) $1,425,000,000 and (y) 7.5% of Consolidated Tangible Assets at any time; (vi) cash or Cash Equivalents; (vii) Permitted Acquisitions; (viii) notes payable or Equity Interests issued by

Account Debtors in complete or partial settlement of their Accounts or other obligations in the ordinary course of business; (ix) trade receivables if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the relevant Borrower or Subsidiary; (x) loans, advances and other Investments to, in or among Obligors and Restricted Subsidiaries; (xi) notes and other instruments and investments relating to any sale or other disposition permitted by Section 9.2.8 hereof; (xii) investments in any Employee Share Ownership Trust established in connection with any remuneration program for the benefit of all or some of the staff or directors of Parent or any of its Subsidiaries in the ordinary course of business; (xiii) Investments permitted by Section 9.2.7(iii) hereof; (xiv) other Investments (including Investments in Unrestricted Subsidiaries but excluding any Acquisition) so long as, as of the dates of such Investments pursuant to this clause (xiv), (a) either (x) Borrowers’ Specified Availability, after giving effect to such Investment, is less than the product of (i) 15%, multiplied by (ii) the Commitments as of such date of determination but not less than the product of(A) 10%, multiplied by (B) the Commitments as of such date of determination, and Borrowers’ Fixed Charge Coverage Ratio is not less than 1.00 to 1.00 as of the last day of the Fiscal Quarter ended immediately prior to the date of the Investment for which financial statements are available, after giving pro forma effect to such Investment, including, for the avoidance of doubt, the impact of such Investment on Consolidated EBITDA and Funded Debt, or (y) Borrowers’ Specified Availability, after giving effect to such Investment, is at least the product of (i) 15%, multiplied by (ii) the Commitments as of such date of determination, and (b) in the case of any Investment made under sub-clause (a)(x) of this clause (xiv) exceeding $250,000,000, Administrative Agent has received an officer’s certificate from Borrower Representative certifying to the foregoing; (xv) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger; and (xvi) Investments in any Securitization Entities and by any Securitization Entities in Securitization Assets in connection with Qualified Securitization Transactions permitted by Section 9.2.3(xvii).

9.2.3 Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt, except:

(i) the Obligations;

(ii) (I) (A) Debt under the 2027 Notes in a principal amount outstanding at any time not to exceed $600,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after August 9, 2017, (C) Debt under the 2028 Notes in a principal amount outstanding at any time not to exceed $600,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after November 4, 2019, (D) Debt under the 2029 Notes in a principal amount outstanding at any time not to exceed $600,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after November 4, 2019, (E) Debt under the 2026 Notes in a principal amount outstanding at any time not to exceed $550,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after August 20, 2021, (F) Debt under the 2031 Notes in a principal amount outstanding at any time not to exceed $750,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after August 20, 2021, (G) Debt under the 2032 Notes in a principal amount outstanding at any time not to exceed $750,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after November 13, 2024, (H) Debt under the 2033-1 Notes in a principal amount outstanding at any time not to exceed $750,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after November 13, 2024, (I) Debt under the 2033-2 Notes in a principal amount outstanding at any time not to exceed $750,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after November 13, 2024 and (J) Debt under the 2034 Notes in a principal amount outstanding at any time not to exceed $850,000,000 plus any accrued and unpaid interest thereon minus the aggregate amount of repayments of principal thereunder after November 13, 2024; provided that nothing in the foregoing clauses (A), (B), (C), (D), (E), (F), (G), (H), (I) or (J) shall prohibit or shall be deemed to prohibit any increase in the principal amounts outstanding under the Existing Notes as a result of the incurrence of any additional Debt under any of such agreements or under the 2027 Note Indenture, the 2028 Note Indenture, the 2029 Note Indenture, the 2026/2031 Note Indenture, the 2032 Note Indenture, the 2033-1 Note Indenture, the 2033-2 Note Indenture or the 2034 Note Indenture to the extent permitted by clause (xi) below and (II) other Debt existing on the Ninth Amendment Effective Date listed on Schedule 9.2.3 hereto;

(iii) accounts payable by such Borrower or any of its Subsidiaries to trade creditors, in each case incurred in the ordinary course of business;

(iv) Purchase Money Debt in an aggregate amount not to exceed the greater of $1,235,000,000 and 6.5% of Consolidated Tangible Assets (calculated without regard to Debt permitted by any other provision of this Section 9.2.3) and Capitalized Lease Obligations;

(v) Permitted Contingent Obligations;

(vi) intercompany Debt among any of the Obligors and Restricted Subsidiaries, provided that if a Borrower or Subsidiary Guarantor is the obligor on any such Debt (other than Debt owed to an Obligor) it is (1) unsecured and (2) expressly subordinated in right of payment to the prior payment in full in cash (whether upon stated maturity, acceleration or otherwise) and performance in full of such Borrower’s or Subsidiary Guarantor’s obligations under this Agreement;

(vii) Debt that is not otherwise permitted under this Section 9.2.3 and is not secured by a Lien so long as (1) such Debt matures not earlier than six months after the Original Initial Revolver Term, (2) at the time of and immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Event of Default is in existence and (3) such Debt requires no scheduled payments of principal prior to the date that is six months after the Original Initial Revolver Term;

(viii) Debt that is not otherwise permitted under this Section 9.2.3, is not secured by a Lien and does not exceed at any time outstanding, in the aggregate, the greater of(a) $1,425,000,000 and (b) 7.5% of Consolidated Tangible Assets;

(ix) Refinancing Debt so long as the Refinancing Conditions are met;

(x) extensions of credit in the ordinary course of business under corporate credit cards or fuel cards;

(xi) Debt secured by a Lien that is not otherwise permitted under this Section 9.2.3 so long as (a) such Debt is subject to an intercreditor arrangement or subordination agreement on terms and conditions reasonably acceptable to the Administrative Agent), (b) such Debt has no mandatory sinking fund or redemption or maturity earlier than six months after the Original Initial Revolver Term and does not amortize at a rate greater than 1% per annum, and (c) (1) at the time of and immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Event of Default is in existence and (2) in the case of Debt with an initial principal amount in excess of $250,000,000, Borrower Representative shall have provided to Administrative Agent a certificate of a Senior Officer of Borrower Representative certifying the foregoing to Agents and Lenders;

(xii) for a period of 90 days immediately following the Acquisition of any UK Public Acquisition Target, unsecured intercompany Debt from any Obligor to such UK Public Acquisition Target, the proceeds of which shall be used solely to repay or defease outstanding Debt of such UK Public Acquisition Target and its Subsidiaries that is not otherwise permitted under this Section 9.2.3 (or that is otherwise permitted only pursuant to clause (xiii) of this Section 9.2.3);

(xiii) for a period of 90 days immediately following any UK Public Acquisition, Debt of the UK Public Acquisition Target and any Subsidiary thereof acquired in such UK Public Acquisition so long as (a) such Debt is not permitted by its terms to be repaid upon the acquisition of such UK Public Acquisition Target, (b) such Debt has been defeased or otherwise satisfied on terms and conditions reasonably acceptable to Administrative Agent and (c) such Debt was not incurred to finance or otherwise in connection with such UK Public Acquisition;

(xiv) Debt incurred to finance insurance premiums in the ordinary course of business;

(xv) to the extent constituting Debt, any earn-out or earnest money escrow incurred in connection with a Permitted Acquisition;

(xvi) Debt of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Debt was not incurred in contemplation of such Person becoming a Restricted Subsidiary or of such merger;

(xvii) Debt under any Qualified Securitization Transaction (a) that is without recourse to any Obligor (other than such Securitization Entity) or any of their respective assets (other than pursuant to Standard Securitization Undertakings) and (b) that is negotiated in good faith at arm’s length; provided that no Default or Event of Default shall be outstanding, on a pro forma basis, after giving effect thereto, and the aggregate outstanding principal amount of the Debt of all Securitization Entities under all Qualified Securitization Transactions shall not exceed the greater of (A) $1,750,000,000 and (B)(x) in the case of a Receivables Securitization Transaction, 85% of (i) the highest amount of gross Receivables, before allowance for doubtful accounts, on Parent’s four most recent published quarterly consolidated balance sheets and, (ii) without duplication of Receivables in clause (i), the Receivables that have already been sold in Qualified Securitization Transactions or (y) in the case of an Equipment Securitization Transaction, 85% of (i) the highest amount of Rental Equipment on Parent’s four most recent published quarterly consolidated balance sheets and, (ii) without duplication of Rental Equipment in clause (i), the Rental Equipment that has already been sold or leased in Qualified Securitization Transactions;

(xviii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five (5) Business Days of incurrence;

(xix) Debt of any Restricted Subsidiary that is not an Obligor; provided that (i) such Debt is not guaranteed by any Obligor, (ii) the holder of such Debt does not have, directly or indirectly, any recourse to any Obligor, whether by reason of representations or warranties, agreement of the parties, operation of law or otherwise, and (iii) such Debt is not secured by any assets other than assets of such Restricted Subsidiary; and

(xx) reimbursement obligations and any other Debt in an aggregate face amount not at any time exceeding $200,000,000.

Notwithstanding anything to the contrary contained herein, no Obligor (other than Parent) shall at any time be permitted to guarantee the Debt of any Unrestricted Subsidiary.

9.2.4 Affiliate Transactions. Enter into, or be a party to any transaction with, or make any payments of management fees to, any Affiliate or stockholder, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of reasonable compensation (including indemnity and expense reimbursement obligations) to officers and employees for services actually rendered to Parent and its Subsidiaries and loans and advances to officers and employees of Parent and its Subsidiaries for bona fide business purposes in the ordinary course of business; (iii) payments of management fees and transactions among Obligors and other Subsidiaries to the extent not otherwise prohibited by this Agreement; (iv) transactions among Parent and its Subsidiaries to the extent not otherwise prohibited by this Agreement; (v) payment of customary directors’ fees, indemnities, reimbursement obligations and similar arrangements; (vi) transactions with Affiliates that were consummated prior to the Sixteenth Amendment Effective Date and have been disclosed in writing to Administrative Agent prior to the Sixteenth Amendment Effective Date and any amendment or modification thereto or replacement thereof provided that the terms of such transaction as so amended, modified or replaced are not materially less favorable to the Lenders or any Obligor than the original transaction; (vii) transactions with Affiliates or stockholders upon terms that are no less favorable to such Person than such Person would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of Parent or such Subsidiary; (viii) any Distribution permitted pursuant to Section 9.2.7 hereof or Investments permitted pursuant to Section 9.2.2 hereof and any disposition of Property permitted pursuant to Section 9.2.8 hereof; and (ix) Qualified Securitization Transactions permitted under Section 9.2.3(xvii) and transactions in connection therewith on a basis no less favorable to the applicable Obligor as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof.

9.2.5 Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(i) Liens at any time granted in favor of Administrative Agent or otherwise securing any Obligations;

(ii) Liens (a) for Taxes (excluding any Lien described under clause (b) below) not delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being Properly Contested or, (b) solely in the case of any Canadian Obligor, securing claims for unpaid wages, vacation pay, worker’s compensation, employment insurance, pension plan contributions, unfunded pension liabilities, employee or non-resident withholding tax source deductions, unremitted goods and services, harmonized sales or sales taxes, realty taxes (including utility charges and business taxes which are collectable like realty taxes), customs duties or similar statutory obligations secured by a Lien on any property; provided that such claims under this clause (ii) are not past due, unless they are being Properly Contested;

(iii) statutory Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) arising in the ordinary course of business of such Obligor, but only if and for so long as (a) payment in respect of any such Lien is not at the time required or the Debt secured by any such Lien is being Properly Contested and (b) such Liens do not materially detract from the value of the Property of such Obligor and do not materially impair the use thereof in the operation of such Obligor’s business;

(iv) Liens granted to a holder of Debt that is permitted pursuant to Section 9.2.3(xi) or a collateral agent, administrative agent or trustee for the holders of Debt that is permitted pursuant to Section 9.2.3(xi), in each case so long as such Lien and the related Debt remain subject to an intercreditor arrangement on terms and conditions reasonably acceptable to Administrative Agent at all times;

(v) Purchase Money Liens securing Purchase Money Debt and Liens related to Capitalized Lease Obligations permitted by Section 9.2.3(iv) hereof;

(vi) Liens securing Debt permitted by Section 9.2.3(iii) hereof, provided any such Lien is only on the Inventory acquired in the purchase from such trade creditor in the ordinary course of business, and Borrower Representative has included the amount secured by such Lien in the calculation of the Vendor Reserve;

(vii) Liens arising by virtue of the rendition, entry or issuance against such Obligor, or any Property of such Obligor, of any judgment, writ, order, or decree that would not constitute an Event of Default pursuant to Section 11.1.11 hereof;

(viii) Liens on deposits, cash or Cash Equivalents made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), surety bonds, appeal bonds, statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(ix) easements, rights-of-way, restrictions, covenants, matters of plat, licenses, reservations, utilities, sewers, electrical lines, telephone lines, telegraph wires, minor defects or irregularities in title or agreements of record and other similar charges or encumbrances on Real Estate of the Parent and the Restricted Subsidiaries that do not materially interfere with the ordinary conduct of the business of the Parent and the Restricted Subsidiaries, taken as a whole;

(x) Liens listed as title exceptions in the title insurance policies or as otherwise described in the reports on title (including datedown endorsements) delivered to Administrative Agent on or prior to the Ninth Amendment Effective Date;

(xi) normal and customary rights of setoff, banker’s liens or similar rights upon deposits of cash or investments in favor of banks and other financial institutions and Liens of a collecting bank arising under the UCC or PPSA, as applicable, on Payment Items in the course of collection;

(xii) Liens in existence immediately prior to the Closing Date that are satisfied in full on the Closing Date as a result of the application of such Obligor’s cash on hand at the Closing Date or the proceeds of Loans to be made on the Closing Date;

(xiii) Liens arising from deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, social security, or similar insurance programs, including any Lien securing reimbursement obligations with respect to letters of credit issued in the ordinary course of business in connection therewith;

(xiv) Liens securing any Refinancing Debt so long as the applicable Debt was subject to a Lien, in each case, and the Refinancing Conditions are satisfied;

(xv) such other Liens as appear on Schedule 9.2.5 hereto, to the extent provided therein;

(xvi) licenses, sublicenses, leases or subleases of Property to other Persons in the ordinary course of business and not interfering in any material respect with the businesses of Obligors;

(xvii) Liens on Cash Equivalents deemed to exist in connection with and securing transactions of the type set forth in clause (iv) of the definition of “Cash Equivalents”;

(xviii) for a period of 90 days immediately following the Acquisition of the applicable UK Public Acquisition Target, Liens securing Debt permitted by Section 9.2.3(xiii) hereof, provided any such Lien was granted by the applicable UK Public Acquisition Target or any Subsidiary thereof prior to the acquisition of such UK Public Acquisition Target;

(xix) such other Liens as Administrative Agent and the Required Lenders in their sole discretion may hereafter approve in writing;

(xx) Liens on any Property of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Liens were not incurred in contemplation of such Person becoming a Restricted Subsidiary or of such merger and such Liens do not encumber the Property of any other Obligor;

(xxi) Liens securing Debt permitted by Section 9.2.3(xiv), so long as such Liens only attach to the applicable insurance policies and proceeds thereof;

(xxii) Liens for earnest money deposits or cash or Cash Equivalents deposited in escrow accounts or other similar arrangements in connection with an acquisition of Property in the ordinary course of business or in connection with a Permitted Acquisition;

(xxiii) other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations at any time secured thereby does not exceed $50,000,000 at any time;

(xxiv) Liens granted in connection with Debt permitted under Section 9.2.3(xvii) that are limited, in each case, to the Securitization Assets transferred or assigned pursuant to the related Qualified Securitization Transaction; provided that such Liens shall be subject at all times to the terms of an intercreditor agreement in favor of Administrative Agent (with respect to Administrative Agent’s Liens), in form and substance reasonably satisfactory to Administrative Agent (a “Securitization Intercreditor Agreement”) and no Default or Event of Default shall have occurred or be continuing at the time of the granting or imposition of such Lien or would result therefrom;

(xxv) Liens arising from precautionary UCC filings or PPSA filings regarding a “true sale” to a Securitization Entity pursuant to a Qualified Securitization Transaction;

(xxvi) Liens on property or assets existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary, provided that such Liens do not extend to or cover any property or assets of the Parent or any Restricted Subsidiary other than the property or assets acquired and provided further that such Liens were created prior to, and not in connection with or in contemplation of, such acquisition;

(xxvii) Liens in favor of an Obligor or a Restricted Subsidiary; provided that such Liens on any Collateral are subject to an intercreditor agreement reasonably satisfactory to Administrative Agent;

(xxviii) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary securing any Debt of such Unrestricted Subsidiary;

(xxix) Liens or any interest or title of a lessor under any operating lease; (xxx) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(xxxi) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Parent or any Restricted Subsidiary, including rights of offset and setoff;

(xxxii) Liens securing Parent’s or any Restricted Subsidiary’s obligations under Commodity Contracts, Interest Rate Contracts, Currency Contracts and Cash Management Agreements in each case which relate to Debt that is secured by Liens that are otherwise permitted hereunder;

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(xxxv) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxxvi) Liens securing Debt permitted pursuant to Section 9.2.3(xix); and

(xxxvii) any customary right of first refusal, right of first offer, option, contract or other agreement to sell an asset of Parent or any Restricted Subsidiary.

The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by any Lender under such regulations or otherwise result in a violation of such regulations. Notwithstanding anything to the contrary contained herein, no Obligor shall at any time be permitted to grant any Lien on any of its assets to secure the obligations of any Unrestricted Subsidiary.

9.2.6 Subordinated Debt; Secured Notes and Certain Other Debt. (i) Make any payment in connection with any Subordinated Debt except (a) regularly scheduled or mandatory payments of principal or interest required thereunder (other than upon acceleration of the obligations thereunder) and made in accordance with the intercreditor, subordination or priority agreement or deed relating thereto or, in the case of intercompany Debt, payments not prohibited by Section 4.16.4 hereof, (b) to the extent permitted under the applicable Securitization Intercreditor Agreement and so long as no Default or Event of Default has occurred or is continuing or would result from such payment, the payment of any obligations in respect of any Qualified Securitization Transaction or (c) prepayments of principal, associated interest thereunder and any prepayment or call premiums associated therewith (1) so long as no Event of Default has occurred or is continuing at the time of such payment, with Net Proceeds, or (2) so long as, prior to making any such payment (x) no Event of Default has occurred or is continuing at the time of such payment or would result therefrom and (y) either (1) Borrowers’ Specified Availability immediately after giving effect to such payment, is less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination but not less than the product of(a) 10%, multiplied by (b) the Commitments as of any date of determination, and Borrowers’ Fixed Charge Coverage Ratio is not less than 1.00 to 1.00, as of the last day of the immediately preceding Fiscal Quarter for which financial statements are available, after giving effect to such payment, or (2) Borrowers’ Specified Availability immediately after giving effect to such payment, is not less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination, and if such payment is made under sub-clause (y)(1) of this clause (c) and is in excess of $250,000,000, Borrower Representative shall provide to Administrative Agent a certificate of a Senior Officer of Borrower Representative certifying as to the conditions in this clause (c); (ii) amend or modify the terms of the Existing Note Documents, any Debt incurred under Section 9.2.3(xi) or any agreement applicable to any Subordinated Debt, other than amendments to extend the time of payment thereof, to remove covenants or other restrictions contained therein (or make such covenants or other restrictions less restrictive) or to reduce the rate of interest payable in connection therewith or in accordance with the intercreditor, subordination or priority agreement or deed applicable thereto or in connection with any Refinancing Debt therefore; or (iii) make payments of principal and interest with respect to any Debt incurred under Section 9.2.3(ii), Section 9.2.3(vii) and Section 9.2.3(xi) or any Refinancing Debt with respect to such Debt except (a) regularly scheduled and mandatory payments of principal and interest required thereunder that are made in accordance with the applicable intercreditor agreement, priority agreement or subordination agreement, (b) payments of principal or interest made in connection with the incurrence of any Refinancing Debt with respect to such Debt or (c) payments of principal and interest so long as either (x) Borrowers’ Specified Availability immediately after giving effect to such payment is less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination but not less than the product of (A) 10%, multiplied by (B) the Commitments as of any date of determination, and Borrowers’ Fixed Charge Coverage Ratio is not less than 1.00 to 1.00, as of the last day of the immediately preceding Fiscal Quarter for which financial statements are available, after giving effect to such payment, or (y) Borrowers’ Specified Availability immediately after giving effect to such payment, is not less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination, and if such payment is made under sub-clause (x) of this clause (c) and is in excess of $250,000,000, Borrower Representative shall provide to Administrative Agent a certificate of a Senior Officer of Borrower Representative certifying as to the conditions in this clause (c).

9.2.7 Limitations on Dividends and Other Payment Restrictions. Declare, pay or make any Distribution (whether made in cash, securities or other property), or make any payment to purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation, or consolidation), directly or indirectly, any Equity Interests of an Obligor except the foregoing restrictions shall not apply to (i) cash dividends by Parent in any Fiscal Year and payments to repurchase, redeem, retire or otherwise acquire for value for cash consideration Parent’s Equity Interests so long as, either as of the date of declaration of such dividends or commitment to make such repurchase, redemption, retirement or acquisition or at the time the Distribution is made, (a) no Event of Default has occurred and is continuing, (b) either (x) Borrowers’ Specified Availability after giving effect to such payment, is less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination but not less than (A) 10%, multiplied by (B) the Commitments as of any date of determination, and Borrowers’ Fixed Charge Coverage Ratio is not less than 1.00 to 1.00, in each case, as of the last day of the immediately preceding Fiscal Quarter for which financial statements are available, after giving effect to such payment or (y) Borrowers’ Specified Availability after giving effect to such payment, is not less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination, and (c) if such Distribution is made under subclause (b)(x) and is in excess of

$250,000,000, Administrative Agent has received an officer’s certificate from Borrower Representative certifying to the foregoing (provided if the conditions set forth in clause (b) above are not satisfied, Parent shall be permitted to pay cash dividends in any Fiscal Year in an aggregate amount not to exceed the greater of (x)(A) $500,000,000 for Fiscal Year 2025, (B) $550,000,000 for Fiscal Year 2026, (C) $600,000,000 for Fiscal Year 2027, (D) $650,000,000 for Fiscal Year 2028 and (E) $700,000,000 for Fiscal Year 2029 and (y) 2.5% of the market capitalization of Parent at the time of such payment for each Fiscal Year thereafter, in each case, so long as no Event of Default exists either as of the date of declaration of such dividends or commitment to make such repurchase, redemption, retirement or acquisition or at the time the Distribution is made); (ii) dividends or Distributions made by any Subsidiary to the holders of its equity interests (provided that, to the extent such dividend or Distribution is made by a non-wholly owned Subsidiary, such dividends or Distributions made to any Person that is not an Obligor or a Subsidiary shall be made to such Person on a pro-rata or less than pro rata basis in accordance with such interests); (iii) (a) the purchase of Equity Interests (or options to purchase Equity Interests) of Parent from employees, officers or directors upon the death, disability or termination (voluntarily or involuntarily) of their employment with Parent or any of its Subsidiaries and (b) the purchase of Equity Interests (or options to purchase Equity Interests) of Parent from employees, officers and directors of Parent or any of its Subsidiaries in an amount not to exceed $150,000,000 in the aggregate in the Fiscal Year of the Obligors ending April 30, 2025, which amount shall be increased by $15,000,000 in each subsequent Fiscal Year thereafter; and (iv) any dividend made within 90 days of the date of declaration thereof if the payment of such dividend would have been permitted hereunder at the time of such declaration.

9.2.8 Disposition of Assets. Sell, assign, lease, consign or otherwise dispose (including pursuant to a Delaware LLC Division) of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales, leases or rentals of Inventory in the ordinary course of business, (ii) a transfer of Collateral to an Obligor by another Obligor and intercompany loans and advances, other Investments and dividends and Distributions permitted by this Agreement, (iii) the lease or sublease of Property or the disposition of cash and Cash Equivalents, in each case, in the ordinary course of business, (iv) the license of Intellectual Property in the ordinary course of business or by any Obligor or Restricted Subsidiary to another Obligor or Restricted Subsidiary, (v) dispositions of non-core business assets acquired in any Permitted Acquisition and in connection with mergers and other transactions permitted by Section 9.2.1 hereof, (vi) the issuance of Equity Interests (a) in connection with a Permitted Acquisition, (b) to any Obligor or Restricted Subsidiary or to any officer or employee of an Obligor or Restricted Subsidiary to the extent permitted hereunder, or (c) by Parent; (vii) sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for aggregate consideration of less than the greater of (a) $190,000,000 and (b) 1.0% of Consolidated Tangible Assets, (viii) sales, dispositions or replacements of Rental Equipment, Vehicles or Equipment that is obsolete or permanently retired, (ix) a transfer of Property to an Obligor or Restricted Subsidiary by an Obligor or a Restricted Subsidiary, (x) so long as no Event of Default has occurred and is then continuing, dispositions not otherwise permitted by this Section 9.2.8 so long as (a) either (x) Borrowers’ Specified Availability is less than the product of (i) 15% multiplied by (ii) the Commitments as of any date of determination, but not less than (A) 10% multiplied by (B) the Commitments as of any date of determination, Borrowers’ Fixed Charge Coverage Ratio is not less than 1.00 to 1.00, in each case, as of the last day of the immediately preceding Fiscal Quarter for which financial statements are available, after giving effect to such disposition, or (y) Borrowers’ Specified Availability after giving effect to such disposition is not less than the product of (i) 15% multiplied by (ii) the Commitments as of any date of determination and no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (b) the transferor receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such disposition at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of, (xi) so long as no Default has occurred and is then continuing and Borrowers will be in compliance with Section 9.2.17(iii) after such transfer, transfers of property and licenses of Intellectual Property in the ordinary course of business to any Immaterial Subsidiary, (xii) Immaterial Subsidiaries may issue Equity Interests to other Immaterial Subsidiaries or to any of their respective officers or employees to the extent otherwise permitted under this Agreement, (xiii) so long as no Default has occurred and is then continuing, assignment of (a) sales and auctioneer contracts with respect to Rental Equipment, Vehicles and Equipment sold in a LKE Transaction and (b) purchase contracts for any replacement Rental Equipment, Vehicles and Equipment purchased as part of a LKE Transaction, in each case pursuant to the terms and conditions of the LKE Master Exchange Agreement, (xiv) any termination of a lease, license or contract so long as such termination would not reasonably be expected to result in a Material Adverse Effect, (xv) a sale or transfer of Property to any Unrestricted Subsidiary subject to the limitations of Section 9.2.2(xv), it being understood that any such Property constituting Collateral so sold or transferred shall be excluded from the Aggregate Borrowing Base and (xvi) sales, transfers and other dispositions of Receivables and Rental Equipment (whether now existing or arising or acquired in the future) and Related Security to a Securitization Entity in connection with a Qualified Securitization Transaction permitted under Section 9.2.3(xvii) and all sales, transfers or other dispositions of Securitization Assets by a Securitization Entity under, and pursuant to, a Qualified Securitization Transaction permitted under Section 9.2.3(xvii); provided, that in the case of any sale, assignment, lease, consignment or disposal of Collateral in a single transaction or a series of related transactions having a fair market value exceeding $150,000,000, Administrative Agent shall have received an updated Borrowing Base Certificate giving effect to such sale, assignment, lease, consignment or disposal on a pro forma basis.

For the purposes of this subsection, “Fair Market Value” means, with respect to any asset or property, the value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by the Board of Directors (or analogous governing body) or such officer of such seller. Additionally, without the prior written consent of Administrative Agent no asset sale shall be permitted pursuant to clause (x) hereunder unless at least 75% of the consideration the Obligor receives in respect of such asset sale consists of any combination of: (A) cash (including any Net Cash Proceeds received from the conversion within 30 days of such asset sale of securities received in consideration of such asset sale); (B) Cash Equivalents; (C) the assumption by the purchaser of (x) its Debt or other liabilities, or Debt or other liabilities of any Subsidiary (other than Subordinated Debt), as a result of which neither Parent nor the Restricted Subsidiaries remain obligated in respect of such Debt or other liabilities or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such asset sale, if Parent and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale; or (D) any Designated Non-cash Consideration received by Parent or any of its Restricted Subsidiaries in an asset sale; provided, however, that the aggregate fair market value of all Designated Non-cash Consideration received and treated as cash pursuant to this clause is not to exceed, at any time, an aggregate amount outstanding equal to the greater of (x) $380,000,000 and (y) 2.0% of Consolidated Tangible Assets as of the date of the applicable asset sale, without giving effect to changes in value subsequent to the receipt of such Designated Non-cash Consideration.

9.2.9 [Intentionally Omitted].

9.2.10 [Intentionally Omitted].

9.2.11 [Intentionally Omitted].

9.2.12 Accounting Changes. Without the prior written consent of Administrative Agent, establish a fiscal year different from the Fiscal Year.

9.2.13 Organization Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the Sixteenth Amendment Effective Date, except for changes that do not adversely affect in any material way such Obligor’s rights and obligations to enter into and perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

9.2.14 Restrictive Agreements. Enter into or become party to any Restrictive Agreement provided that the foregoing shall not apply to (i) any Restrictive Agreement disclosed in Schedule 8.1.18 hereto, (ii) restrictions, conditions or prohibitions contained in any Restrictive Agreement which restriction, condition or prohibition arises from customary non-assignment or net worth provisions in any lease governing a leasehold interest, customary non-assignment provisions in any license to any Obligor of Intellectual Property or customary non-assignment provisions in other Restrictive Agreements that are not material to the business and operations of any Obligors and do not materially affect the value of the Collateral or the enforceability of Administrative Agent’s Lien thereon, (iii) any Restrictive Agreement governing any Permitted Lien to the extent the applicable restrictions, conditions or prohibitions contained therein relate only to the Property or Properties subject to such Permitted Lien, (iv) any Restrictive Agreement relating to the sale, rental, transfer or other disposition of any Property to the extent the applicable restrictions, conditions or prohibitions contained therein relate only to the Property or Properties to be sold, rented, transferred or otherwise disposed, (v) any Restrictive Agreement governing, related to or executed in connection with any Refinancing Debt permitted hereunder so long as such restrictions, conditions or prohibitions are not materially more restrictive than the Debt being extended, renewed, modified or refinanced with the proceeds of such Refinancing Debt (as determined in good faith by the Borrower Representative), (vi) any Restrictive Agreement governing, related to or executed in connection with any Debt permitted under Section 9.2.3 so long as such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower Representative) and either (x) the Borrower Representative determines in good faith that such encumbrance or restriction will not materially affect the Borrowers’ ability to make principal or interest payments on the Obligations or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Debt, (vii) any Restrictive Agreement of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Restrictive Agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary or of such merger, (viii) restrictions and conditions imposed by law, (ix) any Restrictive Agreement entered into with respect to a Securitization Entity in connection with a Qualified Securitization Transaction, containing customary restrictions required by the institutional sponsor or arranger of such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar assets in connection with the financing thereof and (x) any Restrictive Agreement (i) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (ii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Obligors or any Restricted Subsidiary in any manner material to the Obligors or such Restricted Subsidiary or adversely affect the ability of the Borrowers to make interest and principal payments with respect to the Loans or (iii) pursuant to Specified Hedging Contracts.

9.2.15 Conduct of Business. Engage in any business other than the business engaged in by it and by the other Obligors and Restricted Subsidiaries on the Closing Date and any business or activities which are substantially similar, related, complementary or incidental thereto or are reasonable extensions or expansions thereof; provided, that, for the avoidance of doubt, nothing in the foregoing shall be deemed as a restriction on the jurisdictions in which Parent and its Subsidiaries may become or seek to become qualified, authorized or otherwise permitted to do business.

9.2.16 Anti-Terrorism Laws. Knowingly (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other applicable Anti-Terrorism Law; (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law. Borrowers shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent, in its reasonable discretion, confirming Borrowers’ compliance with this Section 9.2.16.

9.2.17 Assets of Parent and certain Subsidiaries.

(i) Permit Parent to have or maintain any material assets other than (a) the Equity Interests of its Subsidiaries or assets that are promptly contributed to any of its Subsidiaries, (b) cash in a sufficient amount to pay Parent’s Taxes and other customary obligations (including shared services or management fees) in the ordinary course (and to contest any such Taxes or other obligations), current operating expenses, interest and dividends otherwise permitted by Section 9.2.7, (c) intercompany receivables owing from an Obligor or other Subsidiary and (d) licenses, permits and contractual rights incidental to holding the assets permitted by this Section 9.2.17;

(ii) [Intentionally Omitted]; and

(iii) Permit (a) the aggregate Tangible Assets of all Immaterial Subsidiaries to exceed 5% of Parent’s Consolidated Tangible Assets determined as of the end of the most recently completed Fiscal Quarter of Parent for which financial statements are available, or (b) the aggregate of the EBITDA of all Immaterial Subsidiaries to exceed 5% of Parent’s Consolidated EBITDA, in each case for the twelve-month period ended as of the most recently completed Fiscal Quarter of Parent for which financial statements are available, unless Parent, (1) within thirty (30) days after such determination, designates by written notice to Administrative Agent on a reasonable basis sufficient Subsidiaries as Material Subsidiaries to eliminate such excess (and such designated Subsidiaries shall thereafter constitute Material Subsidiaries for all purposes under this Agreement), subject to the Security and Guarantee Limitation Principles, and (2) promptly complies, and causes such newly designated Material Subsidiary(ies) to comply, with Sections 9.1.7 and 9.1.8 hereof to the extent applicable.

9.2.18 [Intentionally Omitted].

9.2.19 Use and Application of the Proceeds of Loans. Use the proceeds of any Loan drawn under this Agreement to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose, in each case, in a manner that violates the provisions of Regulations T, U or X of the Board of Governors.

9.3 Financial Covenant. Parent, on behalf of its Restricted Subsidiaries, and each Borrower covenant that, unless otherwise consented to by the Required Lenders in writing, Parent shall:

9.3.1 [Intentionally Omitted].

9.3.2 [Intentionally Omitted].

9.3.3 Minimum Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio tested (i) on the first Business Day of any Springing Covenant Period (based on the financial statements most recently delivered pursuant to Section 9.1.3(i) or Section 9.1.3(ii), as applicable) and (ii) as of the last day of each Fiscal Quarter during the duration of a Springing Covenant Period, in each case, of not less than 1.00 to 1.00.

9.3.4 Currency Standards. To the extent that compliance with the financial covenant set out in this Section 9.3 is required to be measured, the consolidated results of Parent and its Subsidiaries used for the purpose of determining compliance with the financial covenant shall be measured using a fixed exchange rate of £0.7874 to $1.00 for Pounds Sterling, €0.9086 to $1.00 for Euros and Cdn$1.3333 to $1.00 for Canadian Dollars, such fixed exchange rates being the exchange rates for these currencies used in preparing the projections delivered pursuant to Section 9.1.3(iv) for the period to April 30, 2024. Any report on compliance with the financial covenant set out in this Section 9.3 submitted to Administrative Agent shall show the consolidated results of Parent and its Subsidiaries consolidated at both actual rates of exchange as required by GAAP and as reconsolidated at the fixed rates of exchange specified in this Section 9.3.4.

SECTION X. CONDITIONS PRECEDENT

10.1 Conditions Precedent to Restatement of Existing Loan Agreement. The effectiveness of the amendment and restatement of the Existing Loan Agreement pursuant to the Sixteenth Amendment is subject to the satisfaction of the conditions precedent set forth in Section 3 of the Sixteenth Amendment (or waiver thereof in accordance with the terms of the Sixteenth Amendment).

10.2 Conditions Precedent to All Credit Extensions. Lenders shall not be required to fund any Loans or procure any Letters of Credit, unless and until each of the following conditions has been satisfied:

10.2.1 No Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Loan or Letter of Credit.

10.2.2 Borrowing Base Certificate. Administrative Agent shall have received each Borrowing Base Certificate required by the terms of this Agreement.

10.2.3 LC Conditions. With respect to the issuance or procurement of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied.

10.2.4 Other Requirements. The Borrower Representative shall have certified to Administrative Agent that, at the time of and immediately after giving effect to the extension of such requested credit, no Out-Of-Formula Condition shall exist (except for Agent Advances made pursuant to Section 1.1.2(b)).

10.3 Inapplicability of Conditions. None of the conditions precedent set forth in Sections 10.1or 10.2 hereof shall be conditions to the obligation of (i) each Participating Lender to make payments to Administrative Agent pursuant to Section 1.3.2 hereof, (ii) each Initial Revolver Lender to deposit with Administrative Agent such Lender’s Pro Rata share of a Borrowing in accordance with Section 3.1.2 hereof or to fund any Reimbursement Borrowing as provided in Section 1.3.1(ii) hereof, (iii) each Initial Revolver Lender to fund its Pro Rata share of a Revolver Loan to repay outstanding Reported Settlement Loans to the Applicable Settlement Lender as provided in Section 3.1.3(iii) hereof, (iv) each Initial Revolver Lender to fund its Pro

Rata share of an Initial Revolver Loan to repay outstanding Agent Advances to Administrative Agent as provided in Section 3.1.2 hereof, (v) each Lender to pay any amount payable to Administrative Agent or any other Lender pursuant to this Agreement or (vi) Administrative Agent to fund any Agent Advance or to pay any amount payable to any Lender pursuant to this Agreement.

10.4 Limited Waiver of Conditions Precedent. If Lenders shall make any Loans, procure any Letter of Credit or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Administrative Agent or Lenders), the funding of such Loan or procurement of such Letter of Credit shall not operate as a waiver of the right of Administrative Agent and Lenders to insist upon the satisfaction of all conditions precedent set forth in Section 10.2 hereof with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Administrative Agent, with the prior written consent of the Required Lenders, in writing waives the satisfaction of any condition precedent set forth in Section 10.2 hereof, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION XI. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1 Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an “Event of Default”:

11.1.1 Payment of Obligations. Borrowers shall fail to pay (i) any principal of any Loan (including the repayment of any LC Outstandings or any Agent Advance) or any interest on any Loan (including any Agent Advance) when due (whether due at stated maturity, on demand, upon acceleration or otherwise) or (ii) any fee, indemnity or any other Obligation under this Agreement or any other Loan Document within 5 Business Days of the date due for such fee, indemnity or other Obligation.

11.1.2 Misrepresentations. Any representation, warranty or other written certificate to Administrative Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents, proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 8.2 hereof; provided that if any such representation or warranty is capable of being cured, no Event of Default shall occur hereunder if such misrepresentation or breach of warranty is cured within thirty (30) days after a Senior Officer of the Borrower Representative shall have discovered or should have discovered such misrepresentation or breach of warranty.

11.1.3 Breach of Specific Covenants. Any Obligor shall fail or neglect to perform, keep or observe any covenant contained in Sections 6.5, 7.1.2, 7.2.4, 7.2.5, 7.2.6, 9.1.1, 9.2 or 9.3 hereof on the date that such Obligor is required to perform, keep or observe such covenant.

11.1.4 Breach of Other Covenants. Any Obligor shall fail or neglect to perform, keep or observe (i) any covenant contained in Sections 7.6 or 9.1.3(ii) hereof and the breach of such covenant is not cured or otherwise remedied within 5 Business Days, or (ii) any other covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) or any other Loan Document and the breach of such other covenant is not cured or otherwise remedied within 30 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from any Agent or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, for the purposes of this Section 11.1.4, any covenant requiring a delivery of information shall be deemed cured, curable, or otherwise satisfied if such information is provided within the 5-Business Day period or the 30- day period set forth in clauses (i) and (ii) hereof respectively.

11.1.5 Other Defaults. There shall occur any event of default (including a default in payment at maturity thereof) on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of their respective Properties is bound, creating or relating to any Debt (other than the Obligations, but including, without limitation, the Existing Note Documents) in excess of the greater of (i) 2.0% of Consolidated Tangible Assets or (ii) $380,000,000, if the payment or maturity of such Debt may be accelerated in consequence of such event of default or demand for payment of such Debt may be made in consequence of such event of default.

11.1.6 Solvency. The Obligors (on a consolidated basis) shall cease to be Solvent, or with respect to any UK Obligor such UK Obligor or any Restricted Subsidiary of such UK Obligor, shall admit in writing its inability to pay its debts as and when they fall due (except that for the purposes of Section 123 of the Insolvency Act of 1986, the amount of the statutory demand shall be deemed to be £3,000,000) or suspend making payments to all or any class of its creditors or publicly announce an intention to do so.

11.1.7 Insolvency Proceedings. Any Insolvency Proceeding shall be commenced by any Obligor (other than a UK Obligor); an Insolvency Proceeding is commenced against any Obligor (other than a UK Obligor) and any of the following events occur: such Obligor consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed, stayed, bonded or discontinued within 60 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of Borrowers hereunder), an interim trustee is appointed to take possession of all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor, or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor shall make an offer of settlement, extension or composition to its unsecured creditors generally; or, with respect to the UK Obligors: (i) a UK Obligor (a) is deemed to, or is declared to, be unable to pay its debts under applicable law except that for the purposes of Section 123 of the Insolvency Act 1986 the amounts of statutory demands shall be deemed to be $250,000,000, (b) suspends or threatens to suspend making payments on any of its debts (other than debts owed to Parent or any Restricted Subsidiary) or (c) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding Parent or any Restricted Subsidiary and any Lender in its capacity as such) with a view to rescheduling any of its debt; (ii) the value of the assets of any UK Obligor is less than its liabilities (taking into account contingent and prospective liabilities); (iii) a moratorium is declared in respect of any debt of any UK Obligor; (iv) any expropriation, attachment, sequestration, distress or execution that affects any asset or assets of any UK Obligor or any Restricted Subsidiary of a UK Obligor having an aggregate value in excess of $250,000,000 and is not discharged within 30 days; or (v) any board resolution or shareholder resolution, legal proceedings or other constitutional or legal procedure or formal step with respect to any UK Obligor is taken in relation to (a) the suspension of payments, a moratorium of any debt, winding- up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization which is permitted under this Agreement, (b) a composition, compromise, assignment or arrangement with any creditor (other than where the creditor is Parent or any Restricted Subsidiary), (c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any assets of any UK Obligor, (d) enforcement of any security over any assets of any UK Obligor or (e) any analogous procedure or step is taken in any jurisdiction; provided that subsection (v) shall not apply to any winding-up petition or legal procedure or formal step which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or any step or procedure related to the solvent liquidation.

11.1.8 Change of Control. A Change of Control shall occur.

11.1.9 ERISA/Canadian Pension Plans. (i) A Reportable Event shall occur which constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be the subject of a distress or involuntary termination (within the scope, respectively, of Sections 4041 (c) and 4042 of ERISA), or any such trustee shall be requested or appointed, and any such termination or appointment described above could reasonably be expected to result in a Material Adverse Effect, (ii) if any Borrower, any Subsidiary or any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s, such Subsidiary’s or such Obligor’s complete or partial withdrawal from such Multiemployer Plan in an aggregate amount in excess of $250,000,000, or (iii) a Pension Event shall occur which, in Administrative Agent’s reasonable determination, constitutes grounds for the termination under the PBA or any Applicable Law, of any Canadian Pension Plan which is a defined benefit plan or for the appointment by the appropriate Governmental Authority (including the FSCO) of an administrator or like body for any Canadian Pension Plan which is a defined benefit plan, or if any Canadian Pension Plan which is a defined benefit plan shall be terminated or any such administrator or like body shall be requested or appointed, or if a Canadian Obligor or any of its Subsidiaries is in default with respect to payments to a Canadian Pension Plan which is a defined benefit plan resulting from their complete or partial withdrawal from such Canadian Pension Plan which is a defined benefit plan and any such event would reasonably be expected to have a Material Adverse Effect or any Lien arises in respect of an amount in excess of $250,000,000 (save for contribution amounts not yet due) in connection with any Canadian Pension Plan.

11.1.10 Challenge to Loan Documents. Any Obligor shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent and Lenders in accordance with the terms thereof.

11.1.11 Judgment. One or more judgments or orders for the payment of money (not covered by insurance or an indemnity) in an amount (net of any applicable insurance or indemnity recoveries) that exceeds, individually or in the aggregate, the greater of (i) 2.0% of Consolidated Tangible Assets or (ii) $380,000,000, shall be entered against any Borrower or any other Obligor and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment or order shall not have been vacated, discharged or bonded within 60 days from the entry thereof.

11.1.12 Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor or shall repudiate such Guarantor’s liability thereunder.

11.2 Acceleration of the Obligations; Termination of Revolver Commitment. Without in any way limiting the right of Administrative Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement:

11.2.1 Upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 11.1.6 or Section 11.1.7 hereof) and for so long as such Event of Default shall exist, Administrative Agent may, with the consent of the Required Lenders (and, upon receipt of written instructions to do so from the Required Lenders, shall) (i) declare, by written notice to Borrower Representative, the principal of and any accrued interest on the Loans and all other Obligations (except Obligations arising under Commodity Contracts, Interest Rate Contracts, Currency Contracts and Cash Management Agreements which shall become due and payable pursuant to the terms of the applicable agreements) owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Administrative Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and expenses if such principal and interest are collected by or through an attorney-at-law and (ii) terminate any Revolver Commitment.

11.2.2 Upon the occurrence of an Event of Default specified in Section 11.1.6 or Section 11.1.7 hereof, all of the Obligations (except Obligations arising under Commodity Contracts, Interest Rate Contracts, Currency Contracts and Cash Management Agreements which shall become due and payable pursuant to the terms of the applicable agreements) shall become automatically due and payable without declaration, notice or demand by Administrative Agent to or upon any Borrower or Borrower Representative and the Revolver Commitments shall automatically terminate as if terminated by Administrative Agent pursuant to Section 5.2.1 hereof and with the effects specified in Section 5.2.3 hereof; provided, however, that, if Administrative Agent or Lenders shall continue to make Loans or otherwise extend credit to Borrowers pursuant to this Agreement after an automatic termination of the Revolver Commitments by reason of the commencement of an Insolvency Proceeding by or against Borrowers, such Loans and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from each Obligor as if such Insolvency Proceeding had never been instituted.

11.3 Other Remedies. Upon and after the occurrence of an Event of Default (or, with respect to Section 11.3.9, upon (i) Borrowers’ Specified Availability falling below the product of (a) 6%, multiplied by (b) the Commitments as of any date of determination or (ii) a termination, revocation, breach or default by the LKE Qualified Intermediary under any Deposit Account Control Agreement) and for so long as such Event of Default shall exist (or, with respect to Section 11.3.9, (i) Borrowers’ Specified Availability shall remain below (x) 6%, multiplied by (y) the Commitments as of any date of determination or (ii) a termination, revocation, breach or default under any Deposit Account Control Agreement by the LKE Qualified Intermediary shall exist), Administrative Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) exercise from time to time the following rights and remedies (without prejudice to the rights of Administrative Agent or any Lender to enforce its claim against any or all Obligors) and, in the case of the UK Obligors or the Canadian Borrowers, the rights and remedies under the UK Security Documents or the Canadian Security Documents, as applicable:

11.3.1 All of the rights and remedies of a secured party under the UCC, PPSA or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2 The right to collect all amounts at any time payable to a Borrower from any Account Debtor or other Person at any time indebted to such Borrower.

11.3.3 The right to take immediate possession of any of the Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of a Borrower, then such Borrower agrees not to charge Administrative Agent for storage thereof).

11.3.4 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its sole discretion, may deem advisable. Each Borrower agrees that any requirement of notice to Borrowers or any other Obligor of any proposed public or private sale or other disposition of Collateral by Administrative Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and Borrowers hereby acknowledge that such notice, when given, shall constitute a reasonable “authenticated notification of disposition”; provided, however, that Administrative Agent may give any shorter notice that is commercially reasonable under the circumstances to the extent allowed by Applicable Law. Administrative Agent shall have the right to conduct such sales on any Borrower’s or any other Obligor’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, as provided in Section 4.7.1 hereof. If any deficiency shall arise, Obligors shall remain jointly and severally liable to Administrative Agent and Lenders therefor.

11.3.5 The right to the appointment of a receiver or interim receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such rights and powers as the court appointing such receiver or interim receiver shall confer upon such receiver or interim receiver.

11.3.6 [Reserved.]

11.3.7 The right to require Borrowers to deposit with Administrative Agent funds equal to 103% of the LC Outstandings, if Borrowers fail promptly to make such deposit, Administrative Agent may (and shall upon (x) the direction of the Required Lenders or (y) the commencement or pendency of any events specified in Section 11.1.7 hereof) advance such amount as an Initial Revolver Loan (whether or not an Out-Of-Formula Condition exists or is created thereby); provided, however, such amount shall not be less than the total amount of anticipated fees and expenses through the expiration date of such Letter of Credit. Any such deposit or advance shall be held by Administrative Agent as a reserve to fund future payments on any Letter of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

11.3.8 [Reserved.]

11.3.9 The right to terminate the LKE Master Exchange Agreement on behalf of Sunbelt Rentals, Inc.

During the existence of an Event of Default and to the extent not restricted by contract or Applicable Law, Administrative Agent is hereby granted a non-exclusive license or other right to use, without charge, any and all of each Borrower’s Intellectual Property and all of each Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit. Notwithstanding the foregoing, in the event of any Insolvency Proceeding or separate administration under the laws of the United Kingdom, any Borrower not a party to such proceeding shall retain its right or license to use its own Intellectual Property or the Intellectual Property of any other Obligor to the extent such right or license existed at the commencement of such proceeding.

11.4 Setoff. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Administrative Agent and each Lender (and each of their respective Affiliates that is a party to a Commodity Contract, a Currency Contract, an Interest Rate Contract or a Cash Management Agreement (each such Affiliate, a “Contract Affiliate”)) is hereby authorized by Borrowers at any time that an Event of Default exists, upon the prior written consent of Administrative Agent and with notice to Borrower Representative, to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)), and any other Debt at any time held or owing by Administrative Agent, such Lender or such Contract Affiliate to or for the credit or the account of any Borrower against and on account of the due and payable Obligations of Borrowers arising under the Loan Documents to Administrative Agent or such Lender or such Contract Affiliates, including all Loans and LC Outstandings and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Administrative Agent or such Lender shall have made any demand hereunder, (ii) Administrative Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement or (iii) the Collateral for the Obligations is adequate. Notwithstanding the foregoing, each of Administrative Agent and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so), upon the request of the Required Lenders, exercise its setoff rights hereunder against any accounts of any Borrower now or hereafter maintained with Administrative Agent or such Lender or such Contract Affiliates, but no Borrower shall have a claim or cause of action against Administrative Agent or any Lender for any setoff made without the consent of the Required Lenders and the validity of any such setoff shall not be impaired by the absence of such consent. If any party (or its Contract Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 12.5 hereof. If the obligations being set off hereunder are denominated in different currencies, Administrative Agent and each Lender and such Contract Affiliates may convert either such obligation at a market rate of exchange in its usual course of business for such setoff. Notwithstanding anything to the contrary contained in this Section 11.4, Administrative Agent and each Lender hereby waive all rights of setoff, whether granted hereunder, pursuant to Applicable Law or otherwise, with respect to any LKE Proceeds.

11.5 Remedies Cumulative; No Waiver.

11.5.1 All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule hereto, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Administrative Agent or any Lender would otherwise have.

11.5.2 The failure or delay of Administrative Agent or any Lender to require strict performance by Borrowers of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers, or remedies under any of the Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Administrative Agent and Lenders shall have been paid in full. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by any Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent or such Lender and directed to Borrowers.

11.5.3 If Administrative Agent or any Lender shall accept performance by a Borrower, in whole or in part, of any obligation that a Borrower is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Administrative Agent or any Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Administrative Agent’s or Lender’s acceptance of such performance by a Borrower or Administrative Agent’s or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Administrative Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by Administrative Agent or such Lender, as the case may be.

SECTION XII. AGENTS

12.1 Appointment, Authority and Duties of Agents.

12.1.1 Each Lender hereby irrevocably appoints and designates Bank of America as Administrative Agent and Collateral Agent, each to act as herein specified. Each Agent may, and each Lender, by its execution of this Agreement, shall be deemed irrevocably to have authorized such Agent to enter into all Loan Documents to which such Agent is or is intended to be a party and all amendments hereto and thereto and all Security Documents and all amendments thereto at any time executed by any Borrower and, except as otherwise provided in this Section 12, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to such Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any document executed by, and any action taken by, any Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by any Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Further, each Lender hereby authorizes Administrative Agent to execute any intercreditor agreement referred to hereunder, any Securitization Intercreditor Agreement and any post-closing letter and amendments thereto on such Lender’s behalf and agrees that shall be bound by the provisions thereof. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents, (ii) execute and deliver as Administrative Agent each Loan Document to which it is a party and accept delivery of each such agreement delivered by any or all Borrowers or any other Obligor; (iii) act as agent for Lenders for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents with respect to all material items of the Collateral and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that Administrative Agent hereby appoints, authorizes and directs Collateral Agent and each Lender to act as a sub-agent for Administrative Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to a Borrower’s Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; and (iv) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral, other than the conducting of field exams and appraisals and monitoring of the Collateral constituting the Aggregate Borrowing Base, which tasks shall be conducted by Collateral Agent. Except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, Administrative Agent shall have the sole and exclusive right and authority to exercise all remedies given to Administrative Agent with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise. The duties of Agents shall be ministerial and administrative in nature, and Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any Lender’s participants). Unless and until their authority to do so is revoked in writing by Required Lenders, Administrative Agent and Collateral Agent alone shall be authorized to determine whether any Accounts, Equipment or Inventory constitute Eligible Accounts, Eligible Rental Equipment or Eligible Merchandise and Consumables Inventory (basing such determination in each case upon the meanings given to such terms in Appendix A), or whether to impose or release any reserve, and to exercise their own reasonable credit judgment in connection therewith, which determinations and judgments, if exercised in good faith (from the perspective of an asset based lender), shall exonerate Administrative Agent and Collateral Agent from any liability to Lenders or any other Person for any errors in judgment.

12.1.2 No Agent (which term, as used in this sentence, shall include reference to such Agent’s officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of such Agent’s Affiliates) shall: (i) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (ii) be required to take, initiate or conduct any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default. The conferral upon any Agent of any right hereunder shall not imply a duty on such Agent’s part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

12.1.3 Each Agent may perform any of its respective duties by or through its agents and employees and may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Subject to the limitations set forth herein (including those set forth in Section 2.2.4 and 9.1.1 hereof and in the definition of “Extraordinary Expenses”), Borrowers, jointly and severally, shall promptly (and in any event, pursuant to Section 4.5.1hereof) reimburse any Agent for all reasonable expenses (including all Extraordinary Expenses) incurred by such Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of such Agent’s duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to Agents on demand, such Lender’s Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrowers to Administrative Agent.

12.1.4 The rights, remedies, powers and privileges conferred upon each Agent hereunder and under the other Loan Documents may be exercised by such Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agents as a result of Agents’ acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for any Agent’s own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its opinion subject it or any of its officers, employees or directors to personal liability; provided, however, that if any Agent shall fail or refuse to take action that is not contrary to Applicable Law or to any of the terms of any of the Loan Documents even if such action in such Agent’s opinion would subject it to potential liability, the Required Lenders may remove such Agent and appoint a successor Agent in the same manner and with the same effect as is provided in this Agreement with respect to such Agent’s resignation.

12.1.5 Each Agent shall promptly, upon receipt thereof, forward to each Lender (which may be accomplished by posting such information on Intralinks) (i) copies of any significant written notices, reports, certificates, financial statements and other information received by such Agent from any Obligor (but only if and to the extent such Obligor is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field exams by Collateral Agent with respect to Borrowers. Collateral Agent shall have no liability to any Lender for any errors in or omissions from any field exam or other examination of Borrower or the Collateral, unless such error or omission was the direct result of Collateral Agent’s gross negligence or willful misconduct.

12.1.6 In respect of the Existing Notes, any Refinancing Debt, any other Debt permitted by Section 9.2.3(xi) or any Subordinated Debt permitted hereunder, each Lender hereby irrevocably authorizes Administrative Agent, without further consent by Lenders, to execute any intercreditor agreement or deed on substantially the same terms as the Intercreditor Agreement or such other terms which are (i) when taken as a whole, not materially less favorable (in the reasonable judgment of Administrative Agent) to the Lenders than those set forth in the Intercreditor Agreement or (ii) at least as favorable (in the reasonable judgment of Administrative Agent) to the Lenders, when taken as a whole, as are customary for intercreditor agreements between a second-lien note or term loan facility, as applicable, and a first-lien asset-based revolving loan facility at the time such intercreditor agreement or deed is entered into, together with any amendments to any of the foregoing on such Lender’s behalf which do not reduce or limit the rights of the Lenders thereunder, and each Lender hereby agrees that it shall be bound by the provisions of each such agreement.

12.2 Agreements Regarding Collateral. Lenders hereby irrevocably authorize Administrative Agent to, and Administrative Agent shall, release any Lien upon any Collateral (a) upon the Payment in Full of all of the Obligations and termination of the Revolver Commitments, (b) constituting Property sold, leased or otherwise disposed of in accordance with the terms of this Agreement (including pursuant to Section 9.2.8 hereof) (and, in the case of Property consisting of the Equity Interests of a Subsidiary Guarantor, the Guaranty of such Subsidiary Guarantor that was sold or otherwise disposed of shall be automatically released), (c) constituting property in which no Obligor owned an interest at the time such Lien was granted or at any time thereafter, (d) as set forth in Section 3.4.2 and (e) in connection with any Rental Equipment, Accounts and Related Assets that are subject to a Qualified Securitization Transaction. At the request of Administrative Agent, Borrowers shall certify to Administrative Agent that any such disposition is made in compliance with the terms of this Agreement (and Administrative Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above or in the following proviso, Administrative Agent will not release any of its Liens without the prior written authorization of the Required Lenders (or, in the case of a release of all or substantially all of the Collateral, all of the Lenders); provided that Administrative Agent may also, in its sole discretion, release any Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any 12-month period without the prior written authorization of the Lenders. In the event Administrative Agent releases any of its Liens pursuant to this Section 12.2, it shall, and each Lender hereby authorizes Administrative Agent to, promptly deliver to the applicable Obligor, at any Obligor’s request and at the US Obligors’ expense, such documentation and take such other action as is reasonably necessary to evidence the release of Administrative Agent’s security interest in such Property (or interest therein), including, without limitation, any mortgage release, leasehold mortgage release, or amendments or terminations of UCC or PPSA financing statements. Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered, or that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

12.3 Reliance By Agents. Agents shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agents. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Agents shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

12.4 Action Upon Default. No Agent shall be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or any or all Borrowers or Borrower Representative specifying the occurrence and nature of such Default or Event of Default. If Administrative Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Administrative Agent shall promptly notify Lenders in writing and Administrative Agent shall take such action and assert such rights under this Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Administrative Agent in writing. As provided in Section 12.3 hereof, no Agent shall be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. Before directing Administrative Agent to take or refrain from taking any action or asserting any rights or remedies under this Agreement and the other Loan Documents on account of any Event of Default, the Required Lenders shall consult with and seek the advice of (but without having to obtain the consent of) each other Lender, and promptly after directing Administrative Agent to take or refrain from taking any such action or asserting any such rights, the Required Lenders will so advise each other Lender of the action taken or refrained from being taken and, upon request of any Lender, will supply information concerning actions taken or not taken. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Revolver Commitments of one or more Lenders without terminating the Revolver Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Obligor with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 12.4 or elsewhere in this Agreement, upon the consent of Administrative Agent, each Lender shall be authorized to take such action to preserve or enforce its rights against any Obligor where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Obligor, including the filing of proofs of claim in any Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code, BIA or CCAA) of any Obligation of Borrowers hereunder (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Administrative Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest; provided, further, that the provisions of this Section 12.5 shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

12.6 Indemnification of Agents.

12.6.1 Each Lender agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by Borrowers under this Agreement, but without limiting the indemnification obligation of Borrowers under this Agreement), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of this Agreement or any of the other Loan Documents or any of the Transactions or any other document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which Borrowers are obligated to pay under Section 14.2 hereof or amounts Administrative Agent or Collateral Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Agent Indemnitee.

12.6.2 Without limiting the generality of the foregoing provisions of this Section 12.6, if Administrative Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from any Borrower or any other Obligor as the result of any transaction under the Loan Documents, then in such event any monies paid by Administrative Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Administrative Agent in the defense of same, shall be promptly reimbursed to Administrative Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.3 Without limiting the generality of the foregoing provisions of this Section 12.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Administrative Agent or Collateral Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Administrative Agent against any Obligor, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of such amount as any of the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against any of the Agent Indemnitees in defending or compromising such action, together with attorneys’ fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee. In Administrative Agent’s discretion, Administrative Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

12.7 Limitation on Responsibilities of Agents.

12.7.1 Each Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 hereof against any and all Claims which may be incurred by such Agent by reason of taking or continuing to take any such action. No Agent shall be liable to Lenders (or any Lender’s participants) for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result of gross negligence or willful misconduct on the part of such Agent. Agents do not assume any responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents. Agents do not make to Lenders, and no Lender makes to Agents or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Loans, the Collateral, the Loan Documents or any Obligor. No Agent nor any of its respective officers, directors, agents, attorneys or employees shall be responsible to Lenders, and no Lender nor any of its officers, directors, employees, attorneys or agents shall be responsible to any Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of, any of the Loan Documents; (iii) the validity, genuineness, enforceability, collectibility, value, sufficiency or existence of any Collateral, or the perfection or priority of any Lien therein; or (iv) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. No Agent nor any of its respective officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any of the duties or agreements of such Obligor under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. Agents may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

12.7.2 The Administrative Agent does not warrant or accept responsibility, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to in this Agreement, nor with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes or other Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Obligors. The Administrative Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source or service.

12.7.3 By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

12.8	Successor Agents and Co-Agents.

12.8.1 Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving at least 30 days’ prior written notice thereof to each Lender and Borrowers. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $100,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to Borrowers. Upon the acceptance by a successor Agent of an appointment to serve as an Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent without further act, deed or conveyance, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 12 (including the provisions of Section 12.6 hereof) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the Equity Interests or assets of Bank of America shall continue to be Administrative Agent hereunder and any successor by merger or acquisition of the Equity Interests or assets of Bank of America shall continue to be Collateral Agent unless such successor shall resign in accordance with the provisions hereof.

12.8.2 It is the purpose of this Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. It is recognized that, in case of litigation under any of the Loan Documents, or in case any Agent deems that by reason of present or future laws of any jurisdiction Administrative Agent might be prohibited from exercising any of the powers, rights or remedies granted to Administrative Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Administrative Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If Administrative Agent shall appoint an additional Person as a separate collateral agent or co- collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co- collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by

Administrative Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

12.9 Consents, Amendments and Waivers.

12.9.1 Except as otherwise provided in Sections 1.5, 1.6 and 1.8 of this Agreement, no amendment or modification of any provision of this Agreement (other than any update to Schedule 7.1.1 hereto, which update shall be effective upon Administrative Agent’s receipt thereof) shall be effective without the prior written agreement of the Required Lenders and Borrowers, and no waiver of any Default or Event of Default shall be effective without the prior written consent of the Required Lenders; provided, however, that, (i) without the prior written consent of Administrative Agent or Collateral Agent, as applicable, no amendment or waiver shall be effective with respect to any provision of any of the Loan Documents (including this Section 12 hereof) to the extent such provision relates to the rights, remedies, duties or immunities of such Agent; (ii) without the prior written consent of each Bank affected thereby, no amendment to the provisions of Section 1.3 hereof shall be effective, and without the prior written consent of each Applicable Settlement Lender affected thereby, no amendment to the provisions of Section 3.1.3 hereof shall be effective; (iii) without the prior written consent of all Lenders, no waiver of any Default or Event of Default shall be effective if the Default or Event of Default relates to Borrowers’ failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Administrative Agent) as hereinafter set forth in this Section 12.9.1 hereof; (iv) the written agreement of each Lender affected thereby shall be required to effectuate any amendment, modification or waiver that would (a) increase or extend the Revolver Commitment of such Lender (it being understood and agreed that a waiver of any Default or Event of Default or a modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 12.9.1) shall not constitute a change in the terms of the Revolver Commitment of any Lender), (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to such Lender hereunder or under any other Loan Document or (c) reduce the principal of, or the rate of interest specified herein on any Loan (other than pursuant to an amendment entered into in accordance with Section 1.8), or any fees or other amounts payable hereunder or under any other Loan Document to such Lender; (v) the written agreement of all Lenders shall be required to effectuate any amendment, modification or waiver that would (a) amend (except to add references to new Classes of Term Loans permitted pursuant to Sections 1.5 and 1.6 of this Agreement) the definitions of “Pro Rata”, “Required Lenders”, “Supermajority Lenders”, any provision of this Agreement obligating Administrative Agent to take certain actions at the direction of the Required Lenders or

Supermajority Lenders, or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of Lenders, (b) change the percentage of the Revolver Commitment or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder, (c) amend this Section or any provision of this Agreement providing for consent or other action by all Lenders, (d) release Parent or any material Subsidiary Guarantor from its Guaranty (except in connection with a merger, consolidation, amalgamation, disposition or dissolution of such Subsidiary Guarantor permitted hereunder) or release all or substantially all of the Collateral, (e) subordinate the payment of any of the Obligations to any other Debt or the priority of any Liens granted to Administrative Agent under any of the Loan Documents to Liens granted to any other Person, except for Liens described in clause (v), (vi), (viii), (x), (xi), (xiii) and (xvii) of Section 9.2.5 hereof, and Liens granted by an Obligor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the ordinary course of business that relate to deposit accounts with such financial institutions, or (f) amend the priorities established in Section 4.7.1 and (vi) the written agreement of the Supermajority Lenders shall be required to effectuate any amendment, modification or waiver that would amend the definition of “Aggregate Borrowing Base”, “Accounts Formula Amount”, “Borrowing Base Formula Amount”, “Merchandise and Consumables Inventory Formula Amount”, “Rental Equipment Formula Amount”, “UK Borrowing Base”, “US Borrowing Base”, “Canadian Borrowing Base”, “Liquidation Reserve” or any defined term used in such definitions, if the effect of such amendment would be to increase the amount of Availability. The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

12.9.2 Notwithstanding anything in Section 12.9.1 to the contrary, any Fee Letter may be amended or waived in writing signed by Parent, the Borrowers, the applicable arranger party thereto and Administrative Agent, and any Loan Document relating to Cash Management Agreements, Commodity Contracts, Interest Rate Contracts or Currency Contracts may be amended by the applicable Obligors and Administrative Agent, the applicable Lender or Contract Affiliate of Administrative Agent or such Lender providing such Cash Management Agreements, Commodity Contracts, Interest Rate Contracts or Currency Contracts without the consent or approval of Administrative Agent (unless Administrative Agent is providing such Cash Management Agreement, Commodity Contract, Interest Rate Contract or Currency Contract) or any other Lender.

12.9.3 Each Lender grants to each of Administrative Agent and Borrower Representative the right to seek one or more substitute Eligible Assignees (each, a “Replacement Lender”) to purchase all (but not less than all) of the Revolver Commitment, the Loans and LC Outstandings owing to any Lender (a “Holdout Lender”) which refuses to execute any amendment, waiver or consent that requires its written consent, and all of such Holdout Lender’s rights and obligations hereunder and under the other Loan Documents, at a price equal to the outstanding principal amount of the Loans payable to such Holdout Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Holdout Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender. Administrative Agent or Borrower Representative, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance, and shall no longer be a Lender hereunder upon the Replacement Lender’s payment of such Obligations to the Holdout Lender in accordance with the wire transfer instructions for the Holdout Lender on file with Administrative Agent. Until such time as the Replacement Lender shall have acquired all of the Obligations, the Revolver Commitment, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata share of Loans and other extensions of credit hereunder. Administrative Agent may, and at the request of Borrower Representative so long as no Event of Default then exists, shall assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 13.2.1 hereof.

12.9.4 The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers, without the consent of the Required Lenders, as may be necessary or appropriate in order to establish a German Borrower, and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and the Borrowers in connection therewith, in each case on terms consistent with Section 9.1.9 and the other terms of this Agreement (the “German Amendment”).

12.10 Due Diligence and Non-Reliance. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon Agents or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans to be made by it hereunder and to purchase participations in the LC Outstandings pursuant to Section 1.3.2 hereof, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Agents. Each Lender hereby further acknowledges and represents that the other Lenders and Agents have not made any representations or warranties to it concerning any Obligor, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Agents, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by Agents hereunder, Agents shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agents by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of any Agent or any of such Agent’s Affiliates.

12.11 Representations and Warranties of Lenders. By its execution of this Agreement, each Lender hereby represents and warrants to each Borrower and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents.

12.12 The Required Lenders; the Supermajority Lenders. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders or the Supermajority Lenders, the direction or approval of the Required Lenders or the Supermajority Lenders, as applicable, shall be binding upon each Lender to the same extent and with the same effect as if each Lender had joined therein.

12.13 Several Obligations. The obligations and commitments of each Lender under this Agreement and the other Loan Documents are several and neither any Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or commitments hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata according to the respective Revolver Commitment of Lenders.

12.14 Agents in their Individual Capacity. With respect to its obligation to lend under this Agreement and the Loans made by it, each Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender and may exercise the same as though it were not performing the duties specified herein; and the term “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Bank of America in its capacity as a Lender. Each Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower or any other Obligor, or any affiliate of a Borrower or any other Obligor, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders.

12.15 Third Party Beneficiaries. This Section 12 is not intended to confer any rights or benefits upon any Borrower or any other Person except Lenders and Agents, and no Person (including any or all Borrowers) other than Lenders and Agents shall have any right to enforce any of the provisions of this Section 12 except Sections 12.2, 12.8, 12.9.1, 12.9.3, 12.11 and 12.17 hereof, for which Borrowers are made express beneficiaries.

12.16 Notice of Transfer. Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Administrative Agent.

12.17 Replacement of Certain Lenders. If a Lender (“Affected Lender”) shall have (i) failed to fund its Pro Rata share of any Revolver Loan requested (or deemed requested) by Borrowers which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrowers under Sections 2.6 or 2.7 hereof to recover increased costs or amounts incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), or (iii) delivered a notice pursuant to Section 2.5 hereof claiming that such Lender is unable to extend Term SOFR Loans, Daily Simple SOFR Loans, SONIA Loans or Term CORRA Loans, as applicable, to Borrowers for reasons not generally applicable to the other Lenders, then, in any such case and in addition to any other rights and remedies that any Agent, any other Lender or any Borrower may have against such Affected Lender, any Borrower or Administrative Agent may make written demand on such Affected Lender (with a copy to Administrative Agent in the case of a demand by a Borrower and a copy to Borrowers in the case of a demand by Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Administrative Agent, all of such Affected Lender’s rights and obligations under this Agreement (including its Revolver Commitment and all Loans owing to it) in accordance with Section 13 hereof. Administrative Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, and any compensation requested by such Lender under Section 2.6 hereof that resulted in the application of this Section 12.17 hereof. Upon the replacement of any Affected Lender pursuant to this Section 12.17 hereof, (x) such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Administrative Agent in any Collateral and such Affected Lender shall have no further liability to any Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 12.6 hereof as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans or purchase participations in LC Outstandings and (y) Borrowers’ indemnification obligations to such Affected Lender pursuant to Section 14.2 hereof shall survive as to events or transactions which occur prior to the replacement of such Affected Lender.

12.18 Remittance of Payments and Collections.

12.18.1 All payments by any Lender to Administrative Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Administrative Agent and such demand is made on the paying Lender after 1:00 p.m. (New York time) on such Business Day, then payment shall be made by 1:00 p.m. (New York time), with respect to payments in Dollars, 1:00 p.m. (London time), with respect to payments in Pounds Sterling or 1:00 p.m. (Toronto time), with respect to payments in Canadian Dollars, on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, no later than one Business Day following Administrative Agent’s receipt of funds for the account of such Lender and in the type of funds received by Administrative Agent.

12.18.2 With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate (with respect to payments payable in Dollars), SONIA (with respect to payments payable in Pounds Sterling), or the Canadian Prime Rate (with respect to payments payable in Canadian Dollars). In no event shall Borrowers be entitled to receive any credit for any interest paid by Administrative Agent to any Lender, or by any Lender to Administrative Agent, at the Federal Funds Rate as provided herein.

12.18.3 If Administrative Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Administrative Agent from an Obligor and such related payment is not received by Administrative Agent, then Administrative Agent shall be entitled to recover such amount from each Lender that receives such amount. If Administrative Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to an Obligor or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, Administrative Agent shall not be required to distribute such amount to any Lender.

12.19 Joint Book Managers, Joint Lead Arrangers and Co-Syndication Agents. It is expressly acknowledged and agreed by Agents, each Lender and Borrowers, for the benefit of the Joint Book Managers, UK Agent, Joint Lead Arrangers and Co-Syndication Agents, that the Joint Book Managers, UK Agent, Joint Lead Arrangers and Co-Syndication Agents, in such capacities, have no duties, liabilities or obligations whatsoever with respect to this Agreement or any other document or any matter related thereto.

12.20 Quebec Matters. For the purposes of holding any security granted by any Obligor pursuant to the laws of the Province of Quebec to secure its Obligations, each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as the hypothecary representative (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any hypothec, pledge, Applicable Laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity. The substitution of Administrative Agent pursuant to the provisions of Section 12.8 shall also constitute the substitution of the Attorney.

SECTION XIII. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agents and Lenders and their respective successors and permitted assigns (which, in the case of Agents, shall include any successor Agent appointed pursuant to Section 12.8 hereof), except that (i) no Borrower shall have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents without the prior written consent of each Lender (other than with respect to assumptions of such Borrower’s obligations thereunder permitted by Section 9.2.1) and (ii) any assignment by any Lender must be made in compliance with Section 13.2 hereof. Any attempted transfer or assignment in violation of the preceding sentence shall be null and void. Administrative Agent may treat any Lender as the holder of its Revolver Commitment hereunder for all purposes hereof unless and until such Lender complies with Section 13.2 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Administrative Agent. Any assignee or transferee agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents.

13.2 Assignments and Participations.

13.2.1 Assignments. Any Lender may, with the written consent of Administrative Agent, which consent shall not be unreasonably withheld, and, so long as no Event of Default pursuant to Sections 11.1.1 or 11.1.7 has occurred and is continuing, Borrower Representative, on behalf of all Borrowers (which consent by Borrower Representative shall not be unreasonably withheld or delayed and shall be deemed given by Borrowers if no objection is received by the assigning Lender and Administrative Agent from Borrowers within 3 Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in this Section 13.2.1), assign and delegate to one or more Eligible Assignees (each an “Assignee”) (provided, however, no consent of Administrative Agent or Borrower Representative shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender, to any other Lender or any Affiliate thereof or to an Approved Fund) all, or any ratable part of all, of the Loans, the Revolver Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount of $1,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Revolver Commitment, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Revolver Commitment in a minimum amount of $10,000,000 held by it; provided, however, that Borrowers and Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower Representative and Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower Representative and Administrative Agent an Assignment and Acceptance in the form of Exhibit E; (iii) the assignor Lender or Assignee has paid to Administrative Agent a processing fee in the amount of $3,500 (with only one such fee payable in connection with contemporaneous assignments pursuant to the same Assignment and Acceptance to or by two or more Approved Funds of a single Lender); and (iv) the other provisions of this Section 13.2.1 have been satisfied.

13.2.2 Rights and Obligations of Assignee. From and after the date that Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit has been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

13.2.3 Acknowledgments by Assigning Lender and Assignee. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Borrower to Administrative Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon Agents, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agents by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

13.2.4 Effect on this Agreement. Immediately upon satisfaction of the requirements of Section 13.2.1 hereof, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitment arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitment of the assigning Lender pro tanto.

13.2.5 Participations. Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of any Borrower (each “Participant”) participating interests in any Loans, the Revolver Commitment of that Lender and the other interests (“Participating Interests”) of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Section 12.9.1(iv) hereof, and all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the extent permitted by Applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.7, 2.8 and 4.11 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2.1; provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under Section 13.2.1; and (B) shall not be entitled to receive any greater payment under Section 2.7 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participating interest shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the

Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103- 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.6 Pledges by Lenders. Notwithstanding any other provision in this Agreement, any Lender (i) may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure its obligations to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors or US Treasury Regulation 31 CFR § 203.14 or any other central bank, provided that no such security interest or pledge shall release a Lender from any of its obligations hereunder or substitute any such holder of such security interest or pledge for such Lender as a party hereto; and provided further that any foreclosure or similar action by such Federal Reserve Bank shall be subject to the provisions of this Section 13.2 concerning assignments and (ii) that is an Approved Fund may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to its trustee to secure its obligations to its trustee, on behalf of the holders of such obligations; provided that no such security interest or pledge shall release a Lender from any of its obligations hereunder or substitute any such holder of such security interest or pledge for such Lender as a party hereto; and provided further, that any foreclosure or similar action by such trustee shall be subject to the provisions of this Section 13.2 concerning assignments. In addition to the assignments and participations permitted under the foregoing provisions of this Section 13, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

13.3 Tax Treatment.

13.3.1 If any interest in any Loan Document is transferred to any transferee, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.11 hereof.

13.3.2 If any Participating Interest is sold under Section 13.2.5, the originating Lender shall cause the Participant to comply with the provisions of Section 4.11 (to the extent applicable), including, but not limited to Section 4.11.3(x), as if it were a Lender referred to in those provisions (it being understood that the documentation required under Section 4.11.1 shall be delivered to the originating Lender).

13.3.3 If:

(i) a Lender assigns or transfers any of its rights or obligations under the Loan Documents, changes its lending office, or sells a Participating Interest under Section 13.2.5; and

(ii) as a result of circumstances existing at the date the assignment, transfer, change or sale occurs, an Obligor would be obliged to make a payment under Section 4.10, Section 4.12, Section 4.13, Section 4.14 or Section 2.6;

then the applicable Obligor is only required to make payment under those Sections to the same extent as if the assignment, transfer, change or sale had not occurred.

SECTION XIV. MISCELLANEOUS

14.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) and Administrative Agent, or Administrative Agent’s designee, may, without notice to such Borrower and in either such Borrower’s or Administrative Agent’s name, but at the cost and expense of Borrowers:

14.1.1 At such time or times as Administrative Agent or its designee, in its sole discretion, may determine, endorse such Borrower’s name on any Payment Item or proceeds of the Collateral which comes into the possession of Administrative Agent or under Administrative Agent’s control.

14.1.2 At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts, Equipment or Inventory of any Obligor and any other Collateral; (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment or any other Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of such Borrower on any proof of claim in bankruptcy against Account Debtors and on notices of Liens, claims of mechanic’s Liens or assignments or releases of mechanic’s Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker’s acceptance of which such Borrower is a beneficiary; and (xiv) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill such Borrower’s obligations under this Agreement.

14.2 General Indemnity. Each Borrower hereby jointly and severally agrees to indemnify and defend the Indemnitees and to hold the Indemnitees harmless from and against any Claim ever suffered or incurred by any of the Indemnitees arising out of or related to this Agreement or any of the other Loan Documents, any of the Transactions, the use of proceeds of the Loans, the performance by Agents or Lenders of their duties, the exercise of any of their rights or remedies under this Agreement or any of the other Loan Documents, or as a result of any Borrower’s failure to observe, perform or discharge any of its duties hereunder. Each Borrower shall also jointly and severally indemnify and defend the Indemnitees against and save the Indemnitees harmless from all Claims of any Person arising out of, related to or with respect to any transactions entered into pursuant to this Agreement or Administrative Agent’s Lien upon the Collateral. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. The foregoing indemnities shall not apply to any Claim of any Indemnitee incurred by such Indemnitee as a result of the gross negligence or willful misconduct of such Indemnitee (or its directors, officers or employees) as determined in a final non-appealable judgment by a court of competent jurisdiction except to the extent that such Claim arises from any act or omission of the Borrowers and their Affiliates or that arise out of any dispute arising out of the relationship between any Agent and any Lender unless such Claim involves such Agent or such Lender in their capacity as an Agent or arranger or other similar role. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower and each other Obligor hereby waives, releases and agrees (and shall cause each other Obligor to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. For the avoidance of doubt, this Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim.

14.3 Survival of All Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of each Borrower and each Lender with respect to each indemnity given by it in this Agreement, whether given by such Borrower to

Agent Indemnitees, Lender Indemnitees or Bank Indemnitees or by any Lender to any Agent Indemnitees or Bank Indemnitees, shall survive the Payment in Full of the Obligations and the termination of any of the Revolver Commitment.

14.4 Modification of Agreement. This Agreement may not be modified, altered or amended, except in accordance with Section 12.9.1 hereof.

14.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

14.7 Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

14.8 Consent. Whenever Administrative Agent’s, Lenders’, Required Lenders’ or Supermajority Lenders’ consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Administrative Agent and each Lender shall be authorized to give or withhold its consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

14.9 Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile or electronic transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of facsimile transmission or by electronic transmission of electronic mail or of an Adobe portable document format file (also known as a “PDF file”) or any notice modifying the notice address of any party hereto, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party’s telecopier or computer is located, in each case addressed as follows:

(i) if to any Obligor, to such Obligor in care of the Borrower Representative at:

Ashtead Group plc

100 Cheapside

London

EC2V 6DT United Kingdom

Attention: Finance Director

Telecopier No.: +44 20 7726 9722

with a copy to (which shall not constitute notice to any Obligor):

Skadden, Arps, Slate, Meagher & Flom LLP

320 S. Canal St.

Chicago, IL 60606

Attention: Seth Jacobson

Telecopier No.: (312) 407-8511

(ii) if to Bank of America, as Administrative Agent and as Collateral Agent, at:

3455 Peachtree Road NE

Atlanta, GA 30326

Attention: Business Capital

Telecopier No.: (404) 607-3277

(iii) if to any Lender, to it at the address communicated in writing to the Borrower Representative and the Administrative Agent or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the Assignment and Acceptance by which such Person became a Lender, in each case as updated from time to time in accordance with this Section. Notwithstanding the foregoing, no notice to or upon Administrative Agent pursuant to Sections 1.3, 2.1.2, 3.1 or 5.2.2 hereof shall be effective until after actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent. Each Lender hereby acknowledges and agrees that (i) Agents may provide any notice to be delivered to the Lenders pursuant to this Agreement and the other Loan Documents by posting such notice on IntraLinks or by sending such notice via electronic mail (at such electronic mail address as such member of the Lenders may designate), and (ii) such posting or sending via electronic mail to the Lenders shall constitute delivery of such item to the Lenders.

14.10 Performance of Borrowers’ Obligations. If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Administrative Agent may, in its sole discretion at any time that an Event of Default exists, for Borrowers’ account and at Borrowers’ expense, pay any amount or do any act required of Borrowers hereunder or under any of the other Loan Documents to enforce any of the Loan Documents or Obligations, preserve, protect, insure or maintain any of the Collateral, or preserve, defend, protect or maintain the validity or priority of Administrative Agent’s Liens in any of the Collateral, including the payment of any judgment against any Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, or any other Lien upon or with respect to any of the Collateral. All payments that Administrative Agent may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Administrative Agent by Borrowers pursuant to Section 4.5.1 hereof with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Administrative Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to proceed thereafter as provided herein or in any of the other Loan Documents.

14.11 Credit Inquiries. Each Borrower hereby authorizes and permits Administrative Agent and Lenders (but Administrative Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any Subsidiaries.

14.12 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

14.13 Indulgences Not Waivers. Any Agent’s or any Lender’s failure at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Administrative Agent or any Lender thereafter to demand strict compliance and performance therewith.

14.14 Entire Agreement; Appendix A, Exhibits and Schedules. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A, each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

14.15 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision.

14.16 Obligations of Lenders Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

14.17 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the Banks agrees to maintain the confidentiality of the Information (as defined below), except such Persons may disclose Information (i) to such Person’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, attorneys, advisors and representatives who are or are expected to become engaged in evaluating, approving, administering or otherwise giving professional advice with respect to the Loans or Collateral (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed to keep such Information confidential), (ii) to the extent required by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any Affiliate of such Person that is party to a Commodity Contract, a Currency Contract or an Interest Rate Contract, (vii) with the consent of Borrower Representative, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agents, the Lenders, the Banks or any of their respective Affiliates on a nonconfidential basis from a source other than Obligors, (ix) subject to an agreement containing provisions substantially the same as those of this Section, to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization; or (x) subject to an agreement containing provisions substantially the same as those of this Section, to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization.

For purposes of this Section, “Information” means all information received from the Obligors or any Subsidiary relating to the Obligors or any Subsidiary or any of their respective business, other than any such information that is available to the Agents, any Lender or the Banks on a nonconfidential basis prior to the disclosure by the Obligors or any Subsidiary, provided that, in the case of information received from the Obligors or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

14.18 Governing Law; Consent to Forum.

(i) This Agreement shall be deemed to have been negotiated and made in New York, New York. This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that if any of the Collateral shall be located in any jurisdiction other than New York, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Administrative Agent’s Lien upon such Collateral and the enforcement of Administrative Agent’s other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of the State of New York. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business or centre of main interests of any Borrower, any Lender or Administrative Agent, each Borrower hereby consents and agrees that the state courts located in New York County, New York, or, at Administrative Agent’s option, the United States District Court for the Southern District of New York, shall have jurisdiction to hear and determine any claims or disputes among any or all of the Borrowers, Administrative Agent and Lenders pertaining to this Agreement or to any matter arising out of or related to this Agreement. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection which such Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by certified mail addressed to such Borrower at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of such Borrower’s actual receipt thereof or 3 days after deposit in the United States mail, proper postage prepaid. Nothing in this Agreement shall be deemed or operate to affect the right of any Agent to serve legal process in any other manner permitted by law, or to preclude the enforcement by such Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

(ii) The UK Borrowers agree that the courts of England are to have jurisdiction (subject as provided below) in relation to any claim, dispute or difference concerning this Agreement and in relation to, or in relation to the enforcement of, any judgment relating to any such claim, dispute or difference.

(iii) Such submission to jurisdiction set forth above shall be without prejudice to the rights of Administrative Agent and Lenders to bring legal proceedings in any jurisdiction and to serve process in any other manner effective under the law of the appropriate jurisdiction. Legal proceedings by Administrative Agent and Lenders in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction.

14.19 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives the right to trial by jury (which each Agent and each Lender hereby also waives)

in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral. Each party hereto acknowledges that the foregoing waiver is a material inducement to the other parties’ hereto entering into this Agreement and that such other parties hereto are relying upon the foregoing waiver in its future dealings hereunder. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. Furthermore, to the fullest extent permitted by Applicable Law and to the extent notice is not otherwise required by this Agreement, each Borrower hereby waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by any Agent on which such Borrower may in any way be liable and hereby ratifies and confirms whatever such Agent may do in this regard; (ii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing any Agent to exercise any of such Agent’s remedies; (iii) the benefit of all valuation, appraisement and exemption laws; and (iv) notice of acceptance hereof. Each party hereto represents and warrants that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel.

14.20 Advertising and Publicity. Administrative Agent, on behalf of Lenders, may issue and disseminate to the public (by advertisement or otherwise) information describing the credit accommodations made available by Lenders pursuant to this Agreement, including the name and address of Borrowers, the amount and security for the credit accommodations and the general nature of Borrowers’ business, provided that detail regarding terms (such as interest rate) may be provided only to industry publications, such as the “LPC Gold Sheets.”

14.21 Delivery of Lender Addenda. Each of the Initial Lenders shall become a party to this Agreement on the Closing Date by delivering to Administrative Agent a Lender Addendum duly executed by such Lender and Administrative Agent, and accepted and agreed to by Borrower Representative on behalf of the Borrowers.

14.22 Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Obligor in accordance with the USA Patriot Act. Borrowers shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

14.23 No Partnership. Nothing in this Agreement or envisaged hereby shall operate, whether directly or indirectly, to constitute a partnership between any Person incurring an

Obligation under this Agreement or any other Loan Document and any of the Agents or the Lenders.

14.24 Canadian Anti-Money Laundering Legislation.

14.24.1 Each Obligor acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Obligors and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Obligors, and the transactions contemplated hereby. Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender permitted pursuant to this Agreement, any Bank or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

14.24.2 If Administrative Agent has ascertained the identity of any Obligor or any authorized signatories of the Obligors for the purposes of applicable AML Legislation, then Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

14.24.3 Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Obligors or any authorized signatories of the Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Obligor or any such authorized signatory in doing so.

14.25 Business Days. If any report, certificate or other information required to be furnished by Borrower Representative or any other Obligor is due on any day that is not a Business Day, it shall be deemed due on the next succeeding Business Day. Creditor-Debtor Relationship. The relationship between each Agent, each Lender and each Bank, on the one hand, and the Obligors, on the other hand, is solely that of creditor and debtor. No Lender has any fiduciary relationship or duty to any Obligor arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Lenders and the Obligors by virtue of, any Loan Document or any transaction contemplated therein.

14.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement,

arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

14.28 Certain ERISA Matters.

14.28.1 Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its discretion, and Lender.

14.28.2 Further Lender Representation. Unless Section 14.28.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under any Loan Document).

14.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Specified Hedging Contracts or any other agreement through a guarantee or otherwise, for Specified Hedging Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii) As used in this Section 14.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.30 Electronic Signatures. The words “delivery,” “execute,” “execution,” “signed,” “signature” and words of like import in any Loan Document or any other document executed in connection herewith, shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agents, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any Bank nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, such Bank or such Lender pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

APPENDIX A

GENERAL DEFINITIONS

When used in the Loan and Security Agreement dated August 31, 2006, (as amended and restated as of the Sixteenth Amendment Effective Date and as at any time further amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Ashtead Holdings, LLC (“AHL”), a Delaware limited liability company, Sunbelt Rentals, Inc. (“Sunbelt”), a North Carolina corporation, Sunbelt Rentals Limited (“SRL”), a company registered in England and Wales, Sunbelt Rentals of Canada Inc. (“Sunbelt Canada”), a corporation amalgamated under the laws of British Columbia, and William F. White International Inc., a corporation amalgamated under the laws of British Columbia (“WFW”) (together with their respective successors, being referred to collectively as “Borrowers”, and individually as a “Borrower”); Ashtead Group public limited company (“Ashtead”), an English public limited company, as a Guarantor and as Borrower Representative, each financial institution listed on the signature pages attached thereto and its successors and assigns which become “Lenders” as provided therein (such financial institutions and their respective successors and assigns referred to collectively herein as “Lenders” and individually as a “Lender”), Bank of America, N.A., as Collateral Agent (the “Collateral Agent”), and Bank of America, N.A. (“Administrative Agent”), in its capacity as administrative agent for itself and the Lenders, and other agents party thereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“2026 Notes” - the $550,000,000 principal amount 1.500% Senior Notes due 2026 issued by Ashtead Capital pursuant to the 2026/2031 Note Indenture.

“2026/2031 Note Indenture” - that certain Indenture dated as of August 12, 2021 by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2026/2031 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2026 Note Documents” - the 2026/2031 Note Indenture, the 2026 Notes and such other documents executed by Obligors in connection therewith.

“2026/2031 Note Trustee” - BNY Mellon Corporate Trustee Services Limited, in its capacity as trustee, The Bank of New York Mellon, London Branch, in its capacity as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, in its capacity as transfer agent and registrar, in each case, under the 2026/2031 Note Indenture, and any successor trustee under the 2026/2031 Note Indenture.

“2027 Note Documents” - the 2027 Note Indenture, the 2027 Notes and such other documents executed by Obligors in connection therewith.

“2027 Note Indenture” - that certain Indenture dated as of August 9, 2017 by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2027 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2027 Note Trustee” - The Bank of New York Mellon, London Branch, in its capacity as trustee and paying agent, The Bank of New York Mellon, in its capacity as collateral agent, and BNY Trust Company of Canada, in its capacity as additional collateral agent, in each case under the 2027 Note Indenture, and any successor trustee under the 2027 Note Indenture.

“2027 Notes” - the $600,000,000 principal amount 4.375% Second Priority Senior Secured Notes due 2027 issued by Ashtead Capital pursuant to the 2027 Note Indenture.

“2028 Note Documents” - the 2028 Note Indenture, the 2028 Notes and such other documents executed by Obligors in connection therewith.

“2028 Note Indenture” - that certain Indenture dated as of November 4, 2019 by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2028 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2028 Note Trustee” - The Bank of New York Mellon, London Branch, in its capacity as trustee and paying agent, The Bank of New York Mellon, in its capacity as collateral agent, and BNY Trust Company of Canada, in its capacity as additional collateral agent, in each case under the 2028 Note Indenture, and any successor trustee under the 2028 Note Indenture.

“2028 Notes” - the $600,000,000 principal amount 4.00% Second Priority Senior Secured Notes due 2028 issued by Ashtead Capital pursuant to the 2028 Note Indenture.

“2029 Note Documents” - the 2029 Note Indenture, the 2029 Notes and such other documents executed by Obligors in connection therewith.

“2029 Note Indenture” - that certain Indenture dated as of November 4, 2019 by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2029 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2029 Note Trustee” - The Bank of New York Mellon, London Branch, in its capacity as trustee and paying agent, The Bank of New York Mellon, in its capacity as collateral agent, and BNY Trust Company of Canada, in its capacity as additional collateral agent, in each case under the 2029 Note Indenture, and any successor trustee under the 2029 Note Indenture.

“2029 Notes” - the $600,000,000 principal amount 4.250% Second Priority Senior Secured Notes due 2029 issued by Ashtead Capital pursuant to the 2029 Note Indenture.

“2031 Notes” - the $750,000,000 principal amount 2.450% Senior Notes due 2031 issued by Ashtead Capital pursuant to the 2031 Note Indenture.

“2031 Note Documents” - the 2026/2031 Note Indenture, the 2031 Notes and such other documents executed by Obligors in connection therewith.

“2032 Notes” - the $750,000,000 principal amount 5.500% Senior Notes due 2032 issued by Ashtead Capital pursuant to the 2032 Note Indenture.

“2032 Note Documents” - the 2032 Note Indenture, the 2032 Notes and such other documents executed by Obligors in connection therewith.

“2032 Note Indenture” - that certain Indenture dated as of August 11, 2022, by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2032 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2032 Note Trustee” - BNY Mellon Corporate Trustee Services Limited, in its capacity as trustee, The Bank of New York Mellon, London Branch, in its capacity as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, in its capacity as transfer agent and registrar, in each case under the 2032 Note Indenture, and any successor trustee under the 2032 Note Indenture.

“2033-1 Notes” - the $750,000,000 principal amount 5.550% Senior Notes due 2033 issued by Ashtead Capital pursuant to the 2033-1 Note Indenture.

“2033-1 Note Documents” - the 2033-1 Note Indenture, the 2033-1 Notes and such other documents executed by Obligors in connection therewith.

“2033-1 Note Indenture” - that certain Indenture dated as of January 30, 2023, by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2033-1 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2033-1 Note Trustee” - BNY Mellon Corporate Trustee Services Limited, in its capacity as trustee, The Bank of New York Mellon, London Branch, in its capacity as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, in its capacity as transfer agent and registrar, in each case under the 2033-1 Note Indenture, and any successor trustee under the 2033-1 Note Indenture.

“2033-2 Notes” - the $750,000,000 principal amount 5.950% Senior Notes due 2033 issued by Ashtead Capital pursuant to the 2033-2 Note Indenture.

“2033-2 Note Documents” - the 2033-2 Note Indenture, the 2033-2 Notes and such other documents executed by Obligors in connection therewith.

“2033-2 Note Indenture” - that certain Indenture dated as of July 27, 2023, by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2033-2 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2033-2 Note Trustee” - BNY Mellon Corporate Trustee Services Limited, in its capacity as trustee, The Bank of New York Mellon, London Branch, in its capacity as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, in its capacity as transfer agent and registrar, in each case under the 2033-2 Note Indenture, and any successor trustee under the 2033-2 Note Indenture.

“2034 Notes” - the $850,000,000 principal amount 5.800% Senior Notes due 2032 issued by Ashtead Capital pursuant to the 2034 Note Indenture.

“2034 Note Documents” - the 2034 Note Indenture, the 2034 Notes and such other documents executed by Obligors in connection therewith.

“2034 Note Indenture” - that certain Indenture dated as of January 29, 2024, by and among Ashtead Capital, as issuer, Parent and certain of its Subsidiaries, as guarantors, and the 2034 Note Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“2034 Note Trustee” - BNY Mellon Corporate Trustee Services Limited, in its capacity as trustee, The Bank of New York Mellon, London Branch, in its capacity as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, in its capacity as transfer agent and registrar, in each case under the 2034 Note Indenture, and any successor trustee under the 2034 Note Indenture.

“Accepting Lenders” - as defined in Section 1.6.1 of the Agreement. “Accommodation Payment” - as defined in Section 4.16.3 of the Agreement.

“Account Debtor” - any Person who is or may become obligated under or on account of an Account.

“Accounts” - shall have the meaning given to “accounts” in the UCC or the PPSA, as applicable, including, without limitation, all now owned or hereafter acquired accounts and all other rights to payment for Goods sold or rented or for services rendered which are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

“Accounts Formula Amount” - with respect to any Borrower on any date of determination thereof, an amount equal to (i) 85% of the net amount of Eligible Accounts of such Borrower on such date, minus (ii) the Dilution Reserve. As used herein, the phrase “net amount of Eligible Accounts” shall mean the face amount of such Accounts on any date less allowance for any and all returns, rebates, discounts (which may, at any Agent’s option, be calculated on shortest terms offered to the Account Debtor), credits or allowances at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.

“Acquisition” - with respect to any Person, any transaction or series of related transactions for the direct or indirect (whether by purchase, lease, exchange, issuance of Equity Interests or other equity or debt securities, merger, reorganization or any other method) (i) acquisition by such Person of any other Person, which Person shall then become consolidated with the acquiring Person in accordance with GAAP, or

(ii) acquisition by such Person of all or any substantial part of the assets of any other Person or any division or line of business of any other Person.

“Additional Borrower” - any Person who becomes a “Borrower “after the Sixteenth Amendment Effective Date.

“Additional Documents” - as defined in Section 6.5 of the Agreement.

“Adjusted Availability Amount” - as of any date of determination, Borrowers’ Excess Availability as of such date, plus any UK Public Acquisition Availability Amount then in effect, if any.

“Adjusted Net Earnings” - with respect to any fiscal period, means the net earnings (or loss) for such fiscal period of Parent, on a Consolidated basis, all as reflected on the financial statement of Parent supplied to Administrative Agent pursuant to Section 9.1.3 of the Agreement, but excluding to the extent included in the calculation of such net earnings (or loss): (i) any gain or loss arising outside of the ordinary course of business from the sale of fixed assets other than Rental Equipment; (ii) any gain or loss arising outside of the ordinary course of business from any adjustments to the value of fixed assets during such period; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by Parent or its Subsidiaries, realized by such Person prior to the date of such acquisition; (v) net earnings of any entity (other than a Subsidiary of Parent) in which Parent has an ownership interest unless such net earnings have actually been received by Parent in the form of cash Distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of Distributions to Parent other than due to restrictions in (A) the Existing Note Documents or (B) documents governing Debt permitted under Section 9.2.3(xi); (vii) the earnings of any Person to which any assets of Parent or its Subsidiaries shall have been sold, transferred or disposed of, or into which Parent or its Subsidiaries shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain or loss arising from the acquisition of any securities of Parent (including securities acquired through Parent’s Employee Share Ownership Trust in connection with executive compensation programs); and (ix) any gain or loss arising from extraordinary, exceptional or non-recurring items, all as identified in the financial statements of Parent prepared in accordance with GAAP.

“Administrative Agent” - as defined in the preamble to the Agreement and shall include the Canadian Bank for the purposes of making Settlement Loans and Loans to the Canadian Borrowers.

“Administrative Agent Indemnitees” - Administrative Agent, in its capacity as administrative agent for the Lenders under the Loan Documents, its Affiliates and all of Administrative Agent’s and its Affiliates’ present and future officers, directors, employees, agents and attorneys.

“Administrative Agent’s Liens” - Liens granted to Administrative Agent pursuant to the Agreement or the Security Documents.

“Affected Class” - as defined in Section 1.6.1 of the Agreement.

“Affected Financial Institution” - (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” - a Person whether or not existing on the Sixteenth Amendment Effective Date: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 25% or more of the Voting Stock of a Person; or (iii) 25% or more of the Voting Stock of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Voting Stock, by contract or otherwise.

“Agent Advance” - as defined in Section 1.1.2 of the Agreement.

“Agent Indemnitees” - collectively, Administrative Agent Indemnitees and Collateral Agent Indemnitees.

“Agents” - collectively, Administrative Agent and Collateral Agent.

“Aggregate Borrowing Base” - on any date of determination thereof, an amount equal to the lesser of: (i) the aggregate amount of the Revolver Commitments on such date, minus LC Outstandings on such date, minus Reported Settlement Loans on such date, or (ii) an amount equal to (a) the sum of (1) the US Borrowing Base (calculated without giving effect to the Utilized US/Canadian Availability in clause (v) of the US Borrowing Base or Utilized US/UK Availability in clause (vi) of the US Borrowing Base), plus (2) the UK Borrowing Base (calculated without giving effect to the Unutilized US Limit in clause (d) of the UK Borrowing Base), plus (3) the Canadian Borrowing Base (calculated without giving effect to the Unutilized US Limit in clause (d) of the Canadian Borrowing Base), minus (b) the sum of (1) the Availability Reserve on such date (without duplication of (x) any Canadian Reserves imposed with respect to the Canadian Borrowing Base or (y) any Loans outstanding to the German Borrowers deducted under the UK Borrowing Base) and (2) the outstanding principal amount of the Term Loan, if any, made pursuant to Section 1.5. The Aggregate Borrowing Base at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 7.6 of the Agreement (except with respect to Settlement Loans and Letters of Credit which shall be determined as of such date of determination) absent any error in such Borrowing Base Certificate or any changes in reserves or other adjustments to the Aggregate Borrowing Base made pursuant to the Agreement after the date of delivery of such Borrowing Base Certificate. Notwithstanding anything to the contrary contained herein, the Aggregate Borrowing Base, the US Borrowing Base, the Canadian Borrowing Base and the UK Borrowing Base, as applicable, shall not include any Securitization Asset.

“Agreement” - the Loan and Security Agreement (as at any time amended, restated, supplemented or otherwise modified from time to time) referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A.

“AHL” - as defined in the preamble to the Agreement.

“Anti-Terrorism Laws” - collectively, any law, regulation or order relating to terrorism, national security, United States or Canadian embargoes or other sanctions, or money laundering, including, without limitation, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), Executive Order No. 13224, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the USA Patriot Act, and any rules and regulations promulgated pursuant to or under the authority of any of the foregoing in any relevant jurisdiction (including, without limitation, the rules and regulations promulgated or administered by OFAC).

“Applicable Borrowing Base” - the US Borrowing Base, the UK Borrowing Base or the Canadian Borrowing Base, as the context may require.

“Applicable Designee” - any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of Administrative Agent (which such consent shall not be unreasonably withheld) to fund (a) any Loans or Letters of Credit to any UK Borrower, (b) any Loans or Letters of Credit to any Canadian Borrower and (c) any Loans denominated in Pounds Sterling to any US Borrower. As of the Ninth Amendment Effective Date, the Applicable Designees of each Lender are set forth on Schedule A-2 (which schedule may be updated from time to time upon written notice by any Lender to Administrative Agent and the Borrower Representative). For all purposes of the Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender’s rights and obligations with respect to its Revolver Commitment and the Obligors, the other Lenders and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Agreement and the other Loan Documents, except as otherwise expressly provided in the Agreement.

“Applicable Law” - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations and legally enforceable orders of governmental bodies; and legally enforceable orders, judgments and decrees of all courts and arbitrators.

“Applicable Lending Office” - with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Loan denominated in Dollars and such Lender’s Offshore Lending Office in the case of a Loan denominated in Pounds Sterling or Canadian Dollars.

“Applicable Margin” - a percentage equal to, for all Initial Revolver Loans, (a) 0.25% with respect to Initial Revolver Loans denominated in Dollars that are Base Rate Loans and (b) 1.25% with respect to (1) Initial Revolver Loans denominated in Pounds Sterling, (2) Initial Revolver Loans that are Term SOFR Loans, (3) Initial Revolver Loans that are Daily Simple SOFR Loans, (4) Initial Revolver Loans denominated in Canadian Dollars that are Term CORRA Loans and (5) LC Facility Fees payable to Initial Revolver Lenders, provided that, after the Sixteenth Amendment Effective Date, the Applicable Margin for Initial Revolver Loans shall be increased or (if no Default or Event of Default exists) decreased, based upon the Borrowers’ average Availability expressed as a percentage of the Borrowing Base Formula Amount for the previous calendar quarter as follows:

Level	Average Availability expressed as a percentage of the Borrowing Base Formula Amount	Applicable Margin for
Initial Revolver Loans that
are denominated in Pounds
Sterling, Initial Revolver
Loans that are Term SOFR
Loans, Initial Revolver
Loans that are Daily
Simple SOFR Loans,
Initial Revolver Loans that
are Term CORRA Loans,
		and LC Facility Fees	Applicable Margin for Initial Revolver Loans denominated in Dollars that are Base Rate Loans and Initial Revolver Loans denominated in Canadian Dollars that are Canadian Prime Rate Loans
I	≥ 50%	1.25%	0.25%
II	< 50%	1.375%	0.375%

The Applicable Margin shall thereafter be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to Borrowers’ average Availability (expressed as a percentage of the Borrowing Base Formula Amount) for the most recent calendar quarter ended immediately preceding the first day of a calendar quarter, and shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such calendar quarter.

With respect to the fee required to be paid pursuant to Section 2.2.2, the Applicable Margin shall be 0.25% as of the Sixteenth Amendment Effective Date and at all times thereafter with respect to all other Revolver Loans.

“Applicable Percentage” - for any Lender, as applicable, with respect to any Initial Revolver Commitment, a fraction the numerator of which is such Lender’s Initial Revolver Commitment and the denominator of which is the aggregate Initial Revolver Commitment of all Initial Revolver Lenders.

“Applicable Settlement Lender” - (i) Bank of America (or the Canadian Bank with regards to Loans to Canadian Borrowers) with respect to Dollar and Canadian Dollar Settlement Loans, (ii) Lloyds with respect to Pounds Sterling and Euro Settlement Loans

(other than German Settlement Loans) and (iii) at any time after the German Borrower Joinder Date, the German Settlement Lender with respect to German Settlement Loans.

“Approved Fund” - any Person (other than a natural person) that (i) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, (ii) has the ability to fund revolving bank loans (including the Loans) in the ordinary course of its business on the terms and conditions set forth in the Loan Documents to the extent it is purchasing a Revolver Commitment, and (iii) is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ashtead Capital” - Ashtead Capital, Inc., a Delaware corporation.

“Assignee” - as defined in Section 13.2.1 of the Agreement.

“Assignment and Acceptance” - an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Administrative Agent, in the form of Exhibit E to the Agreement.

“Attorney” - as defined in Section 12.20 of the Agreement.

“Availability” - on any date, an amount equal to the difference derived when the sum of the principal amount of Revolver Loans then outstanding is subtracted from the Aggregate Borrowing Base on such date. If the amount outstanding is equal to or greater than the Aggregate Borrowing Base, Availability is zero.

“Availability Reserve” - on any date of determination thereof, an amount equal to the sum of the following (without duplication) and only to the extent not previously deducted by any Borrower in determining the Aggregate Borrowing Base: (i) a reserve for general inventory shrinkage, whether as a result of theft or otherwise, that is determined by Agents from time to time in their reasonable credit judgment based upon Borrowers’ historical losses due to such shrinkage; (ii) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Administrative Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (iii) the LC Reserve; (iv) the aggregate amount of reserves established by Administrative Agent in an amount up to the Reported Obligations; (v) all customer deposits or other prepayments held by a Borrower excluding those relating to cash sale transactions; (vi) the principal amount of all Reported Settlement Loans as of any date; (vii) a reserve for all sales taxes that may be included in the face amount of Eligible Accounts solely to the extent that such sales taxes, if unpaid, would result in a lien with priority equal to or above Administrative Agent’s Lien under Applicable Law or to the extent Administrative Agent is subject to a trust under Applicable Law; (viii) a reserve for amounts redeemable under Borrowers’ Loyalty Plus Program; and (ix) such additional reserves, in such amounts and with respect to such facts, circumstances and conditions first arising or first discovered by any Agent after the Sixteenth Amendment Effective Date and affecting the value of or access to the Collateral or the enforceability or priority of Administrative Agent’s Lien thereon, as any Agent in its commercially reasonable credit judgment determined on a basis consistent with its credit procedures for lending purposes (or in any Agent’s sole and absolute discretion if an Event of Default then exists), may elect to impose from time to time, upon 5 Business Days’ prior written notice to, and consultation with Borrowers (to the extent practical under the circumstances if no Event of Default then exists).

“Average Initial Revolver Loan Balance” - the amount obtained by adding the aggregate of the unpaid balance of Initial Revolver Loans, Reported Settlement Loans and LC Outstandings at the end of each day for the period in question and by dividing such sum by the number of days in such period.

“Bail-In Action” - the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” - (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” - (i) Bank of America or any of its Affiliates or branches, in its capacity as issuer of a Letter of Credit, or (ii) any other Lender that agrees to issue a Letter of Credit hereunder from time to time at the request of Borrower Representative, in its capacity as issuer of a Letter of Credit.

“Bank Indemnitees” - any Bank or any of its Affiliates or branches in its capacity as issuer of a Letter of Credit under the Agreement and all of its or its Affiliates’ and branches’ present and future officers, directors, employees, attorneys and agents.

“Bank Levy” - the bank levy as set out in the Finance Act 2011 of the United Kingdom as in force (other than with respect to rates) and any similar tax or levy in any other jurisdiction.

“Bank of America” - Bank of America, N.A.

“Bankruptcy Code” - Title 11 of the United States Code and/or any equivalent bankruptcy or insolvency statutes of the United Kingdom.

“Base Rate” - at any date of determination, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to: (i) with respect to Obligations of Borrowers (other than Canadian Borrowers) denominated in Dollars, the highest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus

0.50%; or (c) Term SOFR for a one month interest period as of such day, plus 1.0%; (ii) with respect to Obligations of Canadian Borrowers denominated in Dollars, the highest of (a) the per annum rate of interest designated by Canadian Bank from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) 0.50% per annum above the Federal Funds Rate and (c) 1.00% per annum above Term SOFR (based on a one month Interest Period); (iii) with respect to Settlement Loans denominated in Pounds Sterling or Euros, the rate of interest in effect for such day as publicly announced from time to time by Lloyds based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing its “prime rate” or “base rate” loans, which may be priced at, above, or below such announced rate and (iv) with respect to all other Obligations denominated in Pounds Sterling, the rate of interest in effect for such day as publicly announced from time to time by Bank of America acting through its London Branch based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate (the “UK Base Rate”); provided, that in no event shall the Base Rate be less than zero. Each change in the Base Rate shall take effect automatically as of the opening of business on the effective date of the change in the applicable rate described above. Bank of America may make loans or other extensions of credit at, above or below its announced prime or base rate. If the prime or base rate is discontinued by Bank of America as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate. Notwithstanding anything to the contrary contained herein, the Applicable Settlement Lender and the Borrower Representative shall be permitted to agree on an alternative definition of Base Rate with respect to the Settlement Loans of such Applicable Settlement Lender.

“Base Rate Loan” - a Dollar Loan, or portion thereof, and any Settlement Loan, in each case during any period in which such Loan bears interest at a rate based upon the Base Rate.

“Benchmark” - initially, Term SOFR; provided, that if a replacement of the Benchmark has occurred pursuant to Section 1.8.1, then “Benchmark” means the applicable Successor Rate to the extent that such Successor Rate has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement Conforming Changes” - with respect to any Successor Rate, any technical, administrative or operational changes (including changes to the definitions of Base Rate, US Government Securities Business Day, Business Day or Interest Period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Successor Rate exists, in such other manner of administration as Administrative Agent reasonably decides is necessary in connection with administration of this Agreement and the other Loan Documents).

“Benefit Plan” - any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Certification” - a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” - 31 C.F.R. § 1010.230.

“BIA” - the Bankruptcy and Insolvency Act (Canada) and the regulations promulgated thereunder.

“Board of Governors” - the Board of Governors of the Federal Reserve System.

“Borrower” and “Borrowers” - as defined in the preamble to the Agreement; provided that, (i) for purposes of giving notices or other information to any Borrower or to the Borrowers, such terms shall include the Borrower Representative, and (ii) such terms shall also include any person becoming a Borrower after the Closing Date in accordance with Section 9.1.9 of the Agreement.

“Borrower Representative” - prior to the designation of New Parent as a successor “Borrower Representative” pursuant to Section 3.4.2 of the Agreement, Existing Parent, and thereafter, New Parent.

“Borrowing” - a borrowing consisting of Loans of one Type made on the same day by Lenders (or by the Applicable Settlement Lender in the case of a Borrowing funded by Settlement Loans) or a conversion of a Loan or Loans of one Type from Lenders on the same day.

“Borrowing Base Certificate” - a certificate, in substantially the form of Exhibit K to the Agreement and delivered in accordance with Sections 7.3.3 and 7.6 of the Agreement (as applicable), by which Borrower Representative shall certify to Agents and Revolver Lenders, the amount of the US Borrowing Base, UK Borrowing Base, Canadian Borrowing Base and Aggregate Borrowing Base as of the date of the certificate and the calculation of such amount (using currency exchange rates in effect as of the last calendar day of the period for which such certificate is delivered).

“Borrowing Base Formula Amount” - on any date of determination thereof, an amount equal to the lesser of: (i) the aggregate amount of the Revolver Commitments on such date, or (ii) an amount equal to (a) the sum of (1) the US Borrowing Base, plus (2) the UK Borrowing Base (calculated without giving effect to the Unutilized US Limit in clause (d) of UK Borrowing Base), plus (3) the Canadian Borrowing Base (calculated without giving effect to the Unutilized US Limit in clause (d) of Canadian Borrowing Base), minus (b) the Availability Reserve on such date (without duplication for any Canadian Reserves imposed with respect to the Canadian Borrowing Base). The Borrowing Base Formula Amount at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 7.6 of the Agreement absent any error in such Borrowing Base Certificate or any changes in reserves or other adjustments to the Borrowing Base Formula Amount made pursuant to the Agreement after the date of delivery of such Borrowing Base Certificate.

“Business Day” - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York, the State of Georgia, the State of North Carolina, Toronto, Canada or London, England or is a day on which banking institutions located in such state or city are closed; provided, however, that when used with reference to a Pounds Sterling Loan, a Term SOFR Loan or a Daily Simple SOFR Loan (including the making, continuing, prepaying or repaying of any Term SOFR Loan or Daily Simple SOFR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar or Pounds Sterling deposits on the London interbank market; provided, further, that when used with reference to a Canadian Prime Rate Loan or a Term CORRA Loan (including the making, continuing, prepaying or repaying of any Term CORRA Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollar deposits on the Toronto interbank market; provided, further, if such day relates to any interest rate settings as to an Settlement Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Settlement Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Settlement Loan, means a Business Day that is also a TARGET Day.

“Canadian Bank” - Bank of America, N.A. (acting through its Canada branch), or any successor entity thereto.

“Canadian Borrower” or “Canadian Borrowers” - Sunbelt Rentals of Canada Inc., William F. White International Inc. and any other Restricted Subsidiary which is organized under the laws of Canada or any province or territory thereof which becomes a Borrower pursuant to Section 9.1.9.

“Canadian Borrower Joinder Date” - the date on which all conditions set forth in Section 9.1.9 have been satisfied (or waived) as necessary for a Restricted Subsidiary to become a Canadian Borrower, in each case, in form and substance satisfactory to Administrative Agent.

“Canadian Borrowing Base” - with respect to the Canadian Borrowers on any date of determination thereof, an amount equal to (i) the sum of (a) their respective Accounts Formula Amount, plus (b) their respective Merchandise and Consumables Inventory Formula Amount, plus (c) their respective Rental Equipment Formula Amount, plus (d)

any Unutilized US Limit, minus (ii) the Canadian Reserves. For all purposes hereunder, all outstanding Loans and Letters of Credit to the Canadian Borrowers shall be deemed first applied to amounts under clauses (a), (b) and (c) hereof and only applied to amounts under clause (d) after such other amounts have been fully utilized.

“Canadian Dollar Loans” - Loans denominated in Canadian Dollars.

“Canadian Dollars” - lawful money of Canada.

“Canadian Lender” - each Lender that is a Canadian Qualified Lender, unless otherwise permitted in this Agreement, and which has a Commitment or which has any outstanding Canadian Revolver Loans. As of the Sixteenth Amendment Effective Date, all Lenders are Canadian Lenders. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Canadian Lender and shall include references to any Affiliate or branch of any such Lender which is acting as a Canadian Lender.

“Canadian Obligors” - any Obligor organized under the laws of Canada or any province or territory thereof.

“Canadian Participation” - as defined in Section 2.13.1 of the Agreement.

“Canadian Participation Fee” - as defined in Section 2.13.6 of the Agreement.

“Canadian Participation Settlement” - as defined in Section 2.13.2(i) of the Agreement.

“Canadian Participation Settlement Amount” - as defined in Section 2.13.2(ii) of the Agreement.

“Canadian Participation Settlement Date” - as defined in Section 2.13.2(i) of the Agreement.

“Canadian Participation Settlement Period” - as defined in Section 2.13.2(i) of the Agreement.

“Canadian Pension Plan” - any benefit plan or pension plan applicable solely to employees or former employees of any of the Canadian Obligors.

“Canadian Prime Rate” - on any day, the greater of (i) the per annum rate of interest designated by Canadian Bank from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (ii) the Term CORRA Rate for a one (1) month term that is two (2) Business Days prior to such date plus 1⁄2 of 1% per annum plus the Term CORRA Adjustment or (iii) 1.00%. Any change in the prime rate for loans made in Canadian Dollars announced by the Canadian Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on such prime rate hereunder shall be adjusted simultaneously with any change in such prime rate.

“Canadian Prime Rate Loan” - Loans made in Canadian Dollars that accrue interest at the Canadian Prime Rate.

“Canadian Qualified Lender” - a financial institution that is not prohibited by Applicable Law, including under the Bank Act (Canada), from having a Commitment or making any Loans to the Canadian Borrowers hereunder, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Canadian Tax Act, that financial institution deals at arm’s length with each Canadian Obligor for purposes of the Canadian Tax Act.

“Canadian Reserves” - reserves established in the reasonable credit judgment of Administrative Agent for amounts secured by any Liens, choate or inchoate or any deemed trusts arising under Applicable Law, which rank or are capable of ranking in priority to Administrative Agent’s Liens, including, without limitation, in the reasonable credit judgment of Administrative Agent, any such amounts due and not paid for vacation pay, wages (including any amounts protected by the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Canadian Tax Act, amounts currently or past due and not paid for realty, municipal or similar Taxes (to the extent impacting personal or moveable property), amounts for goods and services taxes, sales taxes and harmonized sales taxes, the amount of any unfunded pension liability under any Canadian Pension Plan that is a defined benefit plan and all amounts currently or past due and not contributed, remitted or paid under the Canada Pension Plan, a Canadian Pension Plan, the PBA or any similar legislation.

“Canadian Revolver Loans” - any Initial Revolver Loan made to the Canadian Borrowers.

“Canadian Security Documents” - collectively, each security agreement, pledge agreement, deed of hypothec, debenture, bond, guarantee or other agreement that is entered into by any Canadian Obligor or any Person who is the holder of Equity Interests of any Canadian Obligor in favor of Administrative Agent, and any other guarantee, security agreement, pledge agreement, deposit account control agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Canada (or any province or territory thereof), guaranteeing and securing the Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Sublimit” - an amount equal to $1,000,000,000.

“Canadian Tax Act” - the Income Tax Act (Canada), together with the regulations promulgated thereunder.

“Capital Expenditures” - expenditures (whether or not made during any fiscal period) made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, but excluding any fixed assets acquired in a Permitted Acquisition.

“Capitalized Lease Obligation” - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, without giving effect to the impact of IFRS 16, Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) or any other change in accounting for leases to the extent the adoption of such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018.

“Cash Collateral” - cash or, to the extent approved by Administrative Agent, Cash Equivalents, and any interest earned thereon, that is deposited with Administrative Agent in accordance with the Agreement as security for the Obligations.

“Cash Collateral Accounts” - demand deposit, money market or other accounts established by Administrative Agent at such financial institutions as Administrative Agent may select in its discretion, which accounts shall be in Administrative Agent’s name and subject to Administrative Agent’s Liens. It is hereby understood that Administrative Agent shall maintain one such Cash Collateral Account for deposits of Dollars with respect to Letters of Credit denominated in Dollars, a separate Cash Collateral Account for deposits of Pounds Sterling with respect to Letters of Credit denominated in Pounds Sterling and a separate Cash Collateral Account for deposits of Canadian Dollars with respect to Letters of Credit denominated in Canadian Dollars.

“Cash Equivalents” - (i) marketable obligations or securities issued or fully guaranteed or insured by the United States of America, Canada or any province or territory thereof, the United Kingdom or any member state of the European Economic Area or the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America, Canada (or any such province or territory), the United Kingdom or such member state is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, and with respect to such obligations or securities not issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom or any agency or instrumentality thereof, rated at least A (or the equivalent thereof) or better by S&P, A3 (or the equivalent thereof) or better by Moody’s or A (or the equivalent thereof) or better by Fitch, or, if no such rating is available in respect to such marketable obligations or securities, the issuer of such obligation or security has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating, (ii) Dollar, Canadian Dollar, Pounds Sterling or Euro denominated time and demand deposit, certificates of deposit, bankers’ acceptances and overnight bank deposits of (a) any Lender, (b) any commercial bank having capital and surplus in excess of $500,000,000 (or the Equivalent Amount in Canadian Dollars, Pounds Sterling or Euros, as applicable) or (c) any bank whose rating for its long term unsecured and non-credit enhanced debt obligations is, at the time of acquisition, at least AA (or the equivalent thereof) from S&P, Aa3 (or the equivalent thereof) from Moody’s or AA (or the equivalent thereof) from Fitch (any such bank being an “Approved Bank”), in each case with maturities of not more than 12 months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate notes issued by, any issuer incorporated in the United States of America, Canada, the United Kingdom or any member state of the European Economic Area or the European Union rated, at the time of the acquisition, at least A-1 (or the equivalent thereof) or better by S&P, P-1 (or the equivalent thereof) or better by Moody’s or F1 (or the equivalent thereof) or better by Fitch, or, if no such rating is available in respect of such commercial paper or notes, the issuer of which has, in respect of its long term unsecured and non-credit enhanced debt obligations, an equivalent rating and maturing within 12 months of the date of acquisition, (iv) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 (or the Equivalent Amount in Canadian Dollars, Pounds Sterling or Euros) for direct obligations issued by or fully guaranteed by the United States of America, Canada or the United Kingdom in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (v) investments, classified in accordance with GAAP as current assets, in money market investment programs which are administered by reputable financial institutions having capital of at least $500,000,000 (or the Equivalent Amount in Canadian Dollars, Pounds Sterling or Dollars) and which have a rating of at least A-1 (or the equivalent thereof) or better from S&P, P-1 (or the equivalent thereof) or better by Moody’s or F1 (or the equivalent thereof) or better by Fitch, or the portfolios of which are limited to investments of the character described in the foregoing clauses (i) through (iv) and clause (vi) to (ix), (vi) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Approved Bank (or their dematerialized equivalent), (vii) any investment in money market funds which (a) have a credit rating, at the time of acquisition, of A-1 (or the equivalent thereof) or better by S&P, F1 (or the equivalent thereof) or better by Fitch or P-1 (or the equivalent thereof) or better by Moody’s, (b) which invest substantially all their assets in securities of the types described in clauses (i) to (vi) above and (viii) and (ix) below and (c) can be turned into cash on not more than 30 days’ notice, (viii) any other debt security approved by the Required Lenders, and (ix) securities with maturities of 1 year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Canada or any province or territory thereof or the United Kingdom, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of the acquisition thereof at least A-1 (or the equivalent thereof) or better by S&P, P-1 (or the equivalent thereof) or better by Moody’s or F1 (or the equivalent thereof) or better by Fitch, or carrying an equivalent rating by an internationally recognized rating agency.

“Cash Management Agreements” - any agreement entered into from time to time between a Borrower or any of its Subsidiaries (or the LKE Qualified Intermediary with respect to a LKE Joint Account), on the one hand, and a Lender or any of its Affiliates, on the other, in connection with (a) cash management services for operating, collections, payroll and trust accounts of such Borrower or its Subsidiaries provided by such banking or financial institution, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services, wire transfer services or (b) any credit card program maintained by any Lender or its Affiliates on behalf of any Borrower or its Subsidiaries.

“CCAA” - the Companies’ Creditors Arrangement Act (Canada) and the regulations promulgated thereunder.

“Central Provision” - with respect to Rental Equipment, an accounting reserve set forth in Parent’s consolidated accounts for volume rebates offered by Vendors, which reserve shall not exceed $5,000,000 and shall be amortized in accordance with GAAP.

“CERCLA” - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations.

“Change of Control” - the occurrence of any of the following events after the date of the Agreement: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 49.9% of the voting power of Parent’s outstanding Voting Stock, other than in connection with any transaction or series of related transactions in which Parent shall become a direct or indirect wholly owned subsidiary of a Parent Entity so long as no person or group, as noted above, holds more than 49.9% of the voting power of the outstanding Voting Stock of such Parent Entity, (ii) Parent ceases to own and control, directly or indirectly, all of the economic rights and Voting Power associated with all of the Voting Stock of Borrowers (except to the extent a Borrower is sold or merged or amalgamated in a transaction permitted by Section 9.2.1) and provided, however, Parent shall be permitted to own less than 100% of the Voting Stock of a UK Public Acquisition Target or a Restricted Subsidiary that becomes a Borrower pursuant to Section 9.1.9 of the Agreement, in each case, subject to the terms of the Agreement), or (iii) any “change of control” shall occur under any agreement, document or instrument to which Parent or a Restricted Subsidiary is a party or by which Parent or such Restricted Subsidiary or any of their respective Properties is bound, creating or relating to any Debt (other than the Obligations, but including, without limitation, the Existing Note Documents) in excess of the greater of (i) 2.0% of Consolidated Tangible Assets or (ii) $380,000,000.

“Chattel Paper” - shall have the meaning given to “chattel paper” in the UCC, or, with respect to any chattel paper of any Canadian Obligor, the PPSA, including, without limitation, tangible chattel paper and electronic chattel paper.

“Claims” - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Loan Documents, any Applicable Law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by a Person and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto.

“Class” - when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolver Loans, Revolver Loans subject to the same Loan Modification Offer, Loans advanced under the same Refinancing Revolver Commitments, Settlement Loans, Agent Advances or Term Loan or Refinancing Term Loan.

“Closing Date” - August 31, 2006.

“CME” - CME Group Benchmark Administration Limited.

“Collateral” - all of the Property and interests in Property described in Section 6 of the Agreement, all Property described in any of the Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

“Collateral Agent” - as defined in the preamble to the Agreement.

“Collateral Agent Indemnitees” - Collateral Agent, in its capacity as collateral agent for the Lenders under the Loan Documents, its Affiliates, and all of Collateral Agent’s and its Affiliates’ present and future officers, directors, employees, agents and attorneys.

“Collections Report” - as defined in Section 7.2.1 of the Agreement.

“Commercial Tort Claims” - shall have the meaning given to “commercial tort claims” in the UCC.

“Commitments” - the Revolver Commitment and any term loan commitment provided pursuant to Section 1.5 of the Agreement, or if any portion of the term loan commitment has been funded to Borrowers, without duplication of the corresponding term loan commitment, any outstanding Term Loans, as of such date of determination.

“Commitment Increase” - as defined in Section 1.5.1 of the Agreement.

“Commitment Increase/Term Loan Cap” - as defined in Section 1.5.1 of the Agreement.

“Commitment Termination Date” - the date that is the earliest to occur of (i) the last day of the Original Initial Revolver Term; (ii) the date on which either a Borrower or Administrative Agent terminates the Initial Revolver Commitment pursuant to Section 5.2 of the Agreement; or (iii) the date on which the Initial Revolver Commitment is terminated pursuant to Section 11.2 of the Agreement.

“Commodity Contract” - any commodity contract, futures contract or other similar agreements and arrangements at any time entered into by a Borrower with any Lender or one of its Affiliates that is designed to protect such Borrower against fluctuations in commodity prices.

“Commodity Exchange Act” - the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” - a Compliance Certificate to be provided by Borrowers to Administrative Agent in accordance with, and in the form annexed as Exhibit C to, the Agreement, and the supporting schedules to be annexed thereto.

“Computation Date” - the date on which the Equivalent Amount of any currency is determined.

“Consolidated” - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Consolidated EBITDA” - at any date, on a Consolidated basis, a sum equal to (i) Parent’s Adjusted Net Earnings (excluding any Adjusted Net Earnings attributable to any Unrestricted Subsidiaries), plus (ii) to the extent deducted in the determination of Adjusted Net Earnings (excluding any Adjusted Net Earnings attributable to any Unrestricted Subsidiaries) for that fiscal period, net interest expense (referred to as “net financing costs” and/or “interest expense” less “investment income” on Parent’s financial statements) and all Federal, state, local and foreign income taxes, depreciation and amortization.

“Consolidated Tangible Assets” - for any Person, the total assets of such Person and its Subsidiaries (excluding any Unrestricted Subsidiaries) less goodwill, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries (excluding any Unrestricted Subsidiaries) prepared in accordance with GAAP.

“Contingent Obligation” - with respect to any Person, without duplication, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d)

otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that “Contingent Obligation” shall not include any warranties, indemnities, reimbursement obligations or similar obligations or liabilities extended in the ordinary course of business and not in connection with Money Borrowed or the guaranty thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto, as determined by such Person in good faith.

“Contract Affiliate” - as defined in Section 11.4 of the Agreement.

“Contributing Borrower” - as defined in Section 4.16.3 of the Agreement.

“Control” or “controlled by” or “under common control” - possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of Voting Stock, by contract or otherwise, but not solely by being an officer or director of that Person); provided, however, that in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the Equity Interests having ordinary Voting Power with respect to a corporation shall be conclusively presumed to control such corporation.

“Cost” - in respect of the cost of acquisition by a Borrower of any Rental Equipment or Equipment, the net cost of such Rental Equipment or Equipment to such Borrower after all cash and other discounts, premiums, rebates, advertising and other allowances and all other discounts or other allowances, in each case, such Borrower has taken against the purchase price for such Rental Equipment or such Equipment, as applicable, but including the cost of shipping such Rental Equipment or such Equipment to the initial place of business of the applicable Borrower at which it is to be held, together with any applicable duties, taxes or similar charges.

“Co-Syndication Agents” - as used in the cover page to the Agreement, solely in such capacity and not in its capacity as a Lender hereunder.

“CORRA” - the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Currency Contract” - any forward contract, futures contract, foreign exchange contract, currency swap agreement and other similar agreements and arrangements at any time entered into by a Borrower with any Lender or one of its Affiliates or branches that is designed to protect such Borrower against fluctuations in foreign exchange rates.

“Current Assets” - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

“Current Exposure” - at any date, with respect to any Commodity Contract, Interest Rate Contract or Currency Contract, the mid-market “Settlement Amount” or any equivalent term (as defined in the applicable ISDA Master Agreement or any other similar agreement governing such Commodity Contract, Interest Rate Contract or Currency Contract) that represents the net amount that would be payable by an Obligor under such Commodity Contract, Interest Rate Contract or Currency Contract if an “Early Termination Date” or any equivalent term (as defined in the applicable ISDA Master Agreement or any other similar agreement governing such Commodity Contract, Interest Rate Contract or Currency Contract) were to occur on such date.

“Custodian” - as defined in Section 12.20 of the Agreement.

“CTA” - the Corporation Tax Act 2009.

“Daily Simple SOFR” - with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent) determined on the second US Government Securities Business Days preceding such date plus the SOFR Adjustment; provided that, if such determination date is not a US Government Securities Business Day then the foregoing shall refer to the secured overnight financing rate on the first US Government Securities Business Day immediately prior thereto; provided further that, in no event shall Daily Simple SOFR be less than zero. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice.

“Daily Simple SOFR Loan” - a Loan that bears interest based on Daily Simple SOFR.

“Debt” - as applied to a Person means, without duplication: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person to the extent of the value of such Property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, including without limitation intercompany items, of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person (other than trade debt and accounts payable incurred in the ordinary course of business and not past due by more than 90 days), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Contingent Obligations of such Person with respect to indebtedness of another Person, (vii) all obligations under Capitalized Lease Obligations of such Person, (viii) the maximum available amount of all performance and standby letters of credit issued, bankers’ acceptances facilities, similar credit transaction created for the account of such Person and (without duplication), all drafts drawn thereunder (to the extent unreimbursed), (ix) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of the Equity Interests of such Person and (x) all obligations of such person under any Qualified Securitization Transaction. The Debt of a Person shall (x) for the avoidance of doubt, exclude obligations or liabilities of such Person under operating leases and (y) include any recourse Debt of any partnership or joint venture (net of the Property of such partnership or joint venture) in which such Person is a general partner or joint venturer.

“Default” - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” - a fluctuating per annum interest rate at all times equal to the sum of (i) the otherwise applicable interest rate plus (ii) 2% per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable interest rate. In addition, the Default Rate shall result in an increase in the LC Facility Fees payable pursuant to Section 2.2.3(ii) of the Agreement by 2 percentage points per annum.

“Delaware LLC” - any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” - the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account Control Agreement” - (i) with respect to any Deposit Account other than a LKE Joint Account or a Securitization Deposit Account, any deposit account control agreement among Borrowers, the applicable financial institution(s) and Administrative Agent, as secured party and (ii) with respect to any LKE Joint Account, instruction orders or other letter agreements executed by the LKE Qualified Intermediary and Sunbelt (which may be provided under separate instruction documents) instructing the appropriate financial institution(s) to transfer funds from the LKE Joint Accounts to Administrative Agent in accordance with Section 6.2 for payment of the Obligations (which shall be applied in accordance with Section 4.2).

“Deposit Accounts” - shall have the meaning given to “deposit accounts” in the UCC, including, without limitation, all of a Person’s demand, time, savings, passbook or other depository accounts, and all certificates of deposit not evidenced by an Instrument, maintained by such Person with any bank, savings and loan association, credit union or other institution engaged in the business of banking.

“Designated Account” - as defined in Section 3.1.4 of the Agreement.

“Designated Non-cash Consideration” - the fair market value of non-cash consideration received by Parent or one of its Restricted Subsidiaries in connection with a disposition as determined in good faith by Parent.

“Dilution” - as of any date of determination, a percentage, based upon the experience of the immediately prior 360 consecutive days, that is the result of dividing the Dollar, Pounds Sterling or Canadian Dollar amount, as applicable, of (i) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to

Borrowers’ Accounts during such period except to the extent any amount credited is reinvoiced to another Account Debtor, by (ii) Borrowers’ billings with respect to Accounts during such period, in each case, measured treating any applicable Taxes on a consistent basis.

“Dilution Reserve” - as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Direction” - as defined in Section 4.11.3(i)(b)(2) of the Agreement.

“Distribution” - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity unless made contemporaneously from the Net Proceeds of the sale of Equity Interests.

“Document” - shall have the meaning given to “document” in the UCC and, with respect to any document of a Canadian Obligor, all “documents of title” as such term is defined in the PPSA.

“Dollar Loans” - Loans denominated in Dollars.

“Dollar/Canadian Dollar Settlement Date” - as defined in Section 3.1.3(iii)(e) of the Agreement.

“Dollars and the sign $” - lawful money of the United States of America.

“Domestic Lending Office” - with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on Schedule 1 to the Lender Addendum delivered by such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers and Administrative Agent as its “Domestic Lending Office.”

“Domestic Subsidiary” - a Subsidiary of a Borrower (other than a Subsidiary that is a Borrower) that is organized under the laws of a state of the United States or the District of Columbia.

“Dominion Account” - a special account of Borrowers established by Borrowers at a bank selected by Borrowers, but acceptable to Administrative Agent and Lenders in their discretion, and over which (after the occurrence of a Triggering Event and until Administrative Agent issues, or is required to issue, a Triggering Event Termination Notice with respect to any Dominion Account that is not a LKE Joint Account) Administrative Agent shall have sole and exclusive access and control for withdrawal purposes. For the avoidance of doubt, “Dominion Account” shall not include any Securitization Deposit Account.

“Dormant Subsidiary” - each Subsidiary of Parent set forth on Schedule D-1.

“EBITDA” - for any Person, at any date, a sum equal to (i) such Person’s net income, plus (ii) to the extent deducted in the determination of net income for that fiscal period, net interest expense (referred to as “net financing costs” and/or “interest expense” less “investment income” on such Person’s financial statements) and all Federal, state, local and foreign income taxes, depreciation and amortization. For the purpose of this definition, “net income” means, with respect to any fiscal period, the net earnings (or loss) for such fiscal period of such Person, all as reflected on the financial statements of such Person prepared in accordance with GAAP, but excluding to the extent included in the calculation of such net earnings (or loss): (i) any gain or loss arising outside of the ordinary course of business from the sale of fixed assets other than Rental Equipment; (ii) any gain or loss arising outside of the ordinary course of business from any adjustments to the value of fixed assets during such period; (iii) any portion of the net earnings of such Person which for any reason is unavailable for payment of Distributions to Parent other than due to restrictions in (A) the Existing Note Documents, or (B) documents governing Debt permitted under Section 9.2.3(xi); and (iv) any gain or loss arising from extraordinary, exceptional or non-recurring items, all as determined in accordance with GAAP.

“EEA Financial Institution” - (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” - any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” - any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” - an Account which arises in the ordinary course of business of a Borrower’s business from the sale, lease or rental of Goods or the provision of services, is payable in Dollars, Pounds Sterling or Canadian Dollars, and it is at all times subject to Administrative Agent’s duly perfected first priority (other than with respect to the priority of Liens for Taxes described in clause (ii) of Section 9.2.5 of the Agreement) security interest and subject to no other Lien except a Permitted Lien. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale, rental or lease made by a Borrower to a Subsidiary or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower; (ii) it is unpaid for more than 90 days after the original due date; (iii) it is due or unpaid more than 120 days after the original invoice date; (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder due to the failure to satisfy clauses (ii) or (iii) of this definition; (v) the total unpaid Accounts of the Account Debtor exceed 10% of the aggregate amount of all Eligible Accounts but only to the extent of such excess; (vi) the Account Debtor is also a Borrower’s creditor or supplier and is exercising a right of setoff, or the Account Debtor has disputed liability with respect to such Account, or the Account otherwise is or may become subject to any right of setoff, counterclaim, reserve or chargeback, provided that, (a) in each case the Accounts of such Account Debtor shall be ineligible only to the extent of such setoff, disputed liability, claim, counterclaim, disputed amount, reserve or chargeback and (b) the aggregate amount of such setoff, disputed liability, claim, counterclaim, disputed amount, reserve or chargeback shall be reduced by an amount (which shall not exceed $5,000,000 in the aggregate for all Account Debtors), equal to the payables to all of such creditors or suppliers that are included, without duplication, in the calculation of the Vendor Reserve or the Availability Reserve; (vii) an Insolvency Proceeding or other proceeding or action that is reasonably likely to result in any material adverse change in such Account Debtor’s financial condition or the collectibility of the Account has been commenced or is pending by or against the Account Debtor or the Account Debtor has failed, suspended business or ceased to be Solvent; (viii) the Account Debtor has its principal office, assets or place of business outside the United States, the United Kingdom or Canada unless the Account is backed by an irrevocable letter of credit, acceptance terms or guaranty, each in form and substance reasonably satisfactory to Administrative Agent, that is payable in the full amount of the Account in freely convertible Dollars, Pounds Sterling or Canadian Dollars at a place of payment within the United States, the United Kingdom or Canada, as applicable, and, such irrevocable letter of credit, acceptance terms or guaranty is consistent with the ordinary course of business of Borrowers; (ix) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis (other than, for the avoidance of doubt, a rental or lease basis); (x) the Account Debtor is a Governmental Authority or any department, agency or instrumentality thereof, unless such Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Administrative Agent, in a manner reasonably satisfactory to Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. § 3727 and 41 U.S.C. § 15) in the case of a United States federal Governmental Authority, or is a state, county, province or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor (unless such Borrower complies with Applicable Law (including, in the case of Canada, the Financial Administration Act) in a manner so as to negate any such disallowance or restriction or the UCC, PPSA or Applicable Law renders such disallowance or restriction ineffective); (xi) the Account Debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless such Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in such state for the then current year; (xii) the Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as an entity authorized to transact business in such state or has filed all required reports, except to the extent such Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or file reports subsequently and gain access to such courts, without incurring any material cost or penalty, and such later qualification or filing cures any access to such courts to enforce payment of such Account; (xiii) the Account is subject to a Lien other than a Permitted Lien; (xiv) the Goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower or the Account otherwise does not represent a final sale or rental transaction with respect to a specified period of time; (xv) the Account is evidenced by an Instrument of any kind, or has been reduced to judgment; (xvi) the Account represents a retainage; (xvii) the Account is not for a sum certain or is not earned; (xviii) the right to receive payment with respect to such Account is not assignable to Administrative Agent unless Borrowers have obtained the Account Debtor’s consent to such collateral assignment or complied with any conditions to such assignment or the UCC or other Applicable Law renders any applicable restriction on assignment ineffective to prevent the granting of a Lien upon such Account in favor of Administrative Agent); (xix) Borrowers or Agents are aware of any facts, events or occurrences that are reasonably likely to materially impair the validity or enforceability of such Account or materially reduce the amount payable thereunder from the face amount thereof; (xx) a Borrower has made any agreement with the Account Debtor for any compromise or settlement with respect thereto or deduction or rebate therefrom, except for discounts or allowances that are made in the ordinary course of business and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; (xxi) a Borrower has made an agreement with the Account Debtor to extend the time of payment thereof, except for extensions that are made in the ordinary course of business; (xxii) the Account represents a cash sale, (xxiii) the Account does not represent a trade receivable arising in the ordinary course of business; (xxiv) the Account has been sold or transferred, or purported to have been sold or transferred, pursuant to a Qualified Securitization Transaction and not repurchased by, or transferred to, the applicable Borrower; (xxv) an invoice has not been issued to the Account Debtor (unless such Account represents an unbilled account created during the month for which the Applicable Borrowing Base is being calculated and for which the Rental Equipment has not been returned by the Account Debtor so long as an invoice for such Account is issued within 30 days); (xxvi) to the extent such Account is an Account of a UK Borrower, the invoice and other contracts governing such Account are not governed by English law and do not direct remittance thereof to a location of a UK Borrower in England; (xxvii) Administrative Agent has notified Borrower Representative in writing that Agents have determined, in their reasonable credit judgment, that such Account is not acceptable as an Eligible Account; (xxviii) such Account constitutes an LKE Account; or (xxix) to the extent such Account is an Account of a Canadian Borrower, the invoice and other contracts governing such Account are not governed by Canadian law (including any provincial or territorial law) and do not direct the remittance thereof to a location of a Canadian Borrower in Canada or a lockbox account maintained by a Canadian Obligor.

“Eligible Assignee” - a Lender or a United States, Canada or United Kingdom-based Affiliate (other than a natural person) of a Lender; an Approved Fund; a commercial bank organized under the laws of the United States or any state that has total assets in excess of $2 billion (or the foreign currency equivalent thereof) and that is acceptable to Administrative Agent; and any other Person (except a Borrower or a Guarantor, or an Affiliate of either) approved by Administrative Agent (such approval not to be unreasonably withheld); provided, with respect to any prospective Initial Revolver Lender, that such Person is a Canadian Qualified Lender and otherwise has the ability to fund revolving bank loans (including the Loans) in the ordinary course of its business on the terms and conditions set forth in the Loan Documents.

“Eligible Merchandise and Consumables Inventory” - Merchandise and Consumables Inventory of a Borrower. Without limiting the generality of the foregoing, no Merchandise and Consumables Inventory shall be Eligible Merchandise and Consumables Inventory unless: (i) it is owned by a Borrower, such Borrower has good, valid and marketable title thereto and it is not held by such Borrower on consignment or other sale or return terms; (ii) it is not damaged or defective, in each case, in any material respect; (iii) it is not obsolete, unmerchantable or slow moving; (iv) it meets all material standards imposed by any Governmental Authority; (v) it conforms in all material respects to the warranties and representations set forth in the Agreement and is insured in the manner required by the Agreement; (vi) it is at all times subject to Administrative Agent’s duly perfected first priority (other than with respect to the priority of Liens for Taxes and statutory Liens described in clauses (ii) and (iii), respectively, of Section 9.2.5 of the Agreement) security interest and subject to no other Lien except a Permitted Lien; (vii) it is in a Borrower’s possession and control at a location in compliance with the Agreement, is not in transit (except Merchandise and Consumables Inventory in transit from one location of a Borrower to another location of a Borrower) and not outside the continental United States, the United Kingdom or Canada and is not consigned to any Person; (viii) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (ix) it has not been sold or rented and a Borrower has not received any deposit or down payment in respect thereof in anticipation of a sale or rental; and (x) it is not the subject of a store closing, liquidation, going-out-of business or similar sale. In no event shall “Eligible Merchandise and Consumable Inventory” include the following: (a) fuel, (b) extraneous and unboxed Inventory held by a Borrower, (c) Inventory at any location with respect to which the aggregate Net Book Value of Inventory and Equipment at such location is less than $100,000, (d) packaging materials, labels, samples, bags and supplies, or (e) any other Merchandise and Consumable Inventory that Agents have determined, in their reasonable credit judgment and upon notice to Borrower Representative, is not acceptable as Eligible Merchandise and Consumable Inventory.

“Eligible Rental Equipment”- Rental Equipment and Vehicles of a Borrower, provided that no Rental Equipment or Vehicles shall be Eligible Rental Equipment unless: (i) it is owned solely by such Borrower and such Borrower has good, valid and marketable title thereto; (ii) it is at all times subject to Administrative Agent’s duly perfected first priority (other than with respect to the priority of Liens for Taxes and statutory Liens described in clauses (ii) and (iii) of Section 9.2.5 of the Agreement to the extent that the claims secured by such Liens are not delinquent or are being contested in good faith, and other Liens of Vendors for which Vendor Reserves or Availability Reserves, as the case may be, have been established) security interest and subject to no other Lien except a Permitted Lien; (iii) it is in such Borrower’s control (or on lease with a customer in the ordinary course of business) and not located outside the continental United States, the United Kingdom or Canada; (iv) with respect to Rental Equipment, it is not obsolete, unmerchantable or slow moving; (v) it is not damaged or defective, in each case, in any material respect so as to make it not repairable; (vi) it conforms in all respects to the warranties and representations set forth in the Agreement and is insured in the manner required by the Agreement; and (vii) with respect to Rental Equipment, it is available to rent to customers of such Borrower in the ordinary course of business. Notwithstanding the foregoing, “Eligible Rental Equipment” shall not include (a) computer equipment, furniture and fittings, office equipment, workshop equipment and other non-itemized Equipment, (b) Vehicles that constitute cars used by employees in an aggregate amount in excess of $3,000,000, (c) any Rental Equipment or Vehicles of a Borrower that Agents have determined, in their reasonable credit judgment and upon notice to Borrower Representative, is not acceptable as Eligible Rental Equipment or (d) any Rental Equipment that has been sold or transferred, or purported to have been sold or transferred, pursuant to a Qualified Securitization Transactions and not repurchased by, or transferred to, the applicable Borrower.

“Environment” - (i) land, including without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (ii)) and natural and man-made structures; (ii) water, including, without limitation, inland waters, surface waters, ground waters and water in drains and sewers; (iii) air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground; and (iv) any living systems or organisms supported by the media set out in clauses (i) through (iii) above.

“Environmental Agreement” - the agreement regarding environmental matters to be executed by Borrowers in favor of Administrative Agent on or about the Closing Date and by which Borrowers shall, among other things, indemnify Agents and Lenders from liability for any Borrower’s failure to comply with any Environmental Laws.

“Environmental Laws” - all national, federal, state, provincial, municipal and local laws, common law, statutes, rules, regulations, codes, ordinances, programs, permits, orders and consent decrees in the United States, Canada or the United Kingdom and all applicable and legally enforceable European Community laws, directives, directions, regulations, judgments, decrees or orders, the requirements and conditions of Environmental Permits, now or hereafter in effect and relating to human health and safety or the protection or pollution of the environment, including CERCLA.

“Environmental Permits” - any licenses, consents, authorizations, exemptions or other permits issued by any Governmental Authority under any Environmental Law that are required for the use of the Properties of any Obligor or for the operation of its business.

“Environmental Release” - a release as defined in CERCLA or under any applicable Environmental Laws.

“Equipment” - shall have the meaning given to “equipment” in the UCC or the PPSA, as applicable, including without limitation, all machinery, apparatus, equipment, fittings, furniture, fixtures, and motor vehicles of every kind and description, whether now owned or hereafter acquired and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof.

“Equipment Securitization Transaction” - any sale, assignment, pledge or other transfer (a) by a Restricted Subsidiary of Rental Equipment, (b) by any Securitization Entity of leases or rental agreements between a Restricted Subsidiary and/or any Subsidiary of Parent, as lessee, on the one hand, and such Securitization Entity, as lessor, on the other hand, relating to such Rental Equipment and lease receivables arising under such leases and rental agreements and (c) by any Restricted Subsidiary of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guarantees, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

“Equity Interest” - the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

“Equivalent Amount” - (i) whenever this Agreement requires or permits a determination on any date of the equivalent amount in Dollars of an amount expressed in Pounds Sterling, Canadian Dollars or Euros, as applicable, the equivalent amount in Dollars of such amount expressed in Pounds Sterling, Canadian Dollars or Euros, as applicable, as determined by Administrative Agent on such date on the basis of the Spot Rate for the purchase of Dollars with Pounds Sterling, Canadian Dollars or Euros, as applicable, on the relevant Computation Date provided for hereunder; or (ii) whenever this Agreement requires or permits a determination on any date of the equivalent amount in Pounds Sterling, Canadian Dollars or Euros, as applicable, of an amount expressed in Dollars, the equivalent amount in Pounds Sterling, Canadian Dollars or Euros, as applicable, of such amount expressed in Dollars as determined by Administrative Agent on such date on the basis of the Spot Rate for the purchase of Pounds Sterling, Canadian Dollars or Euros, as applicable, with Dollars on the relevant Computation Date provided for hereunder.

“ERISA” - the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

“ETL” - Eve Trakway Limited, an English limited company.

“EU Bail-In Legislation Schedule” - the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” - each mean the single currency of the Participating Member States of the European Union.

“Euro Loans” - Settlement Loans denominated in Euros.

“Event of Default” - as defined in Section 11 of the Agreement.

“Excess Availability” - as of the date any determination, the amount equal to the sum of (i) Borrowers’ Availability plus (ii) unrestricted cash and Cash Equivalents of the Obligors (other than any LKE Joint Account or Securitization Deposit Account) that are subject to a Deposit Account Control Agreement as of such date.

“Excess Availability Condition” - with respect to any period, Excess Availability is greater than or equal to 35% of the aggregate amount of the Revolver Commitments at all times during such period.

“Excluded Deposit Accounts” - (i) all Deposit Accounts set forth on Schedule E-3 which are listed as “Excluded Accounts” and (ii) all other Deposit Accounts to the extent that the aggregate amount of funds credited to all such Deposit Accounts excluded pursuant to this clause (ii) does not exceed $3,000,000 at any time outstanding and no other Person has a control agreement on such Deposit Accounts.

“Excluded Swap Obligation” - with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Obligor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Obligor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty of such Obligor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal. For purposes of this definition, “Guaranty” shall include any guaranty of any Borrowers’ Swap Obligation made by any other Borrower under any of the Loan Documents.

“Executive Order No. 13224” - the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exemption Certificate” - as defined in Section 4.11.2 of the Agreement.

“Existing Letters of Credit” - as defined in Section 1.3.1(i) of the Agreement.

“Existing Loan Agreement” - the Loan and Security Agreement dated as of August 31, 2006 among Parent as a guarantor, certain subsidiaries of Parent as borrowers, Administrative Agent and the other agents party thereto, as amended, restated or modified prior to the Sixteenth Amendment Effective Date.

“Existing Note Documents” - the 2027 Note Documents, the 2028 Note Documents, the 2029 Note Documents, the 2026 Note Documents, the 2031 Note Documents, the 2032 Note Documents, the 2033-1 Note Documents, the 2033-2 Note Documents and the 2034 Note Documents.

“Existing Notes” - the 2027 Notes, the 2028 Notes, the 2029 Notes, the 2026 Notes, the 2031 Notes, the 2032 Notes, the 2033-1 Notes, the 2033-2 Notes and the 2034 Notes.

“Existing Parent” - as defined in the preamble to the Agreement.

“Extended Commitment” - as defined in Section 1.6.3 of the Agreement.

“Extraordinary Expenses” - all costs, expenses, fees or advances (including reasonable legal and accounting fees) that Administrative Agent, Collateral Agent or, solely with respect to clause (viii) below, the Lenders may suffer or incur, whether prior to, after or during the pendency of an Insolvency Proceeding of an Obligor, on account of or in connection with (i) during the existence of an Event of Default, the repossession, storage, repair, insuring, protecting, warehousing, handling, maintaining and shipping, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) any litigation, contest, dispute, proceeding or action (whether instituted by or against any Agent, any Lender, any Obligor, or any other Person) in any way arising out of any of the Collateral or Administrative Agent’s Lien upon any Collateral or the validity or the priority thereof or any adverse claim with respect to the Loans, the Loan Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) during the existence of an Event of Default, the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) during the existence of an Event of Default, the enforcement of any of the provisions of any of the Loan Documents; (v) any payment under a guaranty, indemnity or other payment agreement provided by Administrative Agent, which is reimbursable to Administrative Agent by Borrowers pursuant to Section 4.5.2 of the Agreement; (vi) the negotiation and preparation of any of the Loan Documents, any amendment or modification thereto, any waiver of any Default or Event of Default thereunder, or any syndication, restructuring or forbearance with respect thereto; (vii) the administration of the Loan Documents and the transactions contemplated thereby, to the extent that such fees and expenses are expressly provided for in the Agreement or any of the other Loan Documents; (viii) the protection or enforcement or any rights or remedies of any Agent or Lenders in any Insolvency Proceeding of a Obligor; or (ix) during the existence of an Event of Default, any other action taken by any Agent to enforce any of the rights or remedies of any Agent against any Obligor or any Account Debtors to enforce collection of any of the Obligations or payments with respect to any of the Collateral; provided, however that Borrowers shall only be liable for the reasonable legal fees, expenses and disbursements incurred by

(a) Agents for one law firm in the United States and one law firm in each of England, Canada, Ireland and Scotland (and one firm as local counsel in each State or other jurisdiction where material Collateral is located) retained by such Agents and (b) Lenders, or any committee thereof, for one law firm in the United States hired and approved by the Required Lenders. The foregoing “Extraordinary Expenses” shall be payable by the US Borrowers and in addition to (but without duplication of), and shall not be construed to limit, any other provision of any of the Loan Documents regarding the reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by any Agent or any Lender. Such costs, expenses and advances of the Agents may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, brokers’ fees and commissions, auctioneers’ fees and commissions, environmental study fees, wages and salaries paid to employees of any or all Borrowers or independent contractors in liquidating any Collateral, travel expenses, Intralinks expenses, and all other fees and expenses payable or reimbursable by Borrowers or any other Obligor in connection with the foregoing clauses (i) through (ix) under any of the Loan Documents.

“Facilities” - the credit facilities provided to the Borrowers under Section 1 of the Agreement.

“FATCA” - Sections 1471 through 1474 of the Internal Revenue Code and any regulations or official interpretations thereof, as of the date of the Agreement and any current or future regulations or official interpretations thereof.

“Fair Market Value” - as defined in Section 9.2.8 of the Agreement.

“FCPA” - the Foreign Corrupt Practices Act of 1977, as amended, modified, and supplemented thereto.

“Federal Funds Rate” - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from 3 federal funds brokers of recognized standing selected by Administrative Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” - that certain fee letter agreement dated as of November 8, 2024, between Administrative Agent and Parent, on its behalf and as Borrower Representative on behalf of each Borrower.

“FEIN” - with respect to any Person, the Federal Employer Identification Number of such Person.

“Fiscal Quarter” - each period of3 consecutive months ending July 31, October 31, January 31 and April 30 of each Fiscal Year.

“Fiscal Year” - the fiscal year of Parent and its Restricted Subsidiaries for accounting and tax purposes, which ends on April 30 of each year.

“Fitch” - Fitch Ratings, Inc. and its successors.

“Fixed Charge Coverage Ratio” - on any date of determination thereof, the ratio of (i) the result of (a) Consolidated EBITDA minus (b) to the extent positive, Parent’s Net Capital Expenditures, on a Consolidated basis (excluding any Unrestricted Subsidiary), in each case for the 4 Fiscal Quarter period then ended to (ii) Fixed Charges for such 4 Fiscal Quarter period; provided, however, that for the purpose of determining the Fixed Charge Coverage Ratio, Consolidated EBITDA, Fixed Charges and Net Capital Expenditures shall be calculated (x) after giving pro forma effect to any Permitted Acquisition, sale or disposition of a Material Subsidiary in accordance with Section 9.2.8 or designation of a Material Subsidiary as an Unrestricted Subsidiary in accordance with Section 9.1.10, as if such Acquisition, sale or disposition or designation had taken place on the first day of such 4 Fiscal Quarter period, and (y) without giving effect to the impact of IFRS 16, Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) or any other change in accounting for leases to the extent the adoption of such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018.

“Fixed Charges” - with respect to any fiscal period of Parent on a Consolidated basis (excluding any Unrestricted Subsidiaries), without duplication, the sum of cash interest expense paid in cash, scheduled principal payments of Funded Debt (including, without limitation, Capitalized Lease Obligations but excluding repayment of any Revolver Loans (as defined in the Loan Agreement as in effect immediately prior to the Sixteenth Amendment Effective Date) on the Sixteenth Amendment Effective Date), Federal, state, local and foreign income taxes paid in cash, excluding deferred taxes, and dividends or other distributions on Equity Interests paid in cash.

“FLSA” - the Fair Labor Standards Act of 1938.

“Foreign Applicable Law” - as defined in Section 9.1.7 of the Agreement.

“FRBNY” - the Federal Reserve Bank of New York.

“FSCO” - the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority (succeeding to the functions thereof) and established or appointed by the Financial Services Commission of Ontario Act, 1997.

“Funded Debt” - indebtedness for Money Borrowed as reflected on the consolidated accounts of Parent (excluding any Unrestricted Subsidiaries) on a consistent basis with Parent’s annual audited financial statements most recently provided to Administrative Agent as required by the Agreement.

“Funded Canadian Participation” - with respect to any Participating Canadian Lender relating to Canadian Revolver Loans funded by Bank of America, (i) the aggregate amount paid by such Participating Canadian Lender to Bank of America pursuant to Section 2.13.2 of the Agreement in respect of such Participating Canadian Lender’s participation in the principal amount of Canadian Revolver Loans funded by Bank of America minus (ii) the aggregate amount paid to such Participating Canadian Lender by Bank of America pursuant to Section 2.13.2 of the Agreement in respect of its participation in the principal amount of Canadian Revolver Loans funded by Bank of America, excluding in each case any payments made in respect of interest accrued on the Canadian Revolver Loans funded by Bank of America. Bank of America’s Funded Canadian Participation in any Canadian Revolver Loans funded by Bank of America shall be equal to the outstanding principal amount of such Canadian Revolver Loans minus the total Funded Canadian Participation of all other Lenders therein. Each reference in this definition of Funded Canadian Participation to Bank of America shall be deemed to include the Canadian Bank.

“Funded Pounds Sterling Participation” - with respect to any Participating Pounds Lender relating to Pounds Sterling Revolver Loans funded by Bank of America, (i) the aggregate amount paid by such Participating Pounds Lender to Bank of America pursuant to Section 2.9.2 of the Agreement in respect of such Participating Pounds Lender’s participation in the principal amount of Pounds Sterling Revolver Loans funded by Bank of America minus (ii) the aggregate amount paid to such Participating Pounds Lender by Bank of America pursuant to Section 2.9.2 of the Agreement in respect of its participation in the principal amount of Pounds Sterling Revolver Loans funded by Bank of America, excluding in each case any payments made in respect of interest accrued on the Pounds Sterling Revolver Loans funded by Bank of America. Bank of America’s Funded Pounds Sterling Participation in any Pounds Sterling Revolver Loans funded by Bank of America shall be equal to the outstanding principal amount of such Pounds Sterling Revolver Loans minus the total Funded Pounds Sterling Participation of all other Lenders therein.

“Funding Account” - an account established by Borrowers or any of them for receipt of proceeds of Loans or such other account as Borrowers may specify in writing.

“GAAP” - IFRS or the generally accepted accounting principles as in effect in the United States from time to time.

“General Intangibles” - shall have the meaning given to “general intangibles” in the UCC or, with respect to any General Intangible of a Canadian Obligor, an “intangible” as defined in the PPSA, including, without limitation, all general intangibles, whether now owned or hereafter created or acquired, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, and security interests or other security held by or granted to secure payment of any Accounts by an Account Debtor.

“German Amendment” - any amendment made pursuant to Section 12.9.4.

“German Borrower” or “German Borrowers” - any Restricted Subsidiary which is organized under the laws of Germany (or any political subdivision thereof) which becomes a Borrower pursuant to Section 9.1.9.

“German Borrower Joinder Date” - the date on which all conditions set forth in Section 9.1.9 have been satisfied (or waived) as necessary for a Restricted Subsidiary to become a German Borrower, in each case, in form and substance satisfactory to Administrative Agent.

“German Settlement Lender” - any Lender appointed as such pursuant to the terms of the German Amendment that is acceptable to the Administrative Agent and approved by the Borrower Representative.

“German Settlement Loan Sublimit” - such amount as agreed to by the German Settlement Lender and the German Borrower pursuant to a German Amendment, provided that such amount shall not in any event exceed €10,000,000.

“German Settlement Loans” - Settlement Loans made to the German Borrowers by the German Settlement Lender pursuant to Section 3.1.3 of the Agreement.

“Goods” - shall have the meaning given to “goods” in the UCC or, with respect to any goods of a Canadian Obligor, the PPSA.

“Governmental Approvals” - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” - any federal, state, provincial, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia, the United Kingdom of Great Britain, Northern Ireland, Canada (or any province or territory thereof), the European Union, the European Central Bank or a foreign entity or government.

“Guarantor Security Agreement” - collectively, each Guarantor Security Agreement, Debenture or Bond and Floating Charge dated as of the Closing Date executed by each Guarantor in favor of Administrative Agent.

“Guarantors” - Parent and each Subsidiary Guarantor.

“Guaranty” - each guaranty agreement now or hereafter executed by a Guarantor in favor of Administrative Agent with respect to any of the Obligations.

“Hedging Counterparty” - shall have the meaning set forth in the definition of “Specified Hedging Contract” .

“Holdings” - Ashtead Holdings Limited (formerly known as Ashtead Holdings public limited company), an English/Welsh private limited company.

“Holdout Lender” - shall have the meaning set forth in Section 12.9.3 of the Agreement.

“IFRS” - the international accounting standards promulgated from time to time by the International Accounting Standards Board and interpretations thereof approved by the International Account Standards Board or any variation thereof with which Parent may be required to comply by any law, regulation or stock exchange requirement.

“Immaterial Subsidiary” - any Subsidiary that is not a Material Subsidiary.

“Increased Costs” - as defined in Section 2.6.1 of the Agreement.

“Indemnified Amount” - in the case of Agent Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Agent Indemnitees and against which Lenders or any Obligor have agreed to indemnify Agent Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents; in the case of Lender Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Lender Indemnitees and against which Lenders or any Obligor have agreed to indemnify Lender Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents; and, in the case of Bank Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Bank Indemnitees and against which Lenders or any Obligor have agreed to indemnify Bank Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents.

“Indemnified Taxes” - all Taxes other than (i) Taxes imposed on, or measured by net income or overall gross receipts, (ii) franchise taxes, (iii) Taxes attributable to the failure of any Agent or Lender to comply with Section 4.11 of the Agreement, (iv) any U.S. withholding tax imposed pursuant to FATCA, (v) Canadian withholding Taxes on a payment by or on account of any obligation of an Obligor hereunder (A) to a person with which an Obligor does not deal at “arm’s length” (as defined for the purposes of the Canadian Tax Act) at the time of making such payment, or (B) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at “arm’s length” (as defined for the purposes of the Canadian Tax Act) at the time of such payment, (vi) Canadian withholding Taxes imposed under subsection 212(2) of the Canadian Tax Act (or any replacement or successor provision thereto), and (vii) Canadian withholding Taxes imposed in respect of “participating debt interest” (as defined for the purposes of the Canadian Tax Act).

“Indemnitees” - collectively and individually, (i) the Agent Indemnitees, (ii) the Lender Indemnitees, (iii) the Bank Indemnitees, and (iv) the Co-Syndication Agents, Joint Book Managers and Joint Lead Arrangers, their Affiliates and each of their and their Affiliates’ present and future officers, directors, employees, agents and attorneys.

“Initial Lenders” - Bank of America and each Lender party hereto on the date hereof.

“Initial Revolver Commitment” - at any date for any Lender, the obligation of such Lender to make Initial Revolver Loans and to purchase participations in LC Outstandings pursuant to the terms and conditions of the Agreement, which shall not exceed the aggregate principal amount set forth on such Lender’s Lender Addendum under the heading “Initial Revolver Commitment” or on the signature page of the Assignment and Acceptance by which it became a Lender or on the signature page of the Lender Agreement by which it became a Lender or increased its “Initial Revolver Commitment” , as modified from time to time pursuant to the terms of the Agreement or to give effect to any applicable Assignment and Acceptance; and “Initial Revolver Commitments” means the aggregate principal amount of the Initial Revolver Commitments of all Lenders, the maximum amount of which shall be the Maximum Initial Revolver Amount, as reduced from time to time pursuant to Section 1.1.4 of the Agreement or as increased from time to time pursuant to Section 1.5; provided, however, after the termination of the Initial Revolver Commitments, the Initial Revolver Commitment of any Lender shall be deemed to be in an amount equal to the outstanding principal amount of Initial Revolver Loans owing to such Lender. As of the Sixteenth Amendment Effective Date, the Initial Revolver Commitment for each Lender is set forth on Schedule A-1 of the Agreement.

“Initial Revolver Lender” - a Lender that has an Initial Revolver Commitment.

“Initial Revolver Loan” - a Loan made by Initial Revolver Lenders as provided in Section 1.1.1(i) of the Agreement (including any Agent Advance).

“Insolvency Proceeding” - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code, BIA, CCAA or other insolvency or debt adjustment law (whether state, provincial, federal or foreign), (ii) the appointment of a receiver, interim receiver, monitor, trustee, liquidator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person (in each case, other than as permitted under Section 9.2.1 of the Agreement) and in the case of UK Obligors the events specified in Section 11.1.7.

“Instrument” - shall have the meaning ascribed to the term “instrument” in the UCC or, with respect to any Instrument of a Canadian Obligor, the PPSA.

“Intellectual Property” - Property constituting under any Applicable Law a patent, patent application, industrial design, industrial design application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that a Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or other right to use any Intellectual Property of such Person.

“Intercreditor Agreement” - that certain Intercreditor Agreement, dated as of July 16, 2012, by and between Administrative Agent, Parent, The Bank of New York Mellon and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Internal Revenue Code” - the Internal Revenue Code of 1986, as amended from time to time.

“Interest Period” - as defined in Section 2.1.3 of the Agreement.

“Interest Rate Contract” - any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by a Borrower with any Lender or one of its Affiliates that is designed to protect against fluctuations in interest rates.

“IntraLinks” - IntraLinks, Inc. or any other digital workspace provider selected by Administrative Agent from time to time after notice to Borrower Representative.

“Inventory” - shall have the meaning given to “inventory” in the UCC, including, without limitation, all Merchandise and Consumables Inventory, all Rental Equipment, and all goods intended for sale or rental by an Obligor, to be furnished by an Obligor under contracts of service, or for display or demonstration; and work in process and all raw materials and other materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in an Obligor’s business; and all Documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by an Obligor.

“Investment” - any Acquisition or any acquisition of Equity Interests or Debt for Money Borrowed by an Obligor or any of its Restricted Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or a loan, advance, capital contribution or subscription (other than a loan, advance, capital contribution or subscription to an Obligor from an Obligor or in connection with the forgiveness of any intercompany Debt). It is hereby understood that dividends and Distributions shall not constitute Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Rating” - a rating of at least Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) or BBB- or better by S&P or Fitch (or its equivalent under any successor rating categories of S&P or Fitch).

“Investment Property” - shall have the meaning given to “investment property” in the UCC or the PPSA, as applicable, and shall include all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

“ITA” - the Income Tax Act 2007.

“Joinder Agreement” - a joinder agreement substantially in the form of Exhibit J to the Agreement, pursuant to which a Subsidiary of which Parent or any of its Subsidiaries owns (directly or indirectly) not less than 75% (or such lesser percentage as may be agreed to by Administrative Agent in its discretion) of the issued and outstanding Equity Interests may become a Borrower under the Agreement after the Closing Date pursuant to Section 9.1.9 of the Agreement.

“Joint Book Managers” - as defined in the preamble to the Agreement, in each case, solely in such capacity and not in their capacity as Lenders hereunder.

“Joint Lead Arrangers” - as defined in the preamble to the Agreement, in each case, solely in such capacity and not in their capacity as Lenders hereunder.

“LC Application” - an application by a Borrower to a Bank (with a copy sent to Administrative Agent), pursuant to a form approved by such Bank and reasonably satisfactory to Administrative Agent, for the issuance of a Letter of Credit by such Bank pursuant to the Agreement.

“LC Conditions” - the following conditions, the satisfaction of each of which is required before Administrative Agent or any Bank shall be obligated to issue a Letter of Credit: (i) each of the conditions set forth in Section 10.2 of the Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted by Borrowers and a copy of such LC Application has been received by Administrative Agent, the LC Outstandings would not exceed $150,000,000 and no Out-Of-Formula Condition would exist, and, if no Initial Revolver Loans are outstanding, the LC Outstandings do not, and would not upon the issuance of the requested Letter of Credit, exceed the Aggregate Borrowing Base; (iii) the expiry date of the Letter of Credit does not extend beyond the earlier to occur of 365 days from the date of issuance (subject to customary evergreen or automatic renewal provisions), with respect to standby letters of credit, or 180 days from the date of issuance with respect to documentary letters of credit; (iv) the currency in which payment is to be made under the Letter of Credit is Dollars, Pounds Sterling or Canadian Dollars; (v) each Letter of Credit to be issued shall be in form and substance satisfactory to the issuing Bank; (vi) no Letter of Credit to be issued shall contain provisions for automatic increases in the available amount thereof; and (vii) each Letter of Credit shall provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein.

“LC Documents” - any and all agreements, instruments and documents (other than an LC Application) required by any Bank to be executed by any or all Borrowers or any other Person and delivered to such Bank for the issuance of a Letter of Credit by such Bank.

“LC Facility” - a subfacility of the Initial Revolver Commitment established pursuant to Section 1.3 of the Agreement.

“LC Facility Fee” - as defined in Section 2.2.3(ii) of the Agreement.

“LC Outstandings” - on any date of determination thereof, an amount (in Dollars or the Equivalent Amount in Pounds Sterling or Canadian Dollars, as applicable) equal to the sum of (i) all amounts then due and payable by any Obligor on such date by reason of any drawings under Letters of Credit for which any Bank has not been reimbursed, plus (ii) the aggregate undrawn available amount of all Letters of Credit then outstanding or to be issued by any Bank under an LC Application theretofore submitted to such Bank.

“LC Request” - a request from Borrower Representative, on behalf of one or more Borrowers or their Subsidiaries, to Administrative Agent for the issuance of a Letter of Credit.

“LC Reserve” - at any date, the aggregate of all LC Outstandings outstanding on such date, other than LC Outstandings that are fully secured by Cash Collateral.

“Lender Addendum” - with respect to any Lender as of the Closing Date, a Lender Addendum, substantially in the form of Exhibit G to the Agreement, executed and delivered by such Lender on the Closing Date as provided in Section 14.21 of the Agreement.

“Lender Agreement” - a lender agreement entered into by a Lender and Administrative Agent, in the form of Exhibit L to the Agreement.

“Lender Indemnitee” - a Lender (including any Applicable Settlement Lender) in its capacity as a lender under the Agreement and its present and future Applicable Designees, officers, directors, employees, agents, trustees, advisors and attorneys.

“Lenders” - Bank of America (including the Canadian Bank and whether in its capacity as a provider of Loans under Section 1 of the Agreement, as the provider of Settlement Loans under Section 3.1.3 of the Agreement or as the procurer of Letters of Credit under Section 1.3 of the Agreement), each other Initial Lender and any other Person who may from time to time become a “Lender” pursuant to Section 13.2 of the Agreement, after the German Borrower Joinder Date, any German Settlement Lender, and their respective successors and permitted assigns. Furthermore, with respect to each provision of the Agreement relating to the funding or participation in any Loans or Letters of Credit denominated in Pounds Sterling or Canadian Dollars or made to or issued on behalf of any Canadian Borrower or the repayment or the reimbursement thereof by a Borrower in connection therewith, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Administrative Agent shall deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Agreement; provided that each Applicable Designee shall be subject to the provisions obligating or restricting Lenders under the Agreement.

“Letter of Credit” - any standby letter of credit or bond or guarantee issued in the UK or Canada or documentary letter of credit issued by any Bank for the account of any or all Borrowers; provided, such letter of credit shall only constitute a “Letter of Credit”

under the Agreement and other Loan Documents if such Bank (other than Bank of America) has notified Administrative Agent of the issuance of such letter of credit and of any amendment, increase, extension or other modification of such letter of credit in accordance with Sections 1.3.1(i) and (iv) of the Agreement.

“Letter-of-Credit Rights” - shall have the meaning given to “letter-of-credit rights” in the UCC.

“Lien” - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include fixed and floating charges, mortgages, assignments by way of security, pledges, liens, hypothecations, trusts (deemed, constructive, statutory or otherwise) and any reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Limited Condition Acquisition” - any acquisition of any assets, business or Person permitted by the Agreement, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidation Reserve” - an amount reserved by Administrative Agent against the Borrowers’ Eligible Rental Equipment equal to the percentage referenced in the most current appraisal report delivered pursuant to this Agreement estimating the liquidation cost of the sum of (a) the Rental Equipment OLV Amount minus (b) the Vendor Reserve; provided that the percentage set forth in the preceding clause may be adjusted (but not more than once annually) based upon an appraisal report that estimates the costs in connection with the liquidation of the Collateral and that is delivered either (x) at the request of Administrative Agent with the consent of the Borrower Representative, (y) if Borrowers’ Specified Availability is less than the product of (i) 12%, multiplied by (ii) the Commitments as of any date of determination, at the request of Administrative Agent or (z) at the request of the Borrower Representative. If a Default or Event of Default shall have occurred and be continuing, the amount of the “Liquidation Reserve” shall be determined by Administrative Agent in its discretion.

“LKE Account” - any Account arising from the sale or disposal (including by auction) of Rental Equipment or Vehicles of Sunbelt Rentals, Inc. in the ordinary course of business pursuant to the LKE Master Exchange Agreement.

“LKE Joint Account” - any Deposit Account maintained jointly by Sunbelt Rentals, Inc. and the LKE Qualified Intermediary as listed on Schedule L-1, as such Schedule may be amended from time to time.

“LKE Joint Excluded Deposit Account” - any LKE Joint Account that also satisfies the criteria for being an Excluded Deposit Account.

“LKE Master Exchange Agreement” - that certain Master Like-Kind Exchange Agreement, dated as of May 1, 2008, between Sunbelt Rentals, Inc. and the LKE Qualified Intermediary, together with all amendments and modifications thereof, and replacements and substitutions therefore, which have been consented to by Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

“LKE Proceeds” - the proceeds received by the LKE Qualified Intermediary from an LKE Account or from the sale of Rental Equipment and Vehicles in cash or otherwise, in each case in accordance with the LKE Master Exchange Agreement.

“LKE QI Receivables” - amounts owing to Sunbelt Rentals, Inc. from the LKE Qualified Intermediary.

“LKE Qualified Intermediary” - Sunbelt Rentals Exchange Inc., a Delaware corporation, or such substitution entity as may be consented to by Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

“LKE Transaction” - the sale of Rental Equipment and Vehicles and the replacement of such Rental Equipment and Vehicles with similar business property in a manner that qualifies for deferred recognition of taxable gains for U.S. federal income tax purposes and pursuant to the LKE Master Exchange Agreement.

“Lloyds” - Lloyds Bank plc.

“Loan” - a Revolver Loan (and each Base Rate Loan, Term SOFR Loan, Daily Simple SOFR Loan, SONIA Loan and Term CORRA Loan comprising such Loan), a Settlement Loan or a Term Loan.

“Loan Account” - as defined in Section 4.9 of the Agreement.

“Loan Documents” - the Agreement, the Other Agreements and the Security Documents.

“Loan Modification Agreement” - as defined in Section 1.6.5 of the Agreement.

“Loan Modification Offer” - as defined in Section 1.6.1 of the Agreement.

“Loan Year” - a period commencing each calendar year on the same month and day as the date of the Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the date of the Agreement.

“London Branch” - as the context may require, the London branch or office of Bank of America or Administrative Agent.

“Margin Stock” - shall have the meaning ascribed to it in Regulation U of the Board of Governors.

“Material Adverse Effect” - a material adverse effect upon (i) the business or financial condition of Parent and the other Obligors, taken as a whole; (ii) the ability of Obligors, taken as a whole, to perform their payment obligations under the Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (iii) the rights and remedies of Administrative Agent and the Lenders under this Agreement or any other Loan Document.

“Material Contract” - each contract to which any Person is a party (i) requiring aggregate minimum consideration payable to or by such Person in any year of $100,000,000, (ii) involving Money Borrowed or the creation of other Debt in excess of $100,000,000, or (iii) otherwise material to the business, condition (financial or otherwise), operations, properties or prospects of Parent and its Subsidiaries, taken as a whole, for which no alternative source of performance by the other party or parties thereto is readily available and for which a default under or termination thereof could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” - any Restricted Subsidiary of Parent the tangible assets of which were more than 2.5% of Parent’s Consolidated Tangible Assets as of the end of the most recently completed Fiscal Quarter of Parent for which financial statements are available.

“Maximum Rate” - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

“Maximum Initial Revolver Amount” - $4,750,000,000, as reduced from time to time pursuant to Section 1.1.4 hereof or as increased from time to time pursuant to Section 1.5 hereof.

“Maximum Revolver Amount” - the Maximum Initial Revolver Amount.

“Merchandise and Consumables Inventory” - Inventory owned by an Obligor that consists of parts for Rental Equipment and parts to be sold or to be installed on rented Rental Equipment by such Obligor in the ordinary course of business of such Obligor, which parts are not then incorporated or installed in or on, or affixed or appurtenant to, any such Rental Equipment or to any other property, including Inventory an Obligor currently describes as “stock, raw materials, consumables and goods for resale” in the consolidated accounts of Parent, but excluding any Rental Equipment.

“Merchandise and Consumables Inventory Formula Amount” - on any date of determination thereof, an amount equal to 50% of the Value of Eligible Merchandise and Consumables Inventory on such date.

“Modification Notice Date” - as defined in Section 1.6.1 of the Agreement.

“Modified Margin Stock” - “Margin Stock” as defined in Regulation U of the Board of Governors (without giving effect to the exclusions from such definition in clauses (5)(i) through (5)(iv) thereof).

“Money Borrowed” - as applied to any Person, without duplication, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (a) which is represented by notes payable or drafts accepted that evidence extensions of credit, (b) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (c) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (v) hereof, if owed directly by such Person.

“Moody’s” - Moody’s Investors Services, Inc.

“Multiemployer Plan” - as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral” - any Person’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, Letter-of-Credit Rights, Instruments, promissory notes, drafts, and Documents, and any and all Supporting Obligations in respect thereof.

“Net Book Value” - with respect to any Rental Equipment or Equipment, cost minus accumulated depreciation for such Rental Equipment or Equipment, as applicable, that is calculated in accordance with GAAP, plus the unamortized amount of the Central Provision as of any date of determination.

“Net Capital Expenditures” - for any period, (i) the aggregate amount of Capital Expenditures paid in cash in such period, minus (ii) the Net Proceeds from the sale or disposition of Rental Equipment or capital assets over the same period (less any profits or plus any losses from such sales or dispositions included in the calculation of Consolidated EBITDA). For the avoidance of doubt, Net Capital Expenditures do not include any payment in respect of Capitalized Lease Obligations.

“Net Proceeds” - with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by a Borrower in cash from the sale, lease, transfer or other disposition of any Property or the sale or issuance of any Debt or any Equity Interests, including insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and awards of compensation received with respect to the destruction or condemnation of all or part of such Property, net of: (i) the reasonable and customary costs of such sale, lease, transfer or other disposition (including legal fees and commissions); (ii) Taxes paid or a good faith estimate of the Taxes payable with respect to such proceeds (including, without duplication, withholding taxes and cash Tax payments), including, without limitation, any premium, penalty or make-whole amounts related thereto, required to be repaid as a result such sale, lease, transfer or other disposition; and (iii) appropriate amounts to be provided by such Borrower as a reserve in accordance with GAAP against any liabilities associated with the assets sold or disposed of in such sale, lease, transfer or other disposition, including, without limitation, (a) pension and other post-employment benefit liabilities, (b) liabilities related to environmental matters and (c) liabilities under any indemnification obligation associated with the assets sold or disposed of in such sale, lease, transfer or other disposition; provided that “Net Proceeds” shall include any reserves previously taken against any liabilities associated with any such sale, lease, transfer or other disposition immediately upon those reserves being determined to be in excess of such liabilities, but only to the extent of such excess.

“New Parent” - as defined in Section 3.4.2 of the Agreement.

“Ninth Amendment” - that certain Ninth Amendment to Loan and Security Agreement, dated as of the Ninth Amendment Effective Date, by and among Borrowers, the Borrower Representative, the Guarantors, the lenders party thereto, Administrative Agent and the other agents party thereto.

“Ninth Amendment Effective Date” - December 19, 2018.

“non-U.S. Subsidiary” - as defined in Section 9.1.7 of the Agreement.

“Notice of Borrowing” - as defined in Section 3.1.1(i) of the Agreement.

“Notice of Conversion/Continuation” - as defined in Section 2.1.2(ii) of the Agreement.

“Notice of Requested Commitment Increase or Term Loan” - as defined in Section 1.5.1 of the Agreement.

“Obligations” - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on, the Loans; (ii) all LC Outstandings and all other obligations of any Obligor to Administrative Agent or Bank arising in connection with the issuance of any Letter of Credit; (iii) all Debt and other obligations of any Borrower to a Lender or its Affiliates or branches under or in connection with any Commodity Contract, Interest Rate Contract or Currency Contract or any Cash Management Agreement, including any premature termination or breakage costs; and (iv) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Borrower to any Agent or any Lender under or pursuant to the Agreement or any of the other Loan Documents, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, bankers’ acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), charges, expenses, fees or other sums (including Extraordinary Expenses) that are expressly chargeable to any or all Obligors under the Agreement or under any of the other Loan Documents; provided, however, that the definition of “Obligations” shall not include any Excluded Swap Obligations of any Obligor for purposes of determining any Obligations of such Obligor.

“Obligor” - each Borrower and each Guarantor, and any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

“OFAC” - the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore Lending Office” - means, with respect to any Lender, the office of such Lender specified as its “Offshore Lending Office” on Schedule 1 to the Lender Addendum delivered by such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers and Administrative Agent as its “Offshore Lending Office.”

“OLV Appraisal Presentment Date” - the date as of which an Orderly Liquidation Value Appraisal is conducted or performed.

“Orderly Liquidation Value” - with respect to any Inventory or Equipment means, as determined by an appraisal conducted by Rouse Asset Services Inc. or such other appraisal company of similar qualifications and standing reasonably acceptable to the Agents, an expected dollar amount to be realized at an orderly negotiated sale of such Inventory or Equipment held over a period of 180 days within a reasonable period of time as of the date of such appraisal.

“Orderly Liquidation Value Appraisal” - an appraisal, in form and substance reasonably satisfactory to Agents, conducted by Rouse Asset Services Inc. or such other appraisal company of similar qualifications and standing reasonably acceptable to Agents pursuant to which such appraisal company determines the expected amount to be realized at an orderly negotiated sale of the Inventory or Equipment held within a reasonable period of time.

“Organization Documents” - with respect to any Person, its memorandum and articles of association, charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or organizational formalities of such Person.

“Organizational I.D. Number” - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

“Original Currency” - as defined in Section 2.11.1 of the Agreement.

“Original Initial Revolver Term” - as defined in Section 5.1 of the Agreement.

“originating Lender” - as defined in Section 13.2.5 of the Agreement.

“OSHA” - the Occupational Safety and Hazard Act of 1970.

“Other Agreements” - the Environmental Agreement, the Fee Letter, any Joinder Agreement and any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower or any other Obligor and delivered to Administrative Agent or any Lender in respect of the transactions contemplated by the Agreement.

“Other Currency” - as defined in Section 2.11.1 of the Agreement.

“Out-Of-Formula Condition” - as defined in Section 1.1.1 of the Agreement.

“Paid in Full” or “Payment in Full” - with respect to any Obligations (other than contingent indemnification obligations for which no claim has been made and other than Obligations with respect to Cash Management Agreements ), (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), (b) if such Obligations arise from Letters of Credit or if such Obligations consist of indemnification obligations for which a claim has been made, the cash collateralization thereof as provided herein or otherwise acceptable to Administrative Agent (or delivery of a standby letter of credit with respect thereto in the amount of such required cash collateral), (c) the termination or expiration of the Revolver Commitment and (d) the provision of cash collateral in an amount equal to the Current Exposure (or such lesser amount as provided in the applicable Commodity Contract, Interest Rate Contract or Currency Contract) or replacement security to the extent required under any Commodity Contract, Interest Rate Contract or Currency Contract, unless otherwise agreed to by the applicable counterparty of such Commodity Contract, Interest Rate Contract or Currency Contract.

“Parent” - prior to the designation of New Parent as a successor “Parent” pursuant to Section 3.4.2 of the Agreement, Existing Parent, and thereafter, New Parent.

“Parent Entity” - any direct or indirect parent of Parent.

“Participant” - as defined in Section 13.2.5 of the Agreement.

“Participant Register” - as defined in Section 13.2.5 of the Agreement.

“Participating Canadian Lender” - all Lenders other than Canadian Lenders.

“Participating Interests” - as defined in Section 13.2.5 of the Agreement.

“Participating Lender” - as defined in Section 1.3.2(i) of the Agreement.

“Participating Member States” - any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Participating Pounds Lender” - those Initial Revolver Lenders identified on Schedule P-1, as such schedule may be amended, in the sole discretion of Administrative Agent, by Borrower Representative, Administrative Agent and any applicable Participating Pounds Lender.

“Paying Borrower” - as defined in Section 4.16.3 of the Agreement.

“Payment Account” - accounts maintained in the name of Administrative Agent with (i) Bank of America in connection with United States Dominion Accounts and Payment Items, (ii) Lloyds (or other bank located in the UK acceptable to Administrative Agent and Borrower Representative) in connection with UK Dominion Accounts and Payment Items and (iii) any bank located in Canada acceptable to Administrative Agent and Borrower Representative in connection with Canadian Dominion Accounts and Payment Items, in each case, to which all monies from time to time deposited to an applicable Dominion Account shall be transferred and all other payments shall be sent in immediately available funds, as applicable.

“Payment Items” - all checks, drafts, or other items of payment payable to a Borrower, including proceeds of any of the Collateral.

“PBA” - the Pension Benefits Act (Ontario) or similar legislation of any other Canadian federal or provincial jurisdiction, and the regulations promulgated thereunder applicable to a Canadian Pension Plan.

“Pending Initial Revolver Loans” - at any date, the aggregate principal amount of all Initial Revolver Loans which have been requested in any Notice of Borrowing received by Administrative Agent but which have not theretofore been advanced by Administrative Agent or Lenders.

“Pending Revolver Loans” - the Pending Initial Revolver Loans.

“Pension Event” - solely with respect to Canadian Pension Plans that are defined benefit plans, (a) the whole or partial withdrawal of a Canadian Obligor or any of its Subsidiaries from a Canadian Pension Plan that is a defined benefit plan during a plan year; or (b) the filing of a notice of proposal to terminate in whole or in part a Canadian Pension Plan that is a defined benefit plan or the treatment of an amendment of a Canadian Pension Plan that is a defined benefit plan as a termination or partial termination; or (c) the issuance of a notice of proposal by any Governmental Authority to terminate in whole or in part or have an administrator or like body appointed to administer a Canadian Pension Plan that is a defined benefit plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up of, or the appointment of a trustee to administer, any Canadian Pension Plan that is a defined benefit plan.

“Permitted Acquisition” - any Acquisition by Parent or any of its Subsidiaries so long as prior to making any such Acquisition, (a) either (x) Borrowers’ Specified Availability, after giving effect to such Acquisition, is less than the product of (i) 15%, multiplied by (ii) the Commitments as of any date of determination but not less than (A)

10%, multiplied by (B) the Commitments as of any date of determination, and Borrowers’ Fixed Charge Coverage Ratio is not less than 1.00 to 1.00, in each case, as of the last day of the Fiscal Quarter ended immediately prior to the date of the Acquisition (or, at the option of the Borrower Representative if such Permitted Acquisition is a Limited Condition Acquisition, as of the date definitive agreements for such Limited Condition Acquisition are entered into) for which financial statements are available, after giving pro forma effect to such Acquisition, including, for the avoidance of doubt, the impact of such Acquisition on Consolidated EBITDA and Funded Debt, (y) Borrowers’ Specified Availability, after giving effect to such Acquisition, is at least the product of (i) 15% multiplied by (ii) the Commitments as of any date of determination or (z) the consideration for such transaction consists solely of any combination of (A) Equity Interests of Parent, (B) cash and property in an amount equal to the net proceeds from a substantially concurrent sale or issuance of Equity Interests of Parent, (C) additional cash and property (excluding cash and property covered in clause (B) above) in an amount, together with all cash and property under this clause (C) for all other Permitted Acquisitions consummated in the same Fiscal Year, not to exceed $500,000,000 and (D) Debt (whether incurred or assumed) permitted hereunder (other than Revolver Loans and Term Loans), (b) such Acquisition shall not have a Material Adverse Effect, or otherwise cause or result in any Default under the Agreement, (c)(1) after giving effect to such Acquisition, Obligors and their Restricted Subsidiaries are in compliance with Section 9.2.15, and (2) any Person acquired becomes an Obligor (to the extent required pursuant to Sections 9.1.7, 9.1.8 or 9.1.9 hereof), (d) no Event of Default has occurred and is continuing or would occur after giving effect thereto, (e) with respect to any UK Public Acquisition, Parent (directly or indirectly) has sufficient ownership of the Equity Interest of the UK Public Acquisition Target to pass a special resolution to re-register such Person to a private limited company and take such other actions as necessary to cause the obligations under Sections 9.1.7, 9.1.8 or 9.1.9 to be satisfied within the time period specified therein without violating Chapter 2 of Part 18 of the Companies Act 2006 (or any similar law under the laws of the United Kingdom regarding providing financial assistance) and (f) in the case of an Acquisition the consideration for which is in excess of $500,000,000, Borrower Representative shall provide to Administrative Agent a certificate of a Senior Officer of Borrower Representative certifying to Agents and Lenders as to the requirements set forth in clauses (i)(a)-(e) above; and (ii) all documents, if any, required by the provisions of Sections 9.1.7, 9.1.8 or 9.1.9 hereof with respect to any Person purchased or formed in such Acquisition, together with such other collateral documents reasonably requested by Administrative Agent to grant and perfect its Lien on any assets acquired in such Acquisition to the extent any Obligor is required to grant a Lien on its assets under Sections 9.1.7, 9.1.8 or 9.1.9; provided, however, that no assets acquired by a Borrower in a Permitted Acquisition shall be included in calculating the Borrowing Base under the Agreement until such time as Agents shall have (x) received field exams and appraisals, in form and substance satisfactory to Agents, with respect to such acquired assets and (y) otherwise completed their due diligence, the results of which are reasonably satisfactory to Agents, with respect to such acquired assets; provided, further, from the date such assets are acquired by a Borrower in a Permitted Acquisition until the date of the next scheduled appraisal and field examination pursuant to Section 2.2.4, the acquired assets may be included in the calculation of the US Borrowing Base, the Canadian Borrower Base or the UK Borrowing

Base, as applicable, in an aggregate amount not to exceed the product of (i) 10.0%, multiplied by (ii) the Commitments as of such date of determination, in the aggregate for all such Borrowers that have not yet had appraisals and field examinations completed as required under this Agreement.

“Permitted Amendments” - as defined in Section 1.6.7 of the Agreement.

“Permitted Contingent Obligations” - Contingent Obligations arising from endorsements for collection or deposit in the ordinary course of business; Contingent Obligations arising from Commodity Contracts, Currency Contracts or Interest Rate Contracts entered into in the ordinary course of business and not for speculative purposes; Contingent Obligations of a Borrower and its Subsidiaries existing as of the Closing Date (including, without limitation those set forth on Schedule 8.1.12 to the Agreement), including extensions, modifications and renewals thereof that do not increase the amount of such Contingent Obligations as of the Closing Date; Contingent Obligations incurred in the ordinary course of business with respect to surety bonds, appeal bonds, custom bonds, performance bonds, judgment bonds, completion guarantees, bankers’ acceptances and other similar obligations and instruments; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies; Contingent Obligations with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions of Property permitted under Section 9.2.8 of the Agreement; Contingent Obligations with respect to customary indemnification or reimbursement obligations contained in agreements entered into the ordinary course of business; Contingent Obligations with respect to earnouts, indemnification or reimbursement in favor of officers, directors or employees; Contingent Obligations of an Obligor or any Restricted Subsidiary supporting obligations of another Obligor or Restricted Subsidiary which obligations are not prohibited under the Agreement; Contingent Obligations consisting of reimbursement obligations from time to time owing by any Obligor to any Bank in connection with a Letter of Credit; Contingent Obligations owed to banks or other financial institutions in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds or otherwise arising in the ordinary course of business; and other Contingent Obligations not to exceed $10,000,000 in the aggregate at any time.

“Permitted Lien” - a Lien of a kind specified in Section 9.2.5 of the Agreement.

“Person” - an individual, partnership, corporation, limited liability company, unlimited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

“Plan” - an employee benefit plan or pension plan now or hereafter maintained for employees of any or all Borrowers that is covered by Title IV of ERISA.

“Pledge Agreement” - collectively, one or more Pledge Agreements in form and substance satisfactory to Administrative Agent, executed by one or more Obligors in favor of Administrative Agent pursuant to which such Obligors shall pledge the Equity Interests in their Restricted Subsidiaries as security for the Obligations, subject to the limitations set forth in Section 9.1.7 of the Agreement.

“Pounds Sterling and the sign of £” - lawful money of the United Kingdom and, if the United Kingdom adopts the Euro as its lawful currency, includes the equivalent amount of Euros.

“Pounds Sterling Loans” - Loans denominated in Pounds Sterling.

“Pounds Sterling Participation” - as defined in Section 2.9.1 of the Agreement.

“Pounds Sterling Participation Fee” - as defined in Section 2.9.6 of the Agreement.

“Pounds Sterling Participation Settlement” - as defined in Section 2.9.2(i) of the Agreement.

“Pounds Sterling Participation Settlement Amount” - as defined in Section 2.9.2(ii) of the Agreement.

“Pounds Sterling Participation Settlement Date” - as defined in Section 2.9.2(i) of the Agreement.

“Pounds Sterling Participation Settlement Period” - as defined in Section 2.9.2(i) of the Agreement.

“Pounds Sterling Revolver Loan” - any Initial Revolver Loan denominated in Pounds Sterling.

“Pounds Sterling/Euro Settlement Date” - as defined in Section 3.1.3(iii)(e) of the Agreement.

“PPSA” - the Personal Property Security Act (Ontario) and the regulations or Minister’s Orders promulgated thereunder, as amended from time to time, provided, however, if validity, perfection and effect of perfection and non-perfection of Administrative Agent’s security interest in, or Lien on, any Collateral of any Obligor are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA means those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Previously Absent Financial Maintenance Covenant” - at any time, any financial maintenance covenant that is not included in the Loan Documents at such time.

“Prime Rate” - the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Projections” - the projections attached as Exhibit D to the Ninth Amendment.

“Properly Contested” - in the case of any Debt or Taxes of an Obligor that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt or Tax is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; and (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any material assets of such Obligor.

“Property” - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata” - a share of or in all Loans, participations in LC Outstandings, liabilities, payments, proceeds, collections, Collateral and Extraordinary Expenses, which share for any Lender on any date shall be a percentage (expressed as a decimal, rounded to the ninth decimal place) arrived at, as the context may require, by dividing (i) with respect to the Initial Revolver Commitment, the amount of the Initial Revolver Commitment of such Lender on such date by the aggregate amount of the Initial Revolver Commitments of all Lenders on such date, (ii) [reserved], (iii) with respect to the Revolver Commitments, the amount of the Revolver Commitments of such Lender on such date by the aggregate amount of the Revolver Commitments of all Lenders on such date, and (iv) with respect to the Commitments, the amount of the Commitment of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date; provided, however, with respect to any Commitments that have terminated, the amount of the unpaid principal amount of Loans then outstanding shall be included in the calculation of “Pro Rata” under items (i) through (iv) above.

“PTE” - means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Debt” - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of, or the cost to improve, repair or construct, any Equipment, Inventory or fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 180 days prior to or after the acquisition, improvement, repair or construction of any Equipment, Inventory or fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions, modifications or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

“Purchase Money Lien” - a Lien upon Equipment, Inventory or fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the Equipment, Inventory or fixed assets acquired, improved, repaired or constructed through the incurrence of the Purchase Money Debt secured by such Lien.

“Qualified ECP Guarantor” - in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” - any Lender that is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (a) company so resident in the United Kingdom; or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA; (iv) a Treaty Lender; (v) a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or (vi) a Lender in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.

“Qualified Securitization Transaction” - any (a) any Equipment Securitization Transaction and (b) any Receivables Securitization Transaction.

“Ratings Condition” - with respect to any period, the “corporate family rating” (or comparable designation) for Parent and its Subsidiaries issued by at least two of Moody’s, S&P and Fitch is an Investment Grade Rating at all times during such period.

“Real Estate” - any estates or interests in real property now owned or hereafter acquired by any Obligor and all right, title and interest of such Obligor in the improvements thereto.

“Receivable” - the indebtedness and other obligations owed to any Restricted Subsidiary (at the time such indebtedness and other obligations arise, and before giving effect to any transfer or conveyance contemplated under any Qualified Securitization Transaction documentation) arising in connection with the sale of goods or the rendering of services by such Person, including any indebtedness, obligation or interest constituting an Account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, in each case, arising in connection with the sale of goods or the rendering of services by such Person, and further includes, the obligation to pay any finance charges with respect thereto.

“Receivables Securitization Transaction” - any transaction or series of transactions that may be entered into by any Restricted Subsidiary pursuant to which such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity or may grant a security interest in any Receivables (whether now existing or arising or acquired in the future) of such Restricted Subsidiary or any Related Security or Securitization Assets; provided that (i) such Qualified Securitization Transaction must be subject at all times to a Securitization Intercreditor Agreement and (ii) (A) if any Account of US Borrowers shall be subject to a Qualified Securitization Transaction, then the remaining Accounts of the US Borrowers shall no longer be Eligible Accounts while such Qualified Securitization Transaction is outstanding, (B) if any Account of Canadian Borrowers shall be subject to a Qualified Securitization Transaction, then the remaining Accounts of the Canadian Borrowers shall no longer be Eligible Accounts while such Qualified Securitization Transaction is outstanding, and (C) if any Account of UK Borrowers shall be subject to a Qualified Securitization Transaction, then the remaining Accounts of the UK Borrowers shall no longer be Eligible Accounts while such Qualified Securitization Transaction is outstanding.

“Refinanced Debt” has the meaning specified in Section 1.7.1.

“Refinancing Amendment” has the meaning specified in Section 1.7.6.

“Refinancing Amendment Debt” - with respect to any Debt (the “Refinanced Debt” ), any other Debt which extends, refinances, refunds, replaces or renews (collectively, “Refinance” ) such Debt; provided that the Refinancing Conditions are met.

“Refinancing Closing Date” has the meaning specified in Section 1.7.4.

“Refinancing Commitments” has the meaning specified in Section 1.7.1.

“Refinancing Conditions” - the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 9.2.3 of the Agreement: (a) the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including applicable prepayment or redemption penalties) thereof plus fees and expenses incurred in connection therewith, (b) any Liens securing such Refinancing Debt do not attach to any property of any Obligor that did not secure the Refinanced Debt, (c) if the Refinanced Debt is Subordinated Debt, such extension, refinancing, refunding, replacement or renewal does not result in the Refinancing Debt having a shorter maturity than the Refinanced Debt (or if shorter, the Loans), and (d) if the Refinanced Debt is Subordinated Debt, then the terms and conditions of the Refinancing Debt shall include subordination terms and conditions that are no less favorable to the Lenders in all material respects as those that were applicable to the Refinanced Debt.

“Refinancing Debt” - Debt that is permitted by Section 9.2.3 of the Agreement and that is the subject or the result of an extension, renewal, modification or refinancing.

“Refinancing Lenders” has the meaning specified in Section 1.7.3.

“Refinancing Loans” has the meaning specified in Section 1.7.2.

“Refinancing Loan Request” has the meaning specified in Section 1.7.1.

“Refinancing Revolver Commitments” has the meaning specified in Section 1.7.1.

“Refinancing Revolver Lender” has the meaning specified in Section 1.7.3.

“Refinancing Revolver Loan” has the meaning specified in Section 1.7.2.

“Refinancing Term Commitments” has the meaning specified in Section 1.7.1.

“Refinancing Term Lender” has the meaning specified in Section 1.7.3.

“Refinancing Term Loan” has the meaning specified in Section 1.7.2.

“Regulation D” - Regulation D of the Board of Governors.

“Register” - the register maintained by Administrative Agent in accordance with Section 4.9.2 of the Agreement.

“Reimbursement Borrowing” - as defined in Section 1.3.1(ii) of the Agreement.

“Reimbursement Date” - as defined in Section 1.3.1(ii) of the Agreement.

“Related Security” - with respect to any Receivable, all of the applicable Restricted Subsidiary’s interest in the Inventory and Goods (including returned or repossessed inventory or goods), if any, the sale of which by the applicable Restricted Subsidiary gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, and all of the applicable Restricted Subsidiary’s right, title and interest in, to and under the applicable Qualified Securitization Transaction documentation.

“Relevant Governmental Body” - the Board of Governors and/or FRBNY, or a committee officially endorsed or convened by the Board of Governors and/or FRBNY.

“Relevant Tax Credit” - as defined in Section 4.15 of the Agreement.

“Rental Equipment” - Inventory which is offered for rent (or offered for sale as used equipment) by an Obligor in the ordinary course of business and is included in fixed assets in the consolidated accounts of Parent, including scaffolding and other Inventory that Obligors currently describe as “rental equipment” in such consolidated accounts, but excluding any Merchandise and Consumables Inventory.

“Rental Equipment Formula Amount” - on any date of determination thereof, an amount equal to the lesser of(i) 95% of the result of(a) the Net Book Value of Eligible Rental Equipment minus (b) the Liquidation Reserve minus (c) the Vendor Reserve, and (ii) 85% of the result of(a) the Rental Equipment OLV Amount minus (b) the Liquidation Reserve minus (c) the Vendor Reserve.

“Rental Equipment OLV Adjusted Amount” - on any date of determination, (i) the Net Book Value of Eligible Rental Equipment, multiplied by (ii) the Rental Equipment OLV Adjustment Percentage.

“Rental Equipment OLV Adjustment Percentage” - on any date of determination, a percentage equal to (i) the Orderly Liquidation Value of Eligible Rental Equipment as of the most recent OLV Appraisal Presentment Date, divided by (ii) the Net Book Value of Eligible Rental Equipment as of the most recent OLV Appraisal Presentment Date with respect to an appraisal for which Collateral Agent has delivered a written notice to Borrower Representative that such appraisal constitutes an Orderly Liquidation Value Appraisal.

“Rental Equipment OLV Amount” - an amount equal to (i) on any OLV Appraisal Presentment Date, the Orderly Liquidation Value of Eligible Rental Equipment or (ii) on any date following the most recent OLV Appraisal Presentment Date, the Rental Equipment OLV Adjusted Amount.

“Replacement Lender” - shall have the meaning set forth in Section 12.9.3 of the Agreement.

“Reportable Event” - any of the events set forth in Section 4043(c) of ERISA.

“Reported Obligations” - as defined in Section 4.7.1 of the Agreement.

“Reported Settlement Loan” - as of any date of determination, all outstanding Settlement Loans made by Bank of America, as an Applicable Settlement Lender, and all other outstanding Settlement Loans made by any other Applicable Settlement Lender to the extent notice thereof has been received by Administrative Agent.

“Required Lenders” - at any date of determination thereof, Lenders having Commitments, and without duplication, any outstanding Term Loans, representing at least

50.1% of the aggregate Commitment, and without duplication, any outstanding Term Loans, at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Administrative Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of the Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under the Agreement) having Commitments, and without duplication, any outstanding Term Loans, representing at least 50.1% of the Commitment, and without duplication, any outstanding Term Loans, at such time; provided further, however, that if the Revolver Commitments have been terminated the term “Required Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations hereunder) holding Loans (including Settlement Loans) representing at least 50.1% of the aggregate principal amount of Loans (including Settlement Loans) outstanding at such time.

“Resolution Authority” - an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Subsidiaries” - at any date of determination thereof, the Subsidiaries of Parent as of such date whose accounts would be consolidated with Parent in accordance with GAAP, but excluding any Unrestricted Subsidiary.

“Restrictive Agreement” - an agreement (other than any of the Loan Documents) that, if and for so long as an Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s right to (i) repay the Obligations; (ii) grant Liens in favor of Administrative Agent pursuant to the Loan Documents upon the Collateral or amend, modify or extend any of the Loan Documents; (iii) declare or make Distributions with respect to such Obligor’s Equity Interests to another Obligor or (iv) repay any Debt owed to another Obligor.

“Revolver Commitments” - the Initial Revolver Commitment.

“Revolver Lender” - a Lender that has a Revolver Commitment.

“Revolver Loan” - a Loan made by Revolver Lenders as provided in Section 1.1 of the Agreement (including any Agent Advance). “S&P” - S&P Global Ratings.

“Sanctioned Country” - a country, territory or region that is the subject of comprehensive economic sanctions administered or enforced by the government of the United States, the United Kingdom or Canada under any Sanctions Law, including the Crimea and non-government controlled areas of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” - a Person that is the target of any sanctions under any Sanctions Laws.

“Sanctions Laws” - any law relating to economic sanctions or anti-terrorism, including any law administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), U.S. Department of State, the United Nations Security Council, Hong Kong Monetary Authority or other relevant sanctions authority of the United States, the United Kingdom, Canada or the European Union.

“Scheduled Unavailability Date” - as defined in Section 1.8.1(b)(2) or Section 2.1.4(ii)(y) of the Agreement, as applicable.

“SEC” - Securities and Exchange Commission.

“Securitization” - a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

“Securitization Assets” - all existing or hereafter acquired or arising (i) Equipment and Receivables that are sold, assigned or otherwise transferred pursuant to a Qualified Securitization Transaction, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Equipment, Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and which have been specifically identified and consented to by Administrative Agent, (v) all other rights and payments which relate solely to such Receivables and Equipment and (vi) all cash reserves comprising credit enhancements for such Qualified Securitization Transaction.

“Securitization Deposit Account” - any deposit account that cash proceeds from any Securitization Asset is deposited pursuant to the terms of a Qualified Securitization Transaction.

“Securitization Entity” - any corporation, company (including any limited liability company), association, partnership, joint venture, trust, mutual fund or other business entity to which any Restricted Subsidiary or any other Securitization Entity transfers Equipment, Receivables and Related Security: (a) which engages in no activities other than in connection with the financing of Equipment, Receivables or Related Security, (b) which is designated by the Board of Directors of Borrower Representative as a Securitization Entity, (c) no portion of the Debt or any other obligations (contingent or otherwise) of which (i) is guaranteed by Borrower Representative or any Restricted Subsidiary (excluding guarantees of such transferor Restricted Subsidiary of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity), (ii) is recourse to or obligates Borrower Representative or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Borrower Representative or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Equipment, Receivables and Related Security being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the transferor Restricted Subsidiary, (d) to which none of Borrower Representative nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (e) with which none of Borrower Representative nor any Restricted Subsidiary of Borrower Representative has any material contract, agreement, arrangement or understanding other than those customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to Borrower Representative or such Restricted Subsidiary that those that might be obtained at the time from Persons that are not Affiliates of Borrower Representative or such Restricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to Administrative Agent by providing Administrative Agent with a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Securitization Intercreditor Agreement” -as defined in Section 9.2.5(xxiv) of the Agreement.

“Security” - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

“Security and Guarantee Limitation Principles” -as defined in Section 9.1.7 of the Agreement.

“Security Documents” - the UK Security Documents, the US Security Documents, the Canadian Security Documents and such other agreements governed by the laws of any other jurisdiction that Administrative Agent may reasonably require to secure the whole or any part of the Obligations.

“Senior Officer” - the chairman of the board of directors, the president, the chief executive officer or the chief financial officer of, the finance director or deputy finance director of, or any other executive or financial officer of, or in-house legal counsel to, Borrower Representative, any other Obligor or any of their respective Subsidiaries, as the context requires.

“Settlement Date” - as defined in Section 3.1.3(iii) of the Agreement.

“Settlement Loans” - as defined in Section 3.1.3(i) of the Agreement.

“SFHA” - as defined in Section 7.1.2(ii)(a) of the Agreement.

“Sixteenth Amendment” - that certain Sixteenth Amendment to Loan and Security Agreement, dated as of the Sixteenth Amendment Effective Date, by and among Borrowers, Guarantors, the lenders party thereto, Administrative Agent and the other agents party thereto.

“Sixteenth Amendment Effective Date” - December 24, 2025.

“SL Scheme” - as defined in Section 4.11.3(xi)(e) of the Agreement.

“SOFR” - the secured overnight financing rate as administered by FRBNY (or a successor administrator).

“SOFR Adjustment” - 0.10% (10 basis points) per annum.

“Solvent” - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Debts (including contingent Debts, but excluding intercompany Debts), (ii) is able to pay all of its Debts (excluding intercompany Debt) as such Debts (excluding intercompany Debt) mature, and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. For purposes of determining whether a Person is Solvent at any time, the amount of any contingent Debt will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of any Canadian Obligor, such Canadian Obligor is not an “insolvent person” as defined in the BIA.

“SONIA” - with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto; provided, further, that, if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“SONIA Credit Adjustment Spread” - 0.05% (5 basis points) per annum.

“SONIA Loan” - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon SONIA.

“Specified Availability” - as of any date of determination and without duplication, the sum of (a) the Borrowers’ Adjusted Availability Amount and (b) Suppressed Availability; provided that for the purpose of calculating Specified Availability, not more than 50% of any threshold or test based on Specified Availability may be satisfied with Suppressed Availability.

“Specified Event of Default” - an Event of Default described in any of Sections 11.1.1, 11.1.3 (with respect to a failure to perform, keep or observe any covenant contained in Sections 7.2.5, 7.2.6 or 9.3), 11.1.4 (with respect to a failure to perform, keep or observe any covenant contained in Section 7.6), 11.1.6, 11.1.7, 11.1.8, 11.1.10 or 11.1.12.

“Specified Hedging Contract” - a Commodity Contract, Interest Rate Contract or Currency Contact in which the counterparty of such Commodity Contact, Interest Rate Contract or Currency Contract, as applicable (the “Hedging Counterparty” ), and the Borrower Representative designate such Commodity Contract, Interest Rate Contract or

Currency Contract, as applicable, as a “Specified Hedging Contract” and jointly notify Administrative Agent in writing of such designation; provided, that such Commodity Contract, Interest Rate Contract or Currency Contact, as applicable, once designated as a “Specified Hedging Contract” by the applicable Hedging Counterparty and Borrower Representative, shall be deemed a “Specified Hedging Contract” until such time as Administrative Agent receives joint written notice to the contrary from the applicable Hedging Counterparty and the Borrower Representative.

“Spot Rate” - the exchange rate, as determined by Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Administrative Agent’s principal foreign exchange trading office for the first currency.

“Springing Covenant Period” - any period commencing on the date on which Borrowers’ Specified Availability is less than (i) 10%, multiplied by (ii) the Commitments as of any date of determination, and continuing until the earlier of (A) the 20th consecutive calendar day on which Borrowers’ Specified Availability equals or exceeds such amount or (B) the 5th consecutive calendar day on which Borrowers’ Specified Availability equals or exceeds (x) 17.5%, multiplied by (y) the Commitments as of any date of determination, so long as no Event of Default has occurred and is continuing as of such date of determination.

“SRIS” - Sunbelt Rentals Industrial Services, LLC, a Delaware limited liability company.

“SRL” - as defined in the preamble to the Agreement.

“SRSS” - Sunbelt Rentals Scaffold Services, LLC, a Louisiana limited liability company.

“Standard Securitization Undertakings” - representations, warranties, covenants, indemnities and other obligations entered into by any Restricted Subsidiary that are negotiated in good faith at arm’s length in a Receivables securitization transaction so long as such representations, warranties, covenants, indemnities and other obligations are (i) consistent with customary securitization undertakings and (ii) do not require the provision of credit support in excess of customary credit enhancement established upon entering into such Receivables securitization transaction negotiated in good faith at arm’s length.

“Subordinated Debt” - Debt of any or all Obligors that is subordinated in right of payment to the Obligations in a manner reasonably satisfactory to Administrative Agent.

“Subsidiary” - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of an Obligor.

“Subsidiary Guarantors” - each of the Persons listed under the heading “Guarantor” on Schedule G-1 to the Agreement, and each other Subsidiary of Parent who guarantees payment or performance of the whole or any part of the Obligations.

“Successor Rate” - as defined in as defined in Section 1.8.1(b) or Section 2.1.4, as applicable, of the Agreement.

“Sunbelt” - as defined in the preamble to the Agreement. “Sunbelt Canada” - as defined in the preamble to the Agreement.

“Supermajority Lenders” - at any date of determination thereof, Lenders having Commitments, and without duplication, any outstanding Term Loans, representing at least 66% of the Commitment, and without duplication, any outstanding Term Loans, at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Administrative Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of the Agreement, then, for so long as such breach continues, the term “Supermajority Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under the Agreement) having Commitments, and without duplication, any outstanding Term Loans, representing at least 66% of the Commitment, and without duplication, any outstanding Term Loans, at such time; provided further, however, that if the Revolver Commitments have been terminated, the term “Supermajority Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations hereunder) holding Loans (including Settlement Loans) representing at least 66% of the aggregate principal amount of Loans (including Settlement Loans) outstanding at such time.

“Supporting Obligation” - shall have the meaning given to “supporting obligation” in the UCC.

“Suppressed Availability” - as of any date of determination, the amount by which (i) the sum of (A) the calculation of clause (ii) of the definition of Aggregate Borrowing Base (the “Gross Borrowing Base” ) plus (B) the amount of the LC Reserve and all Reported Settlement Loans, in each case to the extent such amounts are deducted as part of the Availability Reserve in calculating the Gross Borrowing Base, exceeds (ii) the aggregate amount of the Revolver Commitments on such date, to the extent positive.

“Suppressed Availability Condition” - with respect to any period, Suppressed Availability is greater than or equal to 75% of the aggregate amount of the Revolver Commitments at all times during such period.

“Swap Obligation” - with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Assets” - for any Person, the total assets of such Person less goodwill, as determined from its balance sheet prepared in accordance with GAAP.

“TARGET2” - the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” - any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” - a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (a) a company so resident in the United Kingdom, or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.

“Tax Credit” - a credit against, relief or remission for, or repayment of any Tax. “Tax Deduction” - as defined in Section 4.10 of the Agreement.

“Tax Indemnitee” - as defined in Section 4.11.5 of the Agreement.

“Tax Payment” - a payment under Section 4.12, Section 4.13 or Section 4.14.

“Taxes” - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, Canada (or any province or territory thereof), the United Kingdom or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto.

“Term CORRA Adjustment” - (i) 0.29547% (29.547 basis points) for a Term CORRA Interest Period of one-month’s duration and 0.32138% (32.138 basis points) for a Term CORRA Interest Period of three-months’ duration.

“Term CORRA Interest Period” as defined in Section 2.1.3 of the Agreement.

“Term CORRA Loan” - a Canadian Dollar Loan, or portion thereof, in each case during any period in which such Loan bears interest at a rate based upon the Term CORRA Rate.

“Term CORRA Rate” - for any Term CORRA Interest Period, with respect to any Canadian Dollar Loans, the rate per annum equal to the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two (2) Business Days prior to the first day of such Term CORRA Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Term CORRA Interest Period plus the Term CORRA Adjustment for such Term CORRA Interest Period; provided, that, if the Term CORRA Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Term Loan” - as defined in Section 1.5.1 of the Agreement.

“Term SOFR” - (a) for any Interest Period relating to a Term SOFR Loan, a per annum rate equal to the Term SOFR Screen Rate two US Government Securities Business Days prior to such Interest Period, with a term equivalent to such Interest Period (or if such rate is not published prior to 11:00 a.m. on the determination date, the applicable Term SOFR Screen Rate on the US Government Securities Business Day immediately prior thereto), plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, a fluctuating rate of interest equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided, that in no event shall Term SOFR be less than zero.

“Term SOFR Loan” - a Loan that bears interest based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” - the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Net Leverage Ratio” as of any date of determination, the ratio of (a) Funded Debt as of such date less the amount of unrestricted cash and Cash Equivalents to (b) Consolidated EBITDA for the 4 Fiscal Quarter period ending on the last day of the immediately preceding Fiscal Quarter for which financial statements are available, in each case calculated at constant exchange rates and as reflected on the consolidated accounts of Parent (excluding any Unrestricted Subsidiaries) on a consistent basis with Parent’s annual audited financial statements most recently provided to Administrative Agent as required by the Agreement; provided, however, that for the purpose of determining the Total Net Leverage Ratio, (x) Funded Debt, Cash Equivalents and Consolidated EBITDA shall be calculated after giving pro forma effect to any Permitted Acquisition, sale or disposition of a Material Subsidiary in accordance with Section 9.2.8 or designation of a Material Subsidiary as an Unrestricted Subsidiary in accordance with Section 9.1.10, as if such Acquisition, sale or disposition or designation had taken place on the first day of such 4 Fiscal Quarter period and (y) the Total Net Leverage Ratio shall be calculated without giving effect to the impact of IFRS 16, Financial Accounting Standards Board ASU No.

2016-02, Leases (Topic 842) or any other change in accounting for leases to the extent the adoption of such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018.

“Trademark Security Agreement” - Trademark Security Agreement dated as of the Closing Date executed by Sunbelt in favor of Administrative Agent and by which Sunbelt shall grant a security interest to Administrative Agent, as security for the Obligations, all of its right, title and interest in and interest in and to the Intellectual Property described therein.

“Transactions” - each of (a) the consummation of the transaction contemplated under the Sixteenth Amendment and (b) the payment of all fees and expenses to be paid on or prior to the Sixteenth Amendment Effective Date and owing in connection with the foregoing.

“Treaty Lender” - any Lender which (i) is treated as a resident of a Treaty State for the purposes of the Treaty; (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans or other Obligations is effectively connected; and (iii) meets all other conditions in the relevant Treaty for full exemption from tax on interest in the United Kingdom, subject to the completion of any necessary procedural formalities.

“Treaty State” - a jurisdiction having a double taxation agreement (the “Treaty” ) that makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Triggering Event” - (i) the occurrence of a Specified Event of Default or (ii) any period commencing on the date on which Borrowers’ Specified Availability is less than the greater of (a) the product of (i) 10%, multiplied by (ii) the Commitments as of any date of determination and (b) $150,000,000, in each case for a period of 5 consecutive Business Days, and continuing until the earlier of (A) the 20th consecutive calendar day on which Borrowers’ Specified Availability equals or exceeds such amount or (B) the 5th consecutive calendar day on which Borrowers’ Specified Availability equals or exceeds (x) 17.5%, multiplied by (y) the Commitments as of any date of determination.

“Triggering Event Termination Notice” - as defined in Section 7.2.5(ii) of the Agreement.

“Type” - any type of a Loan determined with respect to the interest option applicable thereto, which shall be, with respect to Loans denominated in Dollars, either a Term SOFR Loan, a Daily Simple SOFR Loan or a Base Rate Loan, with respect to Loans denominated in Pounds Sterling, a SONIA Loan, and with respect to Loans denominated in Canadian Dollars, either a Canadian Prime Rate Loan or a Term CORRA Loan.

“UCC” - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“UK” - the United Kingdom of Great Britain and Northern Ireland.

“UK Base Rate” - as defined in clause (iv) of the definition of “Base Rate” .

“UK Bribery Act”- the United Kingdom Bribery Act 2010.

“UK Borrowers” - collectively, SRL and any other Subsidiary which is organized under the laws of the United Kingdom or any political subdivision thereof which becomes a Borrower pursuant to Section 9.1.9 of the Agreement.

“UK Borrowing Base” - with respect to the UK Borrowers on any date of determination thereof, an amount equal to (i) the sum of (a) their respective Accounts Formula Amount, plus (b) their respective Merchandise and Consumables Inventory Formula Amount, plus (c) their respective Rental Equipment Formula Amount, plus (d) any Unutilized US Limit; provided that the amount of this clause (d) shall not exceed 50% of the UK Borrowing Base excluding any amount under this clause (d), minus (ii) the sum of (x) a reserve in the amount not to exceed £600,000 for each UK Borrower as required by the Enterprise Act of 2003 and (y) any outstanding Loans to the German Borrower on such date of determination. For all purposes hereunder, all outstanding Loans and Letters of Credit to the UK Borrowers shall be deemed first applied to amounts under clauses (a), (b) and (c) hereof and only applied to amounts under clause (d) after such other amounts have been fully utilized.

“UK Financial Institution” - any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Non-Bank Lender” - a Lender that is a Qualifying Lender under any of clauses (i) through (iii) of the definition thereof.

“UK Obligors” - any Obligor organized under the laws of the United Kingdom or any political subdivision thereof.

“UK Public Acquisition” - any Permitted Acquisition of a public company organized under the laws of the United Kingdom or any political subdivision thereof.

“UK Public Acquisition Availability Amount” - with respect to any UK Public Acquisition Target, on any date of determination thereof and without duplication of any assets included in the Aggregate Borrowing Base, an amount equal to the sum of (a) its gross trade receivables, multiplied by the UK Public Acquisition Accounts Availability Percentage, multiplied by 50%, plus (b) the net book value of its rental equipment, multiplied by the UK Public Acquisition Rental Equipment Availability Percentage,

multiplied by 50%, in each case such calculation in clauses (a) and (b) to be based on the most recent financial information, prepared in accordance with GAAP or International Financial Reporting Standards, as applicable, available to Parent and Administrative Agent at such time of determination, minus (c) the principal amount of any Debt that is secured by such assets other than the Obligations; provided, however, under no circumstance shall the UK Public Acquisition Availability Amount exceed $100,000,000 with respect to any UK Public Acquisition; provided, further, that the UK Public Acquisition Availability Amount for any UK Public Acquisition shall be deemed to be zero on and after the 91st day after the consummation of such UK Public Acquisition.

“UK Public Acquisition Accounts Availability Percentage” - on any date of determination, a percentage equal to (i) the Accounts Formula Amount of the UK Borrowers as set forth in the most recently delivered Borrowing Base Certificate divided by (ii) all gross trade receivables of the UK Borrowers as of such date, as determined from the balance sheet of the UK Borrowers as of the date of such Borrowing Base Certificate.

“UK Public Acquisition Rental Equipment Availability Percentage” - on any date of determination, a percentage equal to (i) the Rental Equipment Formula Amount of the UK Borrowers as set forth in the most recently delivered Borrowing Base Certificate divided by (ii) the net book value of all Rental Equipment of the UK Borrowers as of such date, as determined from the balance sheet of the UK Borrowers as of the date of such Borrowing Base Certificate.

“UK Public Acquisition Target” - any Subsidiary acquired pursuant to a UK Public Acquisition.

“UK Resolution Authority” - the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” - each Guaranty dated as of the Closing Date executed by each of Parent, Holdings and SRL, (ii) one or more Debentures, Bond and Floating Charges or similar agreements dated as of the Closing Date executed by each of each of Parent, Holdings and SRL, (iii) each Charge Over Shares or Share Pledge Agreement dated as the Closing Date executed by each of Parent, Holdings and SRL, and (iv) all other instruments and agreements governed by the laws of the United Kingdom or any subdivision thereof now or at any time hereafter securing or guarantying the whole or any part of the Obligations.

“UK/Euro Settlement Loan Sublimit” - as defined in Section 3.1.3(i) of the Agreement.

“Unfunded Canadian Participation” - means, in respect of any Participating Canadian Lender’s Canadian Participation in a Canadian Revolver Loan of Bank of America, the outstanding principal amount of such Canadian Participation minus the amount of such Participating Canadian Lender’s Funded Canadian Participation in such Canadian Revolver Loan.

“Unfunded Pounds Sterling Participation” - means, in respect of any Participating Pounds Lender’s Pounds Sterling Participation in a Pounds Sterling Revolver Loan of Bank of America, the outstanding principal amount of such Pounds Sterling Participation minus the amount of such Participating Pounds Lender’s Funded Pounds Sterling Participation in such Pounds Sterling Revolver Loan.

“Unrestricted Subsidiary” - any Subsidiary of Borrowers designated by a Senior Officer of Borrower Representative as an Unrestricted Subsidiary pursuant to Section 9.1.10 of the Agreement.

“Unutilized US Limit” - at any time of determination, the lesser of (a) Revolver Commitments minus the aggregate principal amount of all outstanding Loans and Letters of Credit and (b) US Borrowing Base minus the aggregate principal amount of all outstanding Loans and Letters of Credit to the US Borrowers.

“US Borrowers” - collectively, AHL, Sunbelt and any other Subsidiary which is organized under the laws of the United States or any state thereof or the District of Columbia which becomes a Borrower pursuant to Section 9.1.9 of the Agreement.

“US Borrowing Base” - with respect to the US Borrowers on any date of determination thereof, an amount equal to the sum of (i) their respective Accounts Formula Amount, plus (ii) their respective Merchandise and Consumables Inventory Formula Amount, plus (iii) their respective Rental Equipment Formula Amount, minus (iv) the Utilized US/Canadian Availability, minus (vi) the Utilized US/UK Availability. Notwithstanding anything to the contrary contained herein, for purposes of calculating the US Borrowing Base, all references to “US Borrower” within this definition and each definition that makes up the “US Borrowing Base” shall also include SRIS and SRSS so long as such entities are Guarantors (subject to the terms and conditions hereof).

“US Government Securities Business Day” - any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or United States federal law.

“US Obligors” - any Obligor organized under the laws of the United States or any political subdivision thereof.

“US Security Documents” - the Trademark Security Agreement, each Guaranty, each Pledge Agreement, the Deposit Account Control Agreements and all other instruments and agreements governed by the laws of the United States or any subdivision thereof now or at any time hereafter securing or guarantying the whole or any part of the Obligations.

“US Holdco” - Ashtead US Holdings, Inc., a Delaware limited liability company.

“US/Canadian Settlement Loan Sublimit” - as defined in Section 3.1.3(i) of the Agreement.

“USA Patriot Act” - the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Utilized US/Canadian Availability” - the greater of (a) the aggregate principal amount of all Loans and Letters of Credit to the Canadian Borrowers in excess of the Canadian Borrowing Base (excluding any amounts under clause (d) of the Canadian Borrowing Base) and (b) an amount designated by the Borrower Representative in the Borrowing Base Certificate with respect to the Unutilized US Limit to be included in the Canadian Borrowing Base.

“Utilized US/ UK Availability” - the greater of (a) the aggregate principal amount of all Loans and Letters of Credit to the UK Borrowers in excess of the UK Borrowing Base (excluding any amounts under clause (d) of the UK Borrowing Base) and (b) an amount designated by the Borrower Representative in the Borrowing Base Certificate with respect to the Unutilized US Limit to be included in the UK Borrowing Base.

“Value” - with reference to the value of Eligible Merchandise and Consumables Inventory, value determined on the basis of the lower of cost or market of such Eligible Merchandise and Consumables Inventory, with the cost thereof calculated on a first-in, first-out basis, determined in accordance with GAAP.

“VAT” - means the value added tax as provided for in the Value Added Tax Act 1994 of the United Kingdom and any other tax of a similar nature.

“Vehicle” - Equipment that is described as “motor vehicles” in the consolidated accounts of Parent, that constitute trucks, vans and trailers used for delivery of Rental Equipment to customers of an Obligor in the ordinary course of business and cars used by employees.

“Vendor” - a Person who sells to a Borrower Goods that constitute Inventory or Equipment while owned by such Borrower.

“Vendor Reserve” - with respect to any Eligible Rental Equipment, an amount reserved by Administrative Agent equal to (i) the actual aggregate value of the Liens held by Vendors with respect to Eligible Rental Equipment owned by the UK Borrowers, (ii) the actual aggregate value of Liens held by Vendors with respect to Eligible Rental Equipment owned by the US Borrowers solely to the extent the applicable Vendor has filed a valid financing statement under the UCC against the applicable US Borrower and (c) the actual aggregate value of Liens held by Vendors with respect to Eligible Rental Equipment owned by the Canadian Borrowers solely to the extent the applicable Vendor has filed a valid financing statement under the PPSA against the applicable Canadian Borrower.

“Voting Power” - with respect to any Person, the power ordinarily (without the occurrence of a contingency) to elect the members of the board of directors (or Persons performing similar functions) of such Person.

“Voting Stock” - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or Persons performing similar functions.

“Write-Down and Conversion Powers” - (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Parent and its Subsidiaries heretofore delivered to Administrative Agent and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP. In the event of any change in GAAP that occurs after the date of the Agreement and that is material to Borrowers, Borrowers and Administrative Agent shall each have the right (notwithstanding Section 12.9.1 of the Agreement) to require that conforming adjustments, mutually agreed upon between Borrowers and Administrative Agent, be made to the financial covenant set forth in the Agreement, or the components thereof, that are affected by such changes.

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Currency Equivalents. For purposes of determining in any currency any amount outstanding in another currency, the Equivalent Amount of such currency on the date of any such determination shall be used. If any reference to any Loans or other amount herein would include amounts in Dollars, in Canadian Dollars, in Euro and in Pounds Sterling or to an amount in Dollars that in fact is in Canadian Dollars, Euro or Pounds Sterling, as applicable, such reference (whether or not it expressly so provides) shall be deemed to refer, to the extent it includes an amount in Canadian Dollar, Euro or Pounds Sterling, as applicable, the Equivalent Amount in Dollars of such amount at the time of determination.

Certain Matters of Construction. The terms “herein” , “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from”

means “from and including” and the words “to” and “until” each means “to but excluding”. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreements, instruments or documents, including any of the Loan Documents, shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof (to the extent not prohibited by the Agreement); to any Person shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of the Agreement and each other Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); or to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in the Agreement. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of Borrowers are used herein, such phrase shall mean and refer to the actual knowledge of a Senior Officer of any Borrower. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

EXHIBIT B

LENDER ADDENDUM

Reference is made to the Loan and Security Agreement dated as of August 31, 2006 (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Loan Agreement”) among ASHTEAD HOLDINGS, LLC, a Delaware limited liability company (“AHL”), SUNBELT RENTALS, INC., a North Carolina corporation (“Sunbelt”), SUNBELT RENTALS OF CANADA INC., a corporation amalgamated under the laws of British Columbia (“Sunbelt Canada”), SUNBELT RENTALS LIMITED, a company registered in England and Wales (“SRL”) and WILLIAM F. WHITE INTERNATIONAL INC., a corporation amalgamated under the laws of Ontario (“WFW”) (AHL, Sunbelt, Sunbelt Canada, SRL and WFW, together with their respective successors, being referred to collectively as “Borrowers”, and individually as a “Borrower”), ASHTEAD GROUP PUBLIC LIMITED COMPANY, as a Guarantor and as Borrower Representative (in its capacity as Borrower Representative, “Borrower Representative”), the financial institutions party thereto as “Lenders” (the “Lenders”), BANK OF AMERICA, N.A., as Collateral Agent, and BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (together with its successors in such capacity, “Administrative Agent”), and the other agents party thereto. Capitalized terms used herein without definition shall have the respective meanings ascribed to those terms in the Loan Agreement.

Upon execution and delivery of this Lender Addendum by the undersigned Lender, the undersigned Lender hereby consents to and agrees with all of the terms and conditions contained in, and shall become a party to, the Sixteenth Amendment to Loan and Security Agreement dated as of the Sixteenth Amendment Effective Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Delivery of an executed signature page hereof by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

BANK OF AMERICA, N.A.

By:
Name: Douglas Cowan
Title: Senior Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

BANK OF AMERICA, N.A.

By:
Name:
Title:

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:
Name: Tanu Malik
Title: Vice President

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

TRUIST BANK

By:
Name: Catherine J. Harris
Title: Director

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

National Westminster Bank PLC

By:
Name: Jessica Gill
Title: Head of ABL Specialist Portfolio Management

Information Classification - Confidential\Other

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

REGIONS BANK, as a Lender

By:
Name:	Roger Dober
Title:	Managing Director

Internal Use

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

Bank of Montreal, Chicago Branch

By:
Name: Elizabeth Mitchell
Title: Director

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

Bank of Montreal

By:
Name: Michael Calingo
Title: Director

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

PNC BANK, NATIONAL ASSOCIATION,

By:
Name: Biana S Musiyenko
Title: VP

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

The Huntington National Bank

By:
Name: Julie Natoli
Title: Vice President

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

SUMITOMO MITSUI BANKING CORPORATION, LONDON BRANCH

By:
Name: Patricia Roberts
Title: Managing Director Corporate Banking Service

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

WEBSTER BANK, NATIONAL ASSOCIATION,

By:
Name: Bryan Glass
Title: Director

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

JPMorgan Chase Bank, N.A.

By:
Name: Eric B. Bergeson
Title: Authorized Officer

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

BNP PARIBAS,

By:
Name: Zachary Kaiser
Title: Director

By:
Name: Guelay Mese
Title: Managing Director

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

TD Bank, N.A.

By:
Name: Edmundo Kahn
Title: Vice-President

Internal

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

HSBC Bank USA, N.A.

By:
Name: Scott Hitchens
Title: SVP; Relationship Manager

RESTRICTED

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer(s) effective as of the date set forth herein.

Apple Bank

By:
Name: Joseph K. Kotusky
Title: First Vice President